Use these links to rapidly review the document

INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on October 26, 2016

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RED ROCK RESORTS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	7990 (Primary Standard Industrial Classification Code Number)	47-5081182 (I.R.S. Employer Identification Number)

1505 South Pavilion Center Drive
Las Vegas, Nevada 89135
(702) 495-3000
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Frank J. Fertitta III
Chief Executive Officer
Red Rock Resorts, Inc.
1505 South Pavilion Center Drive
Las Vegas, Nevada 89135
(702) 495-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:
Kenneth J. Baronsky, Esq.
Deborah J. Conrad, Esq.
Milbank, Tweed, Hadley & McCloy LLP
601 South Figueroa Street, 30th Floor
Los Angeles, California 90017
(424) 386-4000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:    ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Class A Common Stock, par value $0.01 per share	37,514,810	$22.10	$829,077,301	$96,091.00

(1)
Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, the price shown is based upon the average of the high and low sales prices of the Class A Common Stock of Red Rock Resorts, Inc. on October 19, 2016 as reported on the Nasdaq Stock Exchange ("NASDAQ").

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion
Preliminary Prospectus dated October 26, 2016

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

UP TO 37,514,810 SHARES

Red Rock Resorts, Inc.

Class A Common Stock

        This prospectus relates to the offer and sale from time to time by the selling stockholders identified in this prospectus of up to an aggregate of 37,514,810 shares of Class A Common Stock of Red Rock Resorts, Inc. Out of the 37,514,810 shares of Class A Common Stock that the selling stockholders may offer and sell, (i) 9,663,108 shares of Class A Common Stock previously have been issued to certain of the selling stockholders and (ii) the remaining 27,851,702 shares of Class A Common Stock will be issued by us from time to time to certain other of the selling stockholders who are also holders of LLC Units (as defined herein) upon the exchange by such stockholders of one LLC Unit and one share of Class B Common Stock of the Company held by such stockholders for one share of Class A Common Stock.

        The shares of Class A Common Stock offered hereby may be offered or sold by the selling stockholders through one or more underwriters, broker-dealers or agents. If the shares of Class A Common Stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions. The shares of Class A Common Stock may be sold in one or more transactions, at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices, or which may involve crosses or block transactions. See "Plan of Distribution" for more information regarding sales of shares of Class A Common Stock by the selling stockholders pursuant to this prospectus, including a list of the financial institutions that may act as underwriters in offerings pursuant to this prospectus.

        We are not selling any shares of Class A Common Stock under this prospectus, and we will not receive any of the proceeds from the offer and sale of shares of our Class A Common Stock by the selling stockholders.

        This prospectus describes the general manner in which shares of Class A Common Stock may be offered and sold by any selling stockholder. When the selling stockholders sell shares of Class A Common Stock under this prospectus, we may, if necessary and required by law, provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add to, update, modify or replace information contained in this prospectus. We urge you to read carefully this prospectus, any accompanying prospectus supplement and any documents we incorporate by reference into this prospectus and any accompanying prospectus supplement before you make your investment decision.

        Our Class A Common Stock is listed on the Nasdaq Stock Market ("NASDAQ") under the symbol "RRR."

        The last reported sale price of our Class A Common Stock on October 24, 2016 was $22.67 per share.

        Investing in our Class A Common Stock involves risks. See "Risk Factors" beginning on page 19 of this prospectus.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated                    , 2016

        This prospectus is a part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the "SEC") using "shelf" registration or continuous offering process. Under this process, the selling stockholders may from time to time sell the shares of Class A Common Stock covered by this prospectus. Additionally, under the shelf process, in certain circumstances, we may provide a prospectus supplement that will contain certain specific information about the terms of a particular offering by one or more of the selling stockholders. We may also provide a prospectus supplement to add information to, or update or change information contained in this prospectus. You should read this prospectus before deciding to invest in shares of our Class A Common Stock. You may obtain this information without charge by following the instructions under "Where You Can Find More Information" appearing elsewhere in this prospectus.

        We have not and the selling stockholders have not authorized anyone to provide you with information different from that contained in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus prepared by us or on our behalf. We and the selling stockholders take no responsibility for, or can provide no assurance as to the reliability of, any information other than the information in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus prepared by us or on our behalf. The selling stockholders are offering to sell, and seeking offers to buy, shares of our Class A Common Stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only

i

as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our Class A Common Stock.

        For investors outside the United States: We have not and the selling stockholders have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of Class A Common Stock and the distribution of this prospectus outside the United States.

        In this prospectus, unless otherwise stated or the context otherwise requires:

  •
  (1) the "Company," "we," "our," "us," "Red Rock" and similar references refer to Red Rock Resorts, Inc., a Delaware corporation, and its consolidated subsidiaries, including Station Holdco LLC and (2) "Station Holdco" refers to Station Holdco LLC, a Delaware limited liability company and its consolidated subsidiaries. See "The Reorganization of Our Corporate Structure."

  •
  On January 5, 2016, Red Rock amended its certificate of incorporation to change its name from "Station Casinos Corp." to "Red Rock Resorts, Inc."

  •
  References to LLC Units in this prospectus are to limited liability company interests in Station Holdco.

  •
  References to our "existing owners" are to the members of Station Holdco.

  •
  When we describe the exchange of LLC Units and shares of Class B Common Stock on a "one-for-one basis" we mean that (x) one LLC Unit and one share of Class B Common Stock will be exchanged for (y) one share of Class A Common Stock.

  •
  References to our Principal Equityholders in this prospectus are to (i) FI Station Investor LLC ("FI Station Investor"), KVF Investments, LLC, LNA Investments, LLC and Fertitta Business Management LLC, entities that are owned by certain trusts and other entities owned or established for the benefit of Frank J. Fertitta III, our Chairman and Chief Executive Officer, and Lorenzo J. Fertitta, a member of our board of directors, and their spouses and lineal descendants, (ii) Frank J. Fertitta III and Lorenzo J. Fertitta, or any of their spouses or lineal descendants and (iii) any trust or entity, other than the Company, that is controlled by, or established for the benefit of, or the estate of Frank J. Fertitta III or Lorenzo J. Fertitta or their spouses or lineal descendants (collectively with FI Station Investor, KVF Investments, LLC, LNA Investments, LLC and Fertitta Business Management LLC, the "Fertitta Family Entities").

  •
  When we present information on a "pro forma" basis, such information gives pro forma effect to the IPO and Reorganization Transactions and such other transactions described in this prospectus under "Unaudited Pro Forma Condensed Consolidated Financial Information."

Industry and Market Data

        Although we are responsible for all disclosure contained in this prospectus, in some cases we have relied on certain market and industry data obtained from third-party sources that we believe to be reliable. Market estimates are calculated by using independent industry publications and government publications in conjunction with our assumptions about our markets. Unless otherwise noted, the independent third-party sources for the economic indicators cited herein are based on the citations set forth as footnotes to the tables appearing on pages 89 and 94 in the section of this prospectus entitled "Description of Our Business—Our Competitive Strengths." While we are not aware of any misstatements regarding any market, industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the

ii

headings "Cautionary Statement Concerning Forward-Looking Statements" and "Risk Factors" in this prospectus.

Presentation of Financial Information

        In May 2016, Red Rock completed an initial public offering ("IPO") of approximately 29.5 million shares of Class A Common Stock at an offering price to the public of $19.50 per share. We received net proceeds from the IPO of approximately $541.0 million, which was used to purchase newly issued limited liability company interests in Station Holdco ("LLC Units") and outstanding LLC Units from existing members of Station Holdco. Station Holdco used the proceeds from the newly issued LLC Units to pay a portion of the purchase price of Fertitta Entertainment LLC ("Fertitta Entertainment," and such purchase, the "Fertitta Entertainment Acquisition"). The reorganization transactions related to the IPO are referred to herein as the "Reorganization Transactions."

        As a result of the Reorganization Transactions, we manage and own an indirect equity interest in our operating company, Station Casinos LLC ("Station LLC"), through our ownership interest in Station Holdco, which holds all of the economic interests in Station LLC. Station LLC is a gaming, development and management company established in 1976 that develops and operates casino entertainment properties. Prior to the Fertitta Entertainment Acquisition, subsidiaries of Fertitta Entertainment managed properties owned by Station LLC through long-term management agreements and, other than with respect to our Wild Wild West property, such management agreements were terminated in connection with the Fertitta Entertainment Acquisition. We have no operations outside of our management of Station LLC and our Consolidated Financial Statements reflect the consolidation of Station LLC and its consolidated subsidiaries, including the retrospective consolidation of Fertitta Entertainment, and Station Holdco for all periods presented. The financial position and results of operations attributable to LLC Units we do not own are reported separately as noncontrolling interest.

Non-GAAP Financial Measures

        We have included a presentation of Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA") in this prospectus that is not in accordance with generally accepted accounting principles ("GAAP"). We believe that Adjusted EBITDA is a widely used measure of operating performance in our industry and is a principal basis for valuation of gaming companies. We believe that in addition to operating income, Adjusted EBITDA is a useful financial performance measurement for assessing our operating performance because it provides information about the performance of our ongoing core operations excluding non-cash expenses, financing costs, and other non-operational items. Further, Adjusted EBITDA does not represent net income or cash flows from operating, investing or financing activities as defined by GAAP and should not be considered as an alternative to net income as an indicator of our operating performance. Additionally, Adjusted EBITDA does not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. In addition, it should be noted that not all gaming companies that report EBITDA or adjustments to this measure may calculate EBITDA or such adjustments in the same manner as we do, and therefore, our measure of Adjusted EBITDA may not be comparable to similarly titled measures used by other gaming companies. See "Summary Historical and Unaudited Pro Forma Condensed Consolidated Financial and Other Data" for definitions of the non-GAAP financial measures used in this prospectus and reconciliations thereof to the most directly comparable GAAP measures.

iii

PROSPECTUS SUMMARY

        This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our Class A Common Stock. Before making an investment decision, you should read this entire prospectus carefully, including the discussion under the heading "Risk Factors" and the consolidated financial statements and related notes thereto contained elsewhere in this prospectus. This prospectus includes forward looking-statements that involve risks and uncertainties. See "Forward-Looking Statements" for more information.

 Our Company

        We are a leading gaming, development and management company operating 22 strategically-located casino and entertainment properties. We have developed over $5 billion of regional gaming and entertainment destinations in multiple jurisdictions. In addition, we are an established leader in Native American gaming, managing facilities in northern California and western Michigan. We began operations in 1976 with a 5,000 square foot casino featuring 100 slot machines and have grown through development and acquisitions to become a premier provider of gaming and entertainment for residents of the Las Vegas regional market and visitors. Our Las Vegas portfolio includes ten major gaming and entertainment facilities and ten smaller casinos (three of which are 50% owned), offering approximately 20,350 slot machines, 350 table games and 4,750 hotel rooms. Our Las Vegas properties are broadly distributed throughout the market and easily accessible, with over 90% of the Las Vegas population located within five miles of one of our gaming facilities. We offer convenience and a wide variety of gaming and non-gaming entertainment options to attract guests to our properties. We also provide friendly service and exceptional value in a comfortable environment. Most of our major properties are master-planned for expansion, enabling us to incrementally expand our facilities as demand dictates. We also control seven highly desirable gaming-entitled development sites consisting of approximately 398 acres in Las Vegas and Reno, Nevada.

        We believe that the Las Vegas regional market is one of the most attractive gaming markets in the United States due to favorable economic and market fundamentals, a number of which drive demand for our products. The following metrics, for the most recent period available, indicate that an economic recovery is underway in the Las Vegas regional market:

  •
  Population growth was approximately 2.8 times the national average in 2015;

  •
  Las Vegas year-over-year employment growth was 2.9%, based on preliminary data in August 2016 from the U.S. Bureau of Labor Statistics ("BLS"), which marks the sixth consecutive year of positive growth;

  •
  Home value appreciation of 8.3%, compared to the national average of 5.6% during the year ended June 2016;

  •
  Las Vegas welcomed a record 42.8 million visitors for the twelve months ended August 2016; and

  •
  Approximately $18.7 billion in new investments are either in the planning stages or actively under development in Las Vegas, based on public announcements.

        In addition to these favorable demand drivers, the Las Vegas regional market provides a stable and highly attractive tax structure, as well as legal limitations that restrict the development of additional off-Strip gaming properties. In particular:

  •
  Nevada offers the lowest maximum statutory gaming tax rate in the United States at 6.75%, and has only raised gaming taxes once in the last 28 years;

  •
  Nevada State Senate Bill 208 ("SB 208"), enacted in 1997, significantly limits the construction of casinos in the Las Vegas valley; and

  •
  No new major gaming facilities have opened in the Las Vegas regional market that cater predominantly to Las Vegas residents since 2009 and no new development of such facilities has been announced.

        We are intensely focused on providing the best possible guest experience and creating guest loyalty. Our "Boarding Pass" loyalty program, which allows members to earn and redeem rewards at any of our properties, has achieved high levels of guest use with a significant majority of our gaming revenue generated by Boarding Pass members. In addition, we estimate that nearly half of the adult population of the Las Vegas metropolitan area are members of our Boarding Pass program and have visited one or more of our properties during the twelve months ended September 30, 2016. The Boarding Pass also has significant brand recognition and guest value, as evidenced by being selected "Best Players Club" for each of the last 15 years by the Las Vegas Review Journal.

        We initially became a publicly traded company in 1993 and, following a significant period of development and expansion between 1993 and 2007, were taken private in 2007 in a management-led buyout. Impacted by the financial crisis between 2008 and 2011, we completed a restructuring in June 2011. Since that time, we have:

  •
  Further strengthened our capital structure by:

  •
  Reducing total debt by $350.0 million to $2.1 billion as of June 30, 2016 (excluding a $115.9 million non-recourse land loan and net of excess cash) from approximately $2.45 billion; and

  •
  Significantly reducing the ratio of total debt to Adjusted EBITDA.

  •
  Invested $467.0 million in capital improvements to maintain and enhance our properties, including:

  •
  Adding and renovating numerous non-gaming amenities across our portfolio;

  •
  Continuing to refresh our gaming floors with the latest products and technology;

  •
  Creating innovative technology products such as mobile sports betting applications and interactive marketing kiosks; and

  •
  Investing in information technology to improve our systems and protect our and our guests' proprietary data.

  •
  Improved our profitability:

  •
  For the six months ended June 30, 2016 compared to the six months ended June 30, 2015, Adjusted EBITDA increased 9.1% and Adjusted EBITDA margin improved by 150 basis points to 35.3% while income from continuing operations increased by 10.0%.

        See "Summary Historical and Unaudited Pro Forma Condensed Consolidated Financial and Other Data" for the definition of Adjusted EBITDA and a reconciliation of this non-GAAP metric to the most directly comparable GAAP metric.

        We believe that our high-quality assets, market-wide distribution and award-winning Boarding Pass loyalty program will allow us to achieve significant benefits from improving economic conditions in Las Vegas. Further, our refined cost structure will help maximize the flow-through of net revenue to Adjusted EBITDA, as additional economic growth drives incremental revenue at our properties. These factors position us well for future growth, including expanding our existing properties, developing our strategic real estate portfolio, pursuing new management contracts, and opportunistically acquiring existing properties and pursuing new developments in other markets.

Our Competitive Strengths

        We believe the following competitive strengths position us well for future growth and financial performance.

Portfolio of highly attractive assets broadly distributed throughout Las Vegas

        We own and operate 20 strategically-located casino and entertainment properties in the Las Vegas regional market, and over 90% of the Las Vegas population is located within five miles of one of our casinos. All of our properties enjoy convenient access and visibility from an interstate highway or major thoroughfare. As of October 1, 2016, after giving effect to the acquisition of the Palms Casino Resort (the "Palms") that closed on October 1, 2016, our 20 Las Vegas properties offered the following gaming and non-gaming amenities:

  •
  20,347 slot and video poker machines featuring the latest technology and most popular themes in a variety of denominations;

  •
  350 table games, including blackjack, baccarat, craps, roulette and high-limit gaming salons;

  •
  4,754 hotel rooms ranging from standard rooms to one-of-a-kind luxury suites of more than 7,500 square feet and 599 condo units at the Palms;

  •
  132 food and beverage venues, including 67 restaurants ranging from fine dining to casual dining and 65 quick-serve outlets;

  •
  57 bars and lounges ranging from casual country to ultra-modern chic, featuring signature cocktails, live music and dancing;

  •
  330,000 square feet of flexible convention and meeting space ranging from boardrooms to ballrooms;

  •
  29 live entertainment venues ranging from intimate lounges to the 2,500-seat state-of-the-art Pearl Theater, and hosting a wide variety of acts from rock and country headliners to cover bands and comedians;

  •
  110 movie screens in eight theaters with IMAX 3D, private viewing boxes and the latest sound and seating technology; and

  •
  282 bowling lanes in five state-of-the-art facilities, featuring cosmic bowling, VIP lanes, private party suites and cocktail lounges.

        We take great pride in the appearance of our properties and have historically invested a considerable amount of capital to maintain, refresh and enhance our properties in a manner that is consistent with our high standards and to position our properties as best-in-class.

        The Las Vegas economy has begun to recover from the economic downturn and recent trends indicate that the recovery is ongoing. We believe the Las Vegas regional market is one of the most attractive gaming markets in the United States due to its strong economic and demographic fundamentals, a stable and supportive regulatory environment, the lowest maximum statutory gaming tax rate in the nation and significant current and announced investment.

Large and Loyal Customer Base

        We have a large and established guest database. Our Boarding Pass loyalty rewards program has achieved high levels of guest use, with a significant majority of our gaming revenue being generated by Boarding Pass members. In addition, we estimate that nearly half of the adult population of the Las Vegas metropolitan area are members of our Boarding Pass program and have visited one or more of our properties during the twelve months ended September 30, 2016. The Boarding Pass also has significant brand recognition and guest value, as evidenced by being selected "Best Players Club" for each of the last 15 years by the Las Vegas Review Journal. The Boarding Pass encourages guest loyalty and allows us to provide tailored promotions, messaging and guest experience. The program links all of our properties, allowing players to earn and redeem points at any of our properties, providing unparalleled diversity of experience, which we believe provides us with a competitive advantage. We believe that our targeted marketing strategies create guest loyalty, as a significant majority of our Boarding Pass members who were in our database as of December 31, 2015 continued to visit our properties in 2016. We believe these marketing strategies will enable us to continue to grow our database and promote repeat visitation by Boarding Pass members.

Well positioned for growth

        We believe that our uniquely positioned platform will continue to benefit from the ongoing recovery of the Las Vegas economy through increased visitation and guest spend, as population, employment and average weekly earnings growth are all critical drivers of both gaming and non-gaming revenues. Based on preliminary data from the BLS, employment and average weekly earnings in the Las Vegas area were 2.9% and 2.1% higher, respectively, in August 2016 compared to August 2015. As employment levels and average weekly earnings continue to improve, we expect continued growth in gaming revenues, which at $2.2 billion for the twelve months ended August 31, 2016 remained approximately 15.1% below peak levels experienced in the Las Vegas regional market in 2007. We believe our existing cost structure, which benefits from Nevada having the lowest maximum statutory gaming tax rate in the United States, contributes to lower variable costs and creates a scalable platform to support higher margin growth. We also believe that our capital structure provides us with the flexibility to pursue additional growth opportunities.

        While a number of important regional metrics that drive demand for our products such as population, employment (measured by number of jobs) and taxable sales are above or approaching pre-recession peak levels, other metrics such as home prices and gaming revenue in the Las Vegas regional market, remain well below peak levels experienced prior to the recession.

Innovative management team and owner-operator alignment with shareholders

        We believe that one of our competitive strengths has been the ability of our highly-experienced management team, led by the Fertitta family, to identify, develop and execute innovative and value-creating opportunities. Examples include identifying the Las Vegas regional market niche in 1976, developing the regional entertainment destination concept through multiple major casino openings in the 1990's and 2000's, introducing the highly successful Boarding Pass loyalty reward program in 1999, and capitalizing on the opportunity created by Nevada's passage of SB 208 through a series of strategic acquisitions and new developments. Outside of Las Vegas, we leveraged our business model by entering into development and management agreements with several Native American tribes and developed and operated some of the most successful Native American casinos in the country.

        We have developed over $5 billion of gaming facilities, with each new property being designed for its market and benefiting from the experience gained from our prior projects. We have also developed proprietary data analytics which allow us to monitor revenues and operational expenses on a daily basis, benchmark results across properties, and provide real-time information for management decision-making. The application of our analytics and in-house technologies has resulted in Adjusted EBITDA margins that compare favorably to our public peers over the past several years.

        The Fertitta family has maintained significant ownership in the Company since it was founded in 1976 and continues to be our largest shareholder. We believe the owner-operator dynamic of the Fertitta family's continued leadership, together with its significant ownership, results in a high degree of alignment with our shareholders.

Our Business Strategy

Continue to provide a high quality, value-oriented gaming and entertainment experience

        We are committed to providing a high-value entertainment experience for our guests, as our significant level of repeat visitors demand exceptional service, variety and quality in their overall experience. We offer a broad array of gaming options, including the most popular slot and video poker products, and the latest technological innovations in slots, table games and sports wagering. We believe that providing a wide variety of entertainment options is also a significant factor in attracting guests. In particular, we feature multiple dining options at all of our major properties, which is a primary motivation for casino visits. We are dedicated to ensuring a high level of guest satisfaction and loyalty by providing attentive guest service in a convenient, friendly and casual atmosphere. As part of our commitment to providing a high value entertainment experience and to stimulate visitation, we regularly refresh and enhance our gaming and non-gaming amenities.

Generate revenue growth through targeted marketing and promotional programs

        Our significant advertising programs generate consistent brand awareness and promotional visibility. Our ability to advertise under a single brand across our portfolio also allows us to achieve material economies of scale. While we primarily advertise through traditional media such as television, radio and newspaper, we continue to increase our focus on reaching and engaging guests through social, digital and mobile solutions.

        We employ an innovative marketing strategy that utilizes our frequent high-profile promotional programs to attract and retain guests, while also establishing and maintaining a high level of brand recognition. Our proprietary customer relationship management systems are highly attuned to how guests interact with our properties and products. This information allows us to focus on targeting guests based on their preferences. In addition, we are investing in technology that will be installed on all of our slot machines and will permit us to provide "on device" marketing, bonusing and guest communication, including real-time customized promotions and incentives. We believe that our focused marketing allows us to create greater guest loyalty. We continually refine our database marketing programs to drive visitation and increase profitability. We recently introduced custom kiosk games to enhance the promotional engagement and experience of our Boarding Pass members. We plan to continue developing these custom interactive games to retain and build our guest database. We have also developed progressive mobile solutions to engage our current guests and attract new guests.

Maximize business profitability

        During our 40-year history, we have developed a culture that focuses on operational excellence and cost management. We believe that this focus has contributed to Adjusted EBITDA margins that compare favorably to our public peers over the past several years. Our internally developed proprietary systems and analytical tools provide us with the ability to closely monitor revenues and operational expenses and provide real-time information for management solutions. Detailed benchmarking across our 22 properties also allows us to create and take advantage of best practices in all functional areas of our business. We believe our existing cost structure, which has low variable costs, can support significant incremental revenue growth while maximizing the flow-through of revenue to Adjusted EBITDA.

Utilize strong capital structure to drive growth and shareholder returns

        We maintain a flexible, low-leverage capital structure relative to our public peers that we believe will allow us to pursue a balance of new growth opportunities and a disciplined return of capital to our shareholders. We believe our scalable platform and extensive development and management expertise provide us the ability to build master-planned expansions, pursue acquisitions and/or seek new development opportunities in an effort to maximize shareholder returns.

Our Growth Strategy

Drive same store growth

        As the Las Vegas economy recovers, we believe population, employment levels, average weekly earnings and consumer confidence will continue to improve. We believe we are uniquely positioned to benefit from this growth through increased guest spend and visitation. We believe our existing Las Vegas portfolio should benefit from improving economic conditions resulting in ongoing same-store growth.

        In addition to our existing capacity, most of our major properties and managed casinos have been master-planned for future growth. As such, we have the ability to meet demand and increase revenue by developing additional facilities at those properties, which may include additional gaming, hotel rooms, meeting and conference space, restaurants or entertainment venues.

        The Native American gaming facilities we manage are also positioned for same-store growth. Since opening in November 2013, Graton Resort & Casino ("Graton Resort"), the largest gaming and entertainment facility in the San Francisco Bay area, has shown steadily improving business levels. Graton Resort's recent $175.0 million expansion includes a 200-room hotel, convention space and other resort amenities that are expected to open in November 2016. Gun Lake Casino is expanding its gaming, entertainment and dining offerings which are expected to open in the summer of 2017. In addition, Graton Resort and Gun Lake Casino are both positioned to benefit from the continued improvement of the overall economy, which should yield increased management fees without our need to invest additional capital.

Pursue growth opportunities

        We control seven highly desirable gaming-entitled development sites consisting of approximately 398 acres in Las Vegas and Reno, Nevada. As such, we believe we are well positioned to capitalize on future demand for additional gaming and entertainment facilities driven by growth in these markets.

        We also control and continue to pursue the development of the North Fork Rancheria's casino project. The tribe's potential casino site is located adjacent to the Golden State Highway approximately 15 miles north of Fresno, California. With over 1.1 million people in the Fresno-Madera metropolitan area and approximately 22 million vehicles per year driving past the site, we believe the tribe has one of the most favorable gaming locations in the California central valley. We also believe that we may be able to leverage our existing relationships in Native American gaming and our track record of successful development and management of Native American casinos to secure additional development opportunities.

        In addition, our development and operational expertise will allow us to evaluate and potentially pursue domestic and/or international development and acquisition opportunities in both existing and emerging markets. Consistent with our opportunistic acquisition strategy, we completed the acquisition of the Palms on October 1, 2016. The Palms is located adjacent to the Las Vegas strip and provides us with a leading gaming asset in one of the most under patronized areas of our Board Pass program as well as the opportunity to appeal to out of town guests.

Industry and Market Opportunity

        Gaming continues to be a significant and growing sector of the global economy. Gaming markets can generally be categorized as either destination markets, such as the Las Vegas Strip, frequented by out-of-town visitors who travel long distances for multi-night stays, or regional markets where guests are predominantly from within 150 miles with much more frequent visitation. Regional gaming markets can be highly impacted by macroeconomic factors including population growth, unemployment, average weekly earnings growth, gas prices, consumer confidence, consumer discretionary spending, tax rates and home values. Regional gaming markets are also impacted by new supply being introduced when the state or an adjacent state legalizes or expands gaming. In addition, regional gaming markets may be impacted by regulatory changes such as a tax increase or a smoking ban, which can negatively impact gaming revenues at existing facilities.

The Las Vegas Gaming Market

        Las Vegas is the largest and most prominent gaming market in the United States with approximately 98,000 slot machines, 4,500 table games and $9 billion in gaming revenue as of and for the year ended August 31, 2016 based on data from the Nevada Gaming Control Board covering Clark County, but excluding Laughlin and Mesquite. Las Vegas currently offers nearly 150,000 hotel rooms and enjoyed an occupancy rate of 88.8% for the twelve months ended August 31, 2016. Over the past two decades, Las Vegas resorts have focused on attracting more than just gaming patrons as operators have invested heavily in non-gaming attractions and amenities. As a result, Las Vegas has become one of the nation's most popular convention and meeting destinations and draws leisure travelers attracted to its restaurants, shopping, and entertainment, as well as its gaming amenities. Since the end of the economic recession in 2009, Las Vegas has seen a rebound in visitation, welcoming a record 42.8 million visitors for the twelve months ended August 31, 2016, up 17.7% from 2009.

The Las Vegas Regional Market

        Although world-renowned for its destination resorts along the Las Vegas Strip, southern Nevada also hosts one of the largest and most vibrant regional gaming markets in the United States. The Las Vegas regional market, comprised primarily of the residents who live and/or work in the Las Vegas area, generated revenue of $2.2 billion for the twelve months ended August 31, 2016, which was approximately 7.7% higher than the trough that occurred during the year ended December 31, 2010, based on data from the Nevada Gaming Control Board covering Clark County, but excluding the Las Vegas Strip, Laughlin, Mesquite and Downtown.

Strong Population, Employment and Average Weekly Earnings Growth

        The Las Vegas economy, although severely impacted by the recession and housing crisis that spanned from 2008 to 2011, began to stabilize in 2012 and, based on population and employment growth, is once again one of the fastest growing economies in the United States. In 2015, population growth in Las Vegas was approximately 2.8 times the national average. Based on preliminary data in August 2016 from the BLS, Las Vegas experienced a 2.9% year-over-year increase in employment which marked the sixth consecutive year of positive growth. Another important factor impacting the financial health of Las Vegas residents is average weekly earnings growth, which was 2.1% higher in August 2016 compared to August 2015 based on preliminary data from the BLS. In addition, a large portion of our guests are retirees, and Las Vegas continues to experience steady growth in retirees with the percentage of the population aged 65 and over increasing to 13.7% in 2015, from 10.6% in 2005. We believe workers and retirees will continue to be attracted to Las Vegas due to its economic momentum, availability of diverse jobs, lack of state income and estate taxes, relatively affordable housing, mild climate and multitude of entertainment and recreation options.

Increased Spending and Improving Home Values

        Businesses and consumers in Las Vegas continue to increase their spending as evidenced by 37 consecutive months of year-over-year increases in taxable retail sales from July 2013 to July 2016. Home values have also improved significantly over the past several years with the median price of an existing single family home in Las Vegas up approximately 99% as of August 2016 compared to January 2012.

Significant Capital Investment and Development

        This recent momentum has spurred another wave of investment in a number of sectors within the Las Vegas economy. Based on public announcements, approximately $18.7 billion in new project and infrastructure investments are either in the planning stages or under active development in the Las Vegas valley. These projects include the Las Vegas Arena (MGM & AEG joint venture), Strip destination resort Resorts World Las Vegas; major infrastructure expansion, including Project Neon, which is a multi-phase highway improvement project that will expand Interstate 15; the Las Vegas Convention and Visitors Authority's convention center district expansion; Union Village, a massive new healthcare complex; a number of major manufacturing facilities including the Faraday Future automotive production plant; and other public and private sector investments. A number of these projects will not only create construction jobs for area residents, but will also provide a significant number of full-time employment opportunities upon opening. In addition to the direct impact of these investments, new projects typically have the indirect effect of creating additional employment as a result of local spending.

Limited New Casino Development

        Even as the Las Vegas economy continues to rebound, new casino gaming development in the Las Vegas regional market remains limited. Since 2009, there have been no new casino openings that cater predominantly to Las Vegas residents and no new development of such facilities has been announced. We also believe that the development of new casino facilities will continue to be limited due to SB 208, which limited casino gaming in the Las Vegas valley to specified gaming districts and established more restrictive criteria for the creation of new gaming districts.

Stable Regulatory Environment and Lowest Maximum Statutory Gaming Tax Rate in the United States

        The Las Vegas regional market also benefits from local and state laws and regulations which are accommodative to business in general and, more specifically, the gaming industry, including a stable and highly favorable tax structure. Of states offering commercial gaming, Nevada has the lowest maximum statutory gaming tax rate at 6.75%. Further, the Nevada gaming tax rate has remained unchanged since 2003, when it was changed for the first time since 1987 and only increased by 50 basis points. By contrast, the highest maximum statutory gaming tax rate in the United States is 67% in Maryland.

Our Structure

        We completed a series of reorganization transactions in connection with the completion of our IPO in May 2016, which we refer to as the "Reorganization Transactions," including the following:

  •
  Amending and restating our certificate of incorporation to provide for Class A Common Stock and Class B Common Stock;

  •
  Amending and restating the limited liability company agreements of both Station LLC and Station Holdco to, among other things, designate the Company as the sole managing member of Station LLC and Station Holdco;

  •
  Issuing for nominal consideration one share of Class B Common Stock to LLC Unit holders for each LLC Unit held for an aggregate issuance of 80,562,666 shares of Class B Common Stock;

  •
  Issuing 29,511,828 shares of Class A Common Stock and receiving proceeds of approximately $541.0 million, which is net of underwriting discount, and paying $4.9 million of offering costs;

  •
  Issuing 10,137,209 shares of Class A Common Stock in connection with the merger of certain entities that owned LLC Units, of which 222,959 shares were withheld to pay withholding tax obligations of $4.1 million with respect to certain members of such merged entities;

  •
  Issuing, pursuant to the Red Rock Resorts, Inc. 2016 Equity Incentive Plan, 189,568 restricted shares of Class A Common Stock and options to purchase 1,687,205 shares of Class A Common Stock to certain of the Company's executive officers, employees and members of its board of directors, and issuing 1,832,884 restricted shares of Class A Common Stock to current and former employees of Station LLC in substitution for profit units issued by Station Holdco that were held by such current and former employees;

  •
  Purchasing 6,136,072 LLC Units from certain existing owners using approximately $112.5 million of the net proceeds from the IPO at a price of $18.33 per unit, which was the price paid by the underwriters to the Company for Class A Common Stock in the IPO, and retiring an equal number of shares of Class B Common Stock;

  •
  Acquiring newly issued LLC Units using approximately $424.4 million of the net proceeds from the IPO;

  •
  Entering into an exchange agreement (the "Exchange Agreement") with the LLC Unit holders pursuant to which they are entitled at any time to exchange LLC Units, together with an equal number of shares of Class B Common Stock, for shares of Class A Common Stock on a one-for-one basis or for cash, at the Company's election; and

  •
  Entering into a tax receivable agreement with the LLC Unit holders, as described in "Certain Relationships and Related Party Transactions—Tax Receivable Agreement," that requires the Company to pay 85% of the amount of benefits it realizes as a result of (i) increases in tax basis resulting from the Company's purchase or exchange of LLC Units and (ii) certain other tax benefits related to the tax receivable agreement, including tax benefits attributable to payments that the Company is required to make under the tax receivable agreement itself.

        As a result of these transactions, Red Rock is a holding company that has no assets other than its direct and indirect equity interest in Station Holdco and its voting interest in Station LLC. In connection with the Reorganization Transactions, Red Rock obtained an economic interest of approximately 35.8% in Station Holdco, 100% of the voting interest in Station LLC and 100% of the voting power in Station Holdco, subject to certain limited exceptions, and was designated as the sole managing member of both Station Holdco and Station LLC. Red Rock operates and controls all of the business and affairs of Station Holdco and its subsidiaries. Red Rock, Station Holdco and the existing owners entered into the Exchange Agreement under which the existing owners have the right to exchange their LLC Units, together with an equal number of shares of Class B Common Stock, for shares of Red Rock Class A Common Stock. Pursuant to such Exchange Agreement, the existing owners are entitled to exchange (x) one LLC Unit and one share of Class B Common Stock for (y) one share of Class A Common Stock, or, at our election, for cash, which we refer to as an exchange of LLC Units and shares of Class B Common Stock for shares of Class A Common Stock on a one-for-one basis. When LLC Units and a corresponding number of shares of Class B Common Stock are exchanged for Class A Common Stock by a holder of LLC Units pursuant to the Exchange Agreement, such shares of Class B Common Stock will be cancelled. If the selling stockholders exchange LLC Units and shares of Class B Common Stock in respect of all the shares of Class A Common Stock offered for sale pursuant to this prospectus by such holders of LLC Units, the economic interest of Red Rock in Station Holdco will be increased to 59.8%.

        We are not offering any shares of Class A Common Stock for sale under this prospectus and will not receive any cash proceeds from the issuance of Class A Common Stock registered hereunder, but we will receive a number of LLC Units, equal to the number of shares of Class A Common Stock issued upon exchange of LLC Units.

        The following chart summarizes our organizational structure as of September 30, 2016. This chart is provided for illustrative purposes only and does not purport to represent all legal entities owned or controlled by us:

Existing Owners
Public Shareholders
Members of Merging Blockers(2)
Former Station Holdco Profit Unit Holders(1)
Class B Shares(1)
• Voting rights only
• Ten votes for each outstanding share of Class B Common Stock held by an existing owner that holds at least 30% of the LLC Units and, at the relevant record date, at least 10% of the Class A Common Stock (on an as-exchanged basis)
• One vote for each other outstanding share of Class B Common Stock
Class A Shares(1)
• 7.9% of voting power in Red Rock(2)
• One vote for each outstanding share of Class A Common Stock
• 100% of economic interests in Red Rock
LLC Units
• 64.2% of the outstanding LLC Units in Station Holdco(4)
• Not publicly traded
• Economic rights only, subject to certain limited approval rights
• Together with one share of Class B Common Stock, exchangeable on a 1-for-1 basis for shares of Class A Common Stock
Red Rock Resorts, Inc.
Sole Managing Member and LLC Units
• 35.8% of the outstanding LLC Units in Station Holdco(4)
• Not publicly traded
• Number of LLC Units held equals numbers of outstanding shares of Class A Common Stock
• 100% of voting power in Station Holdco, subject to certain limited exceptions
Station Holdco LLC
Nonvoting Interests
Station Casinos LLC
Voting Interests
Operating Subsidiaries
Fertitta Entertainment

(1)
Shares of Class A Common Stock and Class B Common Stock vote as a single class. Each outstanding share of Class A Common Stock is entitled to one vote, each outstanding share of Class B Common Stock that is held by a holder that, together with its affiliates, owns at least 30% of the outstanding LLC Units and, at the applicable record date, maintains direct or indirect beneficial ownership of at least 10% of the outstanding shares of Class A Common Stock (determined on an as-exchanged basis assuming that all of the LLC Units were exchanged for Class A Common Stock) is entitled to ten votes and each other outstanding share of Class B Common Stock is entitled to one vote. The only holders of Class B Common Stock that satisfy the foregoing criteria are Fertitta Family Entities. Consequently, such entities are the only holders of Class B Common Stock entitled to ten votes per share of Class B Common Stock. See "Principal and Selling Stockholders." In accordance with the Exchange Agreement, holders of LLC Units are entitled to exchange LLC Units, together with an equal number of shares of Class B Common Stock, for shares of Class A Common Stock on a one-for-one basis or, at our election, for cash.

(2)
As part of the Reorganization Transactions, ADVSTRA SC Holdings, LLC, CAPINC SC Holdings, LLC, PAIN SC Holdings, LLC, PRTN SC Holdings, LLC, STRAINC SC Holdings, LLC, Serengeti SC Blockerco LLC, PB Investor I LLC and PB Investor II LLC, Delaware entities that elected to be taxed as a corporation for U.S. federal income tax purposes (the "Merging Blockers"), merged with newly-formed subsidiaries of Red Rock in transactions that were intended to qualify as tax-free for U.S. federal income tax purposes (referred to herein as the "Blocker Mergers"). In the Blocker Mergers, the owner(s) of each Merging Blocker collectively received one share of Class A Common Stock for each LLC Unit owned by such Merging Blocker and such number of LLC Units issuable upon a cashless exercise of the Warrants (defined below) held by such Merging Blocker. In the aggregate, 10,137,209 shares of Class A Common Stock of Red Rock were issued as consideration in the Blocker Mergers. In connection with the Blocker Mergers, the Company (i) withheld 222,959 shares of Class A Common Stock that would have otherwise been issued to certain of the members of the Merging Blockers, (ii) sold such shares in the IPO and (iii) used the net proceeds from the sale of such shares to pay withholding tax obligations with respect to such members.

An aggregate of 476,531 LLC Units were issued upon exercise of warrants to purchase LLC Units (collectively, the "Warrants") promptly following the IPO.

(3)
Holders of profit units issued by Station Holdco, all of whom are current or former employees of Station LLC, received an aggregate of 1,832,884 restricted shares of Class A Common Stock issued pursuant to the terms of the Red Rock Resorts, Inc. 2016 Equity Incentive Plan in substitution for such profit units.

(4)
A portion of these LLC Units are held by subsidiaries of Red Rock. As of September 30, 2016 (i) the holders of Class A Common Stock had 7.9% of the voting power in Red Rock, (ii) holders of Class B Common Stock had 92.1% of the voting power in Red Rock, (iii) LLC Units held by existing owners constituted 64.2% of the outstanding LLC Units in Station Holdco and (iv) Red Rock owned 35.8% of the outstanding LLC Units in Station Holdco. If the selling stockholders exchange LLC Units and shares of Class B Common Stock in respect of all of the shares of Class A Common Stock offered for sale pursuant to this prospectus by such holders of LLC Units, (i) Red Rock will own 59.8% of the LLC Units by Station Holdco, (ii) holders of shares of Class B Common Stock will have 86.8% of the voting power in Red Rock and (iii) holders of Class A Common Stock will have 13.2% of the voting power in Red Rock.

        See "The Reorganization of Our Corporate Structure," "Certain Relationships and Related Party Transactions" and "Description of Capital Stock" for more information on the Exchange Agreement and the rights associated with our common stock and the LLC Units.

Risks Associated with our Business

        An investment in shares of our Class A Common Stock involves a high degree of risk. Below is a summary of certain key risk factors that you should consider in evaluating an investment in shares of our Class A Common Stock:

  •
  our reliance on the Las Vegas market;

  •
  the impact of business conditions, including competitive practices, changes in customer demand and the cyclical nature of the gaming and hospitality business generally, on our business and results of operations;

  •
  the impact of general economic conditions outside our control, including changes in interest rates, consumer confidence and unemployment levels, on our business and results of operations;

  •
  the effects of intense competition that exists in the gaming industry;

  •
  the risk that new gaming licenses or gaming activities, such as internet gaming, are approved and result in additional competition;

  •
  our substantial outstanding indebtedness and the effect of our significant debt service requirements on our operations and ability to compete;

  •
  the risk that we will not be able to finance our development and investment projects or refinance our outstanding indebtedness;

  •
  the impact of extensive regulation from gaming and other government authorities, including anti-money laundering laws and regulations, on our ability to operate our business and the risk that regulatory authorities may revoke, suspend, condition or limit our gaming or other licenses, impose substantial fines or take other actions that adversely affect us;

  •
  risks associated with changes to applicable gaming and tax laws that could have a material adverse effect on our financial condition;

  •
  adverse outcomes of legal proceedings and the development of, and changes in, claims or litigation reserves; and

  •
  risks associated with development, construction and management of new projects or the expansion of existing facilities, including cost overruns, construction delays, environmental risks and legal or political challenges.

        This list is not exhaustive. Please read the full discussion of these risks and other risks described under the caption "Risk Factors" beginning on page 19 of this prospectus.

Corporate Information

        The Company's principal executive offices are located at 1505 South Pavilion Center Drive, Las Vegas, Nevada, 89135 and its telephone number is (702) 495-3000. The Company's website address is www.sclv.com. Information contained on or accessible through the Company's website is not a part of this prospectus and the inclusion of the website address in this prospectus is an inactive textual reference only.

 THE OFFERING

Class A Common Stock that may be offered by the selling stockholders	37,514,810 shares.
Use of Proceeds	We will not receive any proceeds from the sale of Class A Common Stock registered by the selling stockholders. See "Use of Proceeds" and "Principal and Selling Stockholders."
Voting Rights

Holders of shares of Class A Common Stock and Class B Common Stock are entitled to vote on all matters to be voted on by stockholders. Each outstanding share of Class A Common Stock is entitled to one vote, each outstanding share of Class B Common Stock that is held by a holder that, together with its affiliates, owned at least 30% of the outstanding LLC Units immediately following the consummation of our IPO and, at the applicable record date, maintains direct or indirect beneficial ownership of at least 10% of the outstanding shares of Class A Common Stock (determined on an as exchanged basis assuming that all of the LLC Units were exchanged for Class A Common Stock) is entitled to ten votes and each other outstanding share of Class B Common Stock is entitled to one vote. The only existing owners that satisfy the foregoing criteria are Fertitta Family Entities. Consequently, such entities are the only holders of Class B Common Stock entitled to ten votes per share of Class B Common Stock. See "Principal and Selling Stockholders." The shares of Class B Common Stock have no economic rights. Each share of our Class B Common Stock is entitled to only one vote automatically upon it being held by a holder that, together with its affiliates, did not own at least 30% of the outstanding LLC Units immediately following the consummation of our IPO or owns less than 10% of the outstanding shares of Class A Common Stock (determined on an as exchanged basis assuming that all of the LLC Units were exchanged for Class A Common Stock). See "Description of Capital Stock—Capital Stock—Class B Common Stock—Voting rights, exchange and conversion." Holders of our Class A Common Stock and Class B Common Stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law or our amended and restated certificate of incorporation.

Dividend Policy	Subject to legally available funds, we intend to pay quarterly cash dividends to the holders of our Class A Common Stock initially equal to $0.10 per share of Class A Common Stock.

The declaration, amount and payment of any future dividends will be at the sole discretion of our board of directors. Our board of directors will take into account general economic and business conditions, our financial condition and operating results, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries (including Station Holdco) to us, and such other factors as our board of directors may deem relevant. The payment of cash distributions by Station LLC to Station Holdco is restricted under the terms of the agreements governing its outstanding debt, and may be further restricted by other agreements related to indebtedness we incur in the future.

Red Rock is a holding company and has no material assets other than its direct and indirect equity interest in Station Holdco and its voting interest in Station LLC. We intend to cause Station Holdco to make distributions to us in an amount sufficient to cover cash dividends, if any, declared by us. If Station Holdco makes such distributions to Red Rock, the other holders of LLC Units will be entitled to receive proportionate distributions based on their percentage ownership of Station Holdco.

NASDAQ Ticker Symbol	"RRR"
Risk Factors	See "Risk Factors" and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our Class A Common Stock.

SUMMARY HISTORICAL AND UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL AND OTHER DATA

        The following summary historical and unaudited pro forma condensed consolidated financial and other data should be read in conjunction with, and are qualified by reference to, "Presentation of Financial Information," "The Reorganization of Our Corporate Structure," "Unaudited Pro Forma Condensed Consolidated Financial Information," "Selected Historical Consolidated Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company and notes thereto included elsewhere in this prospectus.

        The summary historical condensed consolidated financial data presented below for the six months ended June 30, 2016 and June 30, 2015 and the consolidated financial data for the years ended December 31, 2015, 2014 and 2013, and as of June 30, 2016 and December 31, 2015, 2014 and 2013, have been derived from and should be read together with the consolidated financial statements of Red Rock and the accompanying notes, which are contained elsewhere in this prospectus.

        The summary unaudited pro forma condensed consolidated statement of operations data of Red Rock for the six months ended June 30, 2016 and the year ended December 31, 2015 present our results of operations giving pro forma effect to the Reorganization Transactions as described under "The Reorganization of Our Corporate Structure," "Use of Proceeds" and the Fertitta Entertainment Acquisition, including the transfer of certain assets and repayment of certain liabilities of Fertitta Entertainment not included in the Fertitta Entertainment Acquisition, as if such transactions had occurred on January 1, 2015.

	Pro Forma		Historical
	Six Months Ended June 30,	Year Ended December 31,	Six Months Ended June 30,		Year Ended December 31,
	2016	2015	2016	2015	2015	2014	2013
	(unaudited)		(unaudited)
	(dollars in thousands, except per share amounts)
Statement of Operations Data:
Operating revenues:
Casino	$473,567	$922,154	$473,567	$463,737	$922,154	$897,361	$882,241
Food and beverage	133,028	251,235	133,028	128,086	251,235	239,212	235,722
Room	67,363	122,888	67,363	62,646	122,888	112,664	105,630
Other	34,887	69,728	34,887	35,822	69,728	70,522	67,431
Management fees	54,104	88,859	54,104	40,975	88,859	68,782	59,758

Gross revenues	762,949	1,454,864	762,949	731,266	1,454,864	1,388,541	1,350,782
Promotional allowances	(52,216)	(102,729)	(52,216)	(50,679)	(102,729)	(96,925)	(94,645)

Net revenues	710,733	1,352,135	710,733	680,587	1,352,135	1,291,616	1,256,137

Operating costs and expenses:
Casino	176,407	347,509	176,407	172,178	347,509	341,490	339,651
Food and beverage	87,025	162,722	87,025	81,754	162,722	157,191	161,790
Room	24,278	46,559	24,278	23,090	46,559	45,479	43,062
Other	12,027	25,454	12,027	13,038	25,454	28,979	26,580
Selling, general and administrative	156,577	331,520	155,242	168,618	327,857	320,120	327,820
Preopening	721	1,165	721	414	1,165	640	222
Depreciation and amortization	77,863	137,865	77,863	71,003	137,865	127,961	128,958
Impairment of goodwill	—	—	—	—	—	—	1,183
Asset impairment(a)	—	6,301	—	2,001	6,301	11,739	—
Write-downs and other charges, net(b)	4,296	3,695	13,334	2,393	9,514	20,956	11,895

	539,194	1,062,790	546,897	534,489	1,064,946	1,054,555	1,041,161

Operating income	171,539	289,345	163,836	146,098	287,189	237,061	214,976
Earnings from joint ventures	1,040	809	1,040	817	809	924	1,603

Operating income and earnings from joint ventures	172,579	290,154	164,876	146,915	287,998	237,985	216,579

Other (expense) income:
Interest expense, net	(68,589)	(144,325)	(69,146)	(72,977)	(144,489)	(151,702)	(165,220)
Loss on extinguishment/modification of debt(c)	(7,084)	—	(7,084)	(90)	(90)	(4,132)	(147,131)
Gain on Native American development(d)	—	—	—	—	—	49,074	16,974
Change in fair value of derivative instruments	87	(1)	87	(4)	(1)	(90)	(291)

	(75,586)	(144,326)	(76,143)	(73,071)	(144,580)	(106,850)	(295,668)

Income (loss) from continuing operations before income taxes	96,993	145,828	88,733	73,844	143,418	131,135	(79,089)
Income tax (expense) benefit	(11,508)	(17,459)	(7,502)	—	—	—	—

Income (loss) from continuing operations	85,485	128,369	81,231	73,844	143,418	131,135	(79,089)
Discontinued operations(e)	—	—	—	(165)	(166)	(42,548)	(24,976)

Net income (loss)	85,485	128,369	81,231	73,679	143,252	88,587	(104,065)
Less: net income (loss) attributable to noncontrolling interests	64,112	95,944	17,939	3,782	5,594	(11,955)	(9,067)

Net income (loss) attributable to Red Rock	$21,373	$32,425	$63,292	$69,897	$137,658	$100,542	$(94,998)

Basic weighted average number of Class A Common shares outstanding (in thousands)	40,984	40,598	19,960	9,888	9,888	9,888	9,888
Basic net income (loss) per share applicable to Class A Common Stock	$0.52	$0.80	$0.33	$0.77	$1.53	$1.38	$(0.90)
Diluted weighted average number of Class A Common shares outstanding (in thousands)	41,199	40,834	20,041	9,888	9,888	9,888	9,888
Diluted net income (loss) per share applicable to Class A Common Stock	$0.52	$0.79	$0.33	$0.77	$1.53	$1.38	$(0.90)
Other data
Adjusted EBITDA(f)	$250,630	$451,414	$250,630	$229,732	$451,414	$399,049	$362,117
Capital expenditures			87,633	51,168	129,925	102,748	86,728
Number of hotel rooms(g)			4,041	4,019	4,041	4,015	4,056
Average hotel occupancy rate			94.2%	94.2%	93.5%	90.6%	88.9%
Number of slot machines(g)			23,597	24,065	23,888	24,334	20,640
Number of table games(g)			477	471	466	469	310

	Historical
	As of June 30,	As of December 31,
	2016	2015	2014
	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$251,410	$116,426	$122,579
Total assets	3,112,710	2,932,111	2,973,824
Long term debt, including current portion	2,311,286	2,155,197	2,145,364
Total equity	566,311	573,709	644,117

(a)
Asset impairment primarily represents the write-down of certain parcels of land to their estimated fair values.

(b)
Write-downs and other charges, net, primarily represent losses on asset disposals, severance expense and non-routine transactions.

(c)
During the six months ended June 30, 2016, we recognized a $7.1 million loss on extinguishment/modification of debt related to Station LLC's June 2016 amendment of its credit facility. During the year ended December 31, 2014, we recognized a $4.1 million loss on extinguishment/modification of debt, primarily related to Station LLC's March 2014 repricing of its term loan facility. During the year ended December 31, 2013, we recognized a $147.1 million loss on extinguishment/modification of debt, primarily related to the refinancing of $2.1 billion of our then outstanding debt. See Note 10 to the Annual Consolidated Financial Statements included elsewhere in this prospectus for additional information.

(d)
For the years ended December 31, 2014 and 2013, we recorded gains of $49.1 million and $17.0 million, respectively, pursuant to repayments on our advances for Graton Resort. The gains were a result of the adjustment of the carrying amount of the project to fair value upon adoption of fresh-start reporting in June 2011, which resulted in the carrying amount of the advances being less than the amount due from the Graton Tribe.

(e)
Discontinued operations represent the results of Fertitta Interactive, which ceased operations in the fourth quarter of 2014. See Note 20 to the Annual Consolidated Financial Statements included elsewhere in this prospectus for additional information. In accordance with the accounting guidance for pro forma financial statements, discontinued operations are not included in the pro forma financial information for the year ended December 31, 2015.

(f)
Adjusted EBITDA is a non-GAAP measure that is presented solely as a supplemental disclosure. We define Adjusted EBITDA as income (loss) from continuing operations plus interest expense, net, depreciation and amortization, preopening expense, share-based compensation, a donation to UNLV, asset impairment, write-downs and other charges, net, loss on extinguishment/modification of debt and change in fair value of derivative instruments, minus gain on Native American development and Adjusted EBITDA attributable to the noncontrolling interests of MPM Enterprises, LLC ("MPM"). To evaluate Adjusted EBITDA and the trends it depicts, the components should be considered. Each of these components can significantly affect our results of operations and should be considered in evaluating our operating performance, and the impact of these components cannot be determined from Adjusted EBITDA.

Set forth below is a reconciliation of Adjusted EBITDA to income (loss) from continuing operations for the six months ended June 30, 2016 and the year ended December 31, 2015, on a pro forma basis, and a reconciliation of Adjusted EBITDA to Net income (loss) for the six months ended June 30, 2016 and 2015 and the years ended December 31, 2015, 2014 and 2013.

	Pro Forma		Historical
	Six Months Ended June 30,	Year Ended December 31,	Six Months Ended June 30,		Year Ended December 31,
	2016	2015	2016	2015	2015	2014	2013
	(unaudited)		(unaudited)
Adjusted EBITDA
Las Vegas operations	$223,637	$410,301	$223,637	$213,082	$410,301	$379,748	$357,456
Native American management	40,528	66,622	40,528	28,756	66,622	46,937	33,194

Reportable Segment Adjusted EBITDA	264,165	476,923	264,165	241,838	476,923	426,685	390,650
Corporate and other	(13,535)	(25,509)	(13,535)	(12,106)	(25,509)	(27,636)	(28,533)

Adjusted EBITDA	250,630	451,414	250,630	229,732	451,414	399,049	362,117
Other operating income (expense)
Preopening	(721)	(1,165)	(721)	(414)	(1,165)	(640)	(222)
Depreciation and amortization	(77,863)	(137,865)	(77,863)	(71,003)	(137,865)	(127,961)	(128,958)
Share-based compensation	(5,636)	(23,389)	(4,301)	(12,858)	(19,726)	(12,757)	(16,359)
Donation to UNLV	—	(2,500)	—	(2,500)	(2,500)	—	—
Asset impairment	—	(6,301)	—	(2,001)	(6,301)	(11,739)	(1,183)
Write-downs and other charges, net	(4,296)	(3,695)	(13,334)	(2,393)	(9,514)	(20,956)	(11,895)
Adjusted EBITDA attributable to MPM noncontrolling interest	9,332	14,192	9,332	8,352	14,192	13,424	13,274
Other	1,133	(537)	1,133	—	(537)	(435)	(195)

Operating income and earnings from joint ventures	172,579	290,154	164,876	146,915	287,998	237,985	216,579
Other (expense) income
Interest expense, net	(68,589)	(144,325)	(69,146)	(72,977)	(144,489)	(151,702)	(165,220)
Loss on extinguishment/modification of debt	(7,084)	—	(7,084)	(90)	(90)	(4,132)	(147,131)
Gain on Native American development	—	—	—	—	—	49,074	16,974
Change in fair value of derivative instruments	87	(1)	87	(4)	(1)	(90)	(291)

Income before income taxes	96,993	145,828	88,733	73,844	143,418	131,135	(79,089)
Income tax expense	(11,508)	(16,502)	(7,502)	—	—	—	—

Income (loss) from continuing operations	$85,485	$129,326	81,231	73,844	143,418	131,135	(79,089)

Discontinued operations			—	(165)	(166)	(42,548)	(24,976)

Net income (loss)			$81,231	$73,679	$143,252	$88,587	$(104,065)

(g)
As of the last day of the period presented, including Native American properties, but excluding the Palms.

RISK FACTORS

        An investment in our Class A Common Stock involves a high degree of risk. In addition to the other information in this prospectus, prospective investors should carefully consider the following risks before making an investment in our Class A Common Stock. The risks described in this prospectus are not the only ones we may face. Any of these risks and uncertainties could cause our actual results to differ materially from the results contemplated by the forward-looking statements set forth herein, and could otherwise have a significant adverse impact on our business, prospects, financial condition or results of operations. The trading price of our Class A Common Stock could decline due to any of these risks and uncertainties, and you could lose all or part of your investment.

        Please also read "Cautionary Statement Concerning Forward-Looking Statements" in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included in this prospectus.

 Risks Related to Our Business

         We depend on the Las Vegas locals and repeat visitor markets as our key markets, which subjects us to greater risks than a gaming company with more diverse operations.

        Our operating strategies emphasize attracting and retaining customers from the Las Vegas local and repeat visitor market. All of our casino properties are dependent upon attracting Las Vegas residents as well as out of town visitors. As a result of our concentration in the Las Vegas market, we have a greater degree of exposure to a number of risks than we would have if we had operations outside of the Las Vegas valley. These risks include the following:

  •
  local economic and competitive conditions;

  •
  changes in local and state governmental laws and regulations, including gaming laws and regulations;

  •
  natural and other disasters; and

  •
  a decline in the local population.

        In addition, our strategy of growth through master-planning of our casinos for future expansion was developed, in part, based on projected population growth in Las Vegas. There can be no assurance that population growth in Las Vegas will justify future development, additional casinos or expansion of our existing casino properties, which limits our ability to expand our business.

         Our business is sensitive to reductions in discretionary consumer spending as a result of downturns in the economy.

        Consumer demand for the offerings of casino hotel properties such as ours is sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences brought about by factors such as perceived or actual general economic conditions and customer confidence in the economy, unemployment, the uncertainty and distress in the housing and credit markets, the impact of high energy, fuel, food and healthcare costs, the potential for bank failures, perceived or actual changes in disposable consumer income and wealth, taxes, effects or fears of war and future acts of terrorism could further reduce customer demand for the amenities that we offer and materially and adversely affect our business and results of operations.

        Our casinos draw a substantial number of customers from the Las Vegas metropolitan area, as well as nearby geographic areas, including Southern California, Arizona and Utah. While the economies of these areas have shown significant recovery, we are unable to determine the sustainability or strength of the recovery. In addition, the overall economic outlook and residential real estate market in the United

States, and in particular Las Vegas, remain uncertain and our target markets, in particular Las Vegas, continue to experience significantly higher rates of unemployment than the national average. The economic downturn and adverse conditions experienced in our target markets and in the United States generally resulted in a significant decline in spending in Las Vegas, which negatively affected our results of operations. Any slowing of the recovery or a return to an economic downturn would further negatively affect our results of operations.

         We face substantial competition in the gaming industry and we expect that such competition will intensify.

        Our casino properties face competition for customers and employees from all other casinos and hotels in the Las Vegas metropolitan area including, to some degree, each other. In addition, our casino properties face competition from all smaller nonrestricted gaming locations and restricted gaming locations (locations with 15 or fewer slot machines) in the Las Vegas metropolitan area, including those that primarily target the local and repeat visitor markets. Major additions, expansions or enhancements of existing properties or the construction of new properties by competitors could also have a material adverse effect on the business of our casino properties. If our competitors operate more successfully than we do, or if they attract customers away from us as a result of aggressive pricing and promotion or enhanced or expanded properties, we may lose market share and our business could be adversely affected.

        To a lesser extent, our casino properties compete with gaming operations in other parts of the state of Nevada and other gaming markets in the United States and in other parts of the world, with state sponsored lotteries, on-and-off-track pari-mutuel wagering (a system of betting under which wagers are placed in a pool, management receives a fee from the pool, and the remainder of the pool is split among the winning wagers), card rooms, other forms of legalized gaming and online gaming. The gaming industry also includes dockside casinos, riverboat casinos, racetracks with slot machines and casinos located on Native American land. There is intense competition among companies in the gaming industry, some of which have significantly greater resources than we do. Our properties have encountered additional competition as large-scale Native American gaming on Indian lands, particularly in California, has increased and competition may intensify if more Native American gaming facilities are developed. Several states are currently considering the approval of legalized casino gaming in designated areas, expansion of existing gaming operations or additional gaming sites. In addition, internet gaming has commenced in Nevada, New Jersey and Delaware, and legislation approving internet gaming has been proposed by the federal government and other states. Internet gaming and expansion of legalized casino gaming in new or existing jurisdictions and on Native American land could result in additional competition that could adversely affect our operations, particularly to the extent that such gaming is conducted in areas close to our operations.

        For further details on competition in the gaming industry, see "Description of Our Business—Competition."

         Our success depends on key executive officers and personnel.

        Our success depends on the efforts and abilities of our executive officers and other key employees, many of whom have significant experience in the gaming industry, including, but not limited to, Frank J. Fertitta III, our Chairman of the Board and Chief Executive Officer. Competition for qualified personnel in our industry is intense, and it would be difficult for us to find experienced personnel to replace our current executive officers and employees. We believe that a loss of the services of these officers and/or personnel could have a material adverse effect on our results of operations.

         Our results of operations may be adversely impacted by the expiration or termination of our management agreements for the Gun Lake Casino and Graton Resort and we may not be successful in entering into additional management or development agreements for Native American gaming opportunities.

        Our management agreements for the Gun Lake Casino and the Graton Resort expire in February 2018 and November 2020, respectively. Our management fees from managing the Gun Lake Casino and Graton Resort were $88.3 million and $68.1 million for the years ended December 31, 2015 and 2014, respectively, and $53.8 million and $40.7 million for the six months ended June 30, 2016 and 2015, respectively, which, based on the margins applicable to our management activities, contributed significantly to our net income for such periods. As a result, our results of operations may be adversely impacted by the expiration or termination of such agreements. Although we intend to seek additional development and management contracts with Native American tribes, we cannot be sure that we will be able to enter into any such agreements. In addition, the development of Native American gaming facilities is subject to numerous conditions and is frequently subject to protracted legal challenges. As a result, even if we are able to enter into development and management agreements for Native American gaming projects, we cannot be sure that the projects, including the North Fork project, will be completed or, if completed, that they will generate significant management fees or return on our investment.

         Union organization activities could disrupt our business by discouraging patrons from visiting our properties, causing labor disputes or work stoppages, and, if successful, could significantly increase our labor costs.

        On September 13, 2016, the National Labor Relations Board ("NLRB") certified the Local Joint Executive Board of Las Vegas ("LJEBLV") as the bargaining representative for a bargaining unit of Boulder Station non-gaming employees in the housekeeping, internal maintenance, food & beverage and bell departments. The LJEBLV and Boulder Station have exchanged correspondence and information, but have yet to commence collective bargaining. On October 16, 2016, the NLRB concluded an election at Palace Station, and determined that a majority of valid votes had not been cast for LJEBLV. The LJEBLV has announced its intention to file objections to the election. In addition, a bargaining unit of approximately twelve Palms Casino Resort slot technicians is represented by the International Union of Operating Engineers, Local 501 ("Local 501"). The Palms and Local 501 have been negotiating for approximately two years, and have yet to achieve a labor agreement. In addition, one of our managed properties, Graton Resort, is subject to collective bargaining agreements. None of our other casino properties are currently subject to any bargaining obligation, collective bargaining agreement or similar arrangement with any union. However, union activists have actively sought to organize employees at certain of our casino properties in the past, and we believe that such efforts are ongoing at this time. Accordingly, there can be no assurance that our owned casino properties or existing or future managed properties will not ultimately be unionized. Union organization efforts that may occur in the future could cause disruptions to our casino properties and discourage patrons from visiting our properties and may cause us to incur significant costs, any of which could have a material adverse effect on our results of operations and financial condition. In addition, union activities may result in labor disputes, including work stoppages, which could have a material adverse effect on our business, financial condition and results of operations. Furthermore, collective bargaining involving Boulder Station, the Palms or any of our existing or future properties in the event that they become organized introduces an element of uncertainty into planning our future labor costs, which could have a material adverse effect on the business of our casino properties and our financial condition and results of operations.

         Work stoppages, labor problems and unexpected shutdowns may limit our operational flexibility and negatively impact our future profits.

        Any work stoppage at one or more of our casino properties, including any construction projects which may be undertaken, could require us to expend significant funds to hire replacement workers, and qualified replacement labor may not be available at reasonable costs, if at all. Strikes and work stoppages could also result in adverse media attention or otherwise discourage customers from visiting our casino properties. Strikes and work stoppages involving laborers at any construction project which may be undertaken could result in construction delays and increases in construction costs. As a result, a strike or other work stoppage at one of our casino properties or any construction project could have an adverse effect on the business of our casino properties and our financial condition and results of operations. There can be no assurance that we will not experience a strike or work stoppage at one or more of our casino properties or any construction project in the future.

        In addition, any unexpected shutdown of one of our casino properties or any construction project could have an adverse effect on the business of our casino properties and our results of operations. There can be no assurance that we will be adequately prepared for unexpected events, including political or regulatory actions, which may lead to a temporary or permanent shutdown of any of our casino properties.

         The concentration and evolution of the slot machine manufacturing industry or other technological conditions could impose additional costs on us.

        We rely on a variety of hardware and software products to maximize revenue and efficiency in our operations. Technology in the gaming industry is developing rapidly, and we may need to invest substantial amounts to acquire the most current gaming and hotel technology and equipment in order to remain competitive in the markets in which we operate. In addition, we may not be able to successfully implement and/or maintain any acquired technology.

         We are subject to extensive federal, state and local regulation and governmental authorities have significant control over our operations; this control and the cost of compliance or failure to comply with such regulations that govern our operations in any jurisdiction where we operate could have an adverse effect on our business.

        Our ownership and operation of gaming facilities is subject to extensive regulation, including licensing requirements, by the states, counties and cities in which we operate. These laws, regulations and ordinances vary from jurisdiction to jurisdiction, but generally concern the responsibility, financial stability and character of the owners and managers of gaming operations as well as persons financially interested or involved in gaming operations, and we are subject to extensive background investigations and suitability standards in our gaming business. We also will become subject to regulation in any other jurisdiction where we choose to operate in the future. As such, our gaming regulators can require us to disassociate ourselves from suppliers or business partners found unsuitable by the regulators or, alternatively, cease operations in that jurisdiction. In addition, unsuitable activity on our part or on the part of our unconsolidated affiliates in any jurisdiction could have a negative effect on our ability to continue operating in other jurisdictions.

        Specifically in Nevada, our gaming operations and the ownership of our securities are subject to extensive regulation by the Nevada Gaming Commission (the "Nevada Commission"), the Nevada State Gaming Control Board (the "Nevada Board") and the Clark County Liquor and Gaming License Board (the "CCLGLB"), the Las Vegas City Council, the North Las Vegas City Council, the Henderson City Council and certain other local regulatory agencies, collectively referred to as the "Nevada Gaming Authorities." The Nevada Gaming Authorities have broad authority with respect to licensing and registration of our business entities and individuals investing in or otherwise involved with us. Although we currently are registered with, and currently hold gaming licenses issued by, the Nevada

Gaming Authorities, these authorities may, among other things, revoke the gaming license of any corporate entity or the registration of a registered corporation or any entity registered as a holding company of a corporate licensee for violations of gaming regulations.

        In addition, the Nevada Gaming Authorities may, under certain conditions, revoke the license or finding of suitability of any officer, director, controlling person, stockholder, noteholder or key employee of a licensed or registered entity. If our gaming licenses were revoked for any reason, the Nevada Gaming Authorities could require the closing of our casinos, which would have a material adverse effect on our business, financial condition, results of operations or cash flows. In addition, compliance costs associated with gaming laws, regulations or licenses are significant. Any change in the laws, regulations or licenses applicable to our business or gaming licenses could require us to make substantial expenditures or could otherwise have a material adverse effect on our business, financial condition, results of operations or cash flows. For a more complete description of the gaming regulatory requirements that have an effect on our business, see "Description of Our Business—Regulation and Licensing." The regulatory environment in any particular jurisdiction may change in the future and any such change could have a material adverse effect on our results of operations. In addition, we are subject to various gaming taxes, which are subject to possible increase at any time. Increases in gaming taxation could also adversely affect our results of operations. There can be no assurance that we will be able to obtain new licenses, including any licenses that may be required if we pursue gaming opportunities in jurisdictions where we are not already licensed, or renew any of our existing licenses, or that if such licenses are obtained, that such licenses will not be conditioned, suspended or revoked, and the loss, denial or non-renewal of any of our licenses could have a material adverse effect on our business, financial condition, results of operations or cash flows.

        Further, we may not make a public offering of our securities without the prior approval of the Nevada Commission if the securities or proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes. We have been approved by the Nevada Commission, subject to certain conditions, to make public offerings of securities for a period of three years beginning on September 22, 2016 (the "Shelf Approval"). The Shelf Approval may be rescinded for good cause without prior notice upon the issuance of an interlocutory stop order by the Chairman of the Nevada Board. If the Shelf Approval is rescinded for any reason, it could adversely impact our capital structure and liquidity and limit our flexibility in planning for, or reacting to, changes in our business and industry. The Shelf Approval does not constitute a finding, recommendation or approval by any of the Nevada Gaming Authorities as to the accuracy or adequacy of any offering memorandum or the investment merits of the securities offered thereby. Any representation to the contrary is unlawful.

        We also deal with significant amounts of cash in our operations and are subject to various reporting and anti-money laundering regulations. We are subject to regulation under the Currency and Foreign Transactions Reporting Act of 1970, commonly known as the "Bank Secrecy Act," which, among other things, requires us to report to the Financial Crimes Enforcement Network ("FinCEN") any currency transactions in excess of $10,000 that occur within a 24-hour gaming day, including identification of the individual transacting the currency. We are also required to report certain suspicious activity, including any transactions aggregating to $5,000 or more, where we know, suspect or have reason to suspect such transactions involve funds from illegal activity or are intended to evade federal regulations or avoid reporting requirements. In addition, under the Bank Secrecy Act we are subject to various other rules and regulations involving reporting and recordkeeping. Our compliance with the Bank Secrecy Act is subject to periodic audits by FinCEN, and we may be required to pay substantial penalties if we fail to comply with applicable regulations. Any violations of anti-money laundering laws or regulations by any of our properties could have an adverse effect on our financial condition, results of operations or cash flows. Such laws and regulations could change or could be interpreted differently in the future, or new laws and regulations could be enacted.

         We are subject to a variety of federal, state and local laws and regulations relating to the protection of the environment and human health and safety, which could materially affect our business, financial condition, results of operations and cash flows.

        We are subject to federal, state and local laws and regulations relating to the protection of the environment and human health and safety, including those relating to air emissions, water discharges and remediation of contamination. Such laws and regulations require us to obtain, maintain and renew environmental operating or construction permits or approvals particularly in connection with our development activities. Certain environmental laws can impose joint and several liability without regard to fault on responsible parties, including past and present owners and operators of sites, related to the investigation or remediation of sites at which hazardous wastes or materials were disposed or released. Private parties may also bring claims arising from the presence of hazardous materials on a site or exposure to such materials. We are currently involved in monitoring activities at a few of our sites due to historical or nearby operations. Increasingly stringent environmental laws, regulations or standards may make compliance with such requirements more difficult or costly or otherwise adversely affect our operations. Failure to comply with environmental laws or regulations, or any liabilities or claims arising under such laws or regulations, could require us to incur potentially significant costs or sanctions, including fines, penalties or cessation of operations, or otherwise adversely affect our business, financial condition and results of operations.

         Rising operating and other costs at our gaming properties could have a negative impact on our business.

        The operating expenses associated with our gaming properties could increase due to, among other reasons, the following factors:

  •
  changes in the federal, state or local regulations, including state and local gaming regulations or taxes, or the way such regulations are administered could impose additional restrictions or increase our operating costs;

  •
  aggressive marketing and promotional campaigns by our competitors for an extended period of time could force us to increase our expenditures for marketing and promotional campaigns in order to maintain our existing customer base and attract new customers;

  •
  as our properties age, we may need to increase our expenditures for repairs, maintenance, and to replace equipment necessary to operate our business compared to amounts that we have spent historically;

  •
  our reliance on slot play revenues and any additional costs imposed on us from vendors;

  •
  availability and cost of the many products and services we provide our customers, including food, beverages, retail items, entertainment, hotel rooms, and spa services;

  •
  availability and costs associated with insurance;

  •
  increases in costs of labor and employee benefits, including due to potential unionization of our employees;

  •
  increases in the prices of electricity, natural gas and other forms of energy; and

  •
  water shortages or other increases in the cost of water.

        If our operating expenses increase without any offsetting increase in our revenues, our results of operations would suffer.

         We may incur losses that are not adequately covered by insurance, which may harm our results of operations. In addition, our insurance costs may increase and we may not be able to obtain similar insurance coverage in the future.

        Although we maintain insurance that is customary and appropriate for our business, each of our insurance policies is subject to certain exclusions. Our property insurance coverage is in an amount that may be significantly less than the expected replacement cost of rebuilding our facilities in the event of a total loss. The lack of adequate insurance for certain types or levels of risk could expose us to significant losses in the event of a catastrophe. In addition to the damage caused to our properties by a casualty loss, we may suffer business disruption or be subject to claims by third parties that may be injured or harmed. While we carry general liability insurance and business interruption insurance, there can be no assurance that insurance will be available or adequate to cover all loss and damage to which our business or our assets might be subjected. In addition, certain casualty events, such as labor strikes, nuclear events, loss of income due to terrorism, deterioration or corrosion, insect or animal damage and pollution, may not be covered under our policies. Any losses we incur that are not adequately covered by insurance may decrease our future operating income, require us to fund replacements or repairs for destroyed property and reduce the funds available for payments of our obligations.

        We renew our insurance policies on an annual basis. To the extent that the cost of insurance coverage increases, we may be required to reduce our policy limits or agree to exclusions from our coverage.

         We are subject to litigation in the ordinary course of our business. An adverse determination with respect to any such disputed matter could result in substantial losses.

        We are, from time to time, during the ordinary course of operating our businesses, subject to various litigation claims and legal disputes, including contract, lease, employment and regulatory claims as well as claims made by visitors to our properties. There are also litigation risks inherent in any construction or development of any of our properties. Certain litigation claims may not be covered entirely or at all by our insurance policies or our insurance carriers may seek to deny coverage. In addition, litigation claims can be expensive to defend and may divert our attention from the operations of our businesses. Further, litigation involving visitors to our properties, even if without merit, can attract adverse media attention. As a result, litigation can have a material adverse effect on our businesses and, because we cannot predict the outcome of any action, it is possible that adverse judgments or settlements could significantly reduce our earnings or result in losses.

         We may incur delays and budget overruns with respect to future construction projects. Any such delays or cost overruns may have a material adverse effect on our operating results.

        We are currently providing funding for the North Fork Project (as defined herein) and have an agreement to develop the facility. In addition, we will evaluate expansion opportunities as they become available, and in the future we may develop projects in addition to the proposed North Fork Project.

        Such construction projects entail significant risks, including the following:

  •
  shortages of material or skilled labor;

  •
  unforeseen engineering, environmental or geological problems;

  •
  work stoppages;

  •
  weather interference;

  •
  floods;

  •
  unanticipated cost increases; and

  •
  legal or political challenges;

any of which can give rise to delays or cost overruns.

        The anticipated costs and construction periods are based upon budgets, conceptual design documents and construction schedule estimates prepared by us in consultation with our architects and contractors. Construction, equipment, staffing requirements, problems or difficulties in obtaining and maintaining any of the requisite licenses, permits, allocations or authorizations from regulatory authorities can increase the cost or delay the construction or opening of each of the proposed facilities or otherwise affect the project's planned design and features. We cannot be sure that we will not exceed the budgeted costs of these projects or that the projects will commence operations within the contemplated time frame, if at all. Budget overruns and delays with respect to expansion and development projects could have a material adverse impact on our results of operations.

         We may regularly pursue new gaming acquisition and development opportunities and may not be able to recover our investment or successfully expand to additional locations.

        We will regularly evaluate and may pursue new gaming acquisition and development opportunities in existing and emerging jurisdictions. These opportunities may take the form of joint ventures. To the extent that we decide to pursue any new gaming acquisition or development opportunities, our ability to benefit from such investments will depend upon a number of factors including:

  •
  our ability to identify and acquire attractive acquisition opportunities and development sites;

  •
  our ability to secure required federal, state and local licenses, permits and approvals, which in some jurisdictions are limited in number;

  •
  certain political factors, such as local support or opposition to development of new gaming facilities or legalizing casino gaming in designated areas;

  •
  the availability of adequate financing on acceptable terms (including waivers of restrictions in existing credit arrangements); and

  •
  our ability to identify and develop satisfactory relationships with joint venture partners.

        Most of these factors are beyond our control. Therefore, we cannot be sure that we will be able to recover our investment in any new gaming development opportunities or acquired facilities, or successfully expand to additional locations.

        We have invested, and we will likely continue to invest, in real property in connection with the pursuit of expansion opportunities. These investments are subject to the risks generally incident to the ownership of real property, including:

  •
  changes in economic conditions;

  •
  environmental risks;

  •
  governmental rules and fiscal policies; and

  •
  other circumstances over which we may have little or no control.

        The development of such properties will also be subject to restrictions under our credit agreements. We cannot be sure that we will be able to recover our investment in any such properties or be able to prevent incurring investment losses.

         We may experience difficulty integrating operations of any acquired companies, including the Palms Casino Resort, and developed properties and managing our overall growth which could have a material adverse effect on our operating results.

        We may not be able to effectively manage our properties, proposed projects with Native American tribes and any future acquired companies or developed properties, or realize any of the anticipated benefits of the acquisitions, including streamlining operations or gaining efficiencies from the elimination of duplicative functions. The acquisition of the Palms closed on October 1, 2016. We cannot be sure that we will be able to recognize cost savings and other synergies that we expect to realize as a result of the acquisition of the Palms in the expected time frame or at all. The management of Native American gaming facilities requires continued dedication of management resources and may temporarily distract attention from our day-to-day business. In addition, to the extent we pursue expansion and acquisition opportunities, we would face significant challenges in managing our expansion projects and any other gaming operations we may acquire in the future. Failure to manage our growth effectively could have a material adverse effect on our operating results.

         We require significant capital to fund capital expenditures, pursue proposed development, expansion or acquisition opportunities or refinance our significant indebtedness.

        Our businesses are capital intensive. For our casino properties to remain attractive and competitive we must periodically invest significant capital to keep the properties well-maintained, modernized and refurbished. Similarly, future construction and development projects, including, but not limited to, the proposed North Fork Project, and acquisitions of other gaming operations could require significant additional capital. We rely on earnings and cash flow from operations to finance our business, capital expenditures, development, expansion and acquisitions and, to the extent that we cannot fund such expenditures from cash generated by operations, funds must be borrowed or otherwise obtained. We will also be required in the future to refinance our outstanding debt. Our ability to effectively operate and grow our business may be constrained if we are unable to borrow additional capital or refinance existing borrowings on reasonable terms.

        We may be unable to generate sufficient revenues and cash flows to service our debt obligations as they come due, finance capital expenditures and meet our operational needs.

        If we are unable to access sufficient capital from operations or borrowings, we may be precluded from:

  •
  maintaining or enhancing our properties;

  •
  taking advantage of future opportunities;

  •
  growing our business; or

  •
  responding to competitive pressures.

        Further, our failure to generate sufficient revenues and cash flows could lead to cash flow and working capital constraints, which may require us to seek additional working capital. We may not be able to obtain such working capital when it is required. Further, even if we were able to obtain additional working capital, it may only be available on unfavorable terms. For example, we may be required to incur additional debt, and servicing the payments on such debt could adversely affect our results of operations and financial condition. Limited liquidity and working capital may also restrict our ability to maintain and update our casino properties, which could put us at a competitive disadvantage to casinos offering more modern and better maintained facilities.

        If we do not have access to credit or capital markets at desirable times or at rates that we would consider acceptable, the lack of such funding could have a material adverse effect on our business, results of operations and financial condition and our ability to service our indebtedness.

         We may incur impairments to goodwill, indefinite-lived intangible assets, or long-lived assets which could negatively affect our results of operations.

        We test our goodwill and indefinite-lived intangible assets for impairment during the fourth quarter of each year or when a triggering event occurs, and we test other long-lived assets for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If we do not achieve our projected cash flow estimates related to such assets, we may be required to record an impairment charge, which could have a material adverse impact on our financial statements. We have recognized significant impairment charges in the past as a result of a number of factors including negative industry and economic trends, reduced estimates of future cash flows, and slower than expected growth. We could be required to recognize additional impairment charges, which could have a material adverse effect on our results of operations if events that negatively impact our business should occur in the future.

         Any failure to protect our trademarks could have a negative impact on the value of our brand names and adversely affect our business.

        The development of intellectual property is part of our overall business strategy, and we regard our intellectual property to be an important element of our success. While our business as a whole is not substantially dependent on any one trademark or combination of several of our trademarks or other intellectual property, we seek to establish and maintain our proprietary rights in our business operations through the use of trademarks. Despite our efforts to protect our proprietary rights, parties may infringe our trademarks and our rights may be invalidated or unenforceable. Monitoring the unauthorized use of our intellectual property is difficult. Litigation may be necessary to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Litigation of this type could result in substantial costs and diversion of resources. We cannot assure you that all of the steps we have taken to protect our trademarks will be adequate to prevent imitation of our trademarks by others. The unauthorized use or reproduction of our trademarks could diminish the value of our brand and its market acceptance, competitive advantages or goodwill, which could adversely affect our business.

         Shortages or increases in prices of energy or water may adversely affect our business and our results of operations.

        Our casinos and hotels use significant amounts of electricity, natural gas, other forms of energy and water. The southwest United States is currently experiencing a severe drought, which may result in governmentally-imposed restrictions on water use or increases in the cost of water. Any such restrictions on use of water or increases in cost could adversely impact our business and our results of operations. In addition, while no shortages of energy have been experienced recently and gasoline prices are currently lower than historical periods, energy shortages or substantial increases in the cost of electricity and gasoline in the United States have negatively affected our operating results in the past. Increased gasoline prices may cause reduced visitation to our properties because of travel costs or reductions in disposable income of our guests and increased energy prices directly impact our operating costs. Any such increases in prices could negatively affect our business in the future.

         Win rates for our gaming operations depend on a variety of factors, some beyond our control, and the winnings of our gaming customers could exceed our casino winnings.

        The gaming industry is characterized by an element of chance. In addition to the element of chance, win rates are also affected by other factors, including players' skill and experience, the mix of games played, the financial resources of players, the spread of table limits, the volume of bets played and the amount of time played. Our gaming profits are mainly derived from the difference between our casino winnings and the casino winnings of our gaming customers. Since there is an inherent element of chance in the gaming industry, we do not have full control over our winnings or the winnings of our gaming customers. If the winnings of our gaming customers exceed our winnings, we may record a loss from our gaming operations, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

         We face the risk of fraud and cheating.

        Our gaming customers may attempt or commit fraud or cheat in order to increase winnings. Acts of fraud or cheating could involve the use of counterfeit chips or other tactics, possibly in collusion with our employees. Internal acts of cheating could also be conducted by employees through collusion with dealers, surveillance staff, floor managers or other casino or gaming area staff. Failure to discover such acts or schemes in a timely manner could result in losses in our gaming operations. In addition, negative publicity related to such schemes could have an adverse effect on our reputation, potentially causing a material adverse effect on our business, financial condition, results of operations and cash flows.

         Failure to maintain the integrity of our internal or customer data, including defending our information systems against hacking, security breaches, computer malware, cyber-attacks and similar technology exploitation risks, could have an adverse effect on our results of operations and cash flows, and/or subject us to costs, fines or lawsuits.

        Our business requires the collection and retention of large volumes of data about our customers, employees, suppliers and business partners, including customer credit card numbers and other personally identifiable information of our customers and employees, in various information systems that we maintain and in those maintained by third party service providers. The integrity and protection of that data is important to our business and is subject to privacy laws enacted by various jurisdictions. The regulatory environment and the requirements imposed on us by the payment card industry surrounding information, security and privacy are evolving and may be inconsistent. Our systems may be unable to meet changing regulatory and payment card industry requirements and employee and customer expectations, or may require significant additional investments or time in order to do so. Our information systems and records, including those maintained by service providers, may be subject to security breaches, system failures, viruses, operator error or inadvertent releases of data. The steps we have taken to mitigate these risks may not be sufficient and a significant theft, loss or fraudulent use of customer, employee or company data maintained by us or by a service provider could have an adverse effect on our reputation and employee relationships and could result in remedial and other expenses, fines or litigation. A breach in the security of our information systems or those of our service providers could lead to an interruption in the operation of our systems or loss, disclosure or misappropriation of our business information and could have an adverse effect on our business, results of operations and cash flows.

Risks Related to our Capital Structure

         We have a substantial amount of indebtedness, which could have a material adverse effect on our financial condition and our ability to obtain financing in the future and to react to changes in our business.

        We have a substantial amount of debt, which requires significant principal and interest payments. As of June 30, 2016, the principal amount of our outstanding indebtedness, including original issue discount and debt issuance cost and our $115.9 million non-recourse land loan, totaled approximately $2.38 billion, and we had $651.8 million of undrawn availability under our revolving credit facility. Our ability to make interest payments on our debt will be significantly impacted by general economic, financial, competitive and other factors beyond our control.

        On October 1, 2016, we completed the acquisition of the Palms. We financed a portion of this by incurring $130.0 million of indebtedness under our revolving credit facility, which reduced the undrawn availability to $521.8 million.

        Our substantial indebtedness could:

  •
  make it more difficult for us to satisfy our obligations under our senior notes and senior secured credit facilities and other indebtedness;

  •
  increase our vulnerability to adverse economic and general industry conditions, including interest rate fluctuations, because a portion of our borrowings, including those under our senior secured credit facilities, are and will continue to be at variable rates of interest;

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, which would reduce the availability of our cash flow from operations to fund working capital, capital expenditures or other general corporate purposes;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and industry;

  •
  place us at a disadvantage compared to competitors that may have proportionately less debt;

  •
  limit our ability to obtain additional debt or equity financing due to applicable financial and restrictive covenants in our debt agreements; and

  •
  cause us to incur higher interest expense in the event of increases in interest rates on our borrowings that have variable interest rates or if we refinance existing debt at higher interest rates.

         Our indebtedness imposes restrictive financial and operating covenants that limit our flexibility in operating our business and may adversely affect our ability to compete or engage in favorable business or financing activities.

        Our credit agreements and the indenture governing our senior notes contain a number of covenants that impose significant operating and financial restrictions on us, including certain limitations on our and our subsidiaries' ability to, among other things:

  •
  incur additional debt or issue certain preferred units;

  •
  pay dividends on or make certain redemptions, repurchases or distributions in respect of our LLC Units or make other restricted payments;

  •
  make certain investments;

  •
  sell certain assets;

  •
  create liens on certain assets;

  •
  consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and

  •
  enter into certain transactions with our affiliates.

        In addition, our credit agreements contain certain financial covenants, including maintenance of a minimum interest coverage ratio and adherence to a maximum total leverage ratio.

        As a result of these covenants and restrictions, we are limited in how we conduct our business and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. The restrictions caused by such covenants could also place us at a competitive disadvantage to less leveraged competitors. In addition, our ability to comply with covenants and restrictions contained in the agreements governing our indebtedness may be affected by general economic conditions, industry conditions and other events beyond our control. As a result, we cannot assure you that we will be able to comply with these covenants and restrictions.

        A failure to comply with the covenants contained in the credit agreements, the indenture governing our senior notes, or other indebtedness that we may incur in the future could result in an event of default, which, if not cured or waived, could result in the acceleration of the indebtedness and have a material adverse effect on our business, financial condition and results of operations. In the event of any default under any of our credit agreements, the lenders thereunder:

  •
  will not be required to lend any additional amount to us;

  •
  could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable and terminate all commitments to extend future credit; and

  •
  could require us to apply all of our available cash to repay these borrowings.

        If we are unable to comply with the covenants in the agreements governing our indebtedness or to pay our debts, the lenders under our credit agreements could proceed against the collateral granted to them to secure that indebtedness, which includes substantially all of our assets, and the holders of our senior notes would be entitled to exercise remedies under our indenture. If our indebtedness were to be accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness in full. Moreover, in the event that such indebtedness is accelerated, there can be no assurance that we will be able to refinance it on acceptable terms, or at all. These events could result in the loss of your investment in our Class A Common Stock.

         Despite our current indebtedness levels, we and our subsidiaries may still incur significant additional indebtedness, which could increase the risks associated with our substantial indebtedness.

        We and our subsidiaries may be able to incur substantial additional indebtedness, including additional secured indebtedness, in the future. The terms of the documents governing our indebtedness restrict, but do not completely prohibit, us from doing so. As of September 30, 2016, we had $521.8 million of undrawn availability under our revolving credit facility (after giving effect to the issuance of approximately $33.2 million of letters of credit and similar obligations). In addition, the indenture governing our senior notes allows us to issue additional notes under certain circumstances. The indenture also allows us to incur certain other additional secured and unsecured debt. Further, the indenture does not prevent us from incurring other liabilities that do not constitute indebtedness. If new debt or other liabilities are added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

         We may not be able to generate sufficient cash to service all of our indebtedness, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

        Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control. We will also be required to obtain the consent of the lenders under our credit facility to refinance material portions of our indebtedness. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

        If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. If our operating results and available cash are insufficient to meet our debt service obligations, we could face substantial liquidity problems and might be required to dispose of significant assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them, and these proceeds may not be adequate to meet any debt service obligations then due. Additionally, the documents governing our indebtedness limit the use of the proceeds from any disposition; as a result, we may not be allowed, under these documents, to use proceeds from such dispositions to satisfy all current debt service obligations.

         Our ability to service all of our indebtedness depends on our ability to generate cash flow, which is subject to factors that are beyond our control.

        Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to general economic, financial, competitive and other factors that are beyond our control. In addition, a further deterioration in the economic performance of our casino properties may cause us to reduce or delay investments and capital expenditures, or to sell assets. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations.

         Our substantial indebtedness exposes us to significant interest expense increases if interest rates increase.

        As of June 30, 2016, approximately $1,841 million, or 77.4%, of our borrowings were at variable interest rates and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease. Assuming our consolidated variable interest rate indebtedness outstanding as of June 30, 2016 remains the same, an increase of 1% in the interest rates payable on our variable rate indebtedness would increase our 2016 annual estimated debt-service requirements by approximately $6.4 million. Accordingly, an increase in interest rates from current levels could cause our annual debt-service obligations to increase significantly.

Risks Related to Our Structure and Organization

         Red Rock's only asset is its interest in Station Holdco and Station LLC. Accordingly it is dependent upon distributions from Station Holdco to make payments under the tax receivable agreement, pay dividends, if any, and pay taxes and other expenses.

        Red Rock is a holding company and has no assets other than its ownership of LLC Units and its voting interest in Station LLC. Red Rock has no independent means of generating revenue. Red Rock intends to cause Station Holdco to make distributions to its members, including us, in an amount sufficient to cover all applicable taxes at assumed tax rates, payments under the tax receivable agreement and dividends, if any, declared by it. To the extent that Red Rock needs funds, and Station Holdco is restricted from making such distributions pursuant to the terms of the agreements governing its debt or under applicable law or regulation, or is otherwise unable to provide such funds, it could materially and adversely affect Red Rock's liquidity and financial condition. The earnings from, or other available assets of, Station Holdco may not be sufficient to pay dividends or make distributions or loans to Red Rock to enable it to pay taxes and other expenses and make payments under the tax receivable agreement or pay dividends on the Class A Common Stock.

        Payments of dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our business, operating results and financial condition, current and anticipated cash needs, plans for expansion and any legal or contractual limitations on our ability to pay dividends. Our credit facility and the indenture governing our senior notes include, and any financing arrangement that we enter into in the future may include, restrictive covenants that limit our ability to pay dividends and make distributions. In addition, Station Holdco is generally prohibited under Delaware law from making a distribution to a member to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of Station Holdco (with certain exceptions) exceed the fair value of its assets. Subsidiaries of Station Holdco are generally subject to similar legal limitations on their ability to make distributions to Station Holdco.

         Our Principal Equityholders have control over our management and affairs, and their interests may differ from our interests or those of our other stockholders.

        Each outstanding share of Class B Common Stock that is held by a holder that, together with its affiliates, owns LLC Units representing at least 30% of the outstanding LLC Units and, at the applicable record date, maintains direct or indirect beneficial ownership of at least 10% of the outstanding shares of Class A Common Stock (determined on an as-exchanged basis assuming that all of the LLC Units were exchanged for Class A Common Stock) is entitled to ten votes, and each other outstanding share of Class B Common Stock is entitled to one vote. As a result, Fertitta Family Entities held 86.6% of the combined voting power of Red Rock as of June 30, 2016. Due to their ownership, the Fertitta Family Entities have the power to control our management and affairs, including the power to:

  •
  elect all of our directors;

  •
  agree to sell or otherwise transfer a controlling stake in our company, which may result in the acquisition of effective control of our company by a third party; and

  •
  determine the outcome of substantially all actions requiring stockholder approval, including transactions with related parties, corporate reorganizations, acquisitions and dispositions of assets and dividends.

        The interests of the Fertitta Family Entities may differ from our interests or those of our other stockholders and the concentration of control in the Fertitta Family Entities will limit other stockholders' ability to influence corporate matters. The concentration of ownership and voting power of the Fertitta Family Entities may also prevent or cause a change of control of our company or a change in the composition of our board of directors and will make some transactions impossible without the support of the Fertitta Family Entities, even if such events are in the best interests of our other stockholders. In addition, as a result of the concentration of voting power among the Fertitta Family Entities, we may take actions that our other stockholders do not view as beneficial, which may adversely affect our results of operations and financial condition and cause the value of your investment in our Class A Common Stock to decline.

        In addition, because the Principal Equityholders hold their ownership interest in part of our business directly and/or indirectly through Station Holdco, rather than through Red Rock, the public company, these existing owners may have conflicting interests with holders of shares of our Class A Common Stock. For example, if Station Holdco makes distributions to Red Rock, our existing owners will also be entitled to receive distributions pro rata in accordance with the percentages of their respective LLC Units and their preferences as to the timing and amount of any such distributions may differ from those of our public shareholders. Our existing owners may also have different tax positions from us which could influence their decisions regarding whether and when to dispose of assets, especially in light of the existence of the tax receivable agreement, whether and when to incur new, or refinance existing, indebtedness, and whether and when Red Rock should terminate the tax receivable agreement and accelerate its obligations thereunder. In addition, the structuring of future transactions may take into consideration these existing owners' tax or other considerations even where no similar benefit would accrue to us. For example, a disposition of real estate or other assets in a taxable transaction could accelerate then-existing obligations under the tax receivable agreement, which may result in differing incentives between the Principal Equityholders and Red Rock with respect to such a transaction. See "Certain Relationships and Related Party Transactions—Tax Receivable Agreement."

        Moreover, as of June 30, 2016 German American Capital Corporation ("GACC") held approximately 16.9% of the LLC Units and 3.7% of the voting power of Red Rock and GACC or an affiliate of GACC is a lender under our revolving credit facility and our land loan. To the extent that GACC and affiliates continue to hold interests at multiple levels of our capital structure, GACC may have a conflict of interest and make decisions or take actions that reflect its or its affiliates' interests as our secured lender, unsecured lender or equityholder that could have adverse consequences to our other stakeholders.

         We are a "controlled company" within the meaning of the rules of NASDAQ and, as a result, qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

        The Fertitta Family Entities hold more than 50% of the voting power of our shares eligible to vote. As a result, we are a "controlled company" under the rules of NASDAQ. Under these rules, a company of which more than 50% of the voting power in the election of directors is held by an individual, group or another company is a "controlled company" and may elect not to comply with certain corporate governance requirements, including the requirements that (i) a majority of the board of directors consist of independent directors and (ii) that the board of directors have compensation and nominating and corporate governance committees composed entirely of independent directors. Although a majority of the members of our board of directors are independent and our compensation and nominating and corporate governance committees are comprised entirely of independent directors, in the future we may elect not to comply with certain corporate governance requirements that are not applicable to controlled companies.

         We will be required to pay our existing owners for certain tax benefits we may claim arising in connection with the Reorganization Transactions, and the amounts we may pay could be substantial.

        The tax receivable agreement with our existing owners provides for the payment by Red Rock to our existing owners of 85% of the amount of benefits, if any, that Red Rock realizes (or is deemed to realize in the case of an early termination payment by us, a change in control or a material breach by us of our obligations under the tax receivable agreement, as discussed below) as a result of (i) increases in tax basis resulting from our purchases or exchanges of LLC Units and (ii) certain other tax benefits related to our entering into the tax receivable agreement, including tax benefits attributable to payments that we are required to make under the tax receivable agreement. See "The Reorganization of Our Corporate Structure" and "Certain Relationships and Related Party Transactions—Tax Receivable Agreement."

        Any increases in tax basis, as well as the amount and timing of any payments under the tax receivable agreement, cannot reliably be predicted at this time. The amount of any such increases and payments will vary depending upon a number of factors, including, but not limited to, the timing of exchanges, the price of our Class A Common Stock at the time of the exchanges, the amount, character and timing of our income and the tax rates then applicable.

        The payments that we may make under the tax receivable agreement could be substantial. At June 30, 2016, the Company's liability under the tax receivable agreement was $44.5 million. Assuming no material changes in the relevant tax law and based on our current operating plan and other assumptions, including our estimate of the tax basis of our assets as of December 31, 2015 and that Red Rock earns sufficient taxable income to realize all the tax benefits that are subject to the tax receivable agreement, we expect future payments under the tax receivable agreement relating to the purchase by Red Rock of LLC Units in the IPO to range over the next 40 years from approximately $0.5 million to $2.5 million per year and decline thereafter. The foregoing numbers are merely estimates that are based on current assumptions. The amount of actual payments could differ materially.

        Future payments to our existing owners in respect of exchanges associated with the sale of the Class A Common Stock offered hereby and any subsequent exchanges would be in addition to these amounts and are expected to be substantial. It is possible that future transactions or events could increase or decrease the actual tax benefits realized and the corresponding tax receivable agreement payments. There may be a material negative effect on our liquidity if, as a result of timing discrepancies or otherwise (as described below), the payments under the tax receivable agreement exceed the actual benefits we realize in respect of the tax attributes subject to the tax receivable agreement and/or distributions to Red Rock by Station Holdco are not sufficient to permit Red Rock to make payments under the tax receivable agreement after it has paid taxes.

         In certain cases, payments under the tax receivable agreement may be accelerated and/or significantly exceed the actual benefits, if any, we realize in respect of the tax attributes subject to the tax receivable agreement.

        The tax receivable agreement provides that in the event that we exercise our right to early termination of the tax receivable agreement, there is a change in control or a material breach by us of our obligations under the tax receivable agreement, the tax receivable agreement will terminate, and we will be required to make a payment equal to the present value of future payments under the tax receivable agreement, which payment would be based on certain assumptions, including those relating to our future taxable income. In these situations, our obligations under the tax receivable agreement could have a substantial negative impact on our liquidity, and there can be no assurance that we will be able to finance our obligations under the tax receivable agreement. In addition, these obligations could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control, in particular in circumstances where our Principal Equityholders have interests that differ from those of other shareholders. Because our Principal Equityholders have a controlling ownership interest in the Company, they are able to control the outcome of votes on all matters requiring approval by our stockholders. Accordingly, actions that affect such obligations under the tax receivable agreement may be taken even if other stockholders oppose them.

        Payments under the tax receivable agreement will be based on the tax reporting positions that we determine. Although we are not aware of any material issue that would cause the Internal Revenue Service (the "IRS") to challenge a tax basis increase, we will not be reimbursed for any payments previously made under the tax receivable agreement (although we would reduce future amounts otherwise payable under such tax receivable agreements). No assurance can be given that the IRS will agree with the allocation of value among our assets. As a result, in certain circumstances, payments could be made under the tax receivable agreement in excess of the benefit that we actually realize in respect of the increases in tax basis resulting from our purchases or exchanges of LLC Units and certain other tax benefits related to our entering into the tax receivable agreement.

         We may not be able to realize all or a portion of the tax benefits that are expected to result from the exchanges of LLC Units and payments made under the tax receivable agreement itself.

        Our ability to benefit from any depreciation or amortization deductions or to realize other tax benefits that we currently expect to be available as a result of the increases in tax basis created by the exchanges of LLC Units, including exchanges associated with the sale of the shares of Class A Common Stock offered hereby, and our ability to realize certain other tax benefits attributable to payments under the tax receivable agreement itself, depend on a number of assumptions, including that we earn sufficient taxable income each year during the period over which such deductions are available and that there are no adverse changes in applicable law or regulations. If our actual taxable income is insufficient and/or there are adverse changes in applicable law or regulations, we may be unable to realize all or a portion of these expected benefits and our cash flows and stockholders' equity could be negatively affected. However, absent a change in control or other termination event with respect to the tax receivable agreement, we will generally not be required to make payments under that agreement with respect to projected tax benefits that we do not actually realize, as reported on our tax return. See "Certain Relationships and Related Party Transactions—Tax Receivable Agreement."

Risks Related to Ownership of Our Class A Common Stock

         The share price for our Class A Common Stock may fluctuate significantly.

        The market price of our Class A Common Stock may be significantly affected by factors such as quarterly variations in our results of operations, changes in government regulations, general market conditions specific to the gaming industry, changes in interest rates, changes in general economic and political conditions, volatility in the financial markets, threatened or actual litigation or government investigations, the addition or departure of key personnel, actions taken by our shareholders, including the sale or other disposition of their shares of our Class A Common Stock, differences between our actual financial and operating results and those expected by investors and analysts and changes in analysts' recommendations or projections.

        These and other factors may lower the market price of our Class A Common Stock, even though they may or may not affect our actual operating performance.

        Furthermore, in recent years the stock market has experienced significant price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industry. The changes frequently appear to occur without regard to the operating performance of the affected companies. Hence, the price of our Class A Common Stock could fluctuate based upon factors that have little or nothing to do with us, and these fluctuations could materially reduce the price of our Class A Common Stock and materially affect the value of your investment.

         The market price of our Class A Common Stock could decline upon the exchange of LLC Units by our existing owners.

        Approximately 74.4 million LLC Units of Station Holdco are owned by our existing owners, or 64.2% of Red Rock Class A Common Stock on a fully exchanged basis, and may be sold pursuant to this prospectus or other offerings. In addition, under the Exchange Agreement, each holder of shares our Class B Common Stock is entitled to exchange its LLC Units for shares of our Class A Common Stock, as described under "The Reorganization of Our Corporate Structure" and "Certain Relationships and Related Party Transactions."

        The market price of our Class A Common Stock could decline as a result of sales of a large number of shares of our Class A Common Stock eligible for future sale, including pursuant to this prospectus or upon the exchange of LLC Units, or the perception that such sales could occur. These sales, or the possibility that these sales may occur, may make it more difficult for holders of our Class A Common Stock to sell such stock in the future at a time and at a price that they deem appropriate. In addition, they may make it more difficult for us to raise additional capital by selling equity securities in the future. See "Shares Eligible for Future Sale."

         We may not have sufficient funds to pay dividends on our Class A Common Stock.

        Although we intend to pay dividends on our Class A Common Stock to the extent that we have sufficient funds available for such purpose, the declaration, amount and payment of any future dividends on shares of Class A Common Stock will be at the sole discretion of our board of directors and we may reduce or discontinue entirely the payment of such dividends at any time. Our board of directors may take into account general and economic conditions, our financial condition and operating results, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries to us, and such other factors as our board of directors may deem relevant. The existing debt agreements of Station LLC limit the ability of Station LLC to make distributions to Station Holdco, which effectively restricts the ability of Station Holdco to distribute sufficient funds to permit Red Rock to pay dividends to its stockholders. In addition, Red Rock will be required to apply funds distributed by Station Holdco to pay taxes and make payments under the tax receivable agreement. Therefore, we cannot assure you that you will receive any dividends on your Class A Common Stock. Accordingly, you may need to sell your shares of Class A Common Stock to realize a return on your investment, and you may not be able to sell your shares above the price you paid for them. See "Dividend Policy."

         Anti-takeover provisions and shareholder requirements in our charter documents, provisions of Delaware law and Nevada gaming laws may delay or prevent our acquisition by a third party, which might diminish the value of our Class A Common Stock. Provisions in our debt agreements may also require an acquirer to refinance our outstanding indebtedness if a change of control occurs, which could discourage or increase the costs of a takeover.

        In addition to the Fertitta Family Entities owning 86.6% of the combined voting power of our common stock, which permits them to control decisions made by our stockholders, including election of directors and change of control transactions, our amended and restated certificate of incorporation and bylaws contain provisions that make it harder for a third party to acquire us. These provisions include certain super-majority approval requirements and limitations on actions by written consent of our stockholders at any time that the Fertitta Family Entities hold less than 10% of the LLC Units. In addition, our board of directors has the right to issue preferred stock without stockholder approval that could be used to dilute a potential hostile acquirer. Our amended and restated certificate of incorporation also imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock other than the Fertitta Family Entities. See "Description of Capital Stock."

        The Nevada Gaming Control Act and the rules and regulations promulgated thereunder (collectively, the "Nevada Act") provides that persons who acquire beneficial ownership of more than 5% of the voting or non-voting securities of a registered corporation under Nevada gaming laws ("Registered Corporation") must report the acquisition to the Nevada Commission. The Nevada Act also requires that beneficial owners of more than 10% of the voting securities of a Registered Corporation must apply, subject to certain exceptions, to the Nevada Commission for a finding of suitability within thirty days after the Chairman of the Nevada Board mails the written notice requiring such filing.

        Further, changes in control of the Company through merger, consolidation, stock or asset acquisitions (including stock issuances in connection with restructuring transactions), management or consulting agreements, or any act or conduct by a person whereby such person obtains control, may not occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of a Registered Corporation must satisfy the Nevada Board and the Nevada Commission that they meet a variety of stringent standards prior to assuming control of such Registered Corporation. The Nevada Commission may also require controlling equity holders, officers, managers and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction. The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Nevada corporate gaming licensees, and Registered Corporations that are affiliated with those operations, may be injurious to stable and productive corporate gaming. The Nevada Act also requires prior approval of a plan of re-capitalization proposed by the Registered Corporation's board of directors or similar governing entity in response to a tender offer made directly to the Registered Corporation's equity holders for the purpose of acquiring control of the Registered Corporation.

        These anti-takeover provisions, shareholder requirements and other provisions under Delaware law and Nevada gaming laws could discourage, delay or prevent a transaction involving a change in control of our company, including transactions that our stockholders may deem advantageous, and negatively affect the trading price of our Class A Common Stock. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire.

        Under our credit facilities, a takeover of our company would likely constitute a "change of control" and be deemed to be an event of default under such facility, which would therefore require a third-party acquirer to refinance any outstanding indebtedness under the credit facility in connection with such takeover. Under the indenture governing our senior notes, any "change of control" would require us or a third-party acquirer to make an offer to noteholders to repurchase such notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest. In addition, the tax receivable agreement provides that, in the event of a change of control, we are required to make a payment equal to the present value of estimated future payments under the tax receivable agreement, which would result in a significant payment becoming due in the event of a change of control. These change of control provisions, and similar provisions in future agreements, are likely to increase the costs of any takeover and may discourage, delay or prevent an acquisition of our company by a third party.

         Nevada gaming laws and regulations include requirements that may discourage ownership of our Class A Common Stock or otherwise impact the price of our Class A Common Stock.

        Any beneficial owner of our voting or non-voting securities, regardless of the number of shares owned, may be required to file an application, may be investigated, and may be required to obtain a finding of suitability as a beneficial owner of our securities if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. If the beneficial owner of our voting or non-voting securities who must be found suitable is a corporation, partnership, limited partnership, limited liability company or trust, it must submit detailed business and financial information, including a list of its beneficial owners, to the Nevada Board. The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting any such investigation.

        Any person who acquires more than 5% of Red Rock's voting power must report the acquisition to the Nevada Commission. Nevada gaming regulations also require that beneficial owners of more than 10% of Red Rock's voting power apply to the Nevada Commission for a finding of suitability within 30 days after the Chairman of the Nevada Board mails written notice requiring such filing. Further, an "institutional investor", as defined in the Nevada gaming regulations, that acquires more than 10%, but not more than 25%, of Red Rock's voting power may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds Red Rock's voting securities for investment purposes only.

        Any person who fails or refuses to apply for a finding of suitability or a license within thirty days after being ordered to do so by the Nevada Commission, or the Chairman of the Nevada Board, may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any equity holder who is found unsuitable and who holds, directly or indirectly, any beneficial ownership of the common equity of a Registered Corporation beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. We will be subject to disciplinary action if, after we receive notice that a person is unsuitable to be an equity holder or to have any other relationship with us or our licensed or registered subsidiaries, we

(i) pay that person any dividend or interest upon our securities, (ii) allow that person to exercise, directly or indirectly, any voting right conferred through securities held by that person, (iii) pay remuneration in any form to that person for services rendered or otherwise, or (iv) fail to pursue all lawful efforts to require such unsuitable person to relinquish his securities including, if necessary, the immediate purchase of said securities for the price specified by the relevant gaming authority or, if no such price is specified, the fair market value as determined by the board of directors of Red Rock. The purchase may be made in cash, notes that bear interest at the applicable federal rate or a combination of notes and cash. Additionally, the CCLGLB has the authority to approve all persons owning or controlling the stock of any corporation controlling a gaming license. The cumulative effect of these laws and regulations may discourage ownership of our Class A Common Stock or otherwise impact the price of our Class A Common Stock.

        Moreover, if any of our significant stockholders or members of Station Holdco is required to, but does not, apply for a finding or suitability or licensing or is found unsuitable by the Nevada Commission, they may rapidly liquidate their equity holdings, which could cause the market price of our Class A Common Stock to decline. Additionally, we could be required to repurchase any shares or LLC Units held by such significant stockholder or member for cash, notes bearing interest at the applicable federal rate or a combination of cash and notes. In the event that we were required to repurchase shares for cash, our cash position would be reduced and our liquidity and financial condition could be materially adversely affected. There can be no assurance that we would have sufficient cash available to meet such obligation as well as our continuing operating requirements or that, if additional financing were required, that such financing could be obtained on terms acceptable to us, if at all.

         Future offerings of debt securities or additional or increased loans, which would rank senior to our common stock upon our bankruptcy or liquidation, and future offerings of equity securities that may be senior to our common stock for the purposes of dividend and liquidating distributions, may adversely affect the market price of our Class A Common Stock.

        In the future, we may attempt to increase our capital resources through offerings of debt securities, entering into or increasing amounts under our loan agreements or additional offerings of equity securities. Upon bankruptcy or liquidation, holders of our debt securities, including holders of our senior notes, and shares of preferred stock, if any is issued, and lenders with respect to our indebtedness, including our credit facility, will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Our preferred stock, if issued, will likely have a preference on liquidating distributions or a preference on dividend payments or both that could limit our ability to make a dividend distribution to the holders of our common stock. Our decision to issue securities in any future offering or enter into or increase loan amounts will depend on our management's views on our capital structure and financial results, as well as market conditions and other factors beyond our control. As a result, we cannot predict or estimate the amount, timing or nature of any such future transaction, and purchasers of our Class A Common Stock bear the risk of our future transactions reducing the market price of our Class A Common Stock and diluting their ownership interest in our company.

         If securities analysts do not publish research or reports about our company, or if they issue unfavorable commentary about us or our industry and markets or downgrade our Class A Common Stock, the price of our Class A Common Stock could decline.

        The trading market for our Class A Common Stock depends in part on the research and reports that third-party securities analysts publish about our company and our industry and markets. One or more analysts could downgrade our Class A Common Stock or issue other negative commentary about our company or our industry or markets. In addition, we may be unable or slow to attract sufficient research coverage. Alternatively, if one or more of these analysts cease coverage of our company, we could lose visibility in the market. As a result of one or more of these factors, the trading price and volume of our Class A Common Stock could decline.

         If we fail to maintain an effective system of internal controls, we may not be able to accurately determine our financial results or prevent fraud. As a result, our stockholders could lose confidence in our financial results, which could materially and adversely affect us.

        Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. We may in the future discover areas of our internal controls that need improvement. We cannot be certain that we will be successful in implementing or maintaining adequate internal control over our financial reporting and financial processes. Furthermore, as we grow our business, our internal controls will become more complex, and we will require significantly more resources to ensure our internal controls remain effective. Additionally, the existence of any material weakness or significant deficiency would require management to devote significant time and incur significant expense to remediate any such material weakness or significant deficiency, and management may not be able to remediate any such material weakness or significant deficiency in a timely manner. The existence of any material weakness or significant deficiency in our internal control over financial reporting could also result in errors in our financial statements that could require us to restate our financial statements, cause us to fail to meet our reporting obligations and cause stockholders to lose confidence in our reported financial information, all of which could materially and adversely affect us.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements, which involve risks and uncertainties. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms "believes," "estimates," "projects," "anticipates," "expects," "intends," "may," "will" or "should" or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, the industry in which we operate and potential acquisitions. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are based upon information available to us on the date of this prospectus.

        By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition and liquidity and the development of the industry in which we operate are consistent with the forward-looking statements contained in this prospectus, those results or developments may not be indicative of results or developments in subsequent periods. Important factors that could cause our results to vary from expectations include, but are not limited to:

  •
  our reliance on the Las Vegas market;

  •
  the impact of business conditions, including competitive practices, changes in customer demand and the cyclical nature of the gaming and hospitality business generally, on our business and results of operations;

  •
  the impact of general economic conditions outside our control, including changes in interest rates, consumer confidence and unemployment levels, on our business and results of operations;

  •
  the effects of intense competition that exists in the gaming industry;

  •
  the risk that new gaming licenses or gaming activities, such as internet gaming, are approved and result in additional competition;

  •
  our substantial outstanding indebtedness and the effect of our significant debt service requirements on our operations and ability to compete;

  •
  the risk that we will not be able to finance our development and investment projects or refinance our outstanding indebtedness;

  •
  the impact of extensive regulation from gaming and other government authorities on our ability to operate our business and the risk that regulatory authorities may revoke, suspend, condition or limit our gaming or other licenses, impose substantial fines or take other actions that adversely affect us;

  •
  risks associated with changes to applicable gaming and tax laws that could have a material adverse effect on our financial condition;

  •
  adverse outcomes of legal proceedings and the development of, and changes in, claims or litigation reserves; and

  •
  risks associated with development, construction and management of new projects or the expansion of existing facilities, including cost overruns, construction delays, environmental risks and legal or political challenges.

        We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. We urge you to read this entire prospectus carefully, including the sections entitled "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Our Business," for a more complete discussion of the factors that could affect our future performance and the industry in which we operate. In light of these risks, uncertainties and assumptions, the forward-looking events described in this prospectus may not occur.

        Investors are urged not to place undue reliance on forward-looking statements. In addition, the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events or changes to projections over time unless required by federal securities laws. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements referred to above and contained elsewhere in this prospectus.

 THE REORGANIZATION OF OUR CORPORATE STRUCTURE

        We completed a series of Reorganization Transactions in connection with our IPO in May 2016, including the following:

  •
  Amending and restating our certificate of incorporation to provide for Class A Common Stock and Class B Common Stock;

  •
  Amending and restating the limited liability company agreements of both Station LLC and Station Holdco to, among other things, designate the Company as the sole managing member of Station LLC and Station Holdco;

  •
  Issuing for nominal consideration one share of Class B Common Stock to LLC Unit holders for each LLC Unit held for an aggregate issuance of 80,562,666 shares of Class B Common Stock;

  •
  Issuing 29,511,828 shares of Class A Common Stock and receiving proceeds of approximately $541.0 million, which is net of underwriting discount, and paying $4.9 million of offering costs;

  •
  Issuing 10,137,209 shares of Class A Common Stock in connection with the merger of certain entities that owned LLC Units, of which 222,959 shares were withheld to pay withholding tax obligations of $4.1 million with respect to certain members of such merged entities;

  •
  Issuing, pursuant to the Red Rock Resorts, Inc. 2016 Equity Incentive Plan, 189,568 restricted shares of Class A Common Stock and options to purchase 1,687,205 shares of Class A Common Stock to certain of the Company's executive officers, employees and members of its board of directors, and issuing 1,832,884 restricted shares of Class A Common Stock to current and former employees of Station LLC in substitution for profit units issued by Station Holdco that were held by such current and former employees;

  •
  Purchasing 6,136,072 LLC Units from certain existing owners using approximately $112.5 million of the net proceeds from the IPO at a price of $18.33 per unit, which was the price paid by the underwriters to the Company for Class A Common Stock in the IPO, and retiring an equal number of shares of Class B Common Stock;

  •
  Acquiring newly issued LLC Units using approximately $424.4 million of the net proceeds from the IPO;

  •
  Entering into the Exchange Agreement with the LLC Unit holders pursuant to which they are entitled at any time to exchange LLC Units, together with an equal number of shares of Class B Common Stock, for shares of Class A Common Stock on a one-for-one basis or for cash, at the Company's election; and

  •
  Entering into a tax receivable agreement with the LLC Unit holders, as described in "Certain Relationships and Related Party Transactions—Tax Receivable Agreement," that requires the Company to pay 85% of the amount of benefits it realizes as a result of (i) increases in tax basis resulting from the Company's purchase or exchange of LLC Units and (ii) certain other tax benefits related to the tax receivable agreement, including tax benefits attributable to payments that the Company is required to make under the tax receivable agreement itself.

        As a result of these transactions, Red Rock is a holding company that has no assets other than its direct and indirect equity interest in Station Holdco and its voting interest in Station LLC. In connection with the Reorganization Transactions, Red Rock obtained an economic interest of approximately 35.8% in Station Holdco, 100% of the voting interest in Station LLC and 100% of the voting power in Station Holdco, subject to certain limited exceptions, and was designated as the sole managing member of both Station Holdco and Station LLC. Red Rock operates and controls all of the business and affairs of Station Holdco and its subsidiaries. Red Rock, Station Holdco and the existing owners entered into the Exchange Agreement under which the existing owners have the right to exchange their LLC Units, together with an equal number of shares of Class B Common Stock, for shares of Red Rock Class A Common Stock. Pursuant to the Exchange Agreement, the existing owners are entitled to exchange (x) one LLC Unit and one share of Class B Common Stock for (y) one share of Class A Common Stock, or, at our election, for cash, which we refer to as an exchange of LLC Units and shares of Class B Common Stock for shares of Class A Common Stock on a one-for-one basis. When LLC Units and a corresponding number of shares of Class B Common Stock are exchanged for Class A Common Stock by a holder of LLC Units pursuant to the Exchange Agreement, such shares of Class B Common Stock will be cancelled. If the selling stockholders exchange LLC Units and shares of Class B Common Stock in respect of all the shares of Class A Common Stock offered for sale pursuant to this prospectus by such holders of LLC Units, the economic interest of Red Rock in Station Holdco will be increased to 59.8%.

  Acquisition of Fertitta Entertainment

        In May 2016, Station LLC acquired all of the outstanding membership interests of Fertitta Entertainment for $460.0 million. The acquisition was funded with a portion of the proceeds from the IPO and borrowings under the Station LLC credit facility.

        Prior to the Fertitta Entertainment Acquisition, Station LLC had long-term management agreements with affiliates of Fertitta Entertainment to manage its properties. In connection with the Fertitta Entertainment Acquisition, the management agreements were terminated (other than with respect to the Wild Wild West property) and Station LLC entered into new employment agreements with its executive officers and other individuals who were employed by Fertitta Entertainment prior to the completion of the Fertitta Entertainment Acquisition.

        The following chart summarizes our organizational structure as of September 30, 2016. This chart is provided for illustrative purposes only and does not purport to represent all legal entities owned or controlled by us:

(1)
Shares of Class A Common Stock and Class B Common Stock vote as a single class. Each outstanding share of Class A Common Stock is entitled to one vote, each outstanding share of Class B Common Stock that is held by a holder that, together with its affiliates, owns at least 30% of the outstanding LLC Units and, at the applicable record date, maintains direct or indirect beneficial ownership of at least 10% of the outstanding shares of Class A Common Stock (determined on an as-exchanged basis assuming that all of the LLC Units were exchanged for Class A Common Stock) is entitled to ten votes and each other outstanding share of Class B Common Stock is entitled to one vote. The only holders of Class B Common Stock that satisfy the foregoing criteria are Fertitta Family Entities. Consequently, such entities are the only holders of Class B Common Stock entitled to ten votes per share of Class B Common Stock. See "Principal and Selling Stockholders." In accordance with the Exchange Agreement, holders of LLC Units are entitled to exchange LLC Units, together with an equal number of shares of Class B Common Stock, for shares of Class A Common Stock on a one-for-one basis or, at our election, for cash.

(2)
As part of the Reorganization Transactions, ADVSTRA SC Holdings, LLC, CAPINC SC Holdings, LLC, PAIN SC Holdings, LLC, PRTN SC Holdings, LLC, STRAINC SC Holdings, LLC, Serengeti SC Blockerco LLC, PB Investor I LLC and PB Investor II LLC, Delaware entities that elected to be taxed as a corporation for U.S. federal income tax purposes, merged with newly-formed subsidiaries of Red Rock in transactions that were intended to qualify as tax-free for U.S. federal income tax purposes. In the Blocker Mergers, the owner(s) of each Merging Blocker collectively received one share of Class A Common Stock for each LLC Unit owned by such Merging Blocker and such number of LLC Units issuable upon a cashless exercise of the Warrants (defined below) held by such Merging Blocker. In the aggregate, 10,137,209 shares of Class A Common Stock of Red Rock were issued as consideration in the Blocker Mergers. In connection with the Blocker Mergers, the Company (i) withheld 222,959 shares of Class A Common Stock that would have otherwise been issued to certain of the members of the Merging Blockers, (ii) sold such shares in the IPO and (iii) used the net proceeds from the sale of such shares to pay withholding tax obligations with respect to such members.

An aggregate of 476,531 LLC Units were issued upon exercise of the Warrants promptly following the IPO.

(3)
Holders of profit units issued by Station Holdco, all of whom are current or former employees of Station LLC, received an aggregate of 1,832,884 restricted shares of Class A Common Stock issued pursuant to the terms of the Red Rock Resorts, Inc. 2016 Equity Incentive Plan in substitution for such profit units.

(4)
A portion of these LLC Units are held by subsidiaries of Red Rock. As of September 30, 2016 (i) the holders of Class A Common Stock had 7.9% of the voting power in Red Rock, (ii) holders of Class B Common Stock had 92.1% of the voting power in Red Rock, (iii) LLC Units held by existing owners constituted 64.2% of the outstanding LLC Units in Station Holdco and (iv) Red Rock owned 35.8% of the outstanding LLC Units in Station Holdco. If the selling stockholders exchange LLC Units and shares of Class B Common Stock in respect of all of the shares of Class A Common Stock offered for sale pursuant to this prospectus by such holders of LLC Units, (i) Red Rock will own 59.8% of the LLC Units by Station Holdco, (ii) holders of shares of Class B Common Stock will have 86.8% of the voting power in Red Rock and (iii) holders of Class A Common Stock will have 13.2% of the voting power in Red Rock.

        Red Rock is a holding company and its sole assets are its direct and indirect equity interest in Station Holdco and its voting interest in Station LLC. Red Rock operates and controls all of the business and affairs of Station Holdco and its subsidiaries. Accordingly, although Red Rock owns a minority economic interest in Station Holdco, Red Rock has 100% of the voting power and controls management of Station Holdco, subject to certain exceptions, and has 100% of the voting power of Station LLC. The consolidated financial results of Red Rock and its consolidated subsidiaries (including Fertitta Entertainment) are consolidated in our financial statements.

        Red Rock was incorporated as a Delaware corporation on September 9, 2015 as "Station Casinos Corp." and changed its name to "Red Rock Resorts, Inc." on January 5, 2016. Prior to the IPO, Red

Rock amended and restated its certificate of incorporation to, among other things, authorize two classes of common stock, Class A Common Stock and Class B Common Stock. Each outstanding share of Class A Common Stock is entitled to one vote, each outstanding share of Class B Common Stock that is held by a holder that, together with its affiliates, owns LLC Units representing at least 30% of the outstanding LLC Units and, at the applicable record date, maintains direct or indirect beneficial ownership of at least 10% of the outstanding shares of Class A Common Stock (determined on an as-exchanged basis assuming that all of the LLC Units were exchanged for Class A Common Stock) is entitled to ten votes and each other outstanding share of Class B Common Stock is entitled to one vote. See "Description of Capital Stock." The only existing owners that satisfied the foregoing criteria are the Fertitta Family Entities. Consequently, such entities are the only holders of Class B Common Stock entitled to ten votes per share of Class B Common Stock. See "Principal and Selling Stockholders."

        In connection with the IPO, we entered into the Exchange Agreement with the existing owners of Station Holdco. Under the Exchange Agreement, the existing owners of Station Holdco (and certain permitted transferees thereof) may elect or, under certain circumstances, will be obligated, subject to certain requirements, to exchange their LLC Units, together with an equal number of shares of Class B Common Stock, for shares of Class A Common Stock on a one-for-one basis or, at our election, for cash. As a holder exchanges its LLC Units, Red Rock's interest in Station Holdco will be automatically and correspondingly increased. See "Certain Relationships and Related Party Transactions—Exchange Agreement."

        The exchanges of LLC Units are expected to result in increases in the tax basis of the assets of Station Holdco that otherwise would not be available. These increases in tax basis may reduce the amount of tax that Red Rock would otherwise be required to pay in the future. These increases in tax basis may also decrease gains (or increase losses) on future dispositions of certain assets. In connection with the IPO, we entered into a tax receivable agreement with the existing owners of Station Holdco that provides for the payment by Red Rock to those owners of 85% of the amount of the benefits, if any, that Red Rock realizes or is deemed to realize as a result of (i) these increases in tax basis and (ii) certain other tax benefits related to our entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. These payment obligations are obligations of Red Rock and not of Station Holdco. Red Rock and its stockholders will retain the remaining 15% of the tax benefits that Red Rock is deemed to realize. See "Certain Relationships and Related Party Transactions—Tax Receivable Agreement."

        All existing owners of Station Holdco other than Red Rock also hold shares of Class B Common Stock. Although these shares have no economic rights, they allow those owners of Station Holdco to exercise voting power at Red Rock, the managing member of Station Holdco. Under our amended and restated certificate of incorporation, each outstanding share of Class B Common Stock that is held by a holder that, together with its affiliates, owned LLC Units representing at least 30% of the outstanding LLC Units immediately following the IPO and, at the applicable record date, maintains direct or indirect beneficial ownership of at least 10% of the outstanding shares of Class A Common Stock (determined on an as-exchanged basis assuming that all of the LLC Units were exchanged for Class A Common Stock) is entitled to ten votes and each other outstanding share of Class B Common Stock is entitled to one vote. The Fertitta Family Entities are the only holders of Class B Common Stock entitled to ten votes per share of Class B Common Stock. See "Principal and Selling Stockholders." Holders of LLC Units are entitled to exchange LLC Units, together with an equal number of shares of Class B Common Stock, for shares of Class A Common Stock on a one-for-one basis or, at our election, for cash.

        Accordingly, as existing owners of Station Holdco exchange LLC Units and shares of Class B Common Stock for shares of Class A Common Stock or, at our election, for cash pursuant to the Exchange Agreement, the voting power afforded to them by their shares of Class B Common Stock will be correspondingly reduced. As of September 30, 2016 the existing owners beneficially owned shares of Class B Common Stock that represent 92.1% of the voting power represented by our outstanding common stock and have effective control over the outcome of votes on all matters requiring approval by our stockholders.

        Pursuant to the amended and restated limited liability company agreement of Station Holdco entered into in connection with the IPO, Red Rock, as sole managing member, has the right to determine when distributions will be made to the members of Station Holdco and the amount of any such distributions, other than with respect to tax distributions as described below. If Station Holdco authorizes a distribution, such distribution will be made to the members of Station Holdco, including Red Rock, pro rata in accordance with the percentages of their respective LLC Units.

        Red Rock incurs U.S. federal, state and local income taxes on its allocable share of any taxable income of Station Holdco. Subject to certain limitations, the amended and restated limited liability company agreement provides, subject to Station Holdco having available cash and compliance with applicable agreements governing our indebtedness, for quarterly (and in some cases more frequent) cash distributions to the holders of LLC Units, including Red Rock. Red Rock will receive a pro rata portion of any distribution from Station Holdco. Generally, tax distributions will be computed by first determining the tax amount of each holder of LLC Units, which amount will generally equal the taxable income allocated to each holder of LLC Units (with certain adjustments) and then multiplying that income by an assumed tax rate. Station Holdco will then determine an aggregate tax distribution amount by reference to the highest individual LLC Unit holder's tax amount and, subject to certain limitations, will distribute that aggregate amount to all holders of LLC Units as of the tax distribution date based on their percentage ownership interests at the time of the distribution. See "Certain Relationships and Related Party Transactions—Limited Liability Company Agreement of Station Holdco."

USE OF PROCEEDS

        We are not offering any shares of Class A Common Stock for sale under this prospectus and will not receive any cash proceeds from the issuance of Class A Common Stock registered hereunder, but we will receive a number of LLC Units, equal to the number of shares of Class A Common Stock issued upon the exchange of such LLC Units in connection with the sale of certain shares of Class A Common Stock offered hereby.

 DIVIDEND POLICY

        Subject to legally available funds, we intend to pay quarterly cash dividends to the holders of our Class A Common Stock initially equal to $0.10 per share of Class A Common Stock. The declaration, amount and payment of any future dividends on shares of Class A Common Stock will be at the sole discretion of our board of directors and we may reduce or discontinue entirely the payment of such dividends at any time. Our board of directors may take into account general and economic conditions, our financial condition and operating results, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends by us to our stockholders or by our subsidiaries to us, and such other factors as our board of directors may deem relevant.

        Red Rock is a holding company and has no material assets other than its direct and indirect equity interest in LLC Units in Station Holdco and its voting interest of Station LLC. We intend to cause Station Holdco to make distributions to us in an amount sufficient to cover cash dividends, if any, declared by us. If Station Holdco makes such distributions to Red Rock, the other holders of LLC Units will also be entitled to receive distributions pro rata in accordance with the percentages of their respective limited liability company interests.

        The existing debt agreements of Station LLC, including those governing its credit facility and senior notes, contain restrictive covenants that limit its ability to make distributions. Because the only asset of Station Holdco is Station LLC, the limitations on such distributions will effectively limit the ability of Station Holdco to make distributions to Red Rock. In addition, any financing arrangements that we or any of our subsidiaries enter into in the future may contain similar restrictions. In addition, Station Holdco is generally prohibited under Delaware law from making a distribution to a member to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of Station Holdco (with certain exceptions) exceed the fair value of its assets. Subsidiaries of Station Holdco, including Station LLC and its subsidiaries, are generally subject to similar legal limitations on their ability to make distributions to their members or equityholders.

        Because Red Rock must pay taxes and make payments under the tax receivable agreement, amounts ultimately distributed as dividends to holders of our Class A Common Stock are expected to be less than the amounts distributed by Station Holdco to its members on a per LLC Unit basis.

        Station Holdco made cash distributions to its existing owners in the amount of $211.2 million and $153.3 million during the years ended December 31, 2015 and 2014, respectively, and made cash distributions in the amount of $43.7 million and $11.6 million to its existing owners in April 2016 and August 2016. Red Rock applied the distribution it received as a member of Station Holdco to pay a dividend of $0.10 per share of Class A Common Stock in August 2016.

 PRICE RANGE OF OUR CLASS A COMMON STOCK

        Our Class A Common Stock has traded on the NASDAQ under the symbol "RRR" since April 27, 2016. Prior to that date, there was no public market for our Class A Common Stock. The following table sets forth, for the period indicated, the range of high and low closing sales prices per share of our Class A Common Stock, as reported by the NASDAQ, since April 27, 2016.

From April 27, 2016 Through October 24, 2016	High	Low
Second Quarter Ended June 30, 2016 (from April 27, 2016)	$22.83	$18.64
Third Quarter Ended September 30, 2016	$23.59	$20.80
Fourth Quarter Ended December 31, 2016 (through October 24, 2016)	$23.41	$22.01

        The closing sales price of our Class A Common Stock, as reported by the NASDAQ, on October 24, 2016 was $22.67 per share. As of October 24, 2016, there were 79 holders of record of our Class A Common Stock, although we believe there are a significantly larger number of beneficial owners of our Class A Common Stock because many shares are held by brokers and other institutions on behalf of stockholders.

 UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        The following unaudited pro forma condensed consolidated statements of income for the year ended December 31, 2015 and the six months ended June 30, 2016 give pro forma effect to the IPO and Reorganization Transactions as if such transactions occurred on January 1, 2015. An unaudited pro forma condensed consolidated balance sheet as of June 30, 2016 is not presented because the IPO and Reorganization Transactions which occurred in May 2016 are reflected in our condensed consolidated balance sheet as of June 30, 2016 included elsewhere in this prospectus.

        The unaudited pro forma condensed consolidated statements of income should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. We derived the unaudited pro forma condensed consolidated financial information set forth below through the application of pro forma adjustments to our historical financial statements. The historical amounts presented in the unaudited condensed consolidated statement of income for the six months ended June 30, 2016 include the effects of the IPO and Reorganization Transactions for the approximate two-month period subsequent to the date the actual IPO and Reorganization Transactions occurred. The unaudited pro forma condensed consolidated statements of income are based on available information and certain assumptions we believe are reasonable. All pro forma adjustments and their underlying assumptions are described more fully in the notes to the unaudited pro forma condensed consolidated statements of income.

        The unaudited pro forma condensed consolidated statements of income were prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed consolidated statements of income are included for informational purposes only and do not purport to reflect the results of operations that would have occurred had the IPO and Reorganization Transactions occurred on the date assumed. The unaudited pro forma condensed consolidated statements of income also do not project our results of operations for any future period or date.

        We have not made an adjustment for additional accounting, legal and information technology costs related to corporate governance, SEC reporting and other compliance matters that we now incur as a result of being a public company.

RED ROCK RESORTS, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
FOR THE SIX MONTHS ENDED JUNE 30, 2016
(dollars in thousands, except shares and per share amounts)

	Actual	Pro Forma Adjustments Attributable to the Offering and Reorganization Transactions (excluding the Fertitta Entertainment Acquisition)		As Adjusted Before the Fertitta Entertainment Acquisition	Pro Forma Adjustments Attributable to the Fertitta Entertainment Acquisition		Pro Forma
Operating revenues:
Casino	$473,567	$—		$473,567	$—		$473,567
Food and beverage	133,028	—		133,028	—		133,028
Room	67,363	—		67,363	—		67,363
Other	34,887	—		34,887	—		34,887
Management fees	54,104	—		54,104	—		54,104

Gross revenues	762,949	—		762,949	—		762,949
Promotional allowances	(52,216)	—		(52,216)	—		(52,216)

Net revenues	710,733	—		710,733	—		710,733

Operating costs and expenses:
Casino	176,407	—		176,407	—		176,407
Food and beverage	87,025	—		87,025	—		87,025
Room	24,278	—		24,278	—		24,278
Other	12,027	—		12,027	—		12,027
Selling, general and administrative	155,242	1,335	(a)	156,577	—		156,577
Preopening	721	—		721	—		721
Depreciation and amortization	77,863	—		77,863	—		77,863
Write-downs and other charges, net	13,334	(9,038)	(b)	4,296	—		4,296

	546,897	(7,703)		539,194	—		539,194

Operating income	163,836	7,703		171,539	—		171,539
Earnings from joint ventures	1,040	—		1,040	—		1,040

Operating income and earnings from joint ventures	164,876	7,703		172,579	—		172,579
Other expense:
Interest expense, net	(69,146)	—		(69,146)	557	(c)	(68,589)
Loss on extinguishment/modification of debt	(7,084)	—		(7,084)	—		(7,084)
Change in fair value of derivative instruments	87	—		87	—		87

Income before income tax expense	88,733	7,703		96,436	557		96,993
Provision for income tax	(7,502)	(4,006)	(e)	(11,508)	—		(11,508)

Income from continuing operations	81,231	3,697		84,928	557		85,485
Less: income from continuing operations attributable to noncontrolling interest	17,939	46,173	(f)	64,112	—		64,112

Income from continuing operations attributable to Red Rock Resorts, Inc.	$63,292	$(42,476)		$20,816	$557		$21,373

Supplemental pro forma net income per share data(g):
Basic weighted average number of Class A common shares outstanding							40,983,645
Basic net income from continuing operations per share applicable to Class A common stock							$0.52
Diluted weighted average number of Class A common shares outstanding							41,198,809
Diluted net income per share applicable to Class A common stock from continuing operations							$0.52

RED ROCK RESORTS, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2015
(dollars in thousands, except shares and per share amounts)

	Actual	Pro Forma Adjustments Attributable to the Offering and Reorganization Transactions (excluding the Fertitta Entertainment Acquisition)		As Adjusted Before the Fertitta Entertainment Acquisition	Pro Forma Adjustments Attributable to the Fertitta Entertainment Acquisition		Pro Forma
Operating revenues:
Casino	$922,154	$—		$922,154	$—		$922,154
Food and beverage	251,235	—		251,235	—		251,235
Room	122,888	—		122,888	—		122,888
Other	69,728	—		69,728	—		69,728
Management fees	88,859	—		88,859	—		88,859

Gross revenues	1,454,864	—		1,454,864	—		1,454,864
Promotional allowances	(102,729)	—		(102,729)	—		(102,729)

Net revenues	1,352,135	—		1,352,135	—		1,352,135

Operating costs and expenses:
Casino	347,509	—		347,509	—		347,509
Food and beverage	162,722	—		162,722	—		162,722
Room	46,559	—		46,559	—		46,559
Other	25,454	—		25,454	—		25,454
Selling, general and administrative	327,857	3,663	(a)	331,520	—		331,520
Preopening	1,165	—		1,165	—		1,165
Depreciation and amortization	137,865	—		137,865	—		137,865
Asset impairment	6,301	—		6,301	—		6,301
Write-downs and other charges, net	9,514	(5,819)	(b)	3,695	—		3,695

	1,064,946	(2,156)		1,062,790	—		1,062,790

Operating income	287,189	2,156		289,345	—		289,345
Earnings from joint ventures	809	—		809	—		809

Operating income and earnings from joint ventures	287,998	2,156		290,154	—		290,154
Other expense:
Interest expense, net	(144,489)	—		(144,489)	164	(c)	(144,325)
Loss on extinguishment/modification of debt	(90)	—		(90)	90	(d)	—
Change in fair value of derivative instruments	(1)	—		(1)	—		(1)

Income before income tax expense	143,418	2,156		145,574	254		145,828
Provision for income tax	—	(17,459)	(e)	(17,459)	—		(17,459)

Income from continuing operations	143,418	(15,303)		128,115	254		128,369
Less: income from continuing operations attributable to noncontrolling interest	5,665	90,279	(f)	95,944	—		95,944

Income from continuing operations attributable to Red Rock Resorts, Inc.	$137,753	$(105,582)		$32,171	$254		$32,425

Supplemental pro forma net income per share data (g):
Basic weighted average number of Class A common shares outstanding							40,597,756
Basic net income from continuing operations per share applicable to Class A common stock							$0.80
Diluted weighted average number of Class A common shares outstanding							40,833,542
Diluted net income per share applicable to Class A common stock from continuing operations							$0.79

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENTS OF INCOME

        The Unaudited Pro Forma Condensed Consolidated Statements of Income reflect the following pro forma adjustments:

  (a)
  Reflects compensation expense associated with the grant of stock options and restricted shares of Class A Common Stock to employees and non-employee directors under the Equity Incentive Plan in connection with the IPO.

  (b)
  Reflects a pro forma adjustment to eliminate transaction costs that were expensed during the historical periods.

  (c)
  Reflects a reduction of interest expense, net in connection with the repayment of indebtedness outstanding under the Fertitta Entertainment credit facility and the transfer of the other long-term debt and related party note receivable of Fertitta Entertainment prior to the consummation of the Fertitta Entertainment Acquisition, partially offset by an increase in interest expense related to the incurrence of additional debt to pay a portion of the purchase price for the Fertitta Entertainment Acquisition.

  (d)
  Reflects a pro forma adjustment to remove the loss on extinguishment/modification of debt related to Fertitta Entertainment's credit facility.

  (e)
  Following the IPO and Reorganization Transactions, we became subject to U.S. federal income taxes and state and local taxes with respect to our allocable share of any net taxable income of Station Holdco, which is treated as a partnership for income tax reporting. As a result, the unaudited pro forma condensed statements of income reflect an adjustment to provide for corporate income taxes at our estimated effective tax rate of 12%. Our operations are primarily conducted in the state of Nevada, which does not have a corporate level income tax. We have minimal operations in Michigan and California which will result in nominal state and local income taxes.

    Our estimated effective tax rate is significantly less than the statutory rate of 35% primarily because it includes a rate benefit attributable to the fact that, after the IPO and Reorganization Transactions, approximately 64% of our earnings are not subject to corporate level taxes as the applicable income tax expense is incurred by, and is the obligation of, our noncontrolling interest holders.

    The provision for income tax for the six months ended June 30, 2016 and the year ended December 31, 2015 differs from the amount of income tax computed by applying the applicable U.S. statutory federal income tax rate to income before income tax expense as follows:

Federal statutory rate	35%
State and local rate	—%
Rate benefit from flow-through entity (noncontrolling interest)	(23)%

Pro forma effective tax rate	12%

  (f)
  In connection with the IPO and Reorganization Transactions, we became the sole managing member of Station Holdco and acquired a minority economic interest in Station Holdco of approximately 36%, but have 100% of the voting power and control the management of Station Holdco. Immediately following the IPO, the noncontrolling interest, representing the ownership interests of the members of Station Holdco other than Red Rock, was approximately 64%. Net income attributable to the noncontrolling interest holders represents approximately 64% of income before income tax, as well as net income attributable to other noncontrolling interest holders of Station LLC.

  (g)
  Basic and diluted pro forma income per share does not consider Class B Common Stock as these shares do not participate in our earnings. As a result, the shares of Class B Common Stock are not considered participating securities and are not included in the weighted average shares outstanding for purposes of computing pro forma net income per share. Diluted pro forma income per share is calculated using the treasury stock method with respect to restricted stock and stock options. The exchange of the LLC Units and Class B Common Stock for Class A Common Stock is excluded from diluted pro forma income per share because the impact of the exchange is not dilutive.

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

        You should read the financial information presented below in conjunction with Red Rock's consolidated financial statements and accompanying notes which, except for periods ended on or before December 31, 2013, are included elsewhere in this prospectus, as well as "The Reorganization of Our Corporate Structure," "Use of Proceeds," "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operation," included elsewhere in this prospectus. The information presented below reflects financial data for:

  •
  Station Casinos, Inc. and its consolidated subsidiaries ("STN Predecessor") for the period from January 1, 2011 through June 16, 2011; and

  •
  Green Valley Ranch Gaming, LLC (the "GVR Predecessor," and collectively with STN Predecessor, the "Predecessors") for the period from January 1, 2011 through June 16, 2011.

								Predecessors
							Period From June 17, 2011 Through December 31, 2011	STN Predecessor	Green Valley Ranch Gaming, LLC
	Six Months Ended June 30,
			Year Ended December 31,
								Period From January 1, 2011 Through June 16, 2011
	2016	2015	2015	2014	2013	2012
	(unaudited)
Statement of Operations Data:
Operating revenues:
Casino	$473,567	$463,737	$922,154	$897,361	$882,241	$885,629	$452,951	$339,703	$59,100
Food and beverage	133,028	128,086	251,235	239,212	235,722	237,770	119,735	85,436	19,484
Room	67,363	62,646	122,888	112,664	105,630	106,348	54,924	36,326	9,753
Other	34,887	35,822	69,728	70,522	67,431	69,704	39,658	28,072	4,205
Management fees	54,104	40,975	88,859	68,782	59,758	30,793	13,482	10,765	—

Gross revenues	762,949	731,266	1,454,864	1,388,541	1,350,782	1,330,244	680,750	500,302	92,542
Promotional allowances	(52,216)	(50,679)	(102,729)	(96,925)	(94,645)	(100,023)	(51,351)	(35,605)	(8,490)

Net revenues	710,733	680,587	1,352,135	1,291,616	1,256,137	1,230,221	629,399	464,697	84,052

Operating costs and expenses:
Casino	176,407	172,178	347,509	341,490	339,651	355,199	178,266	136,037	23,574
Food and beverage	87,025	81,754	162,722	157,191	161,790	161,167	88,979	60,717	12,407
Room	24,278	23,090	46,559	45,479	43,062	43,106	22,403	15,537	3,064
Other	12,027	13,038	25,454	28,979	26,580	26,987	16,896	10,822	2,125
Selling, general and administrative	155,242	168,618	327,857	320,120	327,820	308,158	154,643	110,300	18,207
Corporate	—	—	—	—	—	—	—	15,818	—
Preopening	721	414	1,165	640	222	311	718	1,752	—
Depreciation and amortization	77,863	71,003	137,865	127,961	128,958	129,267	67,023	61,162	9,512
Management fee expense	—	—	—	—	—	15,581	21,819	—	3,112
Asset impairment(a)	—	2,001	6,301	11,739	1,183	10,066	2,100	—	—
Write-downs and other charges, net(b)	13,334	2,393	9,514	20,956	11,895	9,958	4,041	3,953	104

	546,897	534,489	1,064,946	1,054,555	1,041,161	1,059,800	556,888	416,098	72,105

Operating income	163,836	146,098	287,189	237,061	214,976	170,421	72,511	48,599	11,947
Earnings (losses) from joint ventures	1,040	817	809	924	1,603	1,773	(1,533)	(945)	—
Gain on dissolution of joint venture	—	—	—	—	—	—	—	250	—

Operating income and earnings (losses) from joint ventures	164,876	146,915	287,998	237,985	216,579	172,194	70,978	47,904	11,947

Other (expense) income:
Interest expense, net	(69,146)	(72,977)	(144,489)	(151,702)	(165,220)	(189,781)	(92,299)	(43,294)	(20,582)
Loss on extinguishment/modification of debt(c)	(7,084)	(90)	(90)	(4,132)	(147,131)	(51,796)	1,183	—	—
Gain on Native American development(d)	—	—	—	49,074	16,974	102,816	—	—	—
Interest and other expense from joint ventures	—	—	—	—	—	—	—	(15,452)	—
Change in fair value of derivative instruments	87	(4)	(1)	(90)	(291)	(921)	—	397	—

								Predecessors
							Period From June 17, 2011 Through December 31, 2011	STN Predecessor	Green Valley Ranch Gaming, LLC
	Six Months Ended June 30,
			Year Ended December 31,
								Period From January 1, 2011 Through June 16, 2011
	2016	2015	2015	2014	2013	2012
	(unaudited)
	(76,143)	(73,071)	(144,580)	(106,850)	(295,668)	(139,682)	(91,116)	(58,349)	(20,582)

Income (loss) from continuing operations	88,733	73,844	143,418	131,135	(79,089)	32,512	(20,138)	(10,445)	(8,635)
Discontinued operations(e)	—	(165)	(166)	(42,548)	(24,976)	(13,003)	—	—	—
Reorganization items, net(f)	—	—	—	—	—	—	—	3,259,995	634,999

Income (loss) before income taxes	88,733	73,679	143,252	88,587	(104,065)	19,509	(20,138)	3,249,550	626,364
Income tax (expense) benefit	(7,502)	—	—	—	—	—	—	107,924	—

Net income (loss)	81,231	73,679	143,252	88,587	(104,065)	19,509	(20,138)	3,357,474	626,364
Less: net income (loss) attributable to noncontrolling interests	17,939	3,782	5,594	(11,955)	(9,067)	(1,606)	4,955	24,321	—

Net income (loss) attributable to Station Holdco or Station LLC members; Station Casinos, Inc. stockholders; Green Valley Ranch Gaming, LLC members, as applicable	$63,292	$69,897	$137,658	$100,542	$(94,998)	$21,115	$(25,093)	$3,333,153	$626,364

Balance Sheet Data:
Cash and cash equivalents, excluding restricted cash	$251,410		$116,426	$122,579	$133,598	$129,006	$95,821
Total assets	3,112,710		2,932,111	2,973,824	3,072,252	3,100,664	3,159,048
Total debt	2,311,286		2,155,197	2,145,364	2,194,552	2,076,751	2,175,926
Total equity	566,311		573,709	644,117	692,821	838,941	842,476

(a)
During the years ended December 31, 2015, 2014, 2013, 2012 and 2011 we recorded approximately $6.3 million, $11.7 million, $1.2 million, $10.1 million and $2.1 million, respectively, in non-cash asset impairment charges to write down certain long lived assets to their estimated fair values. Included in these amounts is a goodwill impairment charge of $1.2 million for the year ended December 31, 2013.

(b)
Write-downs and other charges, net primarily represent losses on asset disposals, severance expense and non-routine transactions.

(c)
During the six months ended June 30, 2016, we recognized a $7.1 million loss on extinguishment/modification of debt related to Station LLC's June 2016 amendment of its credit facility. During the year ended December 31, 2014, we recognized a $4.1 million loss on extinguishment/modification of debt, primarily related to Station LLC's March 2014 repricing of its term loan facility. During the year ended December 31, 2013, we recognized a $147.1 million loss on extinguishment of debt, primarily related to the refinancing of $2.1 billion of our then outstanding debt. During the year ended December 31, 2012, we recognized a $51.8 million loss on extinguishment/modification of debt related to the refinancing of approximately $517.0 million of our then outstanding debt, mainly the write-off of unamortized debt discount and debt issuance costs related to the previous credit facilities. See Note 10 to the Consolidated Financial Statements included elsewhere in this prospectus for additional information.

(d)
For the years ended December 31, 2014, 2013 and 2012, we recorded gains of $49.1 million, $17.0 million and $102.8 million, respectively, pursuant to repayments on our advances for Graton Resort. The gains were a result of the adjustment of the carrying amount of the project to fair value upon adoption of fresh-start reporting in June 2011, which resulted in the carrying amount of the advances being less than the amount due from the Graton Tribe.

(e)
Discontinued operations represents the results of Fertitta Interactive, which ceased operations in the fourth quarter of 2014. See Note 20 to the Consolidated Financial Statements included elsewhere in this prospectus for additional information.

(f)
For the period from January 1, 2011 through June 16, 2011, our Predecessors recognized net gains of approximately $3.9 billion as a direct result of the Chapter 11 bankruptcy cases.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the discussion and analysis in this section in conjunction with "Presentation of Financial Information," "Unaudited Pro Forma Condensed Consolidated Financial Information," "Selected Historical Consolidated Financial and Other Data" and the consolidated financial statements and accompanying notes included elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that are subject to numerous risks and other uncertainties, including, but not limited to, those described in the "Risk Factors" section of this prospectus. Our actual results may differ materially from those anticipated in the forward-looking statements. See "Risk Factors" and "Cautionary Statement Concerning Forward-Looking Statements."

Overview

        In May 2016, Red Rock completed an IPO of approximately 29.5 million shares of Class A Common Stock, at an offering price to the public of $19.50 per share. We received net proceeds from the IPO of approximately $541.0 million, which was used to purchase newly issued limited liability company interests in Station Holdco and outstanding LLC Units from existing members of Station Holdco. Station Holdco used the proceeds from the newly issued LLC Units to pay the majority of the purchase price of the Fertitta Entertainment Acquisition. As a result of the IPO and Reorganization Transactions, we manage and own an indirect equity interest in our operating company, Station LLC, through our ownership interest in Station Holdco, which holds all of the economic interests in Station LLC. Station LLC is a gaming, development and management company established in 1976 that develops and operates casino entertainment properties. Prior to the Fertitta Entertainment Acquisition, subsidiaries of Fertitta Entertainment managed Station LLC through long-term management agreements and, other than with respect to our Wild Wild West property, such management agreements were terminated in connection with the Fertitta Entertainment Acquisition. We have no operations outside of our management of Station LLC and our Condensed Consolidated Financial Statements reflect the consolidation of Station LLC and its consolidated subsidiaries, including the retrospective consolidation of Fertitta Entertainment, and Station Holdco for all periods presented. The financial position and results of operations attributable to LLC Units we do not own are reported separately as noncontrolling interest. Station Holdco, as combined with Fertitta Entertainment, is our predecessor for accounting purposes and accordingly, for all periods prior to May 2, 2016, the financial information presented herein represents the information of the predecessor.

        Station LLC currently owns and operates ten major gaming and entertainment facilities and ten smaller casinos (three of which are 50% owned) in the Las Vegas regional market. In addition, we manage Graton Resort in Sonoma County, California and Gun Lake Casino ("Gun Lake") in Allegan County, Michigan, both on behalf of Native American tribes.

        Our principal source of revenue and operating income is gaming, primarily slot revenue, and our non-gaming offerings include restaurants, hotels and other entertainment amenities. Our operating results are greatly dependent on the level of casino revenue generated at our properties. A substantial portion of our operating income is generated from our gaming operations, primarily from slot play, which represents approximately 80% to 85% of our casino revenue. The majority of our revenue is cash-based and as a result, fluctuations in our revenues have a direct impact on our cash flows from operations. Because our business is capital intensive, we rely heavily on the ability of our properties to generate operating cash flow to repay debt financing and fund capital expenditures.

        A significant portion of our business is dependent upon customers who live and/or work in the Las Vegas metropolitan area. The Las Vegas economy, although severely impacted by the recession and housing crisis that spanned from 2008 to 2011, began to stabilize in 2012 and, based on population and employment growth, is once again one of the fastest growing economies in the United States. Based on a recent U.S. Census Bureau release, Nevada was third among all states in percentage growth of population from June 2014 to July 2015. In addition, based on preliminary data for June 2016 from BLS, Las Vegas experienced a 2.9% year-over-year increase in employment to 941,100, which is an all-time high. This resulted in an unemployment rate of 6.9% which has declined from 14.1% in July 2011. Businesses and consumers in Las Vegas continue to increase their spending as evidenced by 37 consecutive months of year-over-year increases in taxable retail sales from July 2013 to July 2016. Home values have also improved significantly over the past several years with the median price of an existing single family home in Las Vegas up approximately 99% at August 2016 compared to January 2012, as reported by the Greater Las Vegas Association of Realtors.

        The Las Vegas economy has shown recent improvements in employment, taxable sales and home prices, and we believe the recent stabilization of the local economy, positive trends in many of the key economic indicators and future projects and infrastructure investments provide a foundation for future growth in our business. Although we experienced improved operating results over the past few years due, in part, to more favorable local economic conditions, we cannot be sure if, or how long, these favorable market conditions will persist or that they will continue to positively impact our results of operations.

Our Key Performance Indicators

        We use certain key indicators to measure our performance.

Gaming revenue measures:

  •
  Slot handle and table game drop are measures of volume. Slot handle represents the dollar amount wagered in slot machines, and table game drop represents the total amount of cash and net markers issued that are deposited in table game drop boxes.

  •
  Win represents the amount of wagers retained by us and recorded as casino revenue.

  •
  Hold represents win as a percentage of slot handle or table game drop.

        As our customers are primarily Las Vegas residents, our hold percentages are generally consistent from period to period. Fluctuations in our casino revenue are primarily due to the volume and spending levels of customers at our properties.

Food and beverage revenue measures:

  •
  Average guest check is a measure of sales and represents the average amount spent per customer visit.

  •
  Number of guests served is an indicator of volume.

Room revenue measures:

  •
  Occupancy is calculated by dividing total occupied rooms, including complimentary rooms, by total rooms available.

  •
  Average daily rate ("ADR") is calculated by dividing total room revenue, which includes the retail value of complimentary rooms, by total rooms occupied, including complimentary rooms.

  •
  Revenue per available room is calculated by dividing total room revenue by total rooms available.

Results of Operations For the Six Months Ended June 30, 2016 and 2015

        Information about our results of continuing operations is presented below (dollars in thousands, unaudited):

	Six Months Ended June 30,
	2016	2015	Percent change
Net revenues	$710,733	$680,587	4.4%
Operating income	163,836	146,098	12.1%
Casino revenues	473,567	463,737	2.1%
Casino expenses	176,407	172,178	2.5%
Margin	62.7%	62.9%
Food and beverage revenues	133,028	128,086	3.9%
Food and beverage expenses	87,025	81,754	6.4%
Margin	34.6%	36.2%
Room revenues	67,363	62,646	7.5%
Room expenses	24,278	23,090	5.1%
Margin	64.0%	63.1%
Other revenues	34,887	35,822	(2.6)%
Other expenses	12,027	13,038	(7.8)%
Management fee revenue	54,104	40,975	32.0%
Selling, general and administrative expenses	155,242	168,618	(7.9)%
Percent of net revenues	21.8%	24.8%
Depreciation and amortization	77,863	71,003	9.7%
Write-downs and other charges, net	13,334	2,393	n/m
Interest expense, net	69,146	72,977	(5.2)%
Loss on extinguishment/modification of debt	(7,084)	(90)	n/m
Provision for income tax	(7,502)	—	n/m
Net income attributable to Red Rock	63,292	69,897	n/m
Net income attributable to noncontrolling interests	17,939	3,782	n/m

n/m = not meaningful

        We view each of our Las Vegas casino properties as individual operating segments. We aggregate all of our Las Vegas operating segments into one reportable segment because all of our Las Vegas properties offer similar products, cater to the same customer base, have the same regulatory and tax structure, share the same marketing techniques, are directed by a centralized management structure and have similar economic characteristics. We also aggregate our Native American management arrangements into one reportable segment. The results of operations for our Native American management segment are discussed in the section entitled "Management Fee Revenue" below and the results of operations of our Las Vegas operations are discussed in the remaining sections below.

        Net Revenues.    Net revenues for the six months ended June 30, 2016 increased by 4.4%, as compared to the prior year period primarily reflecting increases in casino, food and beverage, room and management fee revenue, all of which are discussed below.

        Operating Income.    Operating income increased by 12.1% for the six months ended June 30, 2016, as compared to the prior year period. Components of operating income for the six month comparative period are discussed below.

        Casino.    Casino revenues increased by 2.1% for the six months ended June 30, 2016, as compared to the prior year period due to higher slot and table games revenue, which was partially offset by lower race and sports revenue. The increase in slot revenue was primarily attributable to a 3.8% increase in slot handle for the six month period. The increase in table games revenue for the six months ended June 30, 2016 was attributable to a 6.3% increase in drop. The decrease in race and sports revenue was primarily due to a 1.9 percentage point decrease in hold percentage for the six months ended June 30, 2016, as compared to the prior year period. For the six months ended June 30, 2016, casino expenses increased by 2.5%, as compared to the prior year period, commensurate with the increase in revenues.

        Food and Beverage.    For the six months ended June 30, 2016, food and beverage revenue increased by 3.9%, as compared to the prior year period largely due to the opening of several new restaurants. The average guest check increased 6.4% for the six months ended June 30, 2016, as compared to the prior year period. Food and beverage expenses increased by 6.4% for the six months ended June 30, 2016, as compared to the prior year period, primarily due to higher compensation expense and cost of sales in connection with the new restaurants.

        Room.    The following table shows key information about our hotel operations:

	Six Months Ended June 30,
	2016	2015
Occupancy	94.2%	94.2%
Average daily rate	$87.00	$81.36
Revenue per available room	$81.99	$76.67

        For the six months ended June 30, 2016, room revenues increased by 7.5%, primarily due to an increase of 6.9% in ADR as compared to the prior year period. Room expenses increased by 5.1% for the six months ended June 30, 2016 as compared to the prior year period as a result of the increased revenues.

        Other.    Other revenues primarily represent revenues from tenant leases, retail outlets, bowling, spas and entertainment. Other revenues decreased by $0.9 million for the six months ended June 30, 2016 as compared to the prior year period. Other expenses decreased by $1.0 million for the six months ended June 30, 2016, as compared to the prior year period, mainly due to lower cost of sales.

        Management Fee Revenue.    Management fee revenue primarily represents fees earned from our management agreements with Graton Resort and Gun Lake. For the six months ended June 30, 2016, management fee revenue increased to $54.1 million, as compared to $41.0 million, for the prior year period due to improved results from both Graton Resort and Gun Lake. This improvement was related to increased casino revenues due to higher slot handle, as well as lower interest costs as a result of debt refinancings at Graton Resort.

        Management fee revenue also includes reimbursable costs, which represent amounts received or due under our management agreements with Native American tribes for the reimbursement of expenses, primarily payroll costs, that we incur on their behalf. We recognize reimbursable cost revenues on a gross basis with an offsetting amount charged to operating expenses. Reimbursable cost revenues for the six months ended June 30, 2016 were $3.9 million and were $3.5 million, for the six months ended June 30, 2015.

        Selling, General and Administrative ("SG&A").    For the six months ended June 30, 2016, SG&A expenses decreased by $13.4 million, or 7.9%, as compared to the prior year period. The decreases were mainly due to lower compensation expense, including decreases in share-based compensation of $8.6 million, as compared to the prior year period, as well as a $2.5 million donation to UNLV in the prior year periods and the impact of a $1.1 million settlement with a vendor in the current year period. These decreases were partially offset by increased advertising and promotions expense primarily related to the 10th anniversary celebration for our Red Rock property, as well as incremental costs associated with being a public company.

        Depreciation and Amortization.    For the six months ended June 30, 2016, depreciation and amortization expense increased to $77.9 million as compared to $71.0 million, for the prior year period primarily due to accelerated depreciation related to remodeling projects.

        Write-downs and Other Charges, net.    Write-downs and other charges, net includes losses on asset disposals, severance expense and non-routine transactions. For the six months ended June 30, 2016, write-downs and other charges, net, totaled $13.3 million. Included in this amount was $9.0 million in IPO-related advisory, legal and other transaction-related costs that were not deferred as direct and incremental costs of the IPO, as well as costs related to the Fertitta Entertainment Acquisition. We also incurred $1.3 million in costs associated with various development and acquisition activities, including the pending acquisition of Palms Casino Resort.

        Write-downs and other charges, net, for the six months ended June 30, 2015 included losses from the write-off of canceled debt offering costs and investments in two joint ventures, as well as losses on fixed asset disposals, partially offset by the $5.6 million gain on the sale of land previously held for development.

        Interest Expense, net.    Interest expense, net for the six months ended June 30, 2016 decreased to $69.1 million as compared to $73.0 million for the prior year period. The decrease in interest expense, net for the six months ended June 30, 2016 as compared to the prior year period was primarily due to a decrease in interest expense on Station LLC's interest rate swaps. In July 2015, one of Station LLC's interest rate swaps matured and certain deferred losses that were being reclassified from accumulated other comprehensive loss into interest expense became fully amortized. For the six months ended June 30, 2016, interest expense on Station LLC's interest rate swap was $1.6 million as compared to $6.2 million for the prior year period. In addition, interest expense on Station LLC's $1.625 billion term loan facility decreased by approximately $5.2 million for the six months ended June 30, 2016 as compared to the prior year period as a result of principal reductions. In June 2016, Station LLC refinanced its $1.625 billion term loan facility and its $350.0 million revolving credit facility (together, the "Prior Credit Facility") and terminated its interest rate swap. As a result of the debt refinancing, the stated interest rate on Station LLC's Term Loan B facility decreased from 4.25% at December 31, 2015 to 3.75% at June 30, 2016 due to a 25 basis point decrease in the applicable margin and a 25 basis point decrease in the minimum LIBOR.

        Loss on Extinguishment/Modification of Debt.    For the six months ended June 30, 2016, loss on extinguishment/modification of debt totaled $7.1 million, which was primarily related to the refinancing of the Prior Credit Facility in June 2016 by Station LLC entering into a new credit agreement (the "New Credit Facility") consisting of a term loan A facility with an outstanding principal amount of $225.0 million (the "Term A Facility"), a term loan B facility with an outstanding principal amount of $1.5 billion (the "Term B Facility") and a revolving credit facility with $685.0 million of borrowing availability (the "Revolver"). As a result of the refinancing, we recognized a $6.6 million loss on debt extinguishment/modification, which included $2.9 million in third-party fees and the write-off of $3.7 million in unamortized debt discount and debt issuance costs related to the extinguished principal amount under the Prior Credit Facility.

        Provision for Income Tax.    Income tax expense totaled $7.5 million for the six months ended June 30, 2016. As a result of the IPO and related reorganization transactions completed in May 2016, we hold an economic interest of approximately 36% in Station Holdco, which holds all of the economic interests in Station LLC. We have been designated as the sole managing member of both Station Holdco and Station LLC, and consolidate the financial position and results of operations of Station LLC and its subsidiaries and Station Holdco. The approximate 64% ownership in Station Holdco is considered noncontrolling interest. Station Holdco is treated as a partnership for income tax reporting and Station Holdco's members are liable for federal, state and local income taxes based on their share of Station Holdco's taxable income. We are not liable for the noncontrolling interests' share of Station Holdco's taxable income and therefore our effective tax rate for the six months ended June 30, 2016 was, and is expected to continue to be, significantly less than statutory rates.

        Net Income Attributable to Noncontrolling Interests.    Net income attributable to noncontrolling interests for the six months ended June 30, 2016 represents the portion of net income for the period May 2, 2016 through June 30, 2016 attributable to the approximate 64% ownership interest in Station Holdco not held by us, as well as the portion of MPM's net income that is not attributable to us. Net income attributable to noncontrolling interests for the prior year periods represents the portion of MPM's net income that is not attributable to us.

Results of Operations For the Years Ended December 31, 2015, 2014 and 2013

        The following table presents information about our results of continuing operations (dollars in thousands):

	Year Ended December 31,
	2015	Percent change	2014	Percent change	2013
Net revenues	$1,352,135	4.7%	$1,291,616	2.8%	$1,256,137
Operating income	287,189	21.1%	237,061	10.3%	214,976
Casino revenues	922,154	2.8%	897,361	1.7%	882,241
Casino expenses	347,509	1.8%	341,490	0.5%	339,651
Margin	62.3%		61.9%		61.5%
Food and beverage revenues	251,235	5.0%	239,212	1.5%	235,722
Food and beverage expenses	162,722	3.5%	157,191	(2.8)%	161,790
Margin	35.2%		34.3%		31.4%
Room revenues	122,888	9.1%	112,664	6.7%	105,630
Room expenses	46,559	2.4%	45,479	5.6%	43,062
Margin	62.1%		59.6%		59.2%
Other revenues	69,728	(1.1)%	70,522	4.6%	67,431
Other expenses	25,454	(12.2)%	28,979	9.0%	26,580
Management fee revenue	88,859	29.2%	68,782	15.1%	59,758
Selling, general and administrative expenses	327,857	2.4%	320,120	(2.3)%	327,820
Percent of net revenues	24.2%		24.8%		26.1%
Depreciation and amortization	137,865	7.7%	127,961	(0.8)%	128,958
Impairment of goodwill	—	n/m	—	n/m	1,183
Asset impairment	6,301	n/m	11,739	n/m	—
Write-downs and other charges, net	9,514	n/m	20,956	n/m	11,895
Interest expense, net	144,489	(4.8)%	151,702	(8.2)%	165,220
Loss on extinguishment/modification of debt	90	n/m	4,132	n/m	147,131
Gain on Native American development	—	n/m	49,074	n/m	16,974

n/m = not meaningful

        Net Revenues.    Net revenues for the year ended December 31, 2015 increased by 4.7% to $1.35 billion as compared to $1.29 billion for the year ended December 31, 2014. The increase in net revenues during 2015 reflected increases in casino, food and beverage, room and management fee revenue, offset slightly by a decrease in other revenues, all of which are discussed below. We believe the increase in net revenues was primarily due to the ongoing economic recovery described above, as well as our strategic marketing activities.

        Net revenues for the year ended December 31, 2014 increased by 2.8% to $1.29 billion as compared to $1.26 billion for the year ended December 31, 2013. The increase in net revenues during 2014 was due to management fee revenue from Graton Resort, which opened in November 2013, as well as improvements in casino and room revenue. The components of net revenues are discussed below.

        Operating Income.    Operating income increased 21.1% to $287.2 million for the year ended December 31, 2015 as compared to $237.1 million for the year ended December 31, 2014 due to improvements in operating income from casino, food and beverage, and rooms in addition to higher management fee revenue from Graton Resort. Operating income increased by 10.3% to $237.1 million for the year ended December 31, 2014 as compared to $215.0 million for the prior year due to increased management fee revenue from both Graton Resort and Gun Lake, as well as improvements in operating income from casino and rooms. The components of operating income are discussed below.

        Casino.    Casino revenues increased $24.8 million to $922.2 million for the year ended December 31, 2015 as compared to $897.4 million for the prior year, primarily due to higher slot and table games revenue, partially offset by lower race and sports revenue. The increase in slot revenue was attributable to a 2.9% increase in slot handle. The increase in table games revenue was primarily attributable to a 6.5% increase in drop. The decrease in race and sports revenue was primarily due to a 0.8 percentage point decrease in hold percentage. For the year ended December 31, 2015, casino expenses increased by $6.0 million or 1.8% as compared to the prior year, commensurate with the increase in revenues.

        Casino revenues increased to $897.4 million for the year ended December 31, 2014 as compared to $882.2 million for the prior year. The improvement was primarily due to increased slot revenues and sports win. Casino expenses increased slightly for the year ended December 31, 2014 as compared to the prior year.

        Food and Beverage.    Food and beverage revenues for the year ended December 31, 2015 increased to $251.2 million as compared to $239.2 million for 2014. The improvement was primarily due to increased volume at our food and beverage outlets, including the impact of several new restaurants, as well as higher catering revenue from our convention and meeting business. For the year ended December 31, 2015, the number of restaurant guests served increased by 1.3% as compared to the prior year, and the average guest check increased by 3.9%. Food and beverage expenses increased by 3.5% for the year ended December 31, 2015 as compared to the prior year, mainly due to the increased volume at our food and beverage establishments.

        Food and beverage revenues for the year ended December 31, 2014 increased to $239.2 million as compared to $235.7 million for 2013. The improvement was primarily due to a $3.9 million increase in catering revenue, partially offset by the impact of the closure of several restaurants during the year for renovation. For the year ended December 31, 2014, the average guest check increased by 2.5% as compared to the prior year, and the number of restaurant guests served decreased by 1.8% due to the restaurant closures. Food and beverage expense for the year ended December 31, 2014 decreased as compared to the prior year, mainly due to lower payroll and related costs as a result of the restaurant closures.

        Room.    The following table shows key information about our hotel operations:

	Year Ended December 31,
	2015	2014	2013
Occupancy	93.5%	90.6%	88.9%
Average daily rate	$79.11	$74.53	$70.63
Revenue per available room	$73.93	$67.49	$62.79

        Room revenues for the year ended December 31, 2015 increased by 9.1% to $122.9 million as compared to $112.7 million for the year ended December 31, 2014 due to a 290 basis point increase in occupancy rate and a 6.1% improvement in ADR as compared to the prior year. We believe the improvement in our hotel results is due to our ongoing focus on yield management. Room expenses increased by 2.4% for the year ended December 31, 2015 as compared to the prior year, primarily due to higher payroll and related costs resulting from the higher occupancy rate.

        Room revenues for the year ended December 31, 2014 increased by 6.7% to $112.7 million as compared to $105.6 million for the prior year due to a 170 basis point improvement in the occupancy rate and a 5.5% improvement in ADR. Room expenses for the year ended December 31, 2014 increased by 5.6% as compared to the prior year, mainly due to higher payroll and related costs associated with the increased occupancy.

        Other.    Other revenues primarily include revenues from tenant leases, retail outlets, bowling, spas and entertainment. Other revenues for the year ended December 31, 2015 decreased by 1.1% to $69.7 million as compared to $70.5 million for the prior year. Other expenses for the year ended December 31, 2015 decreased by 12.2% as compared to the prior year. The decrease in other revenues and other expenses for the year ended December 31, 2015 was mainly due to lower fuel prices at our Wild Wild West truck plaza. Other revenues for the year ended December 31, 2014 increased by 4.6% to $70.5 million as compared to $67.4 million for the prior year, primarily due to increased revenue from our retail shops. Other expenses for the year ended December 31, 2014 increased by 9.0% as compared to the prior year, largely due to the increased sales at our retail shops.

        Management Fee Revenue.    Management fee revenue is based on the operating results of our managed properties, and primarily represents fees earned from our management agreements with Graton Resort, which opened in November 2013, and Gun Lake. For the year ended December 31, 2015, management fee revenue increased to $88.9 million as compared to $68.8 million for the prior year due to improved results at both Graton Resort and Gun Lake. This improvement resulted from increased casino revenues due to higher slot handle, as well as lower interest costs as a result of debt refinancings at Graton Resort. For the year ended December 31, 2014, management fee revenue increased to $68.8 million as compared to $59.8 million for the prior year, primarily due to a full year of management fees from Graton Resort in 2014, compared to two months in 2013.

        Management fee revenue also includes reimbursable costs, which represent amounts received or due pursuant to our management agreements with Native American tribes, primarily the Graton Tribe, for the reimbursement of expenses, primarily payroll costs, that we incur on their behalf. We recognize reimbursable cost revenues on a gross basis with an offsetting amount charged to operating expenses. Management fee revenue for the years ended December 31, 2015, 2014 and 2013 included $7.3 million, $7.5 million and $12.6 million in reimbursable costs, respectively. Reimbursable costs for Graton Resort were higher for the year ended December 31, 2013 due to costs incurred in preparation for its opening.

        SG&A.    SG&A expenses increased by 2.4% to $327.9 million for the year ended December 31, 2015 as compared to $320.1 million for the prior year, mainly due to an increase in share-based compensation expense and a $2.5 million donation to UNLV to contribute to the construction of a new building for the hotel college, partially offset by a net decrease in various other SG&A expenses.

        SG&A expenses decreased by 2.3% to $320.1 million for the year ended December 31, 2014 as compared to $327.8 million for the prior year, mainly due to a $5.1 million reduction in reimbursable expenses under our management agreements, partially offset by increases in various other SG&A expenses. Excluding reimbursable expenses, SG&A expenses for the year ended December 31, 2014 decreased less than 1.0% as compared to the prior year.

        Depreciation and Amortization.    Depreciation and amortization expense for the year ended December 31, 2015 increased to $137.9 million as compared to $128.0 million for the prior year due to fixed asset purchases as well as accelerated depreciation related to room remodeling projects. Depreciation and amortization expense for the year ended December 31, 2014 decreased slightly to $128.0 million as compared to $129.0 million for 2013, primarily due to shorter-lived assets becoming fully depreciated, partially offset by amortization of the Graton management contract intangible asset, which began in November 2013.

        Asset Impairment.    During the year ended December 31, 2015, we recognized asset impairment charges totaling $6.3 million, primarily representing the write-down of two parcels of undeveloped land in Las Vegas to their estimated fair values. During the year ended December 31, 2014, we sold approximately 101 acres of land held for development in Reno, Nevada for approximately $2.0 million and recognized an impairment loss of $11.7 million to write down the carrying amount of the land to its estimated fair value less cost to sell. During the year ended December 31, 2013, we recognized a goodwill impairment charge of $1.2 million related to two taverns.

        Write-downs and Other Charges, net.    Write-downs and other charges, net includes charges such as losses on asset disposals, severance expense and non-routine transactions. Write-downs and other charges, net, for the year ended December 31, 2015 totaled $9.5 million, primarily representing $5.8 million in transaction-related expenses for the Fertitta Entertainment Acquisition and this Offering. Write-downs and other charges, net for the year ended December 31, 2015 also included a $1.7 million net loss on the disposal of assets, primarily property and equipment and the write-off of our $1.8 million investment in Tejon, partially offset by $6.7 million in net gains on disposal of land held for development. For the year ended December 31, 2014, write-downs and other charges, net totaled $21.0 million, primarily due to the abandonment of certain assets, including an amphitheater and an outdoor water feature, as well as several restaurant renovation projects. For the year ended December 31, 2013, write-downs and other charges, net totaled $11.9 million, primarily representing net losses on asset disposals.

        Interest Expense, net.    The following table presents summarized information about our interest expense (in thousands):

	Year Ended December 31,
	2015	2014	2013
Interest cost, net of interest income	$125,463	$133,520	$141,555
Amortization of debt discount and debt issuance costs	19,026	18,182	23,665

Interest expense, net	$144,489	$151,702	$165,220

        Interest expense, net, for the year ended December 31, 2015 was $144.5 million as compared to $151.7 million for the prior year. The decrease in interest expense, net as compared to the prior year was primarily due to principal reductions on our $1.625 billion term loan and the impact of the March

2014 repricing of the term loan, which resulted in an interest rate reduction of 75 basis points on that portion of our debt. Interest expense, net, for the year ended December 31, 2014 was $151.7 million as compared to $165.2 million for the prior year. The term loan repricing reduced our cash interest expense by approximately $8.8 million for the year ended December 31, 2014.

        Interest expense, net, includes the impact of our interest rate swaps that were designated in cash flow hedging relationships, which effectively converted $920.0 million of our variable-rate debt to a fixed rate. For the years ended December 31, 2015, 2014 and 2013, interest rate swaps increased our interest expense by $8.5 million, $12.9 million and $13.1 million, respectively. These amounts included deferred losses on discontinued cash flow hedging relationships that were being reclassified from accumulated other comprehensive loss into interest expense while the previously hedged cash flows continued to occur.

        Loss on Extinguishment/Modification of Debt.    During the year ended December 31, 2014, we recognized a $4.1 million loss on extinguishment/modification of debt, primarily related to the March 2014 repricing of our Term Loan Facility. During the year ended December 31, 2013, we recognized a $147.1 million loss on extinguishment/modification of debt, primarily related to the refinancing of approximately $2.1 billion of our then outstanding long-term debt. These losses primarily resulted from the write-off of unamortized debt discounts and debt issuance costs related to previous credit facilities. See Note 10 to the Consolidated Financial Statements for additional information about these transactions.

        Gain on Native American Development.    For the years ended December 31, 2014 and 2013, we recognized gains as a result of repayments on our advances to Graton Resort. The gains were due to the adjustment of the carrying amount of the advances to fair value upon our adoption of fresh-start reporting in 2011, and our deferral of the return on the advances until the carrying amount had been recovered and the return was realizable. In 2013, we recognized a gain of $17.0 million on the advances, and in 2014 we recognized a gain of $49.1 million when we received the final payment of the remaining amounts due from the Graton Tribe. We have no ongoing contractual obligation related to amounts collected from the Graton Tribe, and the amounts are nonrefundable.

        Discontinued Operations.    Discontinued operations represents the operating results of Fertitta Interactive, which ceased operating in November 2014. The net loss from discontinued operations for the years ended December 31, 2015, 2014 and 2013 was $0.2 million, $42.5 million and $25.0 million, respectively. See Note 20 to the Consolidated Financial Statements for additional information.

Liquidity and Capital Resources

        The following liquidity and capital resources discussion contains certain forward-looking statements with respect to our business, financial condition, results of operations, dispositions, acquisitions, investments and subsidiaries, which involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein. You should read the information presented below in conjunction with Red Rock's consolidated financial statements and accompanying notes included elsewhere in this prospectus, as well as "Capitalization" and "Risk Factors," included elsewhere in this prospectus.

        In May 2016, we completed our IPO of Class A Common Stock, and received net proceeds of approximately $541.0 million, of which we used $112.5 million to purchase limited liability company interests in Station Holdco from certain existing owners prior to the IPO and $4.1 million to pay withholding tax obligations. In addition, we used proceeds from the IPO to pay certain transaction costs and expenses. We used the remaining net proceeds, along with additional borrowings under the Prior Credit Facility, to finance the Fertitta Entertainment Acquisition. Of the $460.0 million purchase price, $51.0 million was used to repay amounts outstanding under Fertitta Entertainment's credit facility,

$18.7 million was paid to settle Fertitta Entertainment's liability-classified equity awards, and $389.1 million was recognized as a deemed distribution to Fertitta Entertainment's equity holders.

        At June 30, 2016, we had $251.4 million in cash and cash equivalents, which included net proceeds from the refinancing of Station LLC's credit facility in June 2016. At June 30, 2016, Station LLC's borrowing availability under its Revolver, subject to continued compliance with the terms of the credit agreement governing its credit facility, was $651.8 million, which is net of $33.2 million in outstanding letters of credit and similar obligations.

        Our anticipated uses of cash for the remainder of 2016 include (i) principal and interest payments on Station LLC's indebtedness totaling approximately $15.0 million and $56.7 million, respectively, (ii) approximately $80.0 million to $90.0 million for capital expenditures and (iii) distributions to noncontrolling interest holders of Station Holdco and dividends to holders of our Class A Common Stock. Station LLC financed the estimated $316.7 million net cash consideration purchase of Palms Casino Resort, which closed on October 1, 2016 by using approximately $186.7 million of cash on hand and by incurring approximately $130.0 million of borrowings under the Revolver, which reduced the undrawn availability to $521.8 million.

        For August 2016, Station Holdco paid a cash distribution of $11.6 million to its members. Of this amount, $7.5 million was paid to the noncontrolling interest holders of Station Holdco, and the remaining $4.1 million was used to pay a cash dividend of $0.10 per Class A common share for the third quarter of 2016.

        We are obligated to make payments under the tax receivable agreement, which is described in Note 13 to the Condensed Consolidated Financial Statements. At June 30, 2016, such obligations totaled $44.5 million. Although the amount of any payments that must be made under the tax receivable agreement may be significant, the timing of these payments will vary and will generally be limited to one payment per year. The amount of such payments is also limited to the extent we utilize the related deferred tax assets. The payments that we are required to make will generally reduce the amount of overall cash that might have otherwise been available to us, but we expect the cash tax savings we will realize from the utilization of the related deferred tax assets to fund the required payments.

        We believe that cash flows from operations, available borrowings under the New Credit Facility and existing cash balances will be adequate to satisfy our anticipated uses of capital for the next twelve months. We regularly assess our projected capital requirements for capital expenditures, repayment of debt obligations, and payment of other general corporate and operational needs. In the long term, we expect that we will fund our capital requirements with a combination of cash generated from operations, borrowings under the Revolver and the issuance of new debt or equity as market conditions may permit. However, our cash flow and ability to obtain debt or equity financing on terms that are satisfactory to us, or at all, may be affected by a variety of factors, many of which are outside of our control, including competition, general economic and business conditions and financial markets. As a result, we cannot provide any assurance that we will generate sufficient income and liquidity to meet all of our liquidity requirements or other obligations.

        The indenture (the "Indenture") governing our 7.50% Senior Notes due 2021 (the "7.50% Senior Notes") and the New Credit Facility each contain, and future debt financing arrangement may contain, covenants limiting the ability of Station LLC to make distributions and other payments to its members, including Station Holdco. Red Rock will rely on distributions from Station Holdco to fund its capital requirements. In general, the Indenture governing the 7.50% Senior Notes and the Credit Facility limit distributions and other payments pursuant to a formula which permits distributions and payments to be made if they, together with any other "restricted payments," do not exceed 50% of cumulative net income since January 1, 2013 (less 100% of all losses during such period), plus certain other amounts, including proceeds from the issuance of equity securities or equity contributions. Any such distributions would be made to Station Holdco and would, in turn, be made by Station Holdco to its members on a pro-rata basis based on the percentage of their respective membership interests. The capital needs of Red Rock are expected to be substantially limited to required tax payments, legal and accounting expenses incurred in connection with its reporting obligations as a public company, compensation paid to its directors, its obligations under the tax receivable agreement and payment of dividends to its stockholders to the extent that such dividends are declared by the board of directors of Red Rock. As a result, we expect that the restrictions on distributions contained in the Indenture governing our 7.50% Senior Notes and our Credit Facility will not adversely impact the liquidity of Red Rock in the foreseeable future. However, there can be no assurance that such restrictions will not impact the liquidity of Red Rock in future periods.

        Dividend Policy.    Subject to legally available funds, we intend to pay quarterly cash dividends to the holders of our Class A Common Stock initially equal to $0.10 per share of Class A Common Stock. The declaration, amount and payment of any future dividends on shares of our Class A Common Stock will be at the sole discretion of our board of directors and we may reduce or discontinue entirely the payment of such dividends at any time.

        Red Rock is a holding company and has no material assets other than its direct and indirect ownership of LLC Units in Station Holdco and its voting interest in Station LLC. We intend to cause Station Holdco to make distributions to us in an amount sufficient to cover cash dividends, if any, declared by us. If Station Holdco makes such distributions to us, the other holders of LLC Units will also be entitled to receive distributions pro rata in accordance with the percentages of their respective limited liability company interests.

        The existing debt agreements of Station LLC, including those governing its Credit Facility and 7.50% Senior Notes, contain restrictive covenants that limit its ability to make distributions. Because the only asset of Station Holdco is Station LLC, the limitations on such distributions will effectively limit the ability of Station Holdco to make distributions to Red Rock. In addition, any financing arrangements that we or any of our subsidiaries enter into in the future may contain similar restrictions. Furthermore, Station Holdco's ability to pay dividends may be limited by applicable provisions of Delaware law and subsidiaries of Station Holdco, including Station LLC and its subsidiaries, are generally subject to similar legal limitations on their ability to make distributions to their members or equityholders. See "Risk Factors—Risks Related to Ownership of our Class A Common Stock and This Offering—We may not have sufficient funds to pay dividends on our Class A Common Stock" and "Dividend Policy."

Cash Flow

        A summary of our cash flow information is presented below (amounts in thousands):

	Six Months Ended June 30,		Year Ended December 31,
	2016	2015	2015	2014	2013
	(unaudited)
Cash flows provided by (used in):
Operating activities	$165,982	$178,159	$349,440	$269,791	$250,690
Investing activities	(82,756)	(45,663)	(106,273)	(42,887)	(94,237)
Financing activities	51,561	(137,792)	(249,860)	(241,668)	(148,536)

Cash Flows from Operations

  For the Six Months Ended June 30, 2016 and 2015

        Our operating cash flows primarily consist of operating income generated by our properties (excluding depreciation and other non-cash charges), interest paid and normal fluctuations in working capital accounts such as inventories, prepaid expenses, receivables and payables. The majority of our revenue is generated from our slot machine and table game play, which is conducted mainly on a cash basis. Our food and beverage, room and other revenues are also primarily cash-based. As a result, fluctuations in our revenues have a direct impact on our cash flow from operations. For the six months ended June 30, 2016, cash provided by operating activities decreased to $166.0 million as compared to $178.2 million for the prior year period, primarily due to the settlement of liability classified equity awards of Fertitta Entertainment, partially offset by improved operating results at our properties and our Native American managed properties as described under Results of Operations above. Cash paid for interest decreased to $52.0 million for the six months ended June 30, 2016 as compared to $56.4 million for the prior year period as a result of a decrease in the principal amount outstanding on Station LLC's debt.

  For the Years Ended December 31, 2015, 2014 and 2013

        During the year ended December 31, 2015, net cash provided by operating activities totaled $349.4 million, compared to $269.8 million for the prior year. The increase in net cash provided by operating activities for the year ended December 31, 2015 as compared to the prior year is primarily due to improved operating results from our properties and our Native American managed properties as described under Results of Operations above. Additionally, cash paid for interest decreased by $5.0 million for the year ended December 31, 2015 as compared to the prior year as a result of the March 2014 repricing of our Term Loan Facility and a decrease in the principal amount outstanding on our debt.

        For the year ended December 31, 2014, net cash provided by operating activities totaled $269.8 million, compared to $250.7 million for the prior year. The increase in net cash provided by operating activities for the year ended December 31, 2014 as compared to the prior year was due to a $12.6 million increase in management fees from Graton Resort, partially offset by an increase of $8.9 million in cash paid for interest on our debt, as well as normal fluctuations in our working capital accounts.

        Cash flows from operating activities also reflect normal fluctuations in our working capital accounts. Operating cash flows for the year ended December 31, 2014 and 2013 included $24.5 million and $20.5 million, respectfully, of net cash outflows for discontinued operations. For the year ended December 31, 2015, operating cash flows for discontinued operations were nominal.

Cash Flows from Investing Activities

  For the Six Months Ended June 30, 2016 and 2015

        During the six months ended June 30, 2016 and 2015, we paid $87.6 million and $51.2 million, respectively, for capital expenditures, consisting primarily of various renovation projects at our properties. In addition, during the six months ended June 30, 2016, we sold a consolidated subsidiary of Fertitta Entertainment, which held an aircraft and related debt, to a related party for $8.0 million in cash, we collected $18.3 million of related party notes, and we deposited $20.0 million into an escrow account in connection with the pending acquisition of Palms Casino Resort. During the six months ended June 30, 2015, we received $8.2 million in proceeds from asset sales, primarily land in Las Vegas that was previously held for development.

  For the Years Ended December 31, 2015, 2014 and 2013

        During the years ended December 31, 2015, 2014 and 2013, we paid $129.9 million, $102.7 million and $86.7 million, respectively, for capital expenditures, consisting primarily of various renovation projects at our properties, information technology equipment purchases and slot machine purchases. During the years ended December 31, 2015, 2014 and 2013, we paid $1.8 million, $2.6 million and $3.6 million, respectively, in reimbursable advances for the North Fork Project.

        During the year ended December 31, 2015, we received $26.3 million in proceeds from asset sales, primarily from the sale of land previously held for development. During the year ended December 31, 2014, we received repayments totaling $66.0 million on our advances for Graton Resort, which have now been repaid in full.

Cash Flows from Financing Activities

  For the Six Months Ended June 30, 2016 and 2015

        In May 2016, we received net proceeds from the IPO of approximately $532.0 million, which is net of $4.9 million of offering costs and a $4.1 million tax withholding payment. We used $112.5 million to purchase outstanding LLC Units from existing members of Station Holdco. Station LLC used the remaining proceeds from the IPO, along with additional borrowings under its Prior Credit Facility, to complete the purchase of Fertitta Entertainment. Of the Fertitta Entertainment purchase price, $51.0 million was used to repay amounts outstanding under Fertitta Entertainment's credit facility and $389.1 million was recognized as a deemed distribution to Fertitta Entertainment's equity holders.

        During the six months ended June 30, 2016, Station LLC entered into the New Credit Facility with an initial principal balance of $1.725 billion, the proceeds of which were used to repay the principal balance outstanding under the Prior Credit Facility and to pay related fees and costs totaling $36.8 million. During the same period, we paid $94.1 million in distributions to members of Station Holdco and Fertitta Entertainment, which included $22.9 million in tax distributions, and MPM paid $6.4 million in distributions to its noncontrolling interest holders. During the six months ended June 30, 2016, we paid $6.0 million to the noncontrolling interest holders of MPM related to a note payable, and we paid $7.3 million to terminate an interest rate swap.

        During the six months ended June 30, 2015, we paid $73.3 million in principal payments on our indebtedness, which included a mandatory excess cash flow payment of $61.0 million. During the same period, Station Holdco paid $76.4 million in distributions to its members and MPM paid $5.7 million in distributions to noncontrolling interest holders.

  For the Years Ended December 31, 2015, 2014 and 2013

        During the year ended December 31, 2015, Station LLC paid $84.1 million in principal payments on its indebtedness, and Fertitta Entertainment incurred $52.4 million in additional indebtedness, which was primarily used for an asset purchase. During the same period, we paid $211.2 million in distributions to our members, and MPM and Fertitta Interactive paid $10.7 million and $0.2 million, respectively, in distributions to noncontrolling interest holders.

        During the year ended December 31, 2014, we paid $74.3 million in principal payments on our indebtedness and $153.3 million in distributions to our members. For the same period, MPM paid $10.1 million in distributions to noncontrolling interest holders and Fertitta Interactive received capital contributions of $10.0 million from noncontrolling interest holders to fund its operations. In addition, we paid $2.5 million in fees and costs related to Station LLC's March 2014 debt repricing.

        During the year ended December 31, 2013, we paid $69.2 million in distributions to our members, and MPM paid $10.2 million in distributions to noncontrolling interest holders. During 2013, Fertitta

Interactive received capital contributions from noncontrolling interest holders totaling $15.3 million. In addition, Station LLC paid $35.9 million in fees and costs related to the refinancing of approximately $2.1 billion of its outstanding indebtedness in March 2013.

Off-Balance Sheet Arrangements

        We have not entered into any transactions with special purpose entities nor do we have any derivative arrangements other than the interest rate swaps described in Note 7 to the Condensed Consolidated Financial Statements. We do not have any retained or contingent interest in assets transferred to an unconsolidated entity. At June 30, 2016, we had outstanding letters of credit and similar obligations totaling $33.2 million.

Description of Certain Indebtedness

        As of June 30, 2016 and December 31, 2015, long-term debt consisted of the following indebtedness of Station LLC (amounts in thousands):

	June 30, 2016	December 31, 2015
$1.5 billion Term Loan B Facility, due June 8, 2023, interest at a margin above LIBOR or base rate (3.75% at June 30, 2016), net of unamortized discount and deferred issuance costs of $46.0 million at June 30, 2016	$1,453,992	$—
$225 million Term Loan A Facility, due June 8, 2021, interest at a margin above LIBOR or base rate (2.95% at June 30, 2016), net of unamortized discount and deferred issuance costs of $8.3 million at June 30, 2016	216,681	—
$685 million Revolving Credit Facility, due June 8, 2021, interest at a margin above LIBOR or base rate (2.95% at June 30, 2016)	—	—
$1.625 billion Term Loan B Facility, due March 1, 2020, interest at a margin above LIBOR or base rate (4.25% at December 31, 2015), net of unamortized discount and deferred issuance costs of $45.6 million at December 31, 2015	—	1,423,026
$350 million Revolving Credit Facility, due March 1, 2018, interest at a margin above LIBOR or base rate (6.00% at December 31, 2015)	—	20,000
$500 million 7.50% Senior Notes, due March 1, 2021, net of unamortized discount and deferred issuance costs of $10.4 million and $11.3 million at June 30, 2016 and December 31, 2015, respectively	489,633	488,735
Restructured Land Loan, due June 17, 2017, interest at a margin above LIBOR or base rate (4.96% and 3.92% at June 30, 2016 and December 31, 2015, respectively), net of unamortized discount of $1.1 million and $2.1 million, respectively	114,800	112,517
Other long-term debt, weighted-average interest of 3.86% and 4.46% at June 30, 2016 and December 31, 2015, respectively, net of unamortized deferred issuance costs of $0.4 million at December 31, 2015, maturity dates ranging from 2017 to 2027	36,180	110,919

Total long-term debt	2,311,286	2,155,197
Current portion of long-term debt	(62,579)	(88,937)

Total long-term debt, net	$2,248,707	$2,066,260

New Credit Facility

        In June 2016, Station LLC entered into a new credit facility consisting of a $225.0 million Term A Facility, a $1.5 billion Term B Facility and a Revolver with $685.0 million of borrowing availability.

        At June 30, 2016, Station LLC's borrowing availability under the Revolver, subject to continued compliance with the terms of the Credit Facility, was $651.8 million, which is net of $33.2 million in outstanding letters of credit and similar obligations.

        The Term A Facility and the Revolver will mature in June 2021. The Term B Facility will mature in June 2023. Station LLC must pay a 1.00% premium if it prepays the Term B Facility prior to June 8, 2017. Station LLC is required to make quarterly principal payments in an amount equal to $2.8 million on the Term A Facility and $3.8 million on the Term B Facility, in each case on the last day of each quarter beginning on September 30, 2016. In addition, Station LLC is required to make mandatory payments of amounts outstanding under the Credit Facility with the proceeds of certain casualty events, debt issuances, asset sales and equity issuances and, depending on its consolidated total leverage ratio, Station LLC may be required to apply a portion of its excess cash flow to repay amounts outstanding under the Credit Facility, which would reduce future quarterly principal payments.

        The Term A Facility and debt incurred under the Revolver bear interest at a rate per annum, at Station LLC's option, equal to either (i) LIBOR plus an amount ranging from 1.75% to 2.75%, or (ii) an alternate base rate plus an amount ranging from 0.75% up to 1.75%, depending on Station LLC's consolidated total leverage ratio. The Term B Facility bears interest at a rate per annum, at Station LLC's option, equal to either (i) LIBOR plus 3.00%, or (ii) an alternate base rate plus 2.00%, subject to a minimum LIBOR rate of 0.75%. The initial margin applicable to the Term A Facility and Revolver for LIBOR loans and alternate base rate loans was 2.50% and 1.50%, respectively.

        Borrowings under the New Credit Facility are guaranteed by all of Station LLC's existing and future material restricted subsidiaries and are secured by pledges of all of the equity interests in Station LLC and its material restricted subsidiaries, a security interest in substantially all of the personal property of Station LLC and the subsidiary guarantors, and mortgages on the real property and improvements owned or leased by certain of Station LLC's subsidiaries.

        The New Credit Facility contains a number of customary covenants that, among other things, restrict, subject to certain exceptions, the ability of the Company and the subsidiary guarantors to incur debt; create a lien on collateral; engage in mergers, consolidations or asset dispositions; pay dividends or make distributions; make investments, loans or advances; engage in certain transactions with affiliates or subsidiaries; or modify their lines of business.

        The New Credit Facility also includes certain financial covenants, including the requirements that Station LLC maintain throughout the term of the New Credit Facility and measured as of the end of each quarter, a maximum consolidated total leverage ratio of not more than 6.50 to 1.00 for the quarters ending September 30, 2016 through June 30, 2017, 6.25 to 1.00 for the quarters ending September 30, 2017 through September 30, 2018, 5.75 to 1.00 for the quarters ending December 31, 2018 through March 31, 2019, 5.50 to 1.00 for the quarters ending June 30, 2019 through December 31, 2019 and 5.25 to 1.00 thereafter. Station LLC will also be required to maintain an interest coverage ratio of not less than 2.50 to 1.00 measured on the last day of each quarter beginning with the quarter ending September 30, 2016. A breach of the financial ratio covenants shall only become an event of default under the Term B Facility if the lenders providing the Term A Facility and the Revolver take certain affirmative actions after the occurrence of a default of such financial ratio covenants.

        The proceeds from the New Credit Facility were used to repay all amounts outstanding under Station LLC's $1.625 billion term loan facility and $350.0 million revolving credit facility (together, the "Prior Credit Facility"), which was terminated. Such transactions are referred to herein as the

"Refinancing Transaction." The Company evaluated the Refinancing Transaction on a lender by lender basis and accounted for the portion of the transaction that did not meet the criteria for debt extinguishment as a debt modification. As a result of the Refinancing Transaction, Station LLC recognized a $6.6 million loss on debt extinguishment/modification, which included $2.9 million in third-party fees and the write-off of $3.7 million in unamortized debt discount and debt issuance costs related to the extinguished principal amount under the Prior Credit Facility.

7.50% Senior Notes

        In March 2013, Station LLC issued $500.0 million in aggregate principal amount of 7.50% Senior Notes due March 1, 2021, pursuant to an indenture among Station LLC, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee. The 7.50% Senior Notes are guaranteed by all of Station LLC's subsidiaries other than unrestricted subsidiaries. The 7.50% Senior Notes are not guaranteed by Station Holdco, Station Voteco or Fertitta Entertainment. Interest is due March 1 and September 1 of each year.

        We may redeem all or a portion of the 7.50% Senior Notes at the redemption prices (expressed as percentages of the principal amount) set forth below plus accrued and unpaid interest and additional interest to the applicable redemption date:

Years Beginning March 1,	Percentage
2016	105.625%
2017	103.750%
2018	101.875%
2019 and thereafter	100.000%

        The Indenture governing the 7.50% Senior Notes requires that Station LLC offer to purchase the 7.50% Senior Notes at a purchase price in cash equal to 101% of the aggregate principal amount outstanding plus accrued and unpaid interest thereon if the Station LLC experiences certain change of control events (as defined in the Indenture). The Indenture also requires that Station LLC make an offer to repurchase the 7.50% Senior Notes at a purchase price equal to 100% of the principal amount of the purchased notes if it has excess net proceeds (as defined in the Indenture) from certain asset sales.

Restructured Land Loan

        The current portion of long-term debt at June 30, 2016 and December 31, 2015 excluded amounts outstanding under the $105.0 million restructured land loan due June 2017 (the "Restructured Land Loan"). In July 2016, CV Propco, LLC ("CV Propco"), a wholly owned subsidiary of Station LLC, entered into the First Loan Modification Agreement and Omnibus Amendment (the "Land Loan Amendment") with respect to the amended and restated credit agreement governing the Restructured Land Loan, by and among CV Propco, NP Tropicana LLC, NP Landco Holdco LLC, Station LLC, as guarantor, and the lenders party thereto (the "Land Loan Lenders"). Pursuant to the Land Loan Amendment, CV Propco has three one-year extension options. CV Propco exercised its first one-year option to extend the maturity date of the Restructured Land Loan from June 2016 to June 2017 and paid an extension fee of $1.2 million. During the first extension period, the Restructured Land Loan bears interest at rate per annum, at CV Propco's option, equal to either LIBOR plus 4.50% or an alternate base rate plus 3.50%. CV Propco anticipates entering into an interest rate cap agreement in August 2016 that caps LIBOR at 1.50%.

        Pursuant to the Land Loan Amendment, the Land Loan Lenders agreed to release their lien on a parcel of land located on the northeast corner of Interstate 15 and Cactus Avenue in Las Vegas, Nevada (the "Cactus Assemblage") upon a sale of the Cactus Assemblage that satisfies specified conditions. One of the conditions to the release of the Cactus Assemblage is a maximum loan to value ratio of 50% following such release, which Station LLC may satisfy by delivering a guaranty in an amount up to $40.0 million. In addition, if the Cactus Assemblage is sold on or before June 16, 2017: (i) beginning on June 17, 2017, and through all extension periods, interest will accrue at a rate equal to LIBOR plus 4.50% (as opposed to 5.50%) (ii) immediately upon closing of the sale, CV Propco will have the option of paying cash interest at a rate per annum of 3.00% with the remaining interest to be paid in kind, and (iii) CV Propco and NP Tropicana LLC will have the option, exercisable on or before June 17, 2017, to repurchase the outstanding warrants to purchase 60% of the interests of CV Propco and NP Tropicana LLC that are currently held by the Land Loan Lenders for $4.0 million or to cancel such warrants for no consideration if the Restructured Land Loan is paid in full on or before June 17, 2017.

        Pursuant to the Land Loan Amendment, in order for CV Propco to execute the second and third one-year extension options, CV Propco is required to enter into an interest rate cap agreement that fixes or caps LIBOR at 2.00% and 2.50%, respectively, and pay an extension fee for each extension option equal to 1.00% of the Restructured Land Loan's then outstanding principal balance. CV Propco has the intent and ability to execute the second one-year extension option to extend the Restructured Land Loan's maturity date to June 17, 2018. Accordingly, the amounts outstanding under the Restructured Land Loan were excluded from the current portion of long-term debt at June 30, 2016.

Other Long-term Debt

        Included in Other long-term debt at December 31, 2015, was $51.5 million of debt associated with Fertitta Entertainment's credit facility, which was fully repaid as part of the Fertitta Entertainment Acquisition. Fertitta Entertainment recognized a loss on debt extinguishment of $0.5 million in connection with the repayment. Also included in Other long-term debt at December 31, 2015 was $21.3 million in debt related to an aircraft owned by a consolidated subsidiary of Fertitta Entertainment. Fertitta Entertainment sold this subsidiary to a related party in April 2016. Accordingly, the Company did not assume the debt related to the aircraft.

Corporate Office Lease

        We lease our corporate office building under a lease agreement that was entered into in 2007 pursuant to a sale-leaseback arrangement with a third-party real estate investment firm. The lease has an initial term of 20 years with four additional five-year extension options. The lease also contains two options for us to repurchase the corporate office building, one option at the end of year five of the original lease term, which was not exercised, and another at the end of year ten of the original lease term. These options to repurchase the building constitute continuing involvement under the accounting guidance for sale-leaseback transactions involving real estate. As a result, the sale-leaseback transaction is accounted for as a financing transaction until the repurchase options expire. The lease payment in effect at December 31, 2015 was $3.3 million on an annualized basis, which will increase annually by the greater of 1.25% or the percentage increase in a cost of living factor, not to exceed 2%. At December 31, 2015, the carrying amount of the corporate office building obligation was $33.9 million.

Derivative Instruments

        The Company's objective in using derivative instruments is to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, Station LLC uses interest rate swaps, including forward-starting swaps, as a primary part of its cash flow hedging strategy, which involves the receipt of variable interest-rate payments in exchange for fixed-rate payments without exchange of the underlying notional amount. The Company does not use derivative financial instruments for trading or speculative purposes.

        In June 2016, in connection with the Refinancing Transaction, Station LLC terminated the cash flow hedging relationship of its interest rate swap that existed at that time and paid $7.3 million to the counterparty. As a result of the termination of the hedging relationship, cumulative net losses of $6.1 million that had been deferred in accumulated other comprehensive loss will be amortized over the remaining life of the original swap as an increase to interest expense through July 2017 as the hedged interest payments continue to occur.

        Also in June 2016, Station LLC entered into 16 interest rate swaps with four different counterparties with maturity dates that run concurrently. The interest rate swaps each have one-year terms that run consecutively beginning July 2016 and ending July 2020 with predetermined fixed pay rates that increase with each new term to more closely align with the one-month LIBOR forward curve as of the trade date of the swaps. Beginning in July 2016, Station LLC will pay a weighted-average fixed rate of 0.85% through July 2017, which will increase to a weighted-average rate of approximately 1.11%, 1.39%, and 1.69% in the second, third and fourth one-year terms, respectively. The interest rate swaps will effectively convert $1.1 billion of Station LLC's variable interest-rate debt (based on one-month LIBOR that is subject to a minimum of 0.75%) to a fixed rate of 3.85% for the next twelve months.

Contractual Obligations

        The following table summarizes our contractual obligations related to our long-term debt, including the New Credit Facility (excluding original issue discount and debt issuance costs), the interest rate swaps and the tax receivable agreement at June 30, 2016 (amounts in thousands):

	Payments Due by Period
	Less than 1 year	1 - 3 years	3 - 5 years	Thereafter	Total
Long-term debt(a)	$62,579	$215,899	$706,008	$1,392,605	$2,377,091
Interest on long-term debt and interest rate swaps(b)	112,214	220,446	195,946	102,745	631,351
Obligations under the tax receivable agreement	—	1,651	2,922	39,902	44,475

Total contractual cash obligations	$174,793	$437,996	$904,876	$1,535,252	$3,052,917

(a)
Includes scheduled principal payments and estimated excess cash flow payments under the New Credit Facility outstanding at June 30, 2016.

(b)
Includes contractual interest payments based on outstanding amounts and interest rates in effect at June 30, 2016, and projected cash payments on our interest rate swaps.

Native American Development

        We have development and management agreements with the North Fork Rancheria of Mono Indians, a federally recognized Native American tribe located near Fresno, California, pursuant to which we will assist the tribe in developing and operating a gaming and entertainment facility to be located on Highway 99 north of the city of Madera, California. See Note 5 to the Condensed Consolidated Financial Statements for information about this project.

Regulation and Taxes

        We are subject to extensive regulation by Nevada gaming authorities as well as the National Indian Gaming Commission, the California Gambling Control Commission, the Federated Indians of Graton Rancheria Gaming Commission and the Gun Lake Tribal Gaming Commission. In addition, we will be subject to regulation, which may or may not be similar to that in Nevada, by any other jurisdiction in which we may conduct gaming activities in the future.

        The gaming industry represents a significant source of tax revenue, particularly to the State of Nevada and its counties and municipalities. From time to time, various state and federal legislators and officials have proposed changes in tax law, or in the administration of such law, affecting the gaming industry. The Nevada legislature meets every two years for 120 days and when special sessions are called by the Governor. The most recent regular legislative session ended on June 1, 2015. There were no specific proposals to increase taxes on gaming revenue during the most recent legislative session, but there are no assurances that an increase in taxes on gaming or other revenue will not be proposed and passed by the Nevada Legislature in the future.

Critical Accounting Policies and Estimates

        The preparation of financial statements in conformity with GAAP requires us to make estimates and judgments that are subject to an inherent degree of uncertainty. Certain accounting estimates and assumptions may have a material impact on our financial statements due to the significant levels of subjectivity and judgment involved and the susceptibility of such estimates and assumptions to change. We base our estimates on historical experience, information that is currently available to us and various other assumptions that we believe are reasonable under the circumstances, and we evaluate our estimates on an ongoing basis. Actual results may differ from these estimates, and such differences could have a material effect on our consolidated financial statements. Our significant accounting policies are described in Note 2 to the Consolidated Financial Statements. Following is a discussion of our accounting policies that involve critical estimates and assumptions.

Income Taxes

        Following the IPO, Station Holdco continues to operate as a partnership for federal, state and local tax reporting. Station Holdco holds 100% of the economic interests in Station LLC. The members of Station Holdco are liable for any income taxes resulting from their share of income allocated to them by Station Holdco as a pass-through entity. Red Rock is taxed as a corporation and will pay corporate federal, state and local taxes on its share of income allocated to it by Station Holdco.

        The Company recognizes deferred tax assets and liabilities based on the differences between the book value of assets and liabilities for financial reporting purposes and those amounts applicable for income tax purposes. Deferred tax assets represent future tax deductions or credits. Realization of the deferred tax assets ultimately depends on the existence of sufficient taxable income of the appropriate character in either the carryback or carryforward period.

        Each quarter, the Company analyzes the likelihood that its deferred tax assets will be realized. A valuation allowance is recorded if, based on the weight of all available positive and negative evidence, it is more-likely-than-not (a likelihood of more than 50%) that some portion, or all, of a deferred tax asset will not be realized. On an annual basis, the Company performs a comprehensive analysis of all forms of positive and negative evidence based on year end results. During each interim period, the Company updates its annual analysis for significant changes in the positive and negative evidence. The Company has determined that a portion of its deferred tax assets do not meet the "more likely than not" threshold required under the accounting standard and as a result, has provided a valuation allowance on its net deferred tax assets.

        The Company records uncertain tax positions on the basis of a two-step process in which (1) the Company determines whether it is more-likely-than-not the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions meeting the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50% likely to be realized upon ultimate settlement with the related tax authority.

        The Company determined that no liability for unrecognized tax benefits for uncertain tax positions was required to be recorded at June 30, 2016. In addition, the Company does not believe that it has any tax positions for which it is reasonably possible that it will be required to record a significant liability for unrecognized tax benefits within the next twelve months.

        Interest and penalties related to income taxes are included in the Company's income tax provision. The Company has incurred no interest or penalties related to income taxes in any of the periods presented.

Tax Receivable Agreement with Related Parties

        In connection with the IPO, the Company entered into the tax receivable agreement with certain pre-IPO owners of Station Holdco. In the event that such parties exchange any or all of their LLC Units for Class A Common Stock, the tax receivable agreement requires the Company to make payments to such holders for 85% of the tax benefits realized by the Company by such exchange. The annual tax benefits are computed by calculating the income taxes due, including such tax benefits, and the income taxes due without such benefits. At June 30, 2016, the Company's liability under the tax receivable agreement was $44.5 million.

        The timing and amount of aggregate payments due under the tax receivable agreement may vary based on a number of factors, including the amount and timing of the taxable income the Company generates each year and the tax rate then applicable. The payment obligations under the tax receivable agreement are Red Rock's obligations and are not obligations of Station Holdco or Station LLC. Payments are generally due within a specified period of time following the filing of the Company's annual tax return and interest on such payments will accrue from the original due date (without extensions) of the income tax return until the date paid. Payments not made within the required period after the filing of the income tax return generally accrue interest at a rate of LIBOR plus 5.00%.

        The tax receivable agreement will remain in effect until all such tax benefits have been utilized or expired unless the Company exercises its right to terminate the tax receivable agreement. The tax receivable agreement will also terminate if the Company breaches its obligations under the tax receivable agreement or upon certain mergers, asset sales or other forms of business combinations, or other changes of control. If the Company exercises its right to terminate the tax receivable agreement, or if the tax receivable agreement is terminated early in accordance with its terms, Red Rock's payment obligations would be accelerated based upon certain assumptions, including the assumption that the Company would have sufficient future taxable income to utilize such tax benefits.

Earnings Per Share

        Basic earnings per share ("EPS") is computed by dividing net income attributable to Red Rock by the weighted average number of Class A shares outstanding during the period. Diluted EPS is computed by dividing net income attributable to Red Rock, including the impact of potentially dilutive securities, by the weighted average number of Class A shares outstanding during the period, including the number of Class A shares that would have been outstanding if the potentially dilutive securities had been issued. Potentially dilutive securities include the outstanding Class B Common Stock, outstanding stock options and unvested restricted stock. The Company uses the "if-converted" method to determine the potentially dilutive effect of its Class B Common Stock, and the treasury stock method to determine the potentially dilutive effect of outstanding stock options and unvested restricted stock.

Recently Issued and Adopted Accounting Standards

        In March 2016, the Financial Accounting Standards Board ("FASB") issued amended accounting guidance that simplifies certain aspects of the accounting for share-based payments, including income taxes, classification of awards as either equity or liabilities and classification within the statement of cash flows. The Company adopted this guidance during the second quarter of 2016 and the adoption had no impact on its financial position or results of operations.

        In February 2016, the FASB issued amended accounting guidance that changes the accounting for leases and requires expanded disclosures about leasing activities. Under the new guidance, lessees will be required to recognize a right-of-use asset and a lease liability, measured on a discounted basis, at the commencement date for all leases with terms greater than twelve months. Lessor accounting will remain largely unchanged, other than certain targeted improvements intended to align lessor accounting with the lessee accounting model and with the updated revenue recognition guidance issued in 2014. Lessees and lessors must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The amended guidance is effective for annual reporting periods (including interim periods within those periods) beginning after December 15, 2018 and early adoption is permitted. The Company is currently evaluating the impact this guidance will have on its financial position and results of operations.

        In November 2015, the FASB issued amended accounting guidance that eliminates the requirement to present deferred tax liabilities and assets as current and noncurrent in a classified balance sheet. Instead, all deferred tax assets and liabilities are required to be classified as noncurrent. The Company adopted this guidance during the second quarter of 2016 and the adoption had no impact on its financial position or results of operations.

        In September 2015, the FASB issued amended accounting guidance that simplifies the accounting for measurement-period adjustments in business combinations. The amended guidance requires an acquirer to record changes in depreciation, amortization, or other income effects, if any, as a result of changes to estimated amounts identified during the measurement period, in the reporting period in which the adjustments are identified, calculated as if the accounting had been completed at the acquisition date. The amended guidance also requires an entity to present separately on the face of the income statement or disclose in the notes the portion of the amount recorded in current-period earnings, by line item, that would have been recorded in previous reporting periods if the adjustment to the estimated amounts had been recognized as of the acquisition date. The Company adopted this guidance in the first quarter of 2016 and the adoption had no impact on its financial position or results of operations.

        In May 2014, the FASB issued a new accounting standard for revenue recognition which requires entities to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new standard supersedes the existing accounting guidance for revenue recognition, including industry-specific guidance, and amends certain accounting guidance for recognition of gains and losses on the transfer of non-financial assets. The new guidance is effective for annual reporting periods (including interim periods within those periods) beginning after December 15, 2017. Early adoption is permitted for annual reporting periods (including interim periods within those periods) beginning after December 15, 2016. Upon adoption, financial statement issuers may elect to apply the new standard either retrospectively to each prior reporting period presented, or using a modified retrospective approach by recognizing the cumulative effect of initial application and providing certain additional disclosures. The Company will adopt this guidance in the first quarter of 2018. The Company is currently evaluating the impact this guidance will have on its financial position and results of operations, and has not yet determined which adoption method it will elect.

Long-Lived Assets

        Our business is capital intensive and a significant portion of our capital is invested in property and equipment and other long-lived assets. We review long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. We evaluate the recoverability of our long-lived assets by estimating the future cash flows the asset is expected to generate, and comparing these estimated cash flows, on an undiscounted basis, to the carrying amount of the asset. If the carrying amount is greater, the asset is considered to be impaired, and we recognize an impairment charge equal to the amount by which the carrying amount of the asset exceeds its fair value. We test our long-lived assets for impairment at the reporting unit level, and each of our operating properties is considered a separate reporting unit.

        Inherent in the calculation of fair values are various estimates and assumptions, including estimates of future cash flows expected to be generated by an asset or asset group. We base our cash flow estimates on the current regulatory, political and economic climates in the areas where we operate, recent operating information and projections for our properties. These estimates could be negatively impacted by changes in federal, state or local regulations, economic downturns, changes in consumer preferences, or events affecting various forms of travel and access to our properties. Future cash flow estimates are, by their nature, subjective and actual results may differ materially from our estimates. The most significant assumptions used in determining cash flow estimates include forecasts of future operating results, EBITDA margins, tax rates, capital expenditures, depreciation expense, working capital requirements, long-term growth rates and terminal year free cash flows. Cash flow estimates and their impact on fair value are highly sensitive to changes in many of these assumptions. If our ongoing estimates of future cash flows are not met, we may be required to record impairment charges in the future.

Property and Equipment

        At June 30, 2016, the carrying amount of our property and equipment was approximately $2.14 billion, which represents approximately 68.8% of our total assets. We make estimates and assumptions when accounting for property and equipment. We compute depreciation using the straight-line method over the estimated useful lives of the assets, and our depreciation expense is highly dependent on the assumptions we make about the estimated useful lives of our assets. We estimate the useful lives of our property and equipment based on our experience with similar assets and our estimate of the usage of the asset. Whenever events or circumstances occur that change the estimated useful life of an asset, we account for the change prospectively. We must also make judgments about the capitalization of costs. Costs of major improvements are capitalized, while costs of normal repairs and maintenance are charged to expense as incurred. If an asset or asset group is disposed or retired before the end of its previously estimated useful life, we may be required to accelerate our depreciation expense or recognize a loss on disposal.

Goodwill

        We test our goodwill for impairment during the fourth quarter of each year, and we perform interim goodwill impairment tests whenever events or changes in circumstances indicate that our goodwill may be impaired. We perform our goodwill impairment testing at the reporting unit level, and we consider each of our operating properties to be a reporting unit. We test goodwill for impairment by comparing the estimated fair value of a reporting unit with its carrying amount, including goodwill. If the carrying amount of the reporting unit exceeds its estimated fair value, then the goodwill of the reporting unit may be impaired. To measure goodwill impairment, if any, we estimate the implied fair value of the reporting unit's goodwill by allocating the estimated fair value of the reporting unit to the assets and liabilities of the reporting unit, as if the reporting unit had been acquired in a business combination. If the carrying amount of the reporting unit's goodwill exceeds its implied fair value, an impairment loss is recognized in an amount equal to the excess. We estimate the fair value of a reporting unit using the present value of expected future cash flows along with value indications provided by the current valuation multiples of comparable publicly traded companies. The estimation of the fair value of a reporting unit requires management to make critical estimates, assumptions and judgments, including estimating the expected future cash flows and selecting appropriate discount rates, valuation multiples and market comparables. Application of alternative estimates and assumptions could produce significantly different results.

        At June 30, 2016, our goodwill totaled $195.7 million. Approximately 86.8% of our goodwill is associated with one of our properties. As of our 2015 annual goodwill testing date, the estimated fair value of this property exceeded its carrying amount by approximately 32%. If the fair value of this property should decline in the future, we may be required to recognize a goodwill impairment charge, which could be material. Several of our other properties also have goodwill. The fair values of each of those properties exceeded their carrying amounts by at least 30%. Future declines in the fair values of any of those properties could also result in goodwill impairment charges. A property's fair value may decline as a result of a decrease in the property's actual or projected operating results or changes in significant assumptions and judgments used by management in the estimation process, including the discount rate and market multiple.

Indefinite-Lived Intangible Assets

        Our indefinite-lived intangible assets primarily represent the value of our brands. At June 30, 2016, the carrying amount of our indefinite-lived intangible assets totaled approximately $77.5 million. Indefinite-lived intangible assets are not amortized unless management determines that their useful life is no longer indefinite. We test our indefinite-lived intangible assets for impairment during the fourth quarter of each year, and whenever events or changes in circumstances indicate that an asset may be impaired, by comparing the carrying amount of the asset to its estimated fair value. If the carrying amount of the asset exceeds its estimated fair value, we recognize an impairment charge equal to the excess. We estimate the fair value of our brands using a derivation of the income approach to valuation based on estimated royalties avoided through ownership of the assets. The fair values of certain of our properties' indefinite lived intangible assets are highly sensitive to changes in projected operating results. Accordingly, any decrease in the projected operating results of a property could require us to recognize an impairment charge, which could be material.

Finite-Lived Intangible Assets

        Our finite-lived intangible assets primarily represent the value of our management contracts and customer relationships. We amortize our finite-lived intangible assets over their estimated useful lives using the straight-line method, and we periodically evaluate the remaining useful lives of our finite-lived intangible assets to determine whether events or circumstances warrant a revision to the remaining period of amortization.

        Our management contract intangible assets represent the value associated with management agreements under which we provide management services to various casino properties, primarily Native American casinos which we have developed or are currently developing. We estimated the fair values of our management contract intangible assets using discounted cash flow techniques based on future cash flows expected to be received in exchange for providing management services. We amortize our management contract intangible assets using the straight-line method over their expected useful lives, which is generally equal to the initial term of the management agreement. We begin recognizing amortization expense when the managed property commences operations and management fees are being earned. The recoverability of our management contract intangible assets is dependent upon the operating results of the managed casinos and the likelihood that the casino project we are currently developing is successfully completed.

        Our customer relationship intangible assets represent the value associated with our rated casino guests. We estimated the fair values of our customer relationship intangible assets using a variation of the cost approach. The recoverability of our customer relationship intangible assets could be affected by, among other things, increased competition within the gaming industry, a downturn in the economy, declines in customer spending which would impact the expected future cash flows associated with the rated casino guests, declines in the number of customer visits which could impact the expected attrition rate of the rated casino guests, and erosion of operating margins associated with rated casino guests.

Native American Development Costs

        We incur certain costs associated with our development and management agreements with Native American tribes (the "Tribes") which are reimbursable by the Tribes, and we capitalize these costs as long-term assets. The assets are typically transferred to the Tribe at such time as the Tribe secures third-party financing, or the gaming facility is completed. We earn a return on the costs incurred for the acquisition and development of Native American projects. Due to the uncertainty surrounding the estimated cost to complete and the collectability of the stated return, we account for the return using the cost recovery method. Recognition of the return is deferred until the assets are transferred to the Tribe, the carrying amount of the assets has been fully recovered, and the return has been collected or is realizable. Development costs and the related return are typically repaid by the Tribes from a project's third-party financing or from operating cash flows of the casino after opening. Accordingly, the recoverability of our development costs is highly dependent upon the Tribe's success in obtaining third-party financing and our ability to operate the project successfully upon its completion. Our evaluation of the recoverability of our Native American development costs requires us to apply a significant amount of judgment.

        We evaluate our Native American development costs for impairment whenever events or changes in circumstances indicate that the carrying amount of the project might not be recoverable, taking into consideration all available information. Among other things, we consider the status of the project, any contingencies, the achievement of milestones, any existing or potential litigation and regulatory matters when evaluating our Native American projects for impairment. If an indicator of impairment exists, we compare the estimated future cash flows of the asset, on an undiscounted basis, to the carrying amount of the asset. If the undiscounted expected future cash flows for a project do not exceed its carrying amount, then the asset is written down to its estimated fair value. We estimate a project's fair value using a discounted cash flow model and market comparables, when available. Our estimate of the undiscounted future cash flows of a Native American development project is based on consideration of all positive and negative evidence about the future cash flow potential of the project including, but not limited to, the likelihood that the project will be successfully completed, the status of required approvals, and the status and timing of the construction of the project, as well as current and projected economic, political, regulatory and competitive conditions that may adversely impact the project's operating results. In certain circumstances, we may discontinue funding of a project due to a revision of its expected potential, or otherwise determine that our advances are not recoverable and as a result, we may be required to write off the entire carrying amount of a project. See Note 5 to the Consolidated Financial Statements for additional information about the status of our Native American development activities.

Player Rewards Program

        We have a player rewards program (the "Rewards Program") which allows customers to earn points based on their gaming activity. Points may be redeemed at all of our Las Vegas area properties for cash, free slot play, food and beverage at any of our restaurants and bars, rooms, entertainment and merchandise. We record a liability for the estimated cost of outstanding points earned under the Rewards Program that we believe will ultimately be redeemed. We record the estimated cost of points expected to be redeemed for cash and free slot play under the Rewards Program as a reduction of casino revenue. The estimated cost of points expected to be redeemed for food, beverage, rooms, entertainment and merchandise is charged to casino expense. Cost is estimated based on assumptions about the mix of goods and services for which points will be redeemed and the incremental departmental cost of providing the goods and services.

Self-Insurance Reserves

        We are currently self-insured up to certain stop loss amounts for workers' compensation and general liability costs. Insurance claims and reserves include accruals of estimated settlements for known claims, as well as accruals of estimates for claims incurred but not reported. In estimating these accruals, we evaluate historical loss experience and make judgments about the expected levels of costs per claim. We believe changes in medical costs, trends in claims of our employee base, accident frequency and severity and other factors could materially affect our estimates for these liabilities. We continually monitor changes in employee demographics, incident and claim type, evaluate our self-insurance accruals, and adjust our accruals based on our evaluation of these qualitative data points.

Derivative Instruments

        We enter into interest rate swaps in order to manage interest rate risks associated with our debt. We recognize our derivative instruments at fair value in our Consolidated Balance Sheets as either assets or liabilities. The fair values of interest rate swaps are subject to significant estimation and a high degree of variability between periods. A description of the assumptions we used in estimating the fair value of interest rate swaps is included in "Quantitative And Qualitative Disclosures About Market Risk." Fluctuations in interest rates can cause the fair value of our derivative instruments to change each reporting period. The accounting for changes in the fair value of derivative instruments (i.e. gains or losses) depends on the intended use of the derivative, whether we have elected to designate a derivative in a hedging relationship and apply hedge accounting, and whether the hedging relationship has satisfied the criteria necessary to qualify for hedge accounting. Our interest rate swap is intended to hedge our exposure to variability in expected future cash flows related to interest payments on our debt, and at June 30, 2016, our interest rate swap qualified for and was designated in a cash flow hedging relationship. See Note 11 to the Consolidated Financial Statements for additional information about our derivative and hedging activities.

Litigation, Claims and Assessments

        We are defendants in various lawsuits relating to routine matters incidental to our business and we assess the potential for any lawsuits or claims brought against us on an ongoing basis. For ongoing litigation and potential claims, we use judgment in determining the probability of loss and whether a reasonable estimate of loss, if any, can be made. We accrue a liability when we believe a loss is probable and the amount of the loss can be reasonably estimated. As the outcome of litigation is inherently uncertain, it is possible that certain matters may be resolved for materially different amounts than previously accrued or disclosed.

Share-Based Compensation

        Share-based compensation includes profit interests granted to employees pursuant to various equity compensation plans. For equity awards, we measure share-based compensation expense at the grant date based on the fair value of the award and recognize the expense over the requisite service period. For certain share-based compensation awards that may be settled in cash, we apply liability accounting by remeasuring the fair value of the awards at each reporting date and recognizing changes in fair value within compensation expense, until such awards are settled. We estimate the fair value of share-based compensation awards using an option pricing method. Key inputs we use in applying the option pricing method are total equity value, equity volatility, risk free rate and time to liquidity event. We estimate total equity value using a combination of the income approach, which incorporates cash flow projections that are discounted at an appropriate rate, and the market approach, which involves applying a market multiple to our projected operating results. We estimate volatility based on the historical equity volatility of comparable publicly-traded companies. Because there has been no public market for our equity prior to the Offering and Reorganization Transactions, the estimates and assumptions we use in our share-based compensation valuations are highly complex and subjective. Following the Offering and Reorganization Transactions, such subjective valuations and estimates will no longer be necessary because we will rely on the market price of our common stock to determine the fair value of our share-based compensation awards. See Note 14 to the Consolidated Financial Statements for additional information about our share-based compensation.

Qualitative and Quantitative Disclosures About Market Risk

        Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates and commodity prices.

        Our primary exposure to market risk is interest rate risk associated with our long-term debt. We evaluate our exposure to market risk by monitoring interest rates in the marketplace. We attempt to limit our exposure to interest rate risk by managing the mix of our long-term and short-term borrowings and by using interest rate swaps to hedge against the earnings effects of interest rate fluctuations. Borrowings under our credit agreements bear interest at a margin above LIBOR or base rate (each as defined in the credit agreements) as selected by us. The total amount of outstanding borrowings is expected to fluctuate and may be reduced from time to time.

        Following is information about future principal maturities of our long-term debt, excluding original issue discounts and debt issuance costs, and interest on those maturities using the related weighted-average contractual interest rates in effect at June 30, 2016 (dollars in millions):

	Expected Maturities During the Twelve Months Ending June 30,
								Fair Value
	2017	2018	2019	2020	2021	Thereafter	Total
Long-term debt:
Fixed rate	$3.6	$3.1	$3.0	$2.9	$502.9	$20.7	$536.2	$563.7
Weighted-average interest rate	4.78%	4.29%	4.12%	3.99%	7.48%	3.58%
Variable rate(a)	$59.0	$156.2	$53.6	$13.2	$187.0	$1,371.9	$1,840.9	$1,822.2
Weighted-average interest rate	3.49%	4.58%	3.53%	3.41%	3.01%	3.75%

(a)
Based on variable interest rates and margins in effect at June 30, 2016.

        Following is information about the total notional amount and interest rate by contractual maturity date for our interest rate swap agreements, as well as the fair value of the liabilities at June 30, 2016 (dollars in millions):

	Contractual Maturities During the Twelve Months Ending June 30,
								Fair value
	2017	2018	2019	2020	2021(c)	Thereafter	Total
Interest rate swap:
Notional amount	$31.0	$44.1	$52.4	$54.7	$890.9	$—	$1,073.1	$5.0
Weighted-average fixed interest rate payable(a)	0.85%	1.11%	1.39%	1.69%	1.69%	—%
Weighted-average variable interest rate receivable(b)	0.75%	0.75%	0.75%	0.75%	0.75%	—%

(a)
Represents the actual fixed interest rate payable on our interest rate swaps at June 30, 2016.

(b)
At June 30, 2016, the receive rate on our interest rate swaps was equal to 0.75% which is the minimum LIBOR stipulated in the agreement.

(c)
Our interest rate swaps mature in July 2020.

DESCRIPTION OF OUR BUSINESS

Our Company

        We are a leading gaming, development and management company operating 22 strategically-located casino and entertainment properties. We have developed over $5 billion of regional gaming and entertainment destinations in multiple jurisdictions. In addition, we are an established leader in Native American gaming, managing facilities in northern California and western Michigan. We began operations in 1976 with a 5,000 square foot casino featuring 100 slot machines and have grown through development and acquisitions to become a premier provider of gaming and entertainment for residents of the Las Vegas regional market and visitors. Our Las Vegas portfolio includes ten major gaming and entertainment facilities and ten smaller casinos (three of which are 50% owned), offering approximately 20,350 slot machines, 350 table games and 4,750 hotel rooms. Our Las Vegas properties are broadly distributed throughout the market and easily accessible, with over 90% of the Las Vegas population located within five miles of one of our gaming facilities. We offer convenience and a wide variety of gaming and non-gaming entertainment options to attract guests to our properties. We also provide friendly service and exceptional value in a comfortable environment. Most of our major properties are master-planned for expansion, enabling us to incrementally expand our facilities as demand dictates. We also control seven highly desirable gaming-entitled development sites consisting of approximately 398 acres in Las Vegas and Reno, Nevada.

        We believe that the Las Vegas regional market is one of the most attractive gaming markets in the United States due to favorable economic and market fundamentals, a number of which drive demand for our products. The following metrics, for the most recent period available, indicate that an economic recovery is underway in the Las Vegas regional market:

  •
  Population growth was approximately 2.8 times the national average in 2015;

  •
  Las Vegas year-over-year employment growth was 2.9%, based on preliminary data August 2016 data from the BLS, which marks the sixth consecutive year of positive growth;

  •
  Home value appreciation of 8.3%, compared to the national average of 5.6% during the year ended June 2016;

  •
  Las Vegas welcomed a record 42.8 million visitors for the twelve months ended August 2016; and

  •
  Approximately $18.7 billion in new investments are either in the planning stages or actively under development in Las Vegas, based on public announcements.

        In addition to these favorable demand drivers, the Las Vegas regional market provides a stable and highly attractive tax structure, as well as legal limitations that restrict the development of additional off-Strip gaming properties. In particular:

  •
  Nevada offers the lowest maximum statutory gaming tax rate in the United States at 6.75%, and has only raised gaming taxes once in the last 28 years;

  •
  Nevada SB 208, enacted in 1997, significantly limits the construction of casinos in the Las Vegas valley; and

  •
  No new major gaming facilities have opened in the Las Vegas regional market that cater predominantly to Las Vegas residents since 2009 and no new development of such facilities has been announced.

        We are intensely focused on providing the best possible guest experience and creating guest loyalty. Our Boarding Pass loyalty program, has achieved high levels of guest use with a significant majority of our gaming revenue generated by Boarding Pass members. In addition, we estimate that nearly half of the adult population of the Las Vegas metropolitan area are members of our Boarding Pass program and have visited one or more of our properties during the twelve months ended September 30, 2016. The Boarding Pass also has significant brand recognition and guest value, as evidenced by being selected "Best Players Club" for each of the last 15 years by the Las Vegas Review Journal.

        We initially became a publicly traded company in 1993 and, following a significant period of development and expansion between 1993 and 2007, were taken private in 2007 in a management-led buyout. Impacted by the financial crisis between 2008 and 2011, we completed a restructuring in June 2011. Since that time, we have:

  •
  Further strengthened our capital structure by:

  •
  Reducing total debt by $350.0 million to $2.1 billion as of June 30, 2016 (excluding a $115.9 million non-recourse land loan and net of excess cash) from approximately $2.45 billion; and

  •
  Significantly reducing the ratio of total debt to Adjusted EBITDA.

  •
  Invested $467.0 million in capital improvements to maintain and enhance our properties, including:

  •
  Adding and renovating numerous non-gaming amenities across our portfolio;

  •
  Continuing to refresh our gaming floors with the latest products and technology;

  •
  Creating innovative technology products such as mobile sports betting applications and interactive marketing kiosks; and

  •
  Investing in information technology to improve our systems and protect our and our guests' proprietary data.

  •
  Improved our profitability:

  •
  For the six months ended June 30, 2016 compared to the six months ended June 30, 2015, Adjusted EBITDA increased 9.1% and Adjusted EBITDA margin improved by 150 basis points to 35.3% while income from continuing operations increased by 10.0%.

        See "Summary Historical and Unaudited Pro Forma Condensed Consolidated Financial and Other Data" for the definition of Adjusted EBITDA and a reconciliation of this non-GAAP metric to the most directly comparable GAAP metric.

        We believe that our high-quality assets, market-wide distribution and award-winning Boarding Pass loyalty program will allow us to achieve significant benefits from improving economic conditions in Las Vegas. Further, our refined cost structure will help maximize the flow-through of net revenue to Adjusted EBITDA, as additional economic growth drives incremental revenue at our properties. These factors position us well for future growth, including expanding our existing properties, developing our strategic real estate portfolio, pursuing new management contracts, and opportunistically acquiring existing properties and pursuing new developments in other markets.

Our Competitive Strengths

        We believe the following competitive strengths position us well for future growth and financial performance.

Portfolio of highly attractive assets broadly distributed throughout Las Vegas

        We own and operate 20 strategically-located casino and entertainment properties in the Las Vegas regional market, and over 90% of the Las Vegas population is located within five miles of one of our casinos. All of our properties enjoy convenient access and visibility from an interstate highway or major thoroughfare. As of October 1, 2016, after giving effect to the acquisition of the Palms that closed on October 1, 2016, our 20 Las Vegas properties offered the following gaming and non-gaming amenities:

  •
  20,347 slot and video poker machines featuring the latest technology and most popular themes in a variety of denominations;

  •
  350 table games, including blackjack, baccarat, craps, roulette and high-limit gaming salons;

  •
  4,754 hotel rooms ranging from standard rooms to one-of-a-kind luxury suites of more than 7,500 square feet and 599 condo units at the Palms;

  •
  132 food and beverage venues, including 67 restaurants ranging from fine dining to casual dining and 65 quick-serve outlets;

  •
  57 bars and lounges ranging from casual country to ultra-modern chic, featuring signature cocktails, live music and dancing;

  •
  330,000 square feet of flexible convention and meeting space ranging from boardrooms to ballrooms;

  •
  29 live entertainment venues ranging from intimate lounges to the 2,500-seat state-of-the-art Pearl Theater, and hosting a wide variety of acts from rock and country headliners to cover bands and comedians;

  •
  110 movie screens in eight theaters with IMAX 3D, private viewing boxes and the latest sound and seating technology; and

  •
  282 bowling lanes in five state-of-the-art facilities, featuring cosmic bowling, VIP lanes, private party suites and cocktail lounges.

        We take great pride in the appearance of our properties and have historically invested a considerable amount of capital to maintain, refresh and enhance our properties in a manner that is consistent with our high standards and to position our properties as best-in-class.

        The Las Vegas economy has begun to recover from the economic downturn and recent trends indicate the recovery is ongoing. In 2015, Las Vegas experienced population growth approximately 2.8 times the national average. Based on preliminary data in August 2016 from the BLS, Las Vegas experienced year-over-year employment growth of 2.9%, which marked the sixth consecutive year of positive growth. Las Vegas continues to experience steady growth in its population of retirees with the percentage of the population aged 65 and over increasing to 13.7% in 2015, from 10.6% in 2005. Home values in Las Vegas also appreciated 8.3% during the year ended June 2016, compared to the national average of 5.6%. In addition, approximately $18.7 billion in new projects and infrastructure investments have been publicly announced and are either in the planning stages or are under development. Meanwhile, Las Vegas also welcomed a record 42.8 million visitors in the twelve months ended August 2016. We do not currently operate internationally and, therefore, have not been impacted by recent negative gaming trends experienced in international markets. This, along with our minimal exposure to negative currency fluctuations, reduces the risk and volatility of our business.

        We believe the Las Vegas regional market is one of the most attractive gaming markets in the United States due to its strong economic and demographic fundamentals, a stable and supportive regulatory environment, the lowest maximum statutory gaming tax rate in the nation and significant current and announced investment.

Large and Loyal Customer Base

        We have a large and established guest database. Our Boarding Pass loyalty rewards program has achieved high levels of guest use, with a significant majority of our gaming revenue being generated by Boarding Pass members. In addition, we estimate that nearly half of the adult population of the Las Vegas metropolitan area are members of our Boarding Pass program and have visited one or more of our properties during the twelve months ended September 30, 2016. The Boarding Pass also has significant brand recognition and guest value, as evidenced by being selected "Best Players Club" for each of the last 15 years by the Las Vegas Review Journal. The Boarding Pass encourages guest loyalty and allows us to provide tailored promotions, messaging and guest experience. The program links all of our properties, allowing players to earn and redeem points at any of our properties, providing unparalleled diversity of experience, which we believe provides us with a competitive advantage. We believe that our targeted marketing strategies creates guest loyalty, as a significant majority of our Boarding Pass members who were in our database as of December 31, 2015 continued to visit our properties in 2016. We believe these marketing strategies will enable us to continue to grow our database and promote repeat visitation by Boarding Pass members.

Well positioned for growth

        We believe that our uniquely positioned platform will continue to benefit from the ongoing recovery of the Las Vegas economy through increased visitation and guest spend, as population, employment and average weekly earnings growth are all critical drivers of both gaming and non-gaming revenues. Based on data from the BLS, employment and average weekly earnings in the Las Vegas area were 2.9% and 2.1% higher, respectively, in August 2016 compared to August 2015. As employment levels and average weekly earnings continue to improve, we expect continued growth in gaming revenues, which at $2.2 billion for the twelve months ended August 31, 2016 remained approximately 15.1% below peak levels experienced in the Las Vegas regional market in 2007. We believe our existing cost structure, which benefits from Nevada having the lowest maximum statutory gaming tax rate in the United States, contributes to lower variable costs and creates a scalable platform to support higher margin growth. We also believe that our capital structure provides us with the flexibility to pursue additional growth opportunities.

        While a number of important regional metrics that drive demand for our products such as population, employment (measured by number of jobs) and taxable sales are above or approaching pre-recession peak levels, other metrics such as home prices and gaming revenue in the Las Vegas regional market, remain well below peak levels experienced prior to the recession, as shown in the table below:

Indicators	Present		Peak			Trough
Employment(1)(4)	Aug-16	944	N/A	N/A		797	18.4	% ▲
Unemployment Rate(5)	Aug-16	6.0%	3.7%	2.3	▲	14.1%	(8.1	) ▼
Average Weekly Earnings(6)	Aug-16	$758	N/A	N/A		$653	15.9	% ▲
Taxable Retail Sales(2)(3)(7)	Jul-16	$39,294	N/A	N/A		$27,942	40.6	% ▲
Median Existing Single-Family Home Prices(1)(8)	Aug-16	$235	$315	–25.4	% ▼	$118	99.2	% ▲
LV Visitation(1)(3)(9)	Aug-16	42,780	N/A	N/A		35,988	18.9	% ▲
LV RevPAR(3)(9)	Aug-16	$110	$119	–7.9	% ▼	$75	47.6	% ▲
LV Gaming Revenue(2)(3)(10)	Aug-16	$9,050	$10,192	–11.2	% ▼	$8,173	10.7	% ▲
LV Regional Gaming Revenue(2)(3)(10)	Aug-16	$2,198	$2,589	–15.1	% ▼	$2,041	7.7	% ▲

(1)
Presented in thousands.

(2)
Presented in millions.

(3)
Presented for the twelve months preceding such date.

(4)
Source: United States Bureau of Labor Statistics, Las Vegas MSA; Employment, Hours, and Earnings

(5)
Source: United States Bureau of Labor Statistics; Las Vegas MSA

(6)
Source: United States Bureau of Labor Statistics; Las Vegas MSA; Industry: Private; Data Type: Average Weekly Earnings of All Employees

(7)
Source: Nevada Department of Taxation; Clark County

(8)
Source: Greater Las Vegas Association of Realtors

(9)
Source: Las Vegas Convention and Visitors Authority; Las Vegas Area

(10)
Source: Nevada Gaming Control Board; Las Vegas Gaming Market & Las Vegas Regional Gaming Market

Innovative management team and owner-operator alignment with shareholders

        We believe that one of our competitive strengths has been the ability of our highly-experienced management team, led by the Fertitta family, to identify, develop and execute innovative and value-creating opportunities. Examples include identifying the Las Vegas regional market niche in 1976, developing the regional entertainment destination concept through multiple major casino openings in the 1990's and 2000's, introducing the highly successful Boarding Pass loyalty reward program in 1999, and capitalizing on the opportunity created by Nevada's passage of SB 208 through a series of strategic acquisitions and new developments. Outside of Las Vegas, we leveraged our business model by entering into development and management agreements with several Native American tribes and developed and operated some of the most successful Native American casinos in the country.

        We have developed over $5 billion of gaming facilities, with each new property being tailored to its market and benefiting from the experience gained from our prior projects. We have also developed proprietary data analytics which allow us to monitor revenues and operational expenses on a daily basis, benchmark results across properties, and provide real-time information for management decision-making. The application of our analytics and in-house technologies have resulted in Adjusted EBITDA margins that compare favorably to our public peers since 2011.

        The Fertitta family has maintained significant ownership in the Company since it was founded in 1976, and continues to be the largest shareholder, holding approximately 86.6% of the voting rights corresponding to their Class A Common Stock of the Company (on an as-converted basis) as of June 30, 2016. We believe the owner-operator dynamic of the Fertitta family's continued leadership, together with its significant ownership, results in a high degree of alignment with our shareholders.

Our Business Strategy

Continue to provide a high quality, value-oriented gaming and entertainment experience

        We are committed to providing a high-value entertainment experience for our guests, as our significant level of repeat visitors demand exceptional service, variety and quality in their overall experience. We offer a broad array of gaming options, including the most popular slot and video poker products, and the latest technological innovations in slots, table games and sports wagering. We believe that providing a wide variety of entertainment options is also a significant factor in attracting guests. In particular, we feature multiple dining options at all of our major properties, which is a primary motivation for casino visits. We are dedicated to ensuring a high level of guest satisfaction and loyalty by providing attentive guest service in a convenient, friendly and casual atmosphere. As part of our commitment to provide a high value entertainment experience, we regularly refresh and enhance our gaming and non-gaming amenities to stimulate visitation.

Generate revenue growth through targeted marketing and promotional programs

        Our significant advertising programs generate consistent brand awareness and promotional visibility. Our ability to advertise under a single brand across our portfolio also allows us to achieve material economies of scale. While we primarily advertise through traditional media such as television, radio and newspaper, we continue to increase our focus on reaching and engaging guests through social, digital and mobile solutions.

        We employ an innovative marketing strategy that utilizes our frequent high-profile promotional programs to attract and retain guests, while also establishing and maintaining a high level of brand recognition. Our proprietary customer relationship management systems are highly attuned to how guests interact with our properties and products. This information allows us to focus on targeting guests based on their preferences. In addition, we are investing in technology that will be installed on all of our slot machines and will permit us to provide "on device" marketing, bonusing and guest communication, including real-time customized promotions and incentives. We believe that our focused marketing allows us to create greater guest loyalty. We continually refine our database marketing programs to drive visitation and increase profitability. We recently introduced custom kiosk games to enhance the promotional engagement and experience of our Boarding Pass members. We plan to continue developing these custom interactive games to retain and build our guest database. We have also developed progressive mobile solutions to engage our current guests and attract new guests.

Maximize business profitability

        During our 40-year history, we have developed a culture that focuses on operational excellence and cost management. We believe that this focus has contributed to Adjusted EBITDA margins that compare favorably to our public peers over the past several years. Our internally developed proprietary systems and analytical tools provide us with the ability to closely monitor revenues and operational expenses and provide real-time information for management solutions. Detailed benchmarking across our 22 properties also allows us to create and take advantage of best practices in all functional areas of our business. We believe our existing cost structure, which has low variable costs, can support significant incremental revenue growth while maximizing the flow-through of revenue to Adjusted EBITDA.

Utilize strong capital structure to drive growth and shareholder returns

        We maintain a flexible, low-leverage capital structure relative to our public peers that we believe will allow us to pursue a balance of new growth opportunities and a disciplined return of capital to our shareholders. We believe our scalable platform and extensive development and management expertise provide us the ability to build master-planned expansions, pursue acquisitions and/or seek new development opportunities in an effort to maximize shareholder returns.

Our Growth Strategy

Drive same store growth

        As the Las Vegas economy recovers, we expect population, employment levels, average weekly earnings and consumer confidence to continue to rise. We believe we are uniquely positioned to benefit from this growth through increased guest spend and visitation. Prior to the recession in 2008, the Las Vegas regional gaming market experienced a compounded annual growth rate of 8.8% from 1997 to 2007, with gaming revenues peaking at $2.6 billion. Between 2008 and 2010, the market declined 14%

to $2.0 billion and, as of August 31, 2016, remains approximately 15.1% below its peak. Similarly, Las Vegas hotel revenue per available room for the twelve months ended August 2016 remains approximately 7.9% below its peak in 2007. We believe our existing Las Vegas portfolio should benefit from improving economic conditions resulting in ongoing same-store growth.

        In addition to our existing capacity, most of our major properties and managed casinos have been master-planned for future growth. As such, we have the ability to meet demand and increase revenue by developing additional facilities at those properties, which may include additional gaming, hotel rooms, meeting and conference space, restaurants or entertainment venues.

        The Native American gaming facilities we manage are also positioned for same-store growth. Since opening in November 2013, Graton Resort, the largest gaming and entertainment facility in the San Francisco Bay area, has shown steadily improving business levels. Graton Resort's recent $175.0 million expansion includes a 200-room hotel, convention space and other resort amenities and is expected to open November 2016. Gun Lake Casino is expanding its gaming, entertainment and dining offerings which are expected to open in the summer of 2017. In addition, Graton Resort and Gun Lake Casino are both positioned to benefit from the continued improvement of the overall economy, which should yield increased management fees without our need to invest additional capital.

Pursue growth opportunities

        We control seven highly desirable gaming-entitled development sites consisting of approximately 398 acres in Las Vegas and Reno, Nevada. As such, we believe we are well positioned to capitalize on future demand for additional gaming and entertainment facilities driven by growth in these markets.

        We also control and continue to pursue the development of the North Fork Rancheria's casino project. The tribe's potential casino site is located adjacent to the Golden State Highway approximately 15 miles north of Fresno, California. With over 1.1 million people in the Fresno-Madera metropolitan area and over 22 million vehicles per year driving past the site, we believe the tribe has one of the most favorable gaming locations in the California central valley. We also believe that we may be able to leverage our existing relationships in Native American gaming and our track record of successful development and management of Native American casinos to secure additional development opportunities.

        In addition, our development and operational expertise will allow us to evaluate and potentially pursue domestic and/or international development and acquisition opportunities in both existing and emerging markets. Consistent with our opportunistic acquisition strategy, we completed the acquisition of the Palms on October 1, 2016. The Palms is located adjacent to the Las Vegas strip and provides us with a leading gaming asset in one of the most under patronized areas of our Board Pass program as well as the opportunity to appeal to out of town guests.

Industry and Market Opportunity

        Gaming continues to be a significant and growing sector of the global economy. Based on 2014 gaming revenues, the size of the global casino gaming industry is estimated to be approximately $176.9 billion. Casino gaming is generally defined as facilities that offer slot machines (or video lottery terminals) and table games. In 2014, commercial casinos located in the United States generated approximately $38 billion and Native American casinos generated more than $28 billion in gaming revenue. Casino gaming revenue generated by commercial and Native American casinos has rebounded from post-recession lows in 2009, growing $5.6 billion through 2014 due in large part to improving economic conditions throughout the United States and to new gaming supply in states such as Ohio and California.

United States Commercial and Native American Gaming Revenue

Dollars in billions

Source: UNLV Center for Gaming Research, July 2015; National Indian Gaming Commission

        Gaming markets can generally be categorized as either destination markets, such as the Las Vegas Strip, frequented by out-of-town visitors who travel long distances for multi-night stays, or regional markets where guests are predominantly from within 150 miles with much more frequent visitation. Regional gaming markets can be highly impacted by macroeconomic factors including population growth, unemployment, average weekly earnings growth, gas prices, consumer confidence, consumer discretionary spending, tax rates and home values. Regional gaming markets are also impacted by new supply being introduced when the state or an adjacent state legalizes or expands gaming. In addition, regional gaming markets may be impacted by regulatory changes such as a tax increase or a smoking ban, which can negatively impact gaming revenues at existing facilities.

The Las Vegas Gaming Market

        Las Vegas is the largest and most prominent gaming market in the United States with approximately 98,000 slot machines, 4,500 table games and $9 billion in gaming revenue as of and for the year ended August 31, 2016 based on data from the Nevada Gaming Control Board covering Clark County, but excluding Laughlin and Mesquite. Las Vegas currently offers nearly 150,000 hotel rooms and enjoyed an occupancy rate of 88.8% for the twelve months ended August 31, 2016. Over the past two decades, Las Vegas resorts have focused on attracting more than just gaming patrons as operators have invested heavily in non-gaming attractions and amenities. As a result, Las Vegas has become one of the nation's most popular convention and meeting destinations and draws leisure travelers attracted to its restaurants, shopping, and entertainment, as well as its gaming amenities. Since the end of the economic recession in 2009, Las Vegas has seen a rebound in visitation, welcoming a record 42.8 million visitors for the twelve months ended August 31, 2016, up 17.7% from 2009.

Las Vegas Visitor Volume

In millions

Source: Las Vegas Convention and Visitors Authority

 The Las Vegas Regional Market

        Although world-renowned for its destination resorts along the Las Vegas Strip, southern Nevada also hosts one of the largest and most vibrant regional gaming markets in the United States. The Las Vegas regional market, comprised primarily of the residents who live and/or work in the Las Vegas area, generated revenue of $2.2 billion for the twelve months ended August 31, 2016, which was approximately 7.7% higher than the trough that occurred during the year ended December 31, 2010, based on data from the Nevada Gaming Control Board covering Clark County, but excluding the Las Vegas Strip, Laughlin, Mesquite and Downtown.

Strong Population, Employment and Average Weekly Earnings Growth

        The Las Vegas economy, although severely impacted by the recession and housing crisis that spanned from 2008 to 2011, began to stabilize in 2012 and, based on population and employment growth, is once again one of the fastest growing economies in the United States. In 2015, population growth in Las Vegas was approximately 2.8 times the national average. Based on preliminary data in August 2016 from the BLS, Las Vegas experienced a 2.9% year-over-year increase in employment which marked the sixth consecutive year of positive growth. Another important factor impacting the financial health of Las Vegas residents is average weekly earnings growth which was 2.1% higher in August 2016 compared to August 2015 based on preliminary data from the BLS. In addition, a large portion of our guests are retirees, and Las Vegas continues to experience steady growth in retirees with the percentage of the population aged 65 and over increasing to 13.7% in 2015, from 10.6% in 2005. We believe workers and retirees will continue to be attracted to Las Vegas due to its economic momentum, availability of diverse jobs, lack of state income and estate taxes, relatively affordable housing, mild climate and multitude of entertainment and recreation options. The following metrics demonstrate favorable trends in the Las Vegas economy:

Indicators	Present		Prior Year		% Change
Population(1)(4)	2015	2,115	2014	2,069	2.2	% ▲
Employment(1)(5)	Aug-16	944	Aug-15	918	2.9	% ▲
Unemployment Rate(6)	Aug-16	6.0%	Aug-15	6.8%	(0.8	) ▼
Average Weekly Earnings(7)	Aug-16	$758	Aug-15	$742	2.1	% ▲
Taxable Retail Sales(2)(3)(8)	Jul-16	$39,294	Jul-15	$37,809	3.9	% ▲
Median Existing Single-Family Home Prices(1)(9)	Aug-16	$235	Aug-15	$220	6.8	% ▲
LV Visitation(1)(3)(10)	Aug-16	42,780	Aug-15	41,680	2.6	% ▲
LV RevPAR(3)(10)	Aug-16	$110	Aug-15	$101	8.4	% ▲
LV Gaming Revenue(2)(3)(11)	Aug-16	$9,050	Aug-15	$8,961	1.0	% ▲
LV Regional Gaming Revenue(2)(3)(11)	Aug-16	$2,198	Aug-15	$2,139	2.7	% ▲

(1)
Presented in thousands.

(2)
Presented in millions.

(3)
Presented for the twelve months preceding such date.

(4)
Source: United States Census Bureau

(5)
Source: United States Bureau of Labor Statistics, Las Vegas MSA; Employment, Hours, and Earnings

(6)
Source: United States Bureau of Labor Statistics; Las Vegas MSA

(7)
Source: United States Bureau of Labor Statistics; Las Vegas MSA; Industry: Private; Data Type: Average Weekly Earnings of All Employees

(8)
Source: Nevada Department of Taxation; Clark County

(9)
Source: Greater Las Vegas Association of Realtors

(10)
Source: Las Vegas Convention and Visitors Authority; Las Vegas Area

(11)
Source: Nevada Gaming Control Board; Las Vegas Gaming Market & Las Vegas Regional Gaming Market

Increased Spending and Improving Home Values

        Businesses and consumers in Las Vegas continue to increase their spending as evidenced by 37 consecutive months of year-over-year increases in taxable retail sales from July 2013 to July 2016. Home values have also improved significantly over the past several years with the median price of an existing single family home in Las Vegas up approximately 99% as of August 2016 compared to January 2012.

Significant Capital Investment and Development

        This recent momentum has spurred another wave of investment in a number of sectors within the Las Vegas economy. Based on public announcements, approximately $18.7 billion in new project and infrastructure investments are either in the planning stages or under active development in the Las Vegas valley. These projects include the Las Vegas Arena (MGM & AEG joint venture), Strip destination resort Resorts World Las Vegas; major infrastructure expansion, including Project Neon, which is a multi-phase highway improvement project that will expand Interstate 15; the Las Vegas Convention and Visitors Authority's convention center district expansion; Union Village, a massive new healthcare complex; a number of major manufacturing facilities including the Faraday Future automotive production plant; and other public and private sector investments. A number of these projects will not only create construction jobs for area residents, but will also provide a significant number of full-time employment opportunities upon opening. In addition to the direct impact of these investments, new projects typically have the indirect effect of creating additional employment as a result of local spending.

Limited New Casino Development

        Even as the Las Vegas economy continues to rebound, new casino gaming development in the Las Vegas regional market remains limited. Since 2009, there have been no new casino openings that cater predominantly to Las Vegas residents and no new development of such facilities has been announced. We also believe that the development of new casino facilities will continue to be limited due to SB 208, which limited casino gaming in the Las Vegas valley to specified gaming districts and established more restrictive criteria for the creation of new gaming districts.

Stable Regulatory Environment and Lowest Maximum Statutory Gaming Tax Rate in the United States

        The Las Vegas regional market also benefits from local and state laws and regulations which are accommodative to business in general and, more specifically, the gaming industry, including a stable and highly favorable tax structure. Of states offering commercial gaming, Nevada has the lowest maximum statutory gaming tax rate at 6.75%. Further, the Nevada gaming tax rate has remained unchanged since 2003, when it was changed for the first time since 1987 and only increased by 50 basis points. By contrast, the highest maximum statutory gaming tax rate in the United States is 67% in Maryland.

Our Properties

        Set forth below is certain information as of October 1, 2016, concerning our properties.

	Hotel Rooms	Slots(1)	Gaming Tables(2)	Acreage
Owned Properties
Red Rock	796	2,845	69	64
Green Valley Ranch	495	2,294	48	40
Palms Casino Resort	713	1,253	33	37
Palace Station	1,011	1,624	43	30
Boulder Station	299	2,505	31	54
Texas Station	199	1,700	18	47
Sunset Station	457	2,122	36	80
Santa Fe Station	200	2,400	39	39
Fiesta Rancho	100	1,116	14	25
Fiesta Henderson	224	1,399	15	46
Wild Wild West	260	165	4	20
Wildfire Rancho	—	100	—	5
Wildfire Boulder	—	160	—	2
Wildfire Sunset	—	129	—	1
Wildfire Lake Mead	—	57	—	3
Wildfire Valley View	—	35	—	—
Wildfire Anthem	—	15	—	—
50% Owned Properties
Barley's	—	198	—	—
The Greens	—	38	—	—
Wildfire Lanes	—	192	—	—

Las Vegas Property Total	4,754	20,347	350	493
Managed Properties
Gun Lake Casino	—	1,650	33	147
Graton Resort & Casino	—	2,931	129	254

All Properties Total	4,754	24,928	512	894

(1)
Includes slot and video poker machines.

(2)
Generally includes blackjack ("21"), craps, roulette, pai gow, baccarat, let it ride and three-card poker.

Red Rock

        Red Rock opened in 2006 and is strategically located at the intersection of Interstate 215 and Charleston Boulevard in the Summerlin master-planned community in Las Vegas, Nevada. The AAA Four Diamond resort features an elegant desert oasis theme with a contemporary design featuring luxury amenities. In addition to its standard guest rooms, the hotel offers six styles of suites, including one-of-a-kind custom villas and penthouse suites. Additional non-gaming amenities include ten full-service restaurants, a 16-screen movie theater complex, approximately 94,000 square feet of meeting and convention space, a full-service spa, a 72-lane bowling center, a Kid's Quest child care facility and a gift shop. In 2014, we completed several major capital projects at Red Rock, including the mall connector and Restaurant Row. The mall connector is a parking area and walkway which offers our guests convenient parking and access to and from Downtown Summerlin, a 1.6 million square foot outdoor shopping, dining and entertainment center located adjacent to Red Rock. Restaurant Row links, via a pedestrian walkway, five of our premier restaurants including Hearthstone Kitchen & Cellar, Libre Mexican Restaurant, which opened in February 2016, Yard House, Lucille's Smokehouse Bar-B-Que and Salute, an Italian restaurant that opened in 2015. Other full-service restaurants at Red Rock include T-bones Chophouse, 8 Noodle Bar, Grand Café, Feast Buffet (which features live-action themed buffets offering options that include Mexican, Italian, barbecue, American and Chinese cuisines) and the Sandbar pool cafe. Red Rock also features numerous bars and lounges including Rocks Lounge, Onyx Bar, Sandbar and Lucky Bar. Red Rock also offers a variety of quick-serve restaurants.

Green Valley Ranch

        Green Valley Ranch opened in 2001 and is strategically located at the intersection of Interstate 215 and Green Valley Parkway in Henderson, Nevada. Green Valley Ranch is approximately five minutes from McCarran International Airport and seven minutes from the Las Vegas Strip. Green Valley Ranch was designed to complement the Green Valley master-planned community. The AAA Four Diamond resort features a Mediterranean style villa theme with non-gaming amenities including eight full-service restaurants, a 4,200-square-foot non-gaming arcade, a state-of-the-art spa with outdoor pools, a 10-screen movie theater complex, a Kid's Quest child care facility, two gift shops and approximately 65,000 square feet of meeting and convention space, which includes the Grand Events Center. Green Valley Ranch also offers an 8-acre outdoor complex featuring private poolside cabanas and a contemporary poolside bar and grill. Green Valley Ranch's full-service restaurants include Hank's Fine Steaks and Martinis, Tides Seafood & Sushi Bar, Borracha Mexican Cantina, which opened in May 2016, Bottiglia Cueina & Enoteca that opened in May 2016, Pizza Rock by Tony Gemignani, Grand Café, Feast Buffet and the Turf Grill. Green Valley Ranch also offers a variety of quick-serve restaurants. Guests may also enjoy the Drop Bar, a centerpiece of the casino, the Lobby Bar, which is open to the lobby entrance and overlooks the pool area, and the Sip Bar.

Palms Casino Resort

        We purchased the Palms on October 1, 2016. The Palms, which opened in 2001, is an iconic property located 1.3 miles west off the Las Vegas Strip on a 37-acres site. The AAA Four Diamond resort features standard guest rooms as well as suites, penthouses and condos. The resort offers non-gaming amenities including a 2,500-seat, state-of-the-art Pearl Theater, two pools, the luxurious Drift Spa, a 14-screen movieplex and 60,000 square feet of well-appointed meeting and convention spaces. The Palms' full-service restaurants include N9NE Steakhouse, Alize French Restaurant, Nove Italiano, 24 Seven Café, Bistro Buffet, Café 6, Hooters and China House. In addition, guests may enjoy Social bar, located at the heart of the casino floor, Tonic bar, located near the race and sports book, Ghostbar, located on the 55th floor of the Ivory Tower and the Rojo Lounge, located in the lobby of the casino. The Palms also offers a variety of quick-serve restaurants.

Palace Station

        Palace Station opened in 1976 and is strategically located at the intersection of Sahara Avenue and Interstate 15, one of Las Vegas' most heavily traveled areas. Palace Station is a short distance from McCarran International Airport and from major attractions on the Las Vegas Strip and in downtown Las Vegas. Palace Station features a turn-of-the-20th-century railroad station theme with non-gaming amenities including seven full-service restaurants, three additional bars, two swimming pools, an approximately 20,000-square-foot banquet and convention center and a gift shop. Palace Station's full-service restaurants offer a variety of enjoyable meals at reasonable prices, and include the Charcoal Room Steakhouse, Cabo Cantina, Grand Café, Feast Buffet, The Oyster Bar, Food Express Chinese Restaurant, and Little Tony's Italian Trattoria, which opened in 2015. Palace Station also offers a variety of quick-serve restaurants.

Boulder Station

        Boulder Station opened in 1994 and is strategically located at the intersection of Boulder Highway and Interstate 515. Boulder Station is located approximately four miles east of the Las Vegas Strip and approximately four miles southeast of downtown Las Vegas. Boulder Station features a turn-of-the-20th-century railroad station theme with non-gaming amenities including five full-service restaurants, a 750-seat entertainment lounge, four additional bars, an 11-screen movie theater complex, a Kid's Quest child care facility, a swimming pool, a non-gaming video arcade and a gift shop. Boulder Station's restaurants, which offer a variety of enjoyable meals at reasonable prices, include Grand Café, Feast Buffet, The Broiler Steakhouse, Pasta Cucina and Cabo Mexican Restaurant. Boulder Station also offers a variety of quick-serve restaurants.

Texas Station

        Texas Station opened in 1995 and is strategically located at the intersection of Lake Mead Boulevard and Rancho Drive in North Las Vegas. Texas Station features a friendly Texas atmosphere, highlighted by distinctive early Texas architecture with non-gaming amenities including four full-service restaurants, a Kid's Quest child care facility, a 300-seat entertainment lounge, a 2,000-seat event center, seven additional bars, an 18-screen movie theater complex, a swimming pool, a non-gaming video arcade, a gift shop, a 60-lane bowling center and approximately 40,000 square feet of meeting and banquet space. Texas Station's full-service restaurants offer a variety of enjoyable meals at reasonable prices, and include Grand Café, Austins Steakhouse, Feast Buffet and Texas Star Oyster Bar. In addition, guests also enjoy the unique features of several bars and lounges including the Sports Bar, Martini Ranch, Whiskey Bar, Garage Bar, A-Bar, Splitz Bar and South Padre Lounge. Texas Station also offers a variety of quick-serve restaurants.

Sunset Station

        Sunset Station opened in 1997 and is strategically located at the intersection of Interstate 515 and Sunset Road. Situated in a highly concentrated commercial corridor along Interstate 515, Sunset Station has prominent visibility from the freeway and the Sunset commercial corridor. Sunset Station is located approximately 4.5 miles east of McCarran International Airport and approximately 5.5 miles southeast of Boulder Station. Sunset Station features a Spanish/Mediterranean style theme with non-gaming amenities including six full-service restaurants, approximately 13,000 square feet of meeting space, a 500-seat entertainment lounge, a 5,000-seat outdoor amphitheater, six additional bars, a gift shop, a non-gaming video arcade, a 13-screen movie theater complex, a 72-lane bowling center, a Kid's Quest child care facility and a swimming pool. Sunset Station's full-service restaurants, which include Grand Café, Sonoma Cellar Steakhouse, Pasta Cucina, Cabo Mexican Restaurant, Feast Buffet, and the Oyster Bar, offer a variety of enjoyable meals at reasonable prices. Guests also enjoy the Gaudi Bar, a centerpiece of the casino featuring over 8,000 square feet of stained glass. Sunset Station also offers a variety of quick-serve restaurants.

Santa Fe Station

        We purchased Santa Fe Station in 2000 and subsequently refurbished and expanded the facility. Santa Fe Station is strategically located at the intersection of Highway 95 and Rancho Drive, approximately five miles northwest of Texas Station. Santa Fe Station features non-gaming amenities including five full-service restaurants, a gift shop, a non-gaming video arcade, a swimming pool, a 500-seat entertainment lounge, four additional bars, a 60-lane bowling center, a 16-screen movie theater complex, a Kid's Quest child care facility and over 14,000 square feet of meeting and banquet facilities. Santa Fe Station's full-service restaurants include The Charcoal Room, Cabo Mexican Restaurant, Grand Café, Feast Buffet and the Oyster Bar that opened in January 2016. Guests also enjoy 4949 Lounge, a centerpiece of the casino. Santa Fe Station also offers a variety of quick-serve restaurants.

Fiesta Rancho

        We purchased Fiesta Rancho in 2001. Fiesta Rancho is strategically located at the intersection of Lake Mead Boulevard and Rancho Drive in North Las Vegas across from Texas Station. Fiesta Rancho features a Southwestern theme with non-gaming amenities including three full-service restaurants, a gift shop, a non-gaming video arcade, a swimming pool, a 700-seat entertainment lounge, a regulation-size ice skating rink and four additional bars, including Blue Agave and Venom Bar. Fiesta Rancho's full-service restaurants include Garduno's Mexican Restaurant, the Festival Buffet and Denny's. Fiesta Rancho also offers a variety of quick-serve restaurants.

Fiesta Henderson

        We purchased Fiesta Henderson in 2001 and subsequently refurbished and expanded the facility. Fiesta Henderson is strategically located at the intersection of Interstate 215 and Interstate 515 in Henderson, Nevada, approximately three miles southeast of Sunset Station. Fiesta Henderson features four full-service restaurants, a 12-screen movie theater complex, a gift shop, a swimming pool, three bars and lounges and meeting space. Fiesta Henderson's full-service restaurants include Fuego Steakhouse, Amigo's Mexican Cantina, Café Fiesta and the Festival Buffet. Fiesta Henderson also offers a variety of quick-serve restaurants.

Wild Wild West

        We entered into a long-term lease of the Wild Wild West in 1998. Wild Wild West is strategically located on Tropicana Avenue immediately adjacent to Interstate 15. Wild Wild West's non-gaming amenities include a full-service restaurant, a bar, a gift shop and a truck plaza. In 2009, the Wild Wild West hotel was rebranded as Days Inn—Las Vegas under a franchise agreement with Days Inn Worldwide.

Wildfire Rancho

        We purchased Wildfire Rancho in 2003. Wildfire Rancho is located on Rancho Drive across from Texas Station. Wildfire Rancho's non-gaming amenities include a lounge, outdoor patio and a full-service restaurant.

Wildfire Boulder and Wildfire Sunset

        We purchased Wildfire Boulder and Wildfire Sunset in 2004. Both properties are located in Henderson, Nevada, and offer non-gaming amenities which include a full-service restaurant and a bar. Wildfire Boulder is located approximately seven miles southeast of Fiesta Henderson. Wildfire Sunset is located next to Sunset Station.

Wildfire Lake Mead

        We purchased Wildfire Lake Mead, located in Henderson, Nevada, in 2006. The property was completely renovated in 2014. Wildfire Lake Mead features a sports lounge, a bar and quick-serve food offerings.

Wildfire Valley View and Wildfire Anthem

        We purchased Wildfire Valley View, located in Las Vegas, Nevada, in August 2013 and Wildfire Anthem, a tavern located in Henderson, Nevada, in July 2013. Non-gaming amenities offered by Wildfire Valley View and Wildfire Anthem include a bar and quick-serve food offerings.

Barley's, The Greens and Wildfire Lanes

        We own a 50% interest in three smaller properties in Henderson, Nevada including Barley's, a casino and brew pub, The Greens, a restaurant and lounge, and Wildfire Lanes, which features a full-service restaurant, a bar and an 18-lane bowling center.

Managed Properties

Gun Lake Casino

        We manage Gun Lake in Allegan County, Michigan, which opened in February 2011, on behalf of the Match-E-Be-Nash-She-Wish Band of Pottawatomi Indians of Michigan, a federally recognized Native American tribe commonly referred to as the Gun Lake Tribe. Gun Lake is located on U.S. Highway 131 between Grand Rapids, Michigan and Kalamazoo, Michigan. Gun Lake announced plans to expand its gaming, entertainment and dining offerings which are expected to open in the summer of 2017. We have a 50% ownership interest in the manager of Gun Lake, MPM Enterprises, LLC ("MPM"), which receives a management fee of approximately 30% of the net income of Gun Lake under a seven year management contract that commenced in February 2011. Under the terms of the MPM operating agreement, our portion of the management fee is 50% of the first $24.0 million of management fees earned, 83% of the next $24.0 million of management fees earned, and 93% of any management fees in excess of $48.0 million, each calculated on an annual basis.

Graton Resort & Casino

        We manage Graton Resort in Sonoma County, California, which opened in November 2013, on behalf of the Federated Indians of Graton Rancheria (the "Graton Tribe"), a federally recognized Native American tribe. Graton Resort is located just west of U.S. Highway 101 near Rohnert Park, California, approximately 43 miles north of San Francisco. It is the largest gaming and entertainment facility in the Bay Area. Graton Resort offers various dining options including four full-service restaurants and eight fast-casual restaurants. In September 2015, the Graton Tribe broke ground on a $175.0 million expansion of the Graton Resort that will include 200 hotel rooms, meeting and convention space, a spa, a resort-style pool, a lobby bar and additional casino space which is expected to be completed in November 2016. The management agreement has a term of seven years from the opening date. For the first four years of the agreement, we will receive a management fee of 24% of Graton Resort's net income (as defined in the management agreement) and for the fifth through seventh years, we will receive a management fee of 27% of Graton Resort's net income.

Developable Land

        We control approximately 398 acres of developable land comprised of seven strategically-located parcels in Las Vegas and Reno, Nevada, each of which is zoned for casino gaming and other commercial uses. The following is a description of such parcels:

  •
  Durango/I-215:  We own approximately 70 acres located at the intersection of Durango Road and I-215 in the southwestern area of the Las Vegas valley. The site has excellent visibility and access from I-215. As a result of gaming and land use restrictions, there are no other casino sites, other than those owned by the Company, within approximately 5.4 miles of this site.

  •
  Wild Wild West/Viva:  We control approximately 96 acres of land located at the intersection of Tropicana Boulevard and I-15, less than one-half mile from the Las Vegas strip. We lease and have an option to purchase the land under the Wild Wild West Gambling Hall & Hotel, which is approximately 20 acres, and own the remaining 76 acres that are adjacent to the leased portion of the parcel. This parcel has excellent visibility and access from I-15, on which approximately 225,000 cars per day pass by the site.

  •
  Flamingo/I-215:  We own approximately 58 acres located at the intersection of Flamingo Road and I-215 in the master-planned community of Summerlin. The site has excellent visibility and access from I-215.

  •
  Via Inspirada/Bicentennial Parkway:  We own approximately 45 acres located on Via Inspirada near Bicentennial Parkway, approximately 6 miles southwest of Green Valley Ranch. This property is the only casino gaming entitled property in the master-planned community of Inspirada.

  •
  Boulder Highway:  We own approximately 30 acres at the intersection of Boulder Highway and Oakey Boulevard approximately 1.5 miles southeast of downtown Las Vegas. This property has grandfathered gaming entitlements that predate room and other amenity requirements which creates greater flexibility in the development of a project on this site.

  •
  Mt. Rose Property (Reno):  We own approximately 88 acres at the intersection of Mt. Rose Highway and South Virginia Street in Reno, Nevada, which is zoned for casino gaming and other uses.

  •
  South Virginia Street/I-580 (Reno):  We own approximately eight acres on South Virginia Street near I-580, directly across from the Reno-Sparks Convention Center. The Reno-Sparks and Washoe County Area attracted over 4.7 million visitors in 2015, according to the Reno-Sparks Convention and Visitors Authority.

        We also own an additional development site in Las Vegas that is zoned for casino gaming and other commercial uses and which is currently for sale. From time to time we may acquire additional parcels or sell portions of our existing sites that are not necessary to the development of additional gaming facilities.

Native American Development

North Fork Rancheria of Mono Indian Tribe

        We have entered into development and management agreements with the North Fork Rancheria of Mono Indians (the "Mono"), a federally recognized Native American tribe located near Fresno, California, under which we will assist the Mono in developing and operating a gaming and entertainment facility (the "North Fork Project") to be located on a 305-acre site (the "North Fork Site") located on Highway 99 north of the city of Madera in Madera County, California. The North Fork Site was taken into trust for the benefit of the Mono by the United States Department of the Interior ("DOI") in February 2013.

        The management agreement has a term of seven years from the opening of the facility and provides for a management fee of 40% of the facility's net income. As currently contemplated, the North Fork Project is expected to include approximately 2,000 slot machines, approximately 40 table games and several restaurants. Development of the North Fork Project is subject to certain governmental and regulatory approvals, including, but not limited to, approval of the management agreement by the NIGC.

        In 2010, the Bureau of Indian Affairs ("BIA") published notice in the Federal Register that the environmental impact statement for the North Fork Project had been finalized. In 2011, the Assistant Secretary of the Interior for Indian Affairs issued his determination that gaming on the North Fork Site would be in the best interest of the Mono and would not be detrimental to the surrounding community. In August 2012, the Governor of California concurred with the Assistant Secretary's determination that placing the North Fork Site in trust was in the best interest of the Mono and was not detrimental to the surrounding community. Concurrently, the Governor signed a tribal-state Class III gaming compact (the "2012 Compact") between the State and the Mono. The California Assembly and Senate passed Assembly Bill 277 ("AB 277") ratifying the 2012 Compact in May 2013 and June 2013, respectively. The 2012 Compact was intended to regulate gaming at the North Fork Project and provided for the Mono to operate up to 2,000 slot machines in return for sharing up to 15% of the net revenues from Class III gaming devices with the State of California, Madera County, the City of Madera, and other Native American tribes, which includes payments due to local entities under any memorandum of understanding.

        In July 2013, opponents of the North Fork Project filed a referendum challenging AB 277. In October 2013, the BIA published notice in the Federal Register that the 2012 Compact was deemed effective. In November 2013, the referendum challenging AB 277 was qualified for the November 2014 state-wide ballot as "Proposition 48." The opponents contend that the qualification of the referendum suspended AB 277 and that the compact was void unless Proposition 48 was approved by a majority of voters in the November 2014 general election. In November 2014, Proposition 48 failed. In March 2015, the Mono filed suit against the State of California to obtain a compact with the State or procedures from the Assistant Secretary of the Interior for Indian Affairs under which Class III gaming may be conducted on the North Fork Site. The State filed its answer to the Mono's complaint in May 2015. In August 2015, the Mono filed a motion for judgment on the pleadings and the State filed its opposition and cross motion for judgment on the pleadings in September 2015. The Mono's reply brief was filed in October 2015 followed by the State's reply brief in October 2015. In November 2015 the district court issued its order granting judgment in favor of the Mono and ordering the parties to conclude a compact within 60 days. The parties were unable to conclude a compact within such period and on

January 13, 2016, the district court filed its Order to Show Cause as to why the court should not order the parties to submit to mediation. On January 26, 2016, the court filed its order confirming the selection of a mediator and requiring the parties to submit their last, best offers for a compact to the mediator within ten days. On February 8, 2016, the mediation was conducted and on February 11, 2016, the mediator issued her decision selecting the Mono's compact as the compact that best comports with the law and the orders from the district court. The State had 60 days in which to consent to the selected compact. The State failed to consent to the selected compact and in April 2016, it was submitted to the Secretary of the Interior for the adoption of procedures consistent with the selected compact to allow the Mono to conduct Class III gaming at the North Fork Site. On July 29, 2016, the DOI issued Secretarial procedures (the "Secretarial Procedures") pursuant to which the Mono may conduct Class III gaming on the North Fork Site. The Secretarial Procedures allow for the operation of a maximum of 2,000 Class III slot machines at the facility during the first two years of operation and thereafter up to 2,500 Class III slot machines. There is no limit on the number of Class II gaming devices that the Mono can offer.

        No assurances can be provided as to whether the Mono will be successful in obtaining an effective tribal-state gaming compact or obtaining the right to conduct Class III gaming on the North Fork Site pursuant to procedures adopted by the Secretary of the Interior. In addition, the development of the North Fork Project is subject to numerous ongoing legal challenges and receipt of required regulatory approvals and financing. There can be no assurance that the North Fork Project will be successfully completed nor that future events and circumstances will not change our estimates of the timing, scope, and potential for successful completion or that any such changes will not be material. There can be no assurance that we will recover all of our investment in the North Fork Project even if it is successfully completed and opened for business. See Note 7 to the Condensed Consolidated Financial Statements for the six months ended June 30, 2016 for additional information about the North Fork Project.

Intellectual Property

        We use a variety of trade names, service marks, trademarks, patents and copyrights in our operations and believe that we have all the licenses necessary to conduct our continuing operations. We have registered several service marks, trademarks, patents and copyrights with the United States Patent and Trademark Office or otherwise acquired the licenses to use those which are material to conduct our business. We own patents and patent applications with expiration dates ranging from 2018 to 2028 relating to technologies that allow us to track the wagering activities and geographic location of our players. We also own patents relating to unique casino games. We file copyright applications to protect our creative artworks, which are often featured in property branding, as well as our distinctive website content.

Seasonality

        Our cash flows from operating activities are somewhat seasonal in nature. Our operating results are traditionally strongest in the fourth quarter and weakest during the third quarter.

Competition

        Our casino properties face competition from all other casinos and hotels in the Las Vegas area, including to some degree, from each other. We compete with other nonrestricted casino/hotels, as well as restricted gaming locations, by focusing on repeat customers and attracting these customers through innovative marketing programs. Our value-oriented, high-quality approach is designed to generate repeat business. Additionally, our casino properties are strategically located and designed to permit convenient access and ample parking, which are critical factors in attracting local visitors and repeat patrons.

        Currently, there are approximately 40 major gaming properties located on or near the Las Vegas Strip, 17 located in the downtown area and several located in other areas of Las Vegas. We also face competition from 146 nonrestricted gaming locations in the Clark County area primarily targeted to the local and repeat visitor markets. In addition, our casino properties face competition from restricted gaming locations (sites with 15 or fewer slot machines) in the greater Las Vegas area. As of December 31, 2015, there were approximately 1,400 restricted gaming locations in the Las Vegas area with approximately 13,800 slot machines. Major additions, expansions or enhancements of existing properties or the construction of new properties by competitors could have a material adverse effect on our business.

        The Nevada legislature enacted SB 208 in 1997. This legislation identified certain gaming enterprise districts wherein casino gaming development would be permitted throughout the Las Vegas valley and established more restrictive criteria for the establishment of new gaming enterprise districts. We believe the growth in gaming supply in the Las Vegas locals market has been, and will continue to be, limited by the provisions of SB 208.

        To a lesser extent, we compete with gaming operations in other parts of the state of Nevada, such as Reno, Laughlin and Lake Tahoe, and other gaming markets throughout the United States and in other parts of the world, and with state sponsored lotteries, on-and-off-track wagering on horse and other races, card rooms, online gaming and other forms of legalized gambling. The gaming industry also includes land-based casinos, dockside casinos, riverboat casinos, racetracks with slots and casinos located on Native American land. There is intense competition among companies in the gaming industry, some of which have significantly greater resources than we do. Several states are currently considering legalizing casino gaming in designated areas. Legalized casino gaming in such states and on Native American land could result in additional competition and could adversely affect our operations, particularly to the extent that such gaming is conducted in areas close to our operations. We also face competition from internet poker operators in Nevada. In addition, legislation approving internet gaming has been proposed by the federal government and other states. Expansion of internet gaming and legalized casino gaming in new or existing jurisdictions and on Native American land could result in additional competition for our Nevada operations and for the gaming facilities that we manage for Native American tribes.

        Native American gaming in California, as it currently exists, has had little, if any, impact on our Nevada operations to date, although there are no assurances as to the future impact it may have. In total, the State of California has signed and ratified Tribal-State Compacts with 72 Native American tribes. Currently there are 60 Native American gaming facilities in operation in the State of California. These Native American tribes are allowed to operate slot machines, lottery games, and banked and percentage games (including "21") on Native American lands. A banked game is one in which players compete against the licensed gaming establishment rather than against one another. A percentage game is one in which the house does not directly participate in the game, but collects a percentage of the amount of bets made, winnings collected, or the amount of money changing hands. It is not certain whether any expansion of Native American gaming in California will affect our Nevada operations given that visitors from California make up Nevada's largest visitor market. Increased competition from Native American gaming in California may result in a decline in our revenues and may have a material adverse effect on our business.

Regulation and Licensing

        In addition to gaming regulations, our business is subject to various federal, state and local laws and regulations of the United States and Nevada. These laws and regulations include, but are not limited to, restrictions concerning employment and immigration status, currency transactions, zoning and building codes, protection of human health and safety and the environment, marketing and advertising, privacy and telemarketing. Since we deal with significant amounts of cash in our operations we are subject to various reporting and anti-money laundering regulations. Any violations of anti-money laundering laws or any of the other laws or regulations to which we are subject could result in regulatory actions, fines, or other penalties. Any material changes, new laws or regulations or material differences in interpretations by courts or governmental authorities or material regulatory actions, fines, penalties or other actions could adversely affect our business and operating results.

Nevada Gaming Regulations

        The ownership and operation of casino gaming facilities and the manufacture and distribution of gaming devices in Nevada are subject to the Nevada Act and various local ordinances and regulations. Our gaming operations in Nevada are subject to the licensing and regulatory control of the Nevada Commission, the Nevada Board, the Las Vegas City Council, the CCLGLB, the North Las Vegas City Council, the Henderson City Council and certain other local regulatory agencies.

        The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy which are concerned with, among other things: (i) the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity; (ii) the establishment and maintenance of responsible accounting practices and procedures; (iii) the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal controls and the safeguarding of assets and revenues, providing reliable record keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities; (iv) the prevention of cheating and fraudulent practices; and (v) providing a source of state and local revenues through taxation and licensing fees. Changes in such laws, regulations and procedures could have an adverse effect on our gaming operations.

        Our indirect subsidiaries that conduct gaming operations in Nevada are required to be licensed by the Nevada Gaming Authorities. The gaming licenses require the periodic payment of fees and taxes and are not transferable. NP Red Rock LLC, NP Boulder LLC, NP Palace LLC, NP Sunset LLC, NP Tropicana LLC, NP Fiesta LLC, NP Gold Rush LLC, NP Lake Mead, LLC, NP Magic Star LLC, NP Rancho LLC, NP Santa Fe LLC, NP Texas LLC, Station GVR Acquisition, LLC, SC SP 2 LLC, NP LML LLC and NP River Central LLC hold licenses to conduct nonrestricted gaming operations. Our ownership in NP Tropicana LLC is held through NP Landco Holdco LLC, which has a registration as an intermediary company and a license as a member and manager of NP Tropicana LLC. Our ownership in SC SP 2 LLC is held through SC SP Holdco LLC which has a registration as an intermediary company and a license as a member and manager of SC SP 2 LLC. Town Center Amusements, Inc., a Limited Liability Company ("TCAI") is licensed to conduct nonrestricted gaming operations at Barley's. Greens Café, LLC ("GC") is licensed to conduct nonrestricted gaming operations at The Greens, and Sunset GV, LLC ("SGV") is licensed to conduct nonrestricted gaming operations at Wildfire Lanes. A license to conduct "nonrestricted" operations is a license to conduct an operation of (i) at least 16 slot machines, (ii) any number of slot machines together with any other game, gaming device, race book or sports pool at one establishment, (iii) a slot machine route, (iv) an inter-casino linked system, or (v) a mobile gaming system. SC SP 4 LLC holds a restricted gaming license.

        We are required to periodically submit detailed financial and operating reports to the Nevada Commission and provide any other information that the Nevada Commission may require. Substantially all material loans, leases, sales of securities and similar financing transactions by us and our licensed or registered subsidiaries must be reported to or approved by the Nevada Commission and/or the Nevada Board.

        We have been found suitable to indirectly own the equity interests in our licensed and registered subsidiaries (the "Gaming Subsidiaries") and we are a Registered Corporation. As a Registered Corporation, we will be required to periodically submit detailed financial and operating reports to the

Nevada Board and provide any other information the Nevada Board may require. No person may become a more than 5% stockholder or holder of more than a 5% interest in, or receive any percentage of gaming revenue from the Gaming Subsidiaries without first obtaining licenses, approvals and/or applicable waivers from the Nevada Gaming Authorities. Substantially all material loans, leases, sales of securities and similar financing transactions by us and our Gaming Subsidiaries must be reported to or approved by the Nevada Gaming Authorities.

        The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, a Registered Corporation or its licensed subsidiaries, in order to determine whether such individual is suitable or should be licensed as a business associate of a Registered Corporation or a gaming licensee. Officers, directors and certain key employees of our licensed subsidiaries must file applications with the Nevada Gaming Authorities and may be required to be licensed or found suitable by the Nevada Gaming Authorities. Our officers, managers and key employees who are actively and directly involved in gaming activities of our licensed subsidiaries may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing for any cause that they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. The applicant for licensing or a finding of suitability must pay all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities and, in addition to their authority to deny an application for a finding of suitability or licensure, the Nevada Gaming Authorities have jurisdiction to disapprove a change in corporate position.

        If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue to have a relationship with us or our licensed subsidiaries, the companies involved would have to sever all relationships with such person. In addition, the Nevada Commission may require our licensed subsidiaries to terminate the employment of any person who refuses to file the appropriate applications. Determinations of suitability or questions pertaining to licensing are not subject to judicial review in Nevada.

        If it were determined that the Nevada Act was violated by a licensed subsidiary, the gaming licenses it holds could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures. In addition, the Company, our licensed subsidiaries and the persons involved could be subject to substantial fines for each separate violation of the Nevada Act at the discretion of the Nevada Commission. Further, a supervisor could be appointed by the Nevada Commission to operate our properties, and under certain circumstances, earnings generated during the supervisor's appointment (except for the reasonable rental value of the premises) could be forfeited to the State of Nevada. Limitation, conditioning or suspension of the gaming licenses of the licensed subsidiaries or the appointment of a supervisor could (and revocation of any such gaming license would) have a material adverse effect on our gaming operations.

        Any beneficial owner of our equity securities, regardless of the number of shares owned, may be required to file an application, may be investigated, and may be required to obtain a finding of suitability as a beneficial owner of our securities if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. If the beneficial owner of our equity securities who must be found suitable is a corporation, partnership, limited partnership, limited liability company or trust, it must submit detailed business and financial information, including a list of its beneficial owners, to the Nevada Board. The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting any such investigation.

        The Nevada Act provides that persons who acquire beneficial ownership of more than 5% of the voting or non-voting securities of a Registered Corporation must report the acquisition to the Nevada Commission. The Nevada Act also requires that beneficial owners of more than 10% of the voting securities of a Registered Corporation must apply to the Nevada Commission for a finding of suitability within thirty days after the Chairman of the Nevada Board mails the written notice requiring such filing. An "institutional investor," as defined in the Nevada Commission's regulations, which acquires beneficial ownership of more than 10%, but not more than 25%, of our voting securities may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only. An institutional investor that has obtained a waiver may, in certain circumstances, hold up to 29% of our voting securities and maintain its waiver for a limited period of time. An institutional investor shall not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of our board of directors, any change in our corporate charter, bylaws, management policies or our operations, or any of our gaming affiliates, or any other action which the Nevada Commission finds to be inconsistent with holding our voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include: (i) voting on all matters voted on by stockholders; (ii) making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in our management, policies or operations; and (iii) such other activities as the Nevada Commission may determine to be consistent with such investment intent.

        Any person who fails or refuses to apply for a finding of suitability or a license within thirty days after being ordered to do so by the Nevada Commission, or the Chairman of the Nevada Board, may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any equity holder who is found unsuitable and who holds, directly or indirectly, any beneficial ownership of the common equity of a Registered Corporation beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. We will be subject to disciplinary action if, after we receive notice that a person is unsuitable to be an equity holder or to have any other relationship with us or our licensed or registered subsidiaries, we (i) pay that person any dividend or interest upon our securities, (ii) allow that person to exercise, directly or indirectly, any voting right conferred through securities held by that person, (iii) pay remuneration in any form to that person for services rendered or otherwise, or (iv) fail to pursue all lawful efforts to require such unsuitable person to relinquish his securities including, if necessary, the immediate purchase of said securities for the price specified by the relevant gaming authority or, if no such price is specified, the fair market value as determined by the board of directors of Red Rock. The purchase may be made in cash, notes that bear interest at the applicable federal rate or a combination of notes and cash. Additionally, the CCLGLB has the authority to approve all persons owning or controlling the stock of any corporation controlling a gaming license.

        The Nevada Commission may, in its discretion, require the holder of any debt security of a Registered Corporation to file applications, be investigated and be found suitable to own the debt security of a Registered Corporation if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. If the Nevada Commission determines that a person is unsuitable to own such security, then pursuant to the Nevada Act, the Registered Corporation can be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Commission, it: (i) pays to the unsuitable person any dividend, interest, or any distribution whatsoever; (ii) recognizes any voting right by such unsuitable person in connection with such securities; (iii) pays the unsuitable person remuneration in any form; or (iv) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction.

        We are required to maintain a current membership interest ledger in Nevada, which may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. Failure to make such disclosure may be grounds for finding the record holder unsuitable. We are also required to render maximum assistance in determining the identity of the beneficial owner.

        We may not make a public offering of our securities without the prior approval of the Nevada Commission if the securities or proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes. Our Shelf Approval was granted by the Nevada Commission, subject to certain conditions beginning on September 22, 2016. The Shelf Approval may be rescinded for good cause without prior notice upon the issuance of an interlocutory stop order by the Chairman of the Nevada Board. If the Shelf Approval is rescinded for any reason, it could adversely impact our capital structure and liquidity and limit our flexibility in planning for, or reacting to, changes in our business and industry. The Shelf Approval does not constitute a finding, recommendation or approval by any of the Nevada Gaming Authorities as to the accuracy or adequacy of any offering memorandum or the investment merits of the securities offered thereby. Any representation to the contrary is unlawful.

        Changes in control of the Company through merger, consolidation, stock or asset acquisitions (including stock issuances in connection with restructuring transactions), management or consulting agreements, or any act or conduct by a person whereby such person obtains control, may not occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of a Registered Corporation must satisfy the Nevada Board and the Nevada Commission that they meet a variety of stringent standards prior to assuming control of such Registered Corporation. The Nevada Commission may also require controlling equity holders, officers, managers and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

        The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Nevada corporate gaming licensees, and Registered Corporations that are affiliated with those operations, may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Nevada's gaming industry and to further Nevada's policy to: (i) assure the financial stability of corporate gaming licensees and their affiliates; (ii) preserve the beneficial aspects of conducting business in the corporate form; and (iii) promote a neutral environment for the orderly governance of corporate affairs. Approvals are, in certain circumstances, required from the Nevada Commission before a Registered Corporation can make exceptional repurchases of voting securities above the current market price thereof and before a corporate acquisition opposed by management can be consummated. The Nevada Act also requires prior approval of a plan of re-capitalization proposed by the Registered Corporation's board of directors or similar governing entity in response to a tender offer made directly to the Registered Corporation's equity holders for the purpose of acquiring control of the Registered Corporation.

        License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada and to the counties and cities in which the Nevada licensee's respective operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon either: (i) a percentage of the gross revenues received; (ii) the number of gaming devices operated; or (iii) the number of table games operated. A live entertainment tax is also paid by casino operations where admission charges are imposed for entry into certain entertainment venues. Nevada licensees that hold a license as an operator of a slot route, or manufacturer's or distributor's license also pay certain fees and taxes to the State of Nevada.

        Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with such persons (collectively, "Licensees"), and who proposes to become involved in a gaming venture outside of Nevada, is required to deposit with the Nevada Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation by the Nevada Board of their participation in such foreign gaming. The revolving fund is subject to increase or decrease at the discretion of the Nevada Commission. Thereafter, licensees are required to comply with certain reporting requirements imposed by the Nevada Act. Licensees are also subject to disciplinary action by the Nevada Commission if they knowingly violate any laws of the foreign jurisdiction pertaining to the foreign gaming operation, fail to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations, engage in activities or enter into associations that are harmful to the State of Nevada or its ability to collect gaming taxes and fees, or employ, contract with or associate with a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the grounds of unsuitability or whom a court in the state of Nevada has found guilty of cheating. The loss or restriction of our gaming licenses in Nevada would have a material adverse effect on our business and could require us to cease gaming operations in Nevada.

Nevada Liquor Regulations

        There are various local ordinances and regulations as well as state laws applicable to the sale of alcoholic beverages in Nevada. Palace Station, Wildfire Rancho, Wildfire Valley View and Santa Fe Station are subject to liquor licensing control and regulation by the Las Vegas City Council. Red Rock, Boulder Station and Wild Wild West are subject to liquor licensing control and regulation by the CCLGLB. Texas Station and Fiesta Rancho are subject to liquor licensing control and regulation by the North Las Vegas City Council. Sunset Station, Green Valley Ranch, Fiesta Henderson, Barley's, Wildfire Sunset, Wildfire Boulder, The Greens, Wildfire Anthem, Wildfire Lanes and Wildfire Lake Mead are subject to liquor licensing control and regulation by the Henderson City Council. All liquor licenses are revocable and are, in some jurisdictions, not transferable. The agencies involved have full power to limit, condition, suspend or revoke any such license, and any such disciplinary action could (and revocation would) have a material adverse effect on the operations of our licensed subsidiaries.

Native American Gaming Regulations

        The terms and conditions of management contracts and the operation of casinos and all gaming on land held in trust for Native American tribes in the United States are subject to the Indian Gaming Regulatory Act of 1988 (the "IGRA"), which is administered by the NIGC and the gaming regulatory agencies of state and tribal governments. The IGRA is subject to interpretation by the NIGC and may be subject to judicial and legislative clarification or amendment.

        The IGRA established three separate classes of tribal gaming: Class I, Class II and Class III. Class I gaming includes all traditional or social games solely for prizes of minimal value played by a tribe in connection with celebrations or ceremonies. Class II gaming includes games such as bingo, pull-tabs, punchboards, instant bingo (and electronic or computer-aided versions of such games) and non-banked card games (those that are not played against the house), such as poker. Class III gaming is casino-style gaming and includes banked table games such as blackjack, craps and roulette, and gaming machines such as slots, video poker, lotteries and pari-mutuel wagering, a system of betting under which wagers are placed in a pool, management receives a fee from the pool, and the remainder of the pool is split among the winning wagers.

        The IGRA requires NIGC approval of management contracts for Class II and Class III gaming, as well as the review of all agreements collateral to the management contracts. The NIGC will not approve a management contract if a director or a 10% shareholder of the management company: (i) is an elected member of the governing body of the Native American tribe which is the party to the management contract; (ii) has been or subsequently is convicted of a felony or gaming offense; (iii) has knowingly and willfully provided materially important false information to the NIGC or the tribe;

(iv) has refused to respond to questions from the NIGC; or (v) is a person whose prior history, reputation and associations pose a threat to the public interest or to effective gaming regulation and control, or create or enhance the chance of unsuitable activities in gaming or the business and financial arrangements incidental thereto. In addition, the NIGC will not approve a management contract if the management company or any of its agents have attempted to unduly influence any decision or process of tribal government relating to gaming, or if the management company has materially breached the terms of the management contract or the tribe's gaming ordinance or resolution, or a trustee, exercising the skill and due diligence that a trustee is commonly held to, would not approve the management contract. A management contract can be approved only after the NIGC determines that the contract provides for, among other things: (i) adequate accounting procedures and verifiable financial reports, which must be furnished to the tribe; (ii) tribal access to the daily operations of the gaming enterprise, including the right to verify daily gross revenues and income; (iii) minimum guaranteed payments to the tribe, which must have priority over the retirement of development and construction costs; (iv) a ceiling on the repayment of such development and construction costs; and (v) a contract term not exceeding five years and a management fee not exceeding 30% of net revenues (as determined by the NIGC); provided that the NIGC may approve up to a seven year term and a management fee not to exceed 40% of net revenues if the NIGC is satisfied that the capital investment required, and the income projections for the particular gaming activity require the larger fee and longer term. There is no periodic or ongoing review of approved contracts by the NIGC. The only post-approval action that could result in possible modification or cancellation of a contract would be as the result of an enforcement action taken by the NIGC based on a violation of the law or an issue affecting suitability.

        The IGRA prohibits all forms of Class III gaming unless the tribe has entered into a written agreement with the state that specifically authorizes the types of Class III gaming the tribe may offer (a "tribal-state compact"). These tribal-state compacts provide, among other things, the manner and extent to which each state will conduct background investigations and certify the suitability of the manager, its officers, directors, and key employees to conduct gaming on Native American lands.

        Title 25, Section 81 of the United States Code states that "no agreement shall be made by any person with any tribe of Indians, or individual Indians not citizens of the United States, for the payment or delivery of any money or other thing of value in consideration of services for said Indians relative to their lands unless such contract or agreement be executed and approved" by the Secretary or his or her designee. An agreement or contract for services relative to Native American lands which fails to conform to the requirements of Section 81 is void and unenforceable. All money or other things of value paid to any person by any Native American or tribe for or on his or their behalf, on account of such services, in excess of any amount approved by the Secretary or his or her authorized representative will be subject to forfeiture. We intend to comply with Section 81 with respect to any other contract with an Indian tribe in the United States.

        Native American tribes are sovereign nations with their own governmental systems, which have primary regulatory authority over gaming on land within the tribes' jurisdiction. Therefore, persons engaged in gaming activities on tribal lands, including the Company, are subject to the provisions of tribal ordinances and regulations. Tribal gaming ordinances are subject to review by the NIGC under certain standards established by the IGRA. The NIGC may determine that some or all of the ordinances require amendment, and those additional requirements, including additional licensing requirements, may be imposed on us.

        Several bills have been introduced in Congress that would amend the IGRA. Any amendment of the IGRA could change the governmental structure and requirements within which tribes could conduct gaming, and may have an adverse effect on our results of operations or impose additional regulatory or operational burdens. In addition, any amendment to or expiration of a tribal-state compact may have an adverse effect on our results of operations or impose additional regulatory or operational burdens.

General Gaming Regulations in Other Jurisdictions

        If we become involved in gaming operations in any other jurisdictions, such gaming operations will subject us and certain of our officers, directors, key employees, equity holders and other affiliates ("Regulated Persons") to strict legal and regulatory requirements, including mandatory licensing and approval requirements, suitability requirements, and ongoing regulatory oversight with respect to such gaming operations. Such legal and regulatory requirements and oversight will be administered and exercised by the relevant regulatory agency or agencies in each jurisdiction (the "Regulatory Authorities"). We and the Regulated Persons will need to satisfy the licensing, approval and suitability requirements of each jurisdiction in which we seek to become involved in gaming operations. These requirements vary from jurisdiction to jurisdiction, but generally concern the responsibility, financial stability and character of the owners and managers of gaming operations as well as persons financially interested or involved in gaming operations. In general, the procedures for gaming licensing, approvals and findings of suitability require the Company and each Regulated Person to submit detailed personal history information and financial information to demonstrate that the proposed gaming operation has adequate financial resources generated from suitable sources and adequate procedures to comply with the operating controls and requirements imposed by law and regulation in each jurisdiction, followed by a thorough investigation by such Regulatory Authorities. In general, the Company and each Regulated Person must pay the costs of such investigation. An application for any gaming license, approval or finding of suitability may be denied for any cause that the Regulatory Authorities deem reasonable. Once obtained, licenses and approvals may be subject to periodic renewal and generally are not transferable. The Regulatory Authorities may at any time revoke, suspend, condition, limit or restrict a license, approval or finding of suitability for any cause that they deem reasonable. Fines for violations may be levied against the holder of a license or approval and in certain jurisdictions, gaming operation revenues can be forfeited to the state under certain circumstances. There can be no assurance that we will obtain all of the necessary licenses, approvals and findings of suitability or that our officers, directors, key employees, other affiliates and certain other stockholders will satisfy the suitability requirements in one or more jurisdictions, or that such licenses, approvals and findings of suitability, if obtained, will not be revoked, limited, suspended or not renewed in the future. We may be required to submit detailed financial and operating reports to Regulatory Authorities.

        Failure by us to obtain, or the loss or suspension of, any necessary licenses, approval or findings of suitability would prevent us from conducting gaming operations in such jurisdiction and possibly in other jurisdictions, which may have an adverse effect on our results of operations.

Anti-Money Laundering Laws

        Our services are generally subject to federal anti-money laundering laws, including the Bank Secrecy Act, as amended by the USA PATRIOT Act, and similar state laws. On an ongoing basis, these laws require us, among other things, to: (i) report large cash transactions and suspicious activity; (ii) screen transactions against the U.S. government's watch-lists, such as the watch-list maintained by the Office of Foreign Assets Control; (iii) prevent the processing of transactions to or from certain countries, individuals, nationals and entities; (iv) identify the dollar amounts loaded or transferred at any one time or over specified periods of time, which requires the aggregation of information over multiple transactions; (v) gather and, in certain circumstances, report customer information; (vi) comply with consumer disclosure requirements; and (vii) register or obtain licenses with state and federal agencies in the United States and seek registration of any retail distributors when necessary.

        Anti-money laundering regulations are constantly evolving. We continuously monitor our compliance with anti-money laundering regulations and implement policies and procedures to make our business practices flexible, so we can comply with the most current legal requirements. We cannot predict how these future regulations might affect us. Complying with future regulation could be expensive or require us to change the way we operate our business.

Environmental Matters

        Although we are currently involved in monitoring activities at a few of our sites due to historical or nearby operations, compliance with federal, state and local laws and regulations relating to the protection of the environment to date has not had a material effect upon our capital expenditures, earnings or competitive position and we do not anticipate any material adverse effects in the future based on the nature of our future operations.

Employees

        As of October 1, 2016, we had approximately 13,500 employees, including employees of our 50% owned properties but excluding all managed properties that are owned by third party employers. We believe we have good employee relations, and with the exception of Boulder Station and the Palms, none of our owned casino properties are currently subject to any collective bargaining obligations, agreement or similar arrangement with any union. However, union activists have actively sought to organize employees at certain of our properties in the past, and we believe that such efforts are ongoing at this time. On September 13, 2016, the NLRB certified the LJEBLV as the bargaining representative for a bargaining unit of approximately 580 Boulder Station non-gaming employees. See "Risk Factors—Union organization activities could disrupt our business by discouraging patrons from visiting our properties, causing labor disputes or work stoppages, and, if successful, could significantly increase our labor costs." In addition, one of our managed properties, Graton Resort, has two collective bargaining agreements that cover approximately 482 employees and 33 employees, respectively, as of October 1, 2016.

MANAGEMENT AND DIRECTORS

        The following table sets forth certain information concerning the executive officers of Station Holdco as of the date of this prospectus. We expect the current executive officers to act in the same capacities for Red Rock. We expect the following individuals listed as directors will serve on the board of directors of Red Rock, all of whom are either members of the board of directors of Station Holdco or board of managers of Station LLC.

Name	Age	Position
Frank J. Fertitta III(*)	54	Chairman of Board of Directors and Chief Executive Officer
Stephen L. Cavallaro	58	Executive Vice Chairman
Richard J. Haskins	52	President
Marc J. Falcone	43	Executive Vice President, Chief Financial Officer and Treasurer
Daniel J. Roy	57	Executive Vice President and Chief Operating Officer
Lorenzo J. Fertitta(*)	47	Director
Robert A. Cashell, Jr.	51	Director
James E. Nave, D.V.M.	72	Director
Robert E. Lewis	71	Director

(*)
Frank J. Fertitta III and Lorenzo J. Fertitta are brothers.

        The following is a biographical summary of the experience of our directors and executive officers:

        Frank J. Fertitta III.    Mr. Fertitta has served as Chief Executive Officer of the Company since June 2011, Chief Executive Officer of Fertitta Entertainment since April 2011, and Chief Executive Officer of Red Rock and the Chairman of Red Rock's board of directors since October 5, 2015, and a member of Station Holdco's board of directors since June 2011. Mr. Fertitta also served as President of the Company from January 2011 to October 2012. Mr. Fertitta served as Chairman of the board of directors of STN from February 1993, Chief Executive Officer of STN from July 1992 and President of STN from July 2008, in each case through June 17, 2011, Mr. Fertitta also served as President of STN from 1989 until July 2000. He has held senior management positions since 1985, when he was named General Manager of Palace Station. He was elected a director of STN in 1986, at which time he was also appointed Executive Vice President and Chief Operating Officer. Mr. Fertitta was also the co-owner of Fertitta Entertainment until the time it was acquired by Station LLC in May 2016 and the co-owner of Zuffa, LLC until it was sold in August 2016. We believe that Mr. Fertitta's experience and business expertise in the gaming industry, as well as his position as one of our principal equityholders, give him the qualifications and skills to serve on the board of directors of Red Rock.

        Stephen L. Cavallaro.    Mr. Cavallaro has served as Executive Vice Chairman of Red Rock since October 5, 2015, President of the Company and Fertitta Entertainment since October 2012, and as Chief Operating Officer of the Company and Fertitta Entertainment since June 2013. Mr. Cavallaro served as the Chairman, President and Chief Executive Officer of Cavallaro Consulting Group from 2005 to 2012. From 2001 to 2004, Mr. Cavallaro was Executive Vice President and Chief Operating Officer of Station Casinos, Inc. From 2000 to 2001, he served as Chairman, President and CEO of Cavallaro Consulting Group. Mr. Cavallaro served as President and Chief Executive Officer of Travelscape.com from 1999 to 2000. Mr. Cavallaro served as Executive Vice President and Chief Operating Officer of Harveys Casino Resorts from 1996 to 1999. From 1994 to 1995, he served as Senior Vice President and General Manager of Hard Rock Hotel & Casino.

        Richard J. Haskins.    Mr. Haskins has served as President of Red Rock since October 5, 2015 and Executive Vice President, General Counsel and Secretary of the Company and Fertitta Entertainment since January 2011 and April 2011, respectively. Mr. Haskins served as Executive Vice President and Secretary of STN from July 2004 and served as General Counsel of STN from April 2002, in each case through June 17, 2011. He previously served as Assistant Secretary of STN from September 2003 to July 2004, as Vice President and Associate General Counsel of STN from November 1998 to March 2002 and as General Counsel of Midwest Operations of STN from November 1995 to October 1998. Mr. Haskins is a member of the American Bar Association, the Missouri Bar Association and Nevada Bar Association.

        Marc J. Falcone.    Mr. Falcone has served as Chief Financial Officer of Fertitta Entertainment since November 2010, Executive Vice President and Chief Financial Officer of Red Rock since October 5, 2015, and Executive Vice President and Chief Financial Officer of the Company since June 2011. Mr. Falcone also has served as our Treasurer since January 2013. From June 2008 to October 2010, Mr. Falcone worked at Goldman Sachs where he focused on restructuring transactions in the hospitality and gaming sectors under that firm's Whitehall division. From May 2006 to June 2008 Mr. Falcone was a senior analyst at Magnetar Capital, LLC (an alternative asset management firm), covering the gaming, lodging, leisure, REIT and airline industries. From May 2002 to June 2006, Mr. Falcone was a Managing Director for Deutsche Bank Securities Inc. covering gaming, lodging and leisure companies and was recognized as one of the industry's top analysts. Prior to joining Deutsche Bank Securities Inc., Mr. Falcone worked for Bear Stearns & Co., also covering the gaming, lodging, and leisure industries.

        Daniel J. Roy.    Mr. Roy has served as Executive Vice President and Chief Operating Officer of Red Rock since October 5, 2015 and as Executive Vice President of Operations for the Company since June 2013. From February 2013 to June 2013, Mr. Roy served as Senior Vice President of Gaming Operations for the Company. From 2009 to 2012, Mr. Roy served as Executive Vice President of Operations for Warner Gaming. From 2001 to 2009, Mr. Roy served as Senior Vice President of Operations for Station Casinos, Inc. From 1997 to 2001, Mr. Roy served as Senior Vice President of Iowa Operations for Harvey's Casinos Resorts.

        Lorenzo J. Fertitta.    Mr. Fertitta has served as a member of Red Rock's board of directors since its formation in September 2015 and as a member of Station Holdco's board of directors since June 2011 and served as Vice Chairman of the board of directors of STN from December 2003 and as a director from 1991, in each case through June 17, 2011. Mr. Fertitta also served as President of STN from July 2000 until June 30, 2008. Mr. Fertitta was also the co-owner of Fertitta Entertainment until the time it was acquired by Station LLC in May 2016 and the co-owner of Zuffa, LLC until it was sold in August 2016 and served as the chairman and chief executive officer of Zuffa, LLC from June 2008 until August 2016. From 1991 to 1993, he served as Vice President of STN. Mr. Fertitta served as President and Chief Executive Officer of Fertitta Enterprises, Inc. from June 1993 to July 2000, where he was responsible for managing an investment portfolio consisting of marketable securities and real property. Mr. Fertitta served as a member of the board of directors of the Nevada Resort Association from 2001 to 2008. Mr. Fertitta served as a director of the American Gaming Association from December 2005 to May 2008 and as a commissioner on the Nevada State Athletic Commission from November 1996 until July 2000. We believe that Mr. Fertitta's experience and business expertise in the gaming industry, as well as his position as one of our principal equityholders, give him the qualifications and skills to serve on the board of directors of Red Rock.

        Robert A. Cashell, Jr.    Mr. Cashell has served as a member of Red Rock's board of directors since its formation in September 2015 and as a member of Station Holdco's board of managers since June 2011. He has been involved in the gaming industry for over 25 years, beginning in management training in 1979 at Boomtown Hotel and Casino in Northern Nevada. From 1991 to 1998, Mr. Cashell served as General Manager of the Horseshoe Club in Reno, Nevada. Since 1995, Mr. Cashell has also served as President of Northpointe Sierra, Inc. which owns and operates 5 casinos within TA and Petro Travel Centers in northern and southern Nevada under the brand name Alamo Casino. Since 2001, Mr. Cashell has owned and served as President of Topaz Lodge and Casino in Gardnerville, Nevada.

Between 2003 and 2007, Mr. Cashell managed other gaming properties in Nevada on behalf of owners and investment groups. In 2013, Mr. Cashell acquired the Winners Inn and Pete's Gambling Hall in Winnemucca, Nevada and serves as the company's President. Since 2000, Mr. Cashell has served as the Chairman of Heritage Bancorp and Heritage Bank of Nevada. We believe that Mr. Cashell's experience and business experience in the gaming industry give him the qualifications and skills to serve on the board of directors of Red Rock.

        James E. Nave, D.V.M.    Dr. Nave has served as a member of Red Rock's board of directors since its formation in September 2015 and as a member of Station Holdco's board of directors since June 2011 and served as a director of STN from March 2001 until June 17, 2011. During that period, he was the Chairman of the Audit Committee and served on the Governance and Compensation Committee. Dr. Nave has been an owner of the Tropicana Animal Hospital since 1974 and has been the owner and manager of multiple veterinary hospitals since 1976. Dr. Nave served on the board of directors of Bank of Nevada (formerly Bank West of Nevada) from 1994 to January 2014. Dr. Nave has served on the board of directors of Western Alliance Bancorporation since 2003, where he also serves as a member of the Audit and Compensation Committees. Dr. Nave also served as the Director of International Affairs for the American Veterinary Medical Association (the "AVMA") from July 2001 to July 2013. Previously Dr. Nave served as the Globalization Liaison Agent for Education and Licensing of the AVMA, and he was also the Chairperson of the AVMA's National Commission for Veterinary Economics Issues from 2001 through July 2007. In addition, Dr. Nave is a member and past President of the Nevada Veterinary Medical Association, the Western Veterinary Conference and the American Veterinary Medical Association. He is also a member of the Clark County Veterinary Medical Association, the National Academy of Practitioners, the American Animal Hospital Association and previously served on the Executive Board of the World Veterinary Association. Dr. Nave was the chairman of the University of Missouri College of Veterinary Medicine Development Committee from 1984 to 1992. He was also a member of the Nevada State Athletic Commission from 1988 to 1999 and served as its chairman from 1989 to 1992 and from 1994 to 1996. We believe that Dr. Nave's financial and business expertise, including his diversified background of managing and directing a variety of public and private organizations, give him the qualifications and skills to serve on the board of directors of Red Rock.

        Robert E. Lewis.    Mr. Lewis has served as a member of Red Rock's board of directors since its formation in September 2015 and as a member of Station Holdco's board of directors since June 2011 and served as a director of STN from May 2004 until November 2007. While a Director of STN, he served on the Audit and Governance and Compensation Committees. Mr. Lewis has served as president of the Nevada Division of Lewis Operating Corp., a builder and owner of rental communities, shopping centers, office buildings and industrial parks of distinction, since December 1999. Mr. Lewis became the president of the Nevada Region of Kaufman and Broad Home Corporation upon the merger of Lewis Homes Management Corp. and Kaufman and Broad Home Corporation in January 1999. He served in that capacity until December 1999. Prior to the merger, Mr. Lewis ran the Nevada operations of the Lewis Homes group of companies and its affiliates for 25 years. He has served as a director for the National Association of Home Builders and as a director and President of the Southern Nevada Home Builders Association from 1987 to 1988. Mr. Lewis served on the Executive Committee of the Nevada Development Authority, served as its Legislative Committee Co-Chairman for a number of years, and was its Secretary from 1995 to 1997. He served as the Chairman of the Las Vegas District Council of the Urban Land Institute from 2002 to 2005 and served on the Clark County Community Growth Task Force from 2004 to 2005. We believe that Mr. Lewis's experience and business expertise give him the qualifications and skills to serve on the board of directors of Red Rock.

Board of Directors

        The board of directors of Red Rock currently consists of five members. In accordance with the amended and restated certificate of incorporation and amended and restated bylaws of Red Rock, the number of directors on the board of directors of Red Rock will be determined from time to time by the board of directors of Red Rock or by shareholder vote. Each director is to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. At any meeting of the board of directors of Red Rock, except as otherwise required by law, a majority of the total number of directors then in office will constitute a quorum for all purposes.

        The directors serve for a one-year term. There is no limit on the number of terms a director may serve on our board of directors. Directors may be removed, with or without cause, upon the affirmative vote of holders of at least a majority of the voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. Our amended and restated certificate of incorporation also provides that any vacancy on the board of directors may be filled by a majority of the directors then in office.

        The board of directors of Red Rock and its committees have supervisory authority over Red Rock and Station Holdco.

Director Independence

        Under the listing requirements and rules of NASDAQ, independent directors must comprise a majority of a listed company's board of directors within a specified period of the completion of its IPO. In addition, NASDAQ rules require that, subject to specified exceptions, each member of a listed company's audit, compensation and nominating and corporate governance committees be independent. Under NASDAQ rules, a director will only qualify as an "independent director" if such person is not an executive officer or employee of the listed company and, in the opinion of that company's board of directors, that person does not otherwise have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

        We are a "controlled company" under the rules of NASDAQ. Under these rules, a company of which more than 50% of the voting power in the election of directors is held by an individual, group or another company is a "controlled company" and may elect not to comply with certain corporate governance requirements, including the requirement that a majority of the board of directors consist of independent directors. Although a majority of the members of our board of directors are independent and our compensation and nominating and corporate governance committees is currently comprised entirely of independent directors, in the future we may elect not to comply with certain corporate governance requirements that are not applicable to controlled companies.

        Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Committees of the Board

Audit

        Our Audit Committee consists of Dr. James E. Nave, D.V.M., Robert E. Lewis and Robert A. Cashell, Jr. The board of directors of Red Rock has determined that Dr. Nave qualifies as an "audit committee financial expert" as such term is defined in Item 407(d)(5) of Regulation S-K and that each of Dr. Nave and Messrs. Lewis and Cashell are "independent" for purposes of Rule 10A-3 of the

Securities Exchange Act of 1934 and under applicable listing standards. The board of directors of Red Rock has determined that the composition of its Audit Committee satisfies the independence requirements of the SEC and the applicable listing standards.

        Our Audit Committee charter requires that the Audit Committee oversee our corporate accounting and financial reporting processes. The primary responsibilities and functions of our Audit Committee are, among other things, as follows:

  •
  approve in advance all auditing services, including the provision of comfort letters in connection with securities offerings and various non-audit services permitted by applicable law to be provided to the Company by its independent auditors;

  •
  evaluate our independent auditor's qualifications, independence and performance;

  •
  determine and approve the engagement and compensation of our independent auditor;

  •
  meet with our independent auditor to review and approve the plan and scope for each audit and review and recommend action with respect to the results of such audit;

  •
  annually evaluate our independent auditor's internal quality-control procedures and all relationships between the independent auditor and the Company which may impact their objectivity and independence;

  •
  monitor the rotation of partners and managers of the independent auditor, as required;

  •
  review our consolidated financial statements;

  •
  review our critical accounting policies and estimates, including any significant changes in the Company's selection or application of accounting principles;

  •
  review analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements;

  •
  resolve any disagreements between management and the independent auditor regarding financial reporting;

  •
  review and discuss with the Company's independent auditor and management the Company's audited financial statements, including related disclosures;

  •
  discuss with our management and our independent auditor the results of our annual audit and the review of our audited financial statements;

  •
  establish procedures for the receipt, retention and treatment of complaints regarding internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

  •
  retain, in its sole discretion, its own separate advisors.

Compensation

        Our compensation committee consists of Dr. James E. Nave, D.V.M., Robert E. Lewis and Robert A. Cashell, Jr. Our board of directors has determined that each of these directors is independent under applicable listing standards and qualifies as a non-employee director for purposes of Rule 16b-3 under the Exchange Act.

        Pursuant to its charter, the primary responsibilities and functions of our compensation committee are, among other things, as follows:

  •
  evaluate the performance of executive officers in light of certain corporate goals and objectives and determine and approve their compensation packages;

  •
  recommend to the board of directors new compensation programs or arrangements if deemed appropriate;

  •
  recommend to the board of directors compensation programs for directors based on the practices of similarly situated companies;

  •
  counsel management with respect to personnel compensation policies and programs;

  •
  review and approve all equity compensation plans of the Company;

  •
  oversee the Company's assessment of any risks arising from its compensation programs and policies likely to have a material adverse effect on the Company;

  •
  prepare an annual report on executive compensation for inclusion in our proxy statement; and

  •
  retain, in its sole discretion, its own separate advisors.

Nominating and Corporate Governance

        Our nominating and governance committee consists of Dr. James E. Nave, D.V.M., Robert E. Lewis and Robert A. Cashell, Jr. Our board of directors has determined that each of these directors is independent under applicable listing standards and qualifies as a non-employee director for purposes of Rule 16b-3 under the Exchange Act.

        Pursuant to its charter, the primary responsibilities and functions of our nominating and corporate governance committee are, among other things, as follows:

  •
  establish standards for service on our board of directors and nominating guidelines and principles;

  •
  identify, screen and review qualified individuals to be nominated for election to our board of directors and to fill vacancies or newly created board positions;

  •
  assist the board of directors in making determinations regarding director independence as well as the financial literacy and expertise of Audit Committee members and nominees;

  •
  establish criteria for committee membership and recommend directors to serve on each committee;

  •
  consider and make recommendations to our board of directors regarding its size and composition, committee composition and structure and procedures affecting directors;

  •
  conduct an annual evaluation and review of the performance of existing directors;

  •
  review and monitor compliance with, and the effectiveness of, the Company's Corporate Governance Guidelines and its Code of Business Conduct and Ethics;

  •
  monitor our corporate governance principles and practices and make recommendations to our board of directors regarding governance matters, including the certificate of incorporation, our bylaws and charters of our committees; and

  •
  retain, in its sole discretion, its own separate advisors.

Other Committees

        Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

Board Leadership Structure

        Our current leadership structure permits the roles of Chairman of the Board and Chief Executive Officer to be filled by the same or different individuals. Frank J. Fertitta III is Chairman of the board of directors and Chief Executive Officer of Red Rock. Our board of directors has determined this structure to be in the best interests of the Company and its stockholders at this time due to Mr. Fertitta's extensive knowledge of the Company and the gaming industry, as well as fostering greater communication between our management and the board of directors.

        Furthermore, Dr. James E. Nave, D.V.M. has been designated as our lead independent director. As the board's lead independent director, Dr. Nave holds a critical role in assuring effective corporate governance and in managing the affairs of our board of directors. Among other responsibilities, Dr. Nave will:

  •
  preside over executive sessions of the board of directors and over board meetings when the Chairman of the Board is not in attendance;

  •
  consult with the Chairman of the Board and other board members on corporate governance practices and policies, and assume the primary leadership role in addressing issues of this nature if, under the circumstances, it is inappropriate for the Chairman of the Board to assume such leadership;

  •
  meet informally with other outside directors between board meetings to assure free and open communication within the group of outside directors;

  •
  assist the Chairman of the Board in preparing the board agenda so that the agenda includes items requested by non-management members of our board of directors;

  •
  administer the annual board evaluation and reporting the results to the Nominating and Corporate Governance Committee; and

  •
  assume other responsibilities that the non-management directors might designate from time to time.

        The board of directors will periodically review the leadership structure and may make changes in the future.

Board Risk Oversight

        The board of directors is actively involved in oversight of risks that could affect the Company. The board of directors expects to continue to satisfy this responsibility through full reports by each committee chair (principally, the Audit Committee chair) regarding such committee's considerations and actions, as well as through regular reports directly from the officers responsible for oversight of particular risks within the Company.

        The Audit Committee is primarily responsible for overseeing the risk management function at the Company on behalf of the board of directors. In carrying out its responsibilities, the Audit Committee will continue to work closely with management. The Audit Committee meets at least quarterly with members of management and, among things, receives an update on management's assessment of risk exposures (including risks related to liquidity, credit and operations, among others). The Audit Committee chair provides periodic reports on risk management to the full board of directors.

        In addition to the Audit Committee, the other committees of the board of directors consider risks within their areas of responsibility. For example, the Compensation Committee considers risks that may be implicated by the Company's executive compensation programs. The Company does not believe that risks relating to its compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

Code of Ethics and Business Conduct

        The board of directors has adopted a Code of Business Conduct and Ethics (the "Code of Ethics") that is applicable to all directors, employees and officers of the Company. The Code of Ethics constitutes the Company's "code of ethics" within the meaning of Section 406 of the Sarbanes-Oxley Act. The Company intends to disclose future amendments to certain provisions of the Code of Ethics, or waivers of such provisions applicable to the Company's directors and executive officers, on the Company's website at www.sclv.com.

        The Code of Ethics is available on the Company's website at www.sclv.com. In addition, printed copies of the Code of Ethics are available upon written request to Investor Relations, Red Rock Resorts, Inc., 1505 South Pavilion Center Drive, Las Vegas, Nevada 89135.

Compensation Committee Interlocks and Insider Participation

        None of the members of the Compensation Committee has ever been an officer or employee of the Company or any of its subsidiaries. None of the Company's named executive officers (as set forth under "Executive Compensation") has ever served as a director or member of the Compensation Committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served in either of those capacities for the Company.

Stockholder Communications with the Board of Directors

        Stockholders may send communications to our board of directors by writing to Red Rock Resorts, Inc., 1505 South Pavilion Center Drive, Las Vegas, Nevada 89135, Attention: Board of Directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        This section discusses the material elements of the compensation of each of our executive officers as of December 31, 2015 identified below, whom we refer to as our "Named Executive Officers":

  •
  Frank J. Fertitta III, Chairman of the Board and Chief Executive Officer;

  •
  Stephen L. Cavallaro, Executive Vice Chairman;

  •
  Richard J. Haskins, President;

  •
  Marc J. Falcone, Executive Vice President, Chief Financial Officer and Treasurer; and

  •
  Daniel J. Roy, Executive Vice President and Chief Operating Officer.

        During 2015, all of our Named Executive Officers other than Mr. Roy were employees of Fertitta Entertainment (the "FE NEOs"). The FE NEOs were not compensated directly by the Company; however, they received compensation for services as our executive officers from Fertitta Entertainment, to whom we paid management fees. See "Certain Relationships and Related Transactions" for additional information about our management relationship with affiliates of Fertitta Entertainment. As a result of the management arrangements, the compensation of the FE NEOs was determined exclusively by Fertitta Entertainment and we did not influence the determination of the amount or elements of such compensation. Accordingly, we did not have an executive compensation program for the FE NEOs.

        In connection with our IPO, we entered into new employment agreements with the FE NEOs on May 2, 2016. See "Post-IPO Compensation" for additional information about our post-IPO compensation program.

        On May 2, 2016, we designated Mr. Roy as an executive officer of the Company. Prior to such designation, our board of directors determined Mr. Roy's compensation in a manner consistent with Mr. Roy's employment agreement and generally consistent with compensation paid to similarly situated Company executives. In connection with our IPO, we entered into a new employment agreement with Mr. Roy. See "Post-IPO Compensation" for additional information about our post-IPO compensation program.

        Set forth below is information about all compensation for services rendered to us or our subsidiaries by the FE NEOs in all capacities pursuant to the management agreements and compensation paid by the Company to Mr. Roy, in each case for the years ended December 31, 2015, 2014 and 2013.

 SUMMARY COMPENSATION TABLE

        The following table sets forth information regarding compensation paid by Fertitta Entertainment to the FE NEOs and by Station LLC to Mr. Roy for services rendered to us in all executive capacities during the years ended December 31, 2015, 2014 and 2013.

Name and Principal Position	Year	Salary ($)(b)	Bonus ($)(c)	Stock Awards ($)(d)	Option Awards ($)(e)	All Other Compensation ($)(f)	Total ($)
Frank J. Fertitta III	2015	1,000,000	1,000,000	—	—	529,998	2,529,998
Chairman of the Board	2014	1,000,000	1,000,000	—	—	527,433	2,527,433
and Chief Executive Officer	2013	1,000,000	1,000,000	—	—	394,500	2,394,500
Stephen L. Cavallaro	2015	1,000,108	1,239,961	—	—	67,658	2,307,727
Executive Vice Chairman	2014	1,031,698	1,205,402	—	—	61,941	2,299,041
	2013	1,030,493	1,000,000	9,666,034	—	51,309	11,747,836
Richard J. Haskins	2015	620,192	625,000	—	—	11,500	1,256,692
President	2014	503,846	500,000	—	—	14,200	1,018,046
	2013	521,586	500,000	—	—	17,900	1,039,486
Marc J. Falcone	2015	600,000	475,000	—	—	17,533	1,092,533
Executive Vice President,	2014	503,846	500,000	—	—	26,803	1,030,649
Chief Financial Officer and	2013	529,011	500,000	—	—	34,924	1,063,935
Treasurer
Daniel J. Roy(a)	2015	513,762	500,000	—	—	21,852	1,035,614
Executive Vice President and	2014	500,000	400,000	—	—	20,598	920,598
Chief Operating Officer	2013	373,558	300,000	927,902	—	414	1,601,874

(a)
Mr. Roy commenced employment in February 2013.

(b)
Amounts shown are salary amounts earned without consideration as to the year of payment.

(c)
Amounts represent bonuses earned without consideration as to the year of payment.

(d)
Amount reflects the full grant date fair value of the FI Station Investor profit units, Fertitta Entertainment profit units or Station Holdco profit units, as applicable, granted during 2013 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. The assumptions used in the valuation of such awards are set forth in Note 14 to the audited consolidated financial statements included in this prospectus. See the discussion under the caption "Equity Based Compensation" for a discussion of equity incentives granted to the Named Executive Officers.

(e)
See the discussion under the caption "Equity Based Compensation" for a discussion of equity incentives granted to the Named Executive Officers.

(f)
All Other Compensation for 2015 consisted of the following:

Benefits and Perquisites	Frank J. Fertitta III		Stephen L. Cavallaro	Richard J. Haskins	Marc J. Falcone	Daniel J. Roy
Life insurance	$216,890		$26,005	$2,700	$4,005	$13,557
Executive medical	66,622		33,329	3,500	8,528	8,295
Tax preparation services	—		8,324	5,300	5,000	—
Other	246,486	(i)	—	—	—	—

Total	$529,998		$67,658	$11,500	$17,533	$21,852

(i)
Represents personal use of aircraft leased by Fertitta Entertainment.

Discussion of Summary Compensation Table

        The base salaries, stock awards, cash bonus awards and other compensation that were awarded to each Named Executive Officer during the years ended December 31, 2015, 2014 and 2013 are detailed in the above tables.

Annual Base Salary

        Historically, the base salary for each of the FE NEOs was reviewed on an annual basis and subject to adjustment (for increase but not for decrease) based on an evaluation of the executive's performance. Actual base salary amounts, stock awards, cash bonus awards and other compensation with respect to the FE NEOS for 2015 were determined by Fertitta Entertainment's managing members. Historically, Mr. Roy's base salary was reviewed on an annual basis and subject to increase based on an evaluation of Mr. Roy's performance. Mr. Roy's actual base salary, stock awards, cash bonus awards and other compensation for 2015 were determined by our board of directors in a manner consistent with Mr. Roy's employment agreement and generally consistent with compensation paid to similarly situated Company executives.

Equity-Based Compensation

        Prior to our IPO, long-term incentive compensation was provided to the FE NEOs in the form of an indirect interest in non-voting limited liability company membership interests in Fertitta Entertainment and FI Station Investor. The purpose of the indirect interest in membership interests of Fertitta Entertainment (the "FE Profit Units") and FI Station Investor (the "FI Profit Units" and, together with the FE Profit Units, the "FE NEO Profit Units") was to allow certain officers and members of our management to participate in our long-term growth and financial success through indirect ownership of an interest in Fertitta Entertainment, the manager of our properties, and FI Station Investor, an indirect owner of a majority equity interest in the Company. Each FE NEO (with the exception of Mr. Fertitta) received an award of FE Profit Units and FI Profit Units.

        The FE Profit Units and FI Profit Units held by each of the FE NEOs have vested. Vested FE NEO Profit Units are subject to call rights of Fertitta Entertainment or FI Station Investor, as applicable, in the event of termination of employment of the holder thereof for any reason, and subject to forfeiture in the event of termination of employment of the holder for specified acts or violations of employment agreements. The FE Profit Units permit the holders thereof to participate in distributions made by Fertitta Entertainment following the return of capital contributions to the holders of common units of Fertitta Entertainment and will be purchased by Station LLC along with all other equity interests in Fertitta Entertainment in connection with the Fertitta Entertainment Acquisition. The FI Profit Units permit the holders thereof to participate in distributions made by FI Station Investor following the return of capital contributions and a return on investment of 15% per annum to the holders of common units of FI Station Investor. The FE Profit Units and FI Profit Units held by the FE NEOs as of December 31, 2015 represented approximately 7.2% and 6.1% of the total outstanding units in Fertitta Entertainment and FI Station Investor, respectively.

        Prior to our IPO, long-term incentive compensation was provided to Mr. Roy in the form of an indirect interest in Station Holdco profits interests granted pursuant to the Station Holdco LLC Amended and Restated Profit Units Plan (the "Station Profit Units Plan"). The purpose of the Station Holdco profit units was to allow certain officers and members of our management to participate in our long-term growth and financial success through direct or indirect ownership of an interest in Station Holdco.

        Pursuant to the Station Profit Units Plan, Mr. Roy was granted 504,392 Station Holdco profit units on April 25, 2013 (scheduled to vest 25% on the first four anniversaries of January 24, 2013) and 250,000 Station Holdco profit units on July 31, 2013 (scheduled to vest 25% on the first four anniversaries of the grant date). In connection with our IPO, holders of Station Holdco profit units, including Mr. Roy, received restricted shares of Class A Common Stock issued pursuant to the terms of the Red Rock Resorts, Inc. 2016 Equity Incentive Plan in substitution for such profit units, with such restricted shares continuing to vest in accordance with the terms of the original profit units. Pursuant to the Station Profit Units Plan, unvested Station Holdco profit units will immediately vest upon a "Change of Control" (as such term is defined in the Station Profit Units Plan). Prior to their substitution, unvested Station Holdco profit units were subject to forfeiture upon termination of employment of the holder thereof, and vested Station Holdco profit units were subject to call rights of Station Holdco in the event of termination of employment of the holder thereof.

OUTSTANDING EQUITY AWARDS

        The following table sets forth information concerning all unvested equity-based awards held by the Named Executive Officers as of December 31, 2015.

	Profit Unit Awards
Name	Number of Profit Units That Have Not Vested (#)(a)	Market Value of Profit Units That Have Not Vested ($)(b)
Daniel J. Roy(1)	377,196	1,328,000

(a)
Represents indirect interest in profit units of Station Holdco.

(1)
126,098 of Mr. Roy's unvested awards vested on January 24, 2016, 62,500 of Mr. Roy's unvested awards vested on July 31, 2016, 126,098 of Mr. Roy's unvested awards will vest on January 24, 2017, and 62,500 of Mr. Roy's unvested awards will vest on July 31, 2017. All vesting is conditioned upon Mr. Roy being an employee of Station LLC or its affiliates on the vesting date.

(b)
The market value per Profit Unit is based on the value of the Company implied by the IPO price of $19.50 per share.

 PROFIT UNITS VESTED DURING 2015

        The following table sets forth information concerning the vesting of profit unit awards during the year ended December 31, 2015:

	Profit Unit Awards
Name	Number of Profit Units Acquired on Vesting (#)(a)		Value Realized on Vesting ($)(b)
Frank J. Fertitta III	—		—
Stephen L. Cavallaro	1,500	FE	6,003,000
	2,709,352	FI	9,443,000
Richard J. Haskins	500	FE	2,001,000
	1,128,896.5	FI	3,979,000
Marc. J. Falcone	—	FE	—
	1,128,896.5	FI	3,979,000
Daniel J. Roy	188,598	Station	664,000
		Holdco

(a)
Represents the vesting of FE Profit Units, FI Profit Units or Station Holdco profit units, as applicable.

(b)
The market value per FE Profit Unit is based on the value of Fertitta Entertainment implied by the consideration paid for the equity interests of Fertitta Entertainment in connection with the Fertitta Entertainment Acquisition. The market value per FI Profit Unit and Station Holdco Profit Unit is based on the value of the Company implied by the IPO price of $19.50 per share.

Potential Payments Upon Termination of Employment or Change in Control

Prior FE NEO Employment Agreements & Prior Employment Agreement with Mr. Roy

        Pursuant to SEC disclosure rules, we are required to provide shareholders with information regarding amounts potentially payable to our NEOs assuming a termination of the NEO's employment as of December 31, 2015. If any of our NEOs are terminated following the date of this prospectus, they would receive termination payments (if any) in accordance with the terms of the New Employment Agreements, as described below under the heading "New Employment Agreements".

        As of December 31, 2015, each of the FE NEOs (other than Frank J. Fertitta III) was party to an employment agreement (the "FEO NEO Employment Agreements") that required Fertitta Entertainment to make payments and provide benefits to such FE NEO upon the termination of his employment with Fertitta Entertainment under various scenarios. The FE NEO Employment Agreements did not provide for any additional payments or benefits under a voluntary termination of employment by the FE NEO or involuntary termination by Fertitta Entertainment for "Cause" (as defined in the applicable FE NEO Employment Agreement). Under those scenarios, the FE NEOs were only entitled to their accrued and unpaid obligations, such as salary. The Company would not have been required to make any payments to the FE NEOs upon termination of employment by Fertitta Entertainment.

        As of December 31, 2015, Mr. Roy was party to an employment agreement that would have required the Company to make payments and provide benefits to Mr. Roy upon the termination of his employment with us under various scenarios. Mr. Roy's previous employment agreement did not provide for any additional payments or benefits under a voluntary termination of employment by Mr. Roy or involuntary termination by us for "Cause" (as defined in Mr. Roy's previous employment agreement). Under those scenarios, Mr. Roy was only entitled to his accrued and unpaid obligations, such as salary and any annual bonus awarded but not yet paid.

        A description of the payments and benefits that Fertitta Entertainment would have been required to provide to the FE NEOs under the FE NEO Employment Agreements upon various termination events, as well as a description of the payments and benefits that we would have been required to provide to Mr. Roy under his previous employment agreement upon various termination events, are set forth below (in each case, assuming a termination date of December 31, 2015):

Termination as a Result of Death or Disability

        In the event that an FE NEO (other than Frank J. Fertitta III) or Mr. Roy was terminated as a result of his death or disability, he or his legal representative would have received all salary due to the Named Executive Officer under his employment agreement as of the date of his death or disability. In addition, the Named Executive Officer or his legal representative would have received any compensation accrued and payable as of the date of death or disability.

Termination Without Cause

        In the event that an FE NEO (other than Frank J. Fertitta III) or Mr. Roy was terminated without Cause, other than due to death or disability, the Named Executive Officer would have received an amount equal to his base salary, paid over a period of 12 months in equal installments after the date of termination of his employment, and continuation (or, in the case of Mr. Roy, reimbursement for the COBRA continuation cost) of medical insurance for 12 months. In addition, each FE NEO (other than Frank J. Fertitta III) would have received a pro-rata portion of the annual bonus for the year in which he was terminated. If Mr. Roy was terminated without cause on December 31, 2015, we would have been obligated to pay him $609,000, which includes 12 months of his then-current annual base salary of $600,000, and $9,000 representing an amount equal to 12 months of the employer-portion of insurance premiums to be paid by us in respect of Mr. Roy's coverage under COBRA.

Payments Upon Change in Control

        Upon the occurrence of a change of control of the Company, the FI Profit Units held by the FE NEOs would have vested. The vesting schedule of the FE Profit Units would not have been affected by a change of control of the Company, as all of the FI Profit Units and FE Profit Units held by the FE NEOs were vested as of December 31, 2015. Pursuant to the Station Profit Units Plan, all unvested Station Holdco profit units would have immediately vested upon a "Change of Control" (as such term is defined in the Station Profit Units Plan).

POST-IPO COMPENSATION

IPO Equity Grants

2016 Equity Incentive Plan

        On April 29, 2016 our stockholders voted to approve the Red Rock Resorts, Inc. 2016 Equity Incentive Plan (the "Plan"). The Plan was previously adopted by the Board on February 4, 2016. The Plan authorizes the Board (or a committee thereof) to award equity-based compensation in the form of (1) stock options, including incentive stock options, (2) stock appreciation rights, (3) restricted stock, (4) restricted stock units, (5) performance awards, (6) other stock-based awards, and (7) performance compensation awards.

        In connection with our IPO, we granted equity incentive awards to each of our Named Executive Officers (other than Mr. Fertitta) under the Plan. These awards consist of (i) stock options to acquire shares of Class A Common Stock, at an exercise price equal to the per share offering price of the

Class A Common Stock in our initial public offering; and (ii) restricted shares of Class A Common Stock. Specifically, Messrs. Haskins and Cavallaro each received options to purchase 125,000 shares and 38,461 shares of restricted stock, and Messrs. Falcone and Roy each received 30,769 shares of restricted stock and options to purchase 100,000 shares. The stock option awards vest in installments of 25% on each of the first four anniversaries of May 2, 2016. The restricted stock awards vest in installments of 50% on each of the third and fourth anniversaries of May 2, 2016.

Profit Units

        Holders of profit units issued by Station Holdco, all of whom are current or former employees of the Company, received restricted shares of Class A Common Stock issued pursuant to the terms of the Plan in substitution for such profit units. Pursuant to the terms of the Station Holdco Amended and Restated Profit Units Plan, an aggregate of 1,832,884 restricted shares of Class A Common Stock were substituted for the outstanding Station Holdco profit units.

New Employment Agreements

        In connection with the Offering, we entered into a new employment agreement with each of our Named Executive Officers (the "New Employment Agreements"). The New Employment Agreements became effective on May 2, 2016. The following is a summary of the terms of the New Employment Agreements.

        The New Employment Agreements have a fixed five-year term, unless the employment agreement is otherwise terminated pursuant to its terms.

        The annual base salary for each Named Executive Officer is set forth in his New Employment Agreement, and is reviewed on an annual basis. Base salary is subject to adjustment (for increase but not for decrease) following the first (second for Mr. Fertitta) anniversary of our IPO. The initial annual base salary set forth in the New Employment Agreements is $1,000,000 for Frank J. Fertitta III, $750,000 for each of Messrs. Cavallaro and Haskins, and $600,000 for each of Messrs. Falcone and Roy. In addition, the New Employment Agreements provide for eligibility to receive a performance-based annual bonus with a targeted amount equal to 100% of the applicable Named Executive Officer's annual base salary. Each employment agreement also provides for (i) the inclusion of the applicable Named Executive Officer in all benefit plans and programs of the Company made available to our executives or salaried employees generally; (ii) to the extent applicable, initial equity incentive awards (as further described above under the sub-heading "IPO Equity Grants"); and (iii) continuation of any group health, executive medical, disability and life insurance-related coverage and/or benefits, and tax preparation services, as were in effect for the applicable Named Executive Officer immediately prior to our IPO.

        The New Employment Agreements require us to make payments and provide benefits to each Named Executive Officer upon the termination of his employment with us under various scenarios. The New Employment Agreements do not provide for any additional payments or benefits upon a voluntary termination of employment by the Named Executive Officer without "good reason" or involuntary termination by the Company for "cause" (each as defined in the applicable New Employment Agreement). Under those scenarios, the Named Executive Officers are only entitled to their accrued and unpaid obligations, such as unpaid salary, any annual bonus awarded but not yet paid, and reimbursement for previously-incurred expenses. With the exception of Mr. Fertitta, the concept of "good reason" for resignation applies only following a "change in control" of the Company (as defined in the applicable New Employment Agreement).

        Following our IPO, the Named Executive Officers have received compensation and benefits in accordance with the terms of the New Employment Agreements.

Termination as a Result of Death or Disability

        In the event that a Named Executive Officer is terminated as a result of his death or disability, he or his legal representative will receive all salary due to the Named Executive Officer under his employment agreement as of the date of his death or disability. In addition, each Named Executive Officer will receive any awarded but unpaid annual bonus and a pro-rated annual bonus for the year of death or disability.

Termination Without Cause or With Good Reason

        In the event that a Named Executive Officer is terminated without cause (other than due to death or disability), or resigns for good reason, the Named Executive Officer will receive the same amounts described above upon a termination as a result of death or disability. In addition, subject to the Named Executive Officer's execution of a release of claims against the Company, he will receive an amount equal his annual base salary in effect at the time of his termination, paid in 12 equal monthly installments. All of the Named Executive Officers will be entitled to continuation of group health and long-term disability insurance for 12 months, or a cash payment in lieu of such continuation coverage if the Company determines that such coverage is not permitted.

Restrictive Covenants

        The New Employment Agreements contain indefinite confidentiality obligations, as well as prohibitions against the Named Executive Officers' competition with us or solicitation of our employees. The non-competition and non-solicitation restrictions apply during the full five-year term of each Named Executive Officer's New Employment Agreement or, if longer, through the second anniversary of the date of his termination of employment with respect to the "Restricted Area" (other than the "Las Vegas Strip") and through the first anniversary of the date of his termination of employment with respect to the "Las Vegas Strip" (in each case as defined in the applicable New Employment Agreement). However, in the event of a termination of a Named Executive Officer's employment by the Company without cause or by him for good reason, the non-competition and non-solicitation restrictions will instead end on the second anniversary of his termination of employment with respect to the Restricted Area (other than the Las Vegas Strip) and on the first anniversary of his termination of employment with respect to the Las Vegas Strip.

Governance Provisions

        The New Employment Agreements do not provide for any "golden parachute" excise tax gross-ups or similar payments.

        The New Employment Agreements also include a compensation clawback provision, pursuant to which any compensation paid to any Named Executive Officer by us or any of our affiliates is subject to deductions and clawback as required by applicable law, regulations or stock exchange listing requirements.

Stock Ownership Guidelines

        The Company implemented stock ownership guidelines in connection with our IPO. The guidelines require that:

  •
  the Company's Chief Executive Officer hold Company equity equal to five times base salary;

  •
  the Company's named executive officers (other than the Chief Executive Officer) hold Company equity equal to three times base salary; and

  •
  non-employee directors of the Company hold Company equity equal to two times annual retainer fees.

        No individual subject to the stock ownership guidelines is expected to satisfy the ownership targets until the date that is five years from the date the applicable individual first becomes subject to the stock ownership guidelines.

BOARD COMPENSATION FOR 2015

        The following table discloses the compensation for members of our board of directors who served on the board of managers of Station LLC for the year ended December 31, 2015:

Name	Fees Earned or Paid in Cash ($)	Total ($)
Frank J. Fertitta III	125,000	125,000
Lorenzo J. Fertitta	125,000	125,000
James E. Nave, D.V.M.	125,000	125,000
Robert A. Cashell, Jr.	125,000	125,000
Robert E. Lewis	125,000	125,000

        The members of the board of directors of Station Holdco did not receive any compensation for the year ended December 31, 2015 for serving on such board.

Discussion of Manager Compensation Table

        During 2015, each member of our board of directors who served as a member of Station LLC's board of managers received cash compensation for services to us, including service on committees of either such board. Compensation paid to members of Station LLC's board of managers was $125,000 annually, paid in 12 equal monthly installments of $10,417. Amounts shown are the amounts earned without consideration as to the year of payment. The members of the board of directors of Station Holdco did not receive any compensation for the year ended December 31, 2015 for serving on such board.

POST-IPO DIRECTOR COMPENSATION

        The Company approved the following annual retainer fees for its non-employee directors:

Amount ($)
Base Annual Retainer, all board members	75,000
Audit Committee Chairman base fee	30,000
Audit Committee Member base fee	15,000
Compensation Committee Chairman base fee	20,000
Compensation Committee Member base fee	10,000
Nominating and Governance Committee Chairman base fee	12,500
Nominating and Governance Committee Member base fee	5,000
Lead Independent Director base fee, in addition to Board membership	25,000

        In addition, the Company has approved annual restricted stock awards with a value of $150,000 to each non-employee director.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Limited Liability Company Agreement of Station Holdco

        In connection with the Reorganization Transactions, the members of Station Holdco amended and restated the limited liability company agreement of Station Holdco to provide, among other things that Red Rock controls all of the business and affairs of Station Holdco and its subsidiaries. Holders of LLC Units do not generally have voting rights under the limited liability company agreement.

        Red Rock has the right to determine when distributions will be made to holders of LLC Units and the amount of any such distributions, other than with respect to tax distributions as described below. If a distribution is authorized, such distribution will be made to the holders of LLC Units on a pro rata basis in accordance with the number of LLC Units held by such holder.

        The holders of LLC Units, including Red Rock, will incur U.S. federal, state and local income taxes on their proportionate share of any taxable income of Station Holdco. Net profits and net losses of Station Holdco will generally be allocated to holders of LLC Units (including Red Rock) on a pro rata basis in accordance with the number of LLC Units held by such holder. The limited liability company agreement provides for quarterly cash distributions, which we refer to as "tax distributions," to the holders of the LLC Units. Generally, tax distributions will be computed by first determining the tax amount of each holder of LLC Units, which amount will generally equal the taxable income allocated to each holder of LLC Units (with certain adjustment) and then multiplying that income by an assumed tax rate. Station Holdco will then determine an aggregate tax distribution amount by reference to the highest individual LLC Unit holder's tax amount and, subject to certain limitations, will distribute that aggregate amount to all holders of LLC Units as of the tax distribution date based on their percentage ownership interests at the time of the distribution.

        The limited liability company agreement provides that, to the extent that such payments may be made in compliance with the terms of Station Holdco's debt agreements and applicable law, in the sole discretion of Red Rock, as the managing member of Station Holdco, Station Holdco will pay or reimburse Red Rock for all fees, costs, and expenses incurred by Red Rock and related to the business and affairs of Station Holdco (including expenses that relate to the business and affairs of Station Holdco that also relate to the activities of Red Rock, such as costs of future securities offerings, board of director compensation, costs of periodic reports to stockholders of Red Rock, and accounting and legal costs).

        The limited liability company agreement provides that it may be amended, supplemented, waived or modified by the written consent of Red Rock in its sole discretion without the approval of any other holder of LLC Units, except that no amendment may disproportionately materially and adversely affect the rights of a holder of LLC Units without the consent of such holder and amendments to certain provisions governing rights or obligations of the Fertitta Family Entities and GACC require the consent of the Fertitta Family Entities and GACC, respectively.

        In addition, the limited liability company agreement provides that the aggregate non-equity compensation of Frank J. Fertitta III will not change for two years following the IPO, the aggregate cash compensation of Lorenzo J. Fertitta shall be fixed at $500,000 for two years following the IPO and, for so long as GACC and its affiliates beneficially own at least 5% of the outstanding Class A Common Stock of the Company (determined on an as-exchanged basis assuming that all of the LLC Units were exchanged for Class A Common Stock), the aggregate non-equity compensation payable for the second year following the consummation of the IPO to all other executives and employees employed by Fertitta Entertainment prior to the consummation of the IPO will not exceed 105% of the aggregate non-equity compensation received by such individuals, in the aggregate, during the first year following the consummation of the IPO. In addition, the limited liability company agreement will provide that, for a period of one year following the IPO, no grants of equity compensation other than the grants described under the heading "Executive Compensation—Post-IPO Compensation—IPO Equity Grants" will be made to executives and employees employed by Fertitta Entertainment prior to the consummation of this Offering, and, for a period of two years following the consummation of this Offering, no such grants of equity compensation will be made to Frank J. Fertitta III or Lorenzo J. Fertitta. The limited liability company agreement also provides that, for a period of two years following the consummation of the IPO, the aggregate number of shares of Class A Common Stock issued or issuable in connection with awards made pursuant to the Equity Incentive Plan, any successor plan thereto, or otherwise shall not exceed 50% of the total number of shares of Class A Common Stock reserved for issuance pursuant to the 2016 Equity Incentive Plan.

Tax Receivable Agreement

        As described in "The Reorganization of our Corporate Structure," we used a portion of the proceeds from the IPO to purchase LLC Units from certain of our existing owners. In addition, the existing holders of the LLC Units may (subject to the terms of the Exchange Agreement) exchange their LLC Units, together with all outstanding shares of Class B Common Stock, for shares of our Class A Common Stock on a one-for-one basis or, at our election, for cash including in connection with the sale of shares of Class A Common Stock offered pursuant to this prospectus. As a result of this initial purchase and any subsequent exchanges, Red Rock is entitled to a proportionate share of the existing tax basis of the assets of Station Holdco. In addition, Station Holdco made an election under Section 754 of the Code effective for the first taxable year in which an exchange or purchase of LLC Units occurs and all future years, which may result in increases to the tax basis of the assets of Station Holdco. These increases in tax basis are expected to increase our depreciation and amortization deductions and create other tax benefits and therefore may reduce the amount of tax that Red Rock would otherwise be required to pay in the future. These increases in tax basis may also decrease gains (or increase losses) on future dispositions of certain assets.

        In connection with the IPO and Reorganization Transactions, we entered into a tax receivable agreement with the existing holders of LLC Units (and their permitted transferees). The agreement requires us to pay to such holders 85% of the amount of tax benefits, if any, that we realize (or are deemed to realize in the case of an early termination payment, a change in control or a material breach by us of our obligations under the tax receivable agreement, as discussed below) as a result of any possible increases in tax basis described above and of certain other tax benefits attributable to payments under the tax receivable agreement itself. This is Red Rock's obligation and not an obligation of Station Holdco. For purposes of the tax receivable agreement, the benefit deemed realized by Red Rock will be computed by comparing the actual income tax liability of Red Rock (calculated with certain assumptions) to the amount of such taxes that Red Rock would have been required to pay had there been no increase to the tax basis of the assets of Station Holdco as a result of the purchases or exchanges, and had Red Rock not entered into the tax receivable agreement. The tax receivable agreement became effective immediately prior to the consummation of the IPO and will remain in effect until all such tax benefits have been utilized or expired, unless the agreement is terminated early, as described below. All of the intangible assets, including goodwill, of Station Holdco at the time of the IPO allocable to LLC Units acquired or deemed acquired in taxable transactions by Red Rock from existing owners of Station Holdco are amortizable for tax purposes. Red Rock and its stockholders will retain the remaining 15% of the tax benefits that Red Rock realizes or is deemed to realize. Estimating the amount of payments that may be made under the tax receivable agreement is by its nature imprecise, insofar as the calculation of amounts payable depends on a variety of factors. The actual increase in tax basis, as well as the amount and timing of any payments under the agreement, will vary depending upon a number of factors, including:

  •
  the timing of purchases or exchanges—for instance, the increase in any tax deductions will vary depending on the fair value, which may fluctuate over time, of the depreciable or amortizable assets of Station Holdco at the time of each purchase or exchange;

  •
  the price of shares of our Class A Common Stock at the time of the purchase or exchange—the increase in any tax deductions, as well as the tax basis increase in other assets, of Station Holdco is directly related to the price of shares of our Class A Common Stock at the time of the purchase or exchange;

  •
  the extent to which such purchases or exchanges are taxable—if an exchange or purchase is not taxable for any reason, increased tax deductions will not be available;

  •
  the amount and timing of our income—we expect that the tax receivable agreement will require Red Rock to pay 85% of the deemed benefits as and when deemed realized. If Red Rock does not have taxable income, it generally will not be required (absent a change of control or other circumstances requiring an early termination payment) to make payments under the tax receivable agreement for that taxable year because no benefit will have been realized. However, any tax benefits that do not result in realized benefits in a given tax year will likely generate tax attributes that may be utilized to generate benefits in previous or future tax years. The utilization of any such tax attributes will result in payments under the tax receivable agreement; and

  •
  tax rates in effect at the time of the agreement.

        At June 30, 2016, the Company's liability under the tax receivable agreement was $44.5 million. The future payments that we may make under the tax receivable agreement could be substantial. Assuming no material changes in the relevant tax law and based on our current operating plan and other assumptions, including our estimate of the tax basis of our assets as of December 31, 2015 and that Red Rock earns sufficient taxable income to realize all the tax benefits that are subject to the tax receivable agreement, we expect future payments under the tax receivable agreement relating to the purchase by Red Rock of LLC Units in the IPO to range over the next 40 years from approximately $0.5 million to $2.5 million per year and decline thereafter. The foregoing numbers are merely estimates that are based on current assumptions. The amount of actual payments could differ materially.

        We have the right to terminate the tax receivable agreement at any time. In addition, the tax receivable agreement will terminate early if we breach our obligations under the tax receivable agreement or upon certain mergers, asset sales, other forms of business combinations or other changes of control. If we exercise our right to terminate the tax receivable agreement, or if the tax receivable agreement is terminated early in accordance with its terms, our payment obligations under the tax receivable agreement with respect to certain exchanged or acquired LLC Units would be accelerated and would become due and payable based on certain assumptions, including that we would have sufficient taxable income to use in full the deductions arising from the increased tax basis and certain other benefits. As a result, we could make payments under the tax receivable agreement that are substantial and in excess of our actual cash savings in income tax. See "Risk Factors—Risks Related to Our Structure and Organization—In certain cases, payments under the tax receivable agreement may be accelerated and/or significantly exceed the actual benefits, if any, we realize in respect of the tax attributes subject to the tax receivable agreement."

        Decisions made in the course of running our business, such as with respect to mergers and other forms of business combinations that constitute changes in control, may influence the timing and amount of payments we make under the tax receivable agreement in a manner that does not correspond to our use of the corresponding tax benefits. In these situations, our obligations under the tax receivable agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control.

        Payments are generally due under the tax receivable agreement within a specified period of time following the filing of our tax return for the taxable year with respect to which the payment obligation arises, although interest on such payments will begin to accrue at a rate of LIBOR plus 100 basis points from the due date (without extensions) of such tax return. Late payments generally accrue interest at a rate of LIBOR plus 500 basis points.

        Payments under the tax receivable agreement will be based on the tax reporting positions that we determine. Although we are not aware of any material issue that would cause the IRS to challenge a tax basis increase, we will not be reimbursed for any payments previously made under the tax receivable agreement (although we would reduce future amounts otherwise payable under such tax receivable agreements). No assurance can be given that the IRS will agree with the allocation of value among our assets or that sufficient subsequent payments under the tax receivable agreement will be available to offset prior payments for disallowed benefits. As a result, in certain circumstances, payments could be made under the tax receivable agreement in excess of the benefit that we actually realize in respect of the increases in tax basis resulting from our purchases or exchanges of LLC Units and certain other tax benefits related to our entering into the tax receivable agreement.

Registration Rights

        Pursuant to the terms of the Station Holdco limited liability company agreement, current and former members of Station Holdco are entitled to request to participate in, or "piggyback" on, certain registrations of any of our securities offered for sale by us at any time and the Principal Equityholders and GACC are entitled to cause the Company to register the shares of Class A Common Stock they could acquire upon exchange of their LLC Units, subject to certain contractual restrictions. We provide that we will pay certain expenses (other than underwriting discounts and commissions and transfer taxes) of such existing owners (and their affiliates) of Station Holdco relating to such registrations and indemnify them against certain liabilities that may arise under the Securities Act.

        The registration rights outlined above are subject to conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration statement and our right to delay, suspend or withdraw a registration statement under specified circumstances.

        Holders of registrable shares of Class A Common Stock are not able to sell or otherwise dispose of any of our equity securities (including sales under Rule 144) or give any demand notice during a period commencing on the date of the request and continuing for a period not to exceed 90 days or such shorter period as may be requested by the underwriters.

Exchange Agreement

        In connection with the IPO, we entered into the Exchange Agreement with all of the existing owners of LLC Units (other than us) that entitles those owners (and certain permitted transferees thereof) to exchange their LLC Units, together with an equal number of shares of Class B Common Stock, for shares of Class A Common Stock on a one-for-one basis or, at our election, for cash. The Exchange Agreement permits those owners to exercise their exchange rights at any time, in certain minimum increments and subject to certain conditions.

        The Exchange Agreement provides that an owner will not have the right to exchange LLC Units if the Company determines that such exchange would be prohibited by law or regulation or would violate other agreements with Station Holdco to which the owner is subject. The Company may impose additional restrictions on exchanges that it determines to be necessary or advisable so that Station Holdco is not treated as a "publicly traded partnership" for United States federal income tax purposes.

Purchase of LLC Units from Existing Owners

        Red Rock used approximately $112.5 million of the net proceeds from the IPO to purchase 6,136,072 LLC Units held by certain existing owners, in each case, at a price of $18.33 per unit, which was the price paid by the underwriters to the Company for shares of our Class A Common Stock in the IPO, and retired an equal number of shares of Class B Common Stock.

        The following table sets forth the cash proceeds the existing owners received from the purchase by us of LLC Units with the proceeds from the IPO:

Name	Number of LLC Units	Cash
FI Station Investor LLC	1,250,539	$22,922,380
Fertitta Business Management LLC	1,184,535	$21,712,527
German American Capital Corporation	3,037,622	$55,679,611
Oaktree SC Investments CTB, LLC	663,376	$12,159,682

Acquisition of Fertitta Entertainment

        On June 17, 2011, Station LLC and certain of its subsidiaries (in such capacity, the "Owner") entered into the following management agreements with subsidiaries of our affiliate, Fertitta Entertainment (in such capacity, the "Manager"):

  •
  Management Agreement between Station LLC and FE Propco Management LLC for the operation and management of the Station Casinos Guarantor Group Properties (the "Propco Management Agreement");

  •
  Management Agreement between NP Opco LLC and FE Opco Management LLC for the operation and management of the Opco Assets (the "Opco Management Agreement");

  •
  Management Agreement between Station GVR Acquisition, LLC and FE GVR Management LLC for the operation and management of the Green Valley Ranch Resort, Casino & Spa (the "GVR Management Agreement" and, together with the Propco Management Agreement and Opco Management Agreement, the "Management Agreements"); and

  •
  Management Agreement between NP Tropicana LLC and FE Landco Management LLC for the operation and management of Wild Wild West Gaming Hall & Hotel.

        Under the terms of the Management Agreements, the Manager is entitled to: (1) a base management fee equal to 2% of the gross revenues from the operation of the properties, (2) an incentive management fee equal to 5% of EBITDA generated by the properties, and (3) expense reimbursement and overhead allocation.

        The Management Agreements each have a term of 25 years and are non-terminable by the Owner except under specified circumstance, including breaches of such agreement or gross negligence or willful misconduct of the Manager, suspension of gaming licenses, certain bankruptcy events, change-of-control events or failure of the performance test by the Manager. To fail the performance test (which is subject to cure if the Manager elects to make certain cure payments), Manager must fail both the (i) "Budget EBITDA Test" and the (ii) "Market EBITDA Test" for two consecutive fiscal years, starting with the sixth and seventh fiscal years during the term of the Management Agreements.

        While the Manager has authority to manage the day-to-day operations of the managed properties, the Manager is required pursuant the terms of the Management Agreements to seek the approval of Owner with respect to certain significant decisions.

        During the year ended December 31, 2015, Station LLC recognized management fee expense totaling $52.7 million pursuant to the Management Agreements. In addition, Station LLC allocates the costs of certain shared services to Fertitta Entertainment, primarily costs related to occupancy of a portion of its corporate office building and services provided by its human resources and regulatory personnel. For the year December 31, 2015, costs allocated to Fertitta Entertainment for shared services totaled $1.3 million.

        In connection with the IPO, Station LLC acquired Fertitta Entertainment pursuant to the terms of that certain Membership Interest Purchase Agreement, dated as of October 13, 2015 (the "Purchase Agreement"), by and among Fertitta Business Management LLC, a Nevada limited liability company, LNA Investments, LLC, a Nevada limited liability company, KVF Investments, LLC, a Nevada limited liability company, FE Employeeco LLC, a Delaware limited liability company (collectively, the "Sellers"), Station LLC, Fertitta Entertainment, and Frank J. Fertitta III, as seller representative. The purchase price was $460.0 million in cash, less amounts paid by the Company in satisfaction of indebtedness of Fertitta Entertainment on the closing date, which was approximately $51.7 million of outstanding indebtedness under the Fertitta Entertainment credit facility, and less the amount of Fertitta Entertainment's liabilities assumed by Station LLC which were approximately $1.5 million. The terms of the Fertitta Entertainment Acquisition were negotiated by the members of Fertitta Entertainment, on the one hand, and on the other hand by both GACC (as the holder of certain approval rights under the existing equityholders agreement for Station Holdco and its subsidiaries) and by a special committee of the board of managers of Station LLC (comprised of Dr. James E. Nave and Mr. Robert E. Lewis, each of whom was determined to be disinterested in the Fertitta Entertainment Acquisition). The special committee unanimously approved the terms of the Fertitta Entertainment Acquisition, and had the assistance and counsel of independent legal and financial advisors retained by such special committee in the negotiation and approval of such terms.

        The net proceeds payable to equityholders of Fertitta Entertainment in connection with the Fertitta Entertainment Acquisition following the payment of outstanding indebtedness of Fertitta Entertainment was approximately $406.8 million. Frank J. Fertitta III and Lorenzo J. Fertitta each received approximately $113.5 million of such net proceeds and LNA Investments, LLC and KVF Investments, LLC, all of which are owned by trusts the beneficiaries of which are Lorenzo J. Fertitta's three children and Frank J. Fertitta III's three children, respectively, each received approximately $53.4 million of such net proceeds. Our executive officers, who were members of FE Employeeco LLC, received net proceeds in approximately the following amounts based on their proportionate direct or indirect ownership interests in Fertitta Entertainment: Stephen L. Cavallaro, our Executive Vice Chairman—$8.6 million; Richard J. Haskins, our President—$10.3 million; Marc J. Falcone, our Executive Vice President and Chief Financial Officer—$10.3 million; and Scott M Nielson, our Executive Vice President and Chief Development Officer—$8.2 million. The remainder of the net proceeds of the Fertitta Entertainment Acquisition was distributed to other members of FE Employeeco LLC, who were employees or former employees of Fertitta Entertainment.

        We used a portion of the proceeds from the IPO to pay a portion of the purchase price for the Fertitta Entertainment Acquisition and funded the balance of the purchase price by incurring additional debt. Both Station LLC and the Sellers indemnify the other party for losses arising from certain breaches of the representations, warranties and covenants contained in the Purchase Agreement and for certain other liabilities, subject to certain limitations.

        At the closing of the Fertitta Entertainment Acquisition, Fertitta Entertainment has no material assets other than the management agreements for the Company's business and its workforce. In connection with the Fertitta Entertainment Acquisition, we terminated the management agreements with Fertitta Entertainment by mutual agreement for no additional consideration and entered into new employment agreements or other employment relationships with our executive officers and other individuals who were employed by Fertitta Entertainment and provided services to us through the management agreements prior to the consummation of the Fertitta Entertainment Acquisition. See "Executive Compensation—Looking Ahead: Post-IPO Compensation—New Employment Agreements."

Employment Agreement with Lorenzo J. Fertitta

        In connection with the IPO, we entered into an employment agreement with Lorenzo J. Fertitta. The employment agreement with Lorenzo J. Fertitta is for a five-year term, and provides for an annual base salary of $500,000 and severance in an amount equal to such annual base salary in the event of a termination of such Named Executive Officer's employment without cause or with good reason. Such employment agreement contains non-competition and non-solicitation restrictions similar to Frank J. Fertitta III's employment agreement.

Reimbursable Costs

        The Company expects that it may periodically provide services to certain of its executive officers and directors, including the personal use of employees, construction work and other personal services. To the extent that such services are provided, the officers and directors to whom services are provided are expected to make deposits with the Company to prepay any such items and to replenish such deposits on an ongoing basis as needed.

        In May 2016, Station Casinos reimbursed GACC approximately $2.1 million for expenses incurred by GACC in connection with the Fertitta Entertainment Acquisition, IPO and Reorganization Transactions. Additionally, Station Casinos paid a financial advisory fee in the amount of $4.0 million to Deutsche Bank Corporate Finance for services provided in connection with the Fertitta Entertainment Acquisition, IPO and Reorganization Transactions.

Blocker Mergers

        As part of the IPO and Reorganization Transactions, ADVSTRA SC Holdings, LLC, CAPINC SC Holdings, LLC, PAIN SC Holdings, LLC, PRTN SC Holdings, LLC, STRAINC SC Holdings, LLC, Serengeti SC Blockerco LLC, PB Investor I LLC and PB Investor II LLC, all Delaware limited liability companies, merged with newly-formed subsidiaries of Red Rock in the Blocker Mergers, which qualified as tax-free for U.S. federal income tax purposes. In the Blocker Mergers, the owner(s) of each Merging Blocker collectively received one share of Class A Common Stock for each LLC Unit owned by such Merging Blocker and such number of LLC Units as would be issuable upon a cashless exercise of the Warrants held by such Merging Blocker. In the aggregate, 10,137,209 shares of Class A Common Stock of Red Rock were issued as consideration in the Blocker Mergers. In connection with the Blocker Mergers, the Company (i) withheld 222,959 shares of Class A Common Stock, (ii) sold such shares in the IPO, and (iii) used the net proceeds from the sale of such shares to pay withholding tax obligations with respect to such members. Except for merger agreements with Merging Blockers that have been managed by Station Holdco, the merger agreements relating to the Blocker Mergers contained customary representations and warranties and indemnities from the owners of such Merging Blockers. As a result of the Blocker Mergers, Red Rock indirectly became the owner of the LLC Units owned by the Merging Blockers. Red Rock bore some, or all, of the risks related to any liabilities that the Merger Blockers had.

Voting Interests in Station LLC

        Station Holdco currently owns non-voting interests in Station LLC that represent all of the economic interests of Station LLC. The voting interests of Station LLC were held by Station Voteco LLC. Station Voteco LLC was owned by Robert A. Cashell Jr., who was designated as a member of Station Voteco by GACC, and an entity owned by Frank J. Fertitta III and Lorenzo J. Fertitta. Immediately prior to the consummation of the IPO, Station Voteco LLC transfered the voting interests of Station LLC to Red Rock. No consideration was paid to the members of Station Voteco LLC in connection with such transfer.

Credit Agreements and Restructured Land Loan

        In June 2016, we entered into that certain New Credit Facility, by and among the Company, the financial institutions from time to time named therein, Deutsche Bank AG Cayman Islands Branch ("Deutsche Bank"), as Administrative Agent, and Deutsche Bank Securities Inc., JPMorgan Chase Bank, N.A. and other financial institutions, as Joint Lead Arrangers and Joint Bookrunners. An affiliate of Deutsche Bank acted as a lead joint book running manager with respect to the offering of the 7.50% Senior Notes. GACC, an affiliate of Deutsche Bank, is also the lender with respect to our $115.9 million land loan, and owns approximately 16.9% of the LLC Units and 26.4% of the shares of Class B Common Stock, representing 3.7% of the voting power of Red Rock.

Boulder Station Lease

        We lease a portion of the land on which Boulder Station is located pursuant to a ground lease. We lease this land from KB Enterprises, a company owned by the Frank J. Fertitta and Victoria K. Fertitta Revocable Family Trust (the "Related Lessor"). Frank J. Fertitta, Jr. and Victoria K. Fertitta are the parents of Frank J. Fertitta III, who is our Chairman and Chief Executive Officer, and Lorenzo J. Fertitta, who is a member of our board of directors. The lease has a maximum term of 65 years, ending in June 2058. The lease provides for monthly payments of $222,933 through June 2018, subject to periodic increases commensurate with the fair market value of the land and a cost of living factor. We believe that the terms of the ground lease are as fair to us as could be obtained from an independent third party.

Texas Station Lease

        We lease 47 acres of land on which Texas Station is located pursuant to a ground lease with Texas Gambling Hall & Hotel, Inc., a company owned by the Related Lessor. The lease has a maximum term of 65 years, ending in July 2060. The lease provides for monthly rental payments of $366,435 through July 2020, subject to periodic increases commensurate with the fair market value of the land and a cost of living factor. We believe that the terms of the ground lease are as fair to us as could be obtained from an independent third party.

Zuffa, LLC

        Station LLC has purchased tickets to events held by Zuffa, LLC ("Zuffa") which is the parent company of the Ultimate Fighting Championship ("UFC") and was owned by Frank J. Fertitta III and Lorenzo J. Fertitta until August 2016. For the year ended December 31, 2015, we made payments to Zuffa totaling approximately $0.2 million for ticket purchases to, and closed circuit viewing fees of, UFC events.

Compensation Paid to Related Parties

        Kelley-Ann Fertitta, daughter of our Chairman and Chief Executive Officer, Frank J. Fertitta III, is Station LLC's Vice President of Corporate Marketing and Guest Experience and is paid an annual salary of $150,000. Ms. Fertitta has been employed with Station LLC since September 2015.

        Victoria Fertitta, daughter of Frank J. Fertitta III, is an Analyst at Station LLC and is paid an annual salary of $70,000. Ms. Fertitta has been employed with Station LLC since August 2016.

Policies and Procedures for Related Party Transactions

        Our board of directors adopted a written related person transaction policy, effective upon the closing of the IPO, setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant and a related person had or will have a direct or indirect material interest, as determined by the audit committee of our board of directors, including, purchases of goods or services by or from the related person or entities in which the related person has a material interest, and indebtedness, guarantees of indebtedness or employment by us of a related person. In reviewing any such proposal, our Audit Committee will be tasked to consider all relevant facts and circumstances, including the commercial reasonableness of the terms, the benefit or perceived benefit, or lack thereof, to us, opportunity costs of alternate transactions, the materiality and character of the related person's direct or indirect interest and the actual or apparent conflict of interest of the related person.

        All related party transactions described in this section occurred prior to adoption of this policy and as such, these transactions were not subject to the approval and review procedures set forth in the policy, but were nonetheless subject to the approval and review procedures in effect at the applicable times.

Indemnification of Directors and Officers

        We entered into customary indemnification agreements with our executive officers and directors that provide them with customary indemnification in connection with their service to us or on our behalf. See "Description of Capital Stock—Limitation of Liability of Directors and Officers."

PRINCIPAL AND SELLING STOCKHOLDERS

        The following table sets forth information regarding beneficial ownership of our Class A Common Stock for:

  •
  each person whom we know to own beneficially more than 5% of any class of our shares;

  •
  each of the directors and named executive officers individually;

  •
  all directors and executive officers as a group; and

  •
  the selling stockholders.

        Pursuant to the Exchange Agreement, holders of LLC Units are entitled to exchange LLC Units, together with an equal number of shares of Class B Common Stock, for shares of Class A Common Stock on a one-for-one basis or, at our election, for cash. In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes shares issuable pursuant to exchange or conversion rights that are exercisable within 60 days of the date of this prospectus, including such rights of holders of LLC Units (together with a corresponding number of shares of our Class B Common Stock) since they are exchangeable into shares of our Class A Common Stock at any time.

        Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Accordingly, if an individual or entity is a member of a "group" which has agreed to act together for the purpose of acquiring, holding, voting or disposing of such securities, such individual or entity is deemed to be the beneficial owner of such securities held by all members of the group. Further, if an individual or entity has or shares the power to vote or dispose of such securities held by another entity, beneficial ownership of such securities held by such entity may be attributed to such other individuals or entities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. Except as otherwise noted, the address of each person listed in the table below is c/o Red Rock Resorts, Inc., 1505 South Pavilion Center Drive, Las Vegas, Nevada 89135.

	Class A Common Stock Beneficially Owned(1)					Class B Common Stock Beneficially Owned(1)				Combined Voting Power(2)(3)
	Prior to this Offering		Shares of Class A Common Stock Offered Pursuant to this Prospectus	After Sale of Shares of Class A Common Stock Offered Pursuant to this Prospectus		Prior to this Offering		After Sale of Shares of Class A Common Stock Offered Pursuant to this Prospectus		Prior to this Offering	After Sale of Shares of Class A Common Stock Offered Pursuant to this Prospectus
Name of Beneficial Owner	Number	%	Number	Number	%	Number	%	Number	%	%	%
FI Station Investor LLC(4)	22,656,184	19.5%	—	22,656,184	19.5%	22,613,985	30.4%	22,613,985	48.6%	43.2%	43.2%
Fertitta Business Management LLC(5)	28,208,744	24.3%	—	28,208,744	24.3%	28,198,618	37.9%	28,198,618	60.5%	53.8%	53.8%
LNA Investments, LLC(5)	8,609,629	7.4%	—	8,609,629	7.4%	8,593,593	11.5%	8,593,593	18.5%	16.4%	16.4%
KVF Investments, LLC(5)	8,609,629	7.4%	—	8,609,629	7.4%	8,593,593	11.5%	8,593,593	18.5%	16.4%	16.4%
German American Capital Corporation(6)	19,622,678	16.9%	19,622,678	—	0.0%	19,622,678	26.4%	—	0.0%	3.7%	0.0%
Oaktree SC Investments CTB, LLC(7)	4,423,904	3.8%	4,423,904	—	0.0%	4,423,904	5.9%	—	0.0%	0.8%	0.0%
Entities affiliates with Fidelity Management Research Company(8)	7,995,178	6.9%	7,995,178	—	0.0%	—	0.0%	—	0.0%	1.5%	0.0%
Frank J. Fertitta III(5)	45,428,003	39.2%	—	45,428,003	39.2%	45,385,804	61.0%	45,385,804	97.4%	86.6%	86.6%
Lorenzo J. Fertitta(5)	45,428,003	39.2%	—	45,428,003	39.2%	45,385,804	61.0%	45,385,804	97.4%	86.6%	86.6%
Stephen L. Cavallaro	1,026,493	0.9%	988,032	38,461	0.0%	988,032	1.3%	—	0.0%	0.2%	0.0%
Richard J. Haskins	1,320,218	1.1%	1,281,757	38,461	0.0%	1,281,757	1.7%	—	0.0%	0.3%	0.0%
Marc J. Falcone	1,027,812	0.9%	997,043	30,769	0.0%	997,043	1.3%	—	0.0%	0.2%	0.0%
Daniel J. Roy	168,669	0.1%	—	168,669	0.1%	—	0.0%	—	0.0%	0.0%	0.0%
Robert A. Cashell, Jr.	7,692	*	—	7,692	*	—	0.0%	—	*	0.0%	*
James E. Nave, D.V.M.	7,692	*	—	7,692	*	—	0.0%	—	*	0.0%	*
Robert E. Lewis	7,692	*	—	7,692	*	—	0.0%	—	*	0.0%	*
Named Executive Officers and Directors as a Group(9)	48,994,270	42.3%	3,266,832	45,727,438	39.5%	48,652,635	65.4%	45,385,804	97.4%	87.3%	86.7%
Other Selling Stockholders
Thomas Friel Nevada Trust(10)	113,885	0.1%	113,885	—	0.0%	113,885	0.1%	—	0.0%	0.1%	0.0%
Kevin Kelley(11)	423,716	0.4%	423,716	—	0.0%	423,716	0.4%	—	0.0%	0.4%	0.0%
Fillmore West JPM Finance Subsidiary, LLC	19,843	0.0%	19,843	—	0.0%	—	0.0%	—	0.0%	0.0%	0.0%
BNP Paribas USA, Inc.	1,915	0.0%	1,915	—	0.0%	—	0.0%	—	0.0%	0.0%	0.0%
Serengeti Opportunities Partners LP	559,361	0.5%	559,361	—	0.0%	—	0.5%	—	0.0%	0.5%	0.0%
Serengeti Opportunities MM LP	1,058,187	0.9%	1,058,187	—	0.0%	—	0.9%	—	0.0%	0.9%	0.0%
John Hancock II High Yield Fund	4,386	0.0%	4,386	—	0.0%	—	0.0%	—	0.0%	0.0%	0.0%
Western Asset High Income Fund II Inc.	2,408	0.0%	2,408	—	0.0%	—	0.0%	—	0.0%	0.0%	0.0%
John Hancock Variable Ins Trust—High Yield Trust	5,073	0.0%	5,073	—	0.0%	—	0.0%	—	0.0%	0.0%	0.0%
Western Asset Opportunistic US$ High Yield Securities Portfolio, LLC	9,838	0.0%	9,838	—	0.0%	—	0.0%	—	0.0%	0.0%	0.0%
Western Asset Core Plus Bond Fund	3,217	0.0%	3,217	—	0.0%	—	0.0%	—	0.0%	0.0%	0.0%
JPMorgan Chase Bank, N.A	687	0.0%	687	—	0.0%	687	0.0%	—	0.0%	0.0%	0.0%
Oaktree High Yield Fund II, L.P	1,791	0.0%	1,791	—	0.0%	—	0.0%	—	0.0%	0.0%	0.0%
Royal Bank of Scotland	1,911	0.0%	1,911	—	0.0%	—	0.0%	—	0.0%	0.0%	0.0%

*
Less than 1% of the outstanding shares of Class A Common Stock.

(1)
Subject to the terms of the Exchange Agreement, holders of LLC Units are entitled to exchange LLC Units, together with an equal number of shares of Class B Common Stock, for shares of Class A Common Stock on a one-for-one basis or, at our election, for cash. See "Certain

  Relations and Related Party Transactions—Exchange Agreement." Assumes exchange of all LLC Units per share of Class A Common Stock. Beneficial ownership of LLC Units has also been reflected as beneficial ownership of shares of our Class A Common Stock for which such LLC Units may be exchanged.

(2)
Represents percentage of voting power of the Class A Common Stock and Class B Common Stock of Red Rock voting together as a single class. Each outstanding share of Class A Common Stock is entitled to one vote, each outstanding share of Class B Common Stock that is held by a holder that, together with its affiliates, owns at least 30% of the outstanding LLC Units and, at the applicable record date, maintains direct or indirect beneficial ownership of at least 10% of the outstanding shares of Class A Common Stock (determined on an as-exchanged basis assuming that all of the LLC Units were exchanged for Class A Common Stock) is entitled to ten votes and each other outstanding share of Class B Common Stock is entitled to one vote. The only holders of Class B Common Stock that satisfy the foregoing criteria are Fertitta Family Entities. Consequently, such entities are the only holders of Class B Common Stock entitled to ten votes per share of Class B Common Stock.

(3)
Our existing owners hold shares of our Class B Common Stock. Each outstanding share of Class A Common Stock is entitled to one vote, each outstanding share of Class B Common Stock that is held by a holder that, together with its affiliates, owns at least 30% of the outstanding LLC Units and, at the applicable record date, maintains direct or indirect beneficial ownership of at least 10% of the outstanding shares of Class A Common Stock (determined on an as-exchanged basis assuming that all of the LLC Units were exchanged for Class A Common Stock) is entitled to ten votes and each other outstanding share of Class B Common Stock is entitled to one vote. See "Description of Capital Stock."

(4)
FI Station Investor LLC is owned by an affiliate of Frank J. Fertitta III and Lorenzo J. Fertitta that is owned by Fertitta Business Management LLC, LNA Investments, LLC and KVF Investments, LLC.

(5)
Fertitta Business Management LLC is owned and controlled (i) 50% by F & J Fertitta Family Business Trust, a revocable trust for which Frank J. Fertitta III has sole investment and voting power, and (ii) 50% by L & T Fertitta Family Business Trust, a revocable trust for which Lorenzo J. Fertitta has sole investment and voting power. The address for all of the entities identified above is 1505 South Pavilion Center Drive, Las Vegas, NV 89135.

LNA Investments, LLC is managed by Lorenzo J. Fertitta and is beneficially owned by various trusts established for the benefit of his three children. Lorenzo J. Fertitta disclaims beneficial ownership of any shares of Class A Common Stock, shares of Class B Common Stock and LLC Units beneficially owned by LNA Investments, LLC, except to the extent of any pecuniary interest therein. The address for LNA Investments, LLC is 10801 W. Charleston Boulevard, Las Vegas, NV 89135.

KVF Investments, LLC is managed by Frank J. Fertitta III and is beneficially owned by various trusts established for the benefit of his three children. Frank J. Fertitta III disclaims beneficial ownership of any shares of Class A Common Stock, shares of Class B Common Stock and LLC Units beneficially owned by LNA Investments, LLC, except to the extent of any pecuniary interest therein. The address for KVF Investments, LLC is 10801 W. Charleston Boulevard, Las Vegas, NV 89135.

(6)
The address of German American Capital Corporation is 60 Wall Street, New York, NY. GACC is an indirect wholly owned subsidiary of Deutsche Bank Aktiengesellschaft.

(7)
The sole member of Oaktree SC Investments CTB, LLC ("SC Investments") is Oaktree SC Holdings CTB, LLC ("SC Holdings"). The manager of SC Holdings is OCM FIE, LLC ("FIE"). The managing member of FIE is Oaktree Capital Management, L.P. ("OCM LP"). The general partner of OCM LP is Oaktree Holdings, Inc. ("Holdings"). The sole shareholder of Holdings is Oaktree Capital Group, LLC ("OCG"). The duly elected manager of OCG is Oaktree Capital Group Holdings GP, LLC ("OCGH GP" and, collectively with SC Holdings, FIE, OCM LP, Holdings and OCG, the "Oaktree Entities"). The members of OCGH GP are Howard S. Marks, Bruce A. Karsh, Jay S. Wintrob, John B. Frank, Sheldon M. Stone, Stephen A. Kaplan and David M. Kirchheimer (the "OCGH Members"). Each Oaktree Entity and each OCGH GP Member disclaims beneficial ownership of the securities held by SC Investments except to the extent of their respective pecuniary interest therein, if any. The address for SC Investments is c/o Oaktree Capital Management, L.P.,333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071.

(8)
Consists of the following number of shares of Class A Common Stock held by the following entities affiliated with Fidelity Management Research Company ("FMR LLC") (i) 278,655 shares held by Fidelity Puritan Trust: Fidelity Puritan Fund, a registered investment fund (a "Fund") advised by Fidelity Management & Research Company and/or its affiliates ("Fidelity"), (ii) 357,285 shares held by Fidelity Advisor Series I: Fidelity Advisor High Income Advantage Fund, a Fund advised by Fidelity, (iii) 968,178 shares held by Fidelity School Street Trust: Fidelity Strategic Income Fund, a Fund advised by Fidelity, (iv) 5,217,651 shares held by Fidelity Summer Street Trust: Fidelity Capital & Income Fund, a Fund advised by Fidelity, (v) 1,161,144 shares held by Fidelity Advisor Series II: Fidelity Advisor Strategic Income Fund, a Fund advised by Fidelity, and (vi) 12,265 shares held by other funds that are advised by Fidelity.

Fidelity, 245 Summer Street, Boston, Massachusetts 02210, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of the Class A Common Stock, Class B Common Stock and LLC Units beneficially owned by the Funds as a result of acting as investment adviser to the Funds.

These accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Vice Chairman the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act ("Fidelity Funds") advised by Fidelity Management & Research Company ("FMR Co"), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds' Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds' Boards of Trustees.

(9)
Named executive offices and directors as a group consist of nine persons.

(10)
Thomas Friel has been the Executive Vice President of Station Casinos LLC since 2007.

(11)
Kevin Kelley is the brother-in-law of Frank J. Fertitta III.

DESCRIPTION OF CAPITAL STOCK

        The following description summarizes the most important terms of our capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and amended and restated bylaws, copies of which will be filed as exhibits to the registration statement of which this prospectus is a part. For a complete description of our capital stock, you should refer to our amended and restated certificate of incorporation, amended and restated bylaws and the applicable provisions of Delaware law.

Capital Stock

        Our current authorized capital stock consists of 500,000,000 shares of Class A Common Stock, par value of $0.01 per share, 100,000,000 shares of Class B Common Stock, par value of $0.00001 per share, and 100,000,000 shares of preferred stock with a par value of $0.01 per share.

        As of September 30, 2016 we had 41,468,746 shares of our Class A Common Stock outstanding, 74,426,594 shares of our Class B Common Stock outstanding and no shares of preferred stock outstanding.

Class A Common Stock

        Voting rights.    The holders of Class A Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of shares of our Class A Common Stock and Class B Common Stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law or our amended and restated certificate of incorporation.

        Dividend rights.    Subject to preferences that may be applicable to any outstanding preferred stock, the holders of Class A Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. See "Dividend Policy."

        Rights upon liquidation.    In the event of liquidation, dissolution or winding-up of Red Rock, whether voluntarily or involuntarily, the holders of Class A Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

        Other rights.    The holders of our Class A Common Stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Class A Common Stock. The rights, preferences and privileges of holders of our Class A Common Stock will be subject to those of the holders of any shares of our preferred stock we may issue in the future.

Class B Common Stock

        Voting rights, exchange and conversion.    Holders of shares of our Class A Common Stock and Class B Common Stock vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable law or our amended and restated certificate of incorporation. Each outstanding share of Class B Common Stock that is held by a holder that, together with its affiliates, owned at least 30% of the outstanding LLC Units immediately following the IPO and, at the applicable record date, maintained direct or indirect beneficial ownership of at least 10% of the outstanding shares of Class A Common Stock (determined on an as-exchanged basis assuming that all of the LLC Units were exchanged for Class A Common Stock) is entitled to ten votes and each other outstanding share of Class B Common Stock is entitled to one vote. The only holders of Class B Common Stock that satisfy the foregoing criteria are Fertitta Family Entities. Consequently, such entities are the only holders of Class B Common Stock entitled to ten votes per share of Class B Common Stock. See "Principal and Selling Stockholders." In accordance with the Exchange Agreement, holders of LLC Units are entitled to exchange LLC Units, together with an equal number of shares of Class B Common Stock, for shares of Class A Common Stock on a one-for-one basis or, at our election, for cash. Accordingly, as members of Station Holdco exchange LLC Units, the voting power afforded to them by their shares of Class B Common Stock will be correspondingly reduced.

        Automatic transfer.    In the event that any outstanding share of Class B Common Stock shall cease to be held by a holder of an LLC Unit (including a transferee of an LLC Unit), such share shall automatically and without further action on our part or of the holder of Class Be Common Stock, be transferred to us and thereupon shall be retired.

        Dividend rights.    Our Class B stockholders will not participate in any dividends declared by our board of directors.

        Rights upon liquidation.    In the event of any liquidation, dissolution, or winding-up of Red Rock, whether voluntary or involuntary, our Class B stockholders will not be entitled to receive any of our assets.

        Other rights.    The holders of our Class B Common Stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Class B Common Stock. The rights, preferences and privileges of holders of our Class B Common Stock will be subject to those of the holders of any shares of our preferred stock we may issue in the future.

Preferred Stock

        We are authorized to issue up to 100,000,000 shares of preferred stock, none of which are outstanding as of June 30, 2016. Our board of directors is authorized without further action by you, subject to limitations prescribed by Delaware law and our certificate of incorporation, to issue preferred stock and to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers, designations, preferences and rights of the shares. Our board of directors is authorized to designate any qualifications, limitations or restrictions on the shares without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company that some of you might believe to be in your best interests or in which you might receive a premium for your shares of Class A Common Stock over the market price and may adversely affect the voting and other rights of the holders of our Class A Common Stock and Class B Common Stock, which could have an adverse impact on the market price of our Class A Common Stock. We have no current plan to issue any shares of preferred stock.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Charter and Bylaw Provisions

        Certain provisions of our amended and restated certificate of incorporation and bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our Class A Common Stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.

        These provisions include:

        Super Voting Stock.    Each outstanding share of Class B Common Stock that is held by a holder that, together with its affiliates, owned at least 30% of the outstanding LLC Units immediately following the IPO and, at the applicable record date, maintained direct or indirect beneficial ownership of at least 10% of the outstanding shares of Class A Common Stock (determined on an as-exchanged basis assuming that all of the LLC Units were exchanged for Class A Common Stock) is entitled to ten votes and each other outstanding share of Class B Common Stock is entitled to one vote. The only holders of Class B Common Stock that satisfy the foregoing criteria are Fertitta Family Entities. Consequently, such entities are the only holders of Class B Common Stock entitled to ten votes per share of Class B Common Stock. See "Principal and Selling Stockholders."

        Action by Written Consent; Special Meetings of Stockholders.    The Delaware General Corporation Law ("DGCL") permits stockholder action by written consent unless otherwise provided by our amended and restated certificate of incorporation. Our amended and restated certificate of incorporation permits stockholder action by written consent so long as the Fertitta Family Entities own at least 10% of the outstanding shares of Class A Common Stock (determined on an as-exchanged basis assuming that all of the LLC Units were exchanged for Class A Common Stock) (the "Fertitta Ownership Condition") and precludes stockholder action by written consent at any time that the Fertitta Ownership Condition is not satisfied. Our amended and restated certificate of incorporation and our amended and restated bylaws provide that special meetings of stockholders may be called only by the board of directors, the chairman of the board of directors or the chief executive officer and only proposals included in the Company's notice may be considered at such special meetings. Notwithstanding the foregoing, for so long as the Fertitta Ownership Condition is satisfied, stockholders collectively holding at least a majority of the voting power of the outstanding shares of our capital stock entitled to vote in connection with the election of directors may call a special meeting. If the Fertitta Ownership Condition is not satisfied, stockholders will no longer have the ability to call a special meeting.

        Super Majority Approval Requirements.    The DGCL generally provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless either a corporation's certificate of incorporation or bylaws require a greater percentage. Our amended and restated certificate of incorporation will provide that, (i) for so long as the Fertitta Ownership Condition is satisfied, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the bylaws or the provisions of our certificate of incorporation relating to amendments, stockholder action by written consent, corporate governance, composition of the Board of Directors, business combinations and voting rights, dividends, liquidation and transfers of Class A and Class B Common Stock, and (ii) following such time that the Fertitta Ownership Condition is not satisfied, the affirmative vote of holders of at least 66 2/3% of the voting power of all the then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the bylaws or the provisions of our certificate of incorporation relating to amendments, stockholder action by written consent, corporate governance, composition of the Board of Directors, business combinations and voting rights, dividends, liquidation and transfers of Class A and Class B Common Stock.

        Election and Removal of Directors.    The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not expressly provide for cumulative voting. Directors may be removed, with or without cause, upon the affirmative vote of holders of at least a majority of the voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class.

        Business Combinations with Interested Stockholders.    In general, Section 203 of the DGCL, an anti-takeover law, prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation's voting stock, which person or group is considered an interested stockholder under the DGCL, for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. We elected in our amended and restated certificate of incorporation not to be subject to Section 203.

        However, our amended and restated certificate of incorporation contains provisions that have the same effect as Section 203, except that they provide that the Fertitta Family Entities will not be deemed to be "interested stockholders," regardless of the percentage of our voting stock owned by them, and accordingly will not be subject to such restrictions.

        Other Limitations on Stockholder Actions.    Our bylaws will also impose some procedural requirements on stockholders who wish to:

  •
  make nominations in the election of directors;

  •
  propose that a director be removed;

  •
  propose any repeal or change in our bylaws; or

  •
  propose any other business to be brought before an annual or special meeting of stockholders.

        Under these procedural requirements, in order to bring a proposal before a meeting of stockholders, a stockholder must deliver timely notice of a proposal pertaining to a proper subject for presentation at the meeting to our corporate secretary along with the following:

  •
  a description of the business or nomination to be brought before the meeting and the reasons for conducting such business at the meeting;

  •
  the stockholder's name and address;

  •
  any material interest of the stockholder in the proposal;

  •
  the number of shares beneficially owned by the stockholder and evidence of such ownership; and

  •
  the names and addresses of all persons with whom the stockholder is acting in concert and a description of all arrangements and understandings with those persons, and the number of shares such persons beneficially own.

        To be timely, a stockholder must generally deliver notice:

  •
  in connection with an annual meeting of stockholders, not less than 120 nor more than 180 days prior to the month and day corresponding to the date on which the annual meeting of stockholders was held in the immediately preceding year, but in the event that the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the preceding annual meeting of stockholders, a stockholder notice will be timely if received by us not later than the close of business on the later of (1) the 120th day prior to the annual meeting or (2) the 10th day following the day on which we first publicly announce the date of the annual meeting; or

  •
  in connection with the election of a director at a special meeting of stockholders, not less than 40 nor more than 60 days prior to the date of the special meeting, but in the event that less than 55 days' notice or prior public disclosure of the date of the special meeting of the stockholders is given or made to the stockholders, a stockholder notice will be timely if received by us not later than the close of business on the 10th day following the day on which a notice of the date of the special meeting was mailed to the stockholders or the public disclosure of that date was made.

        In order to submit a nomination for our board of directors, a stockholder must also submit any information with respect to the nominee that we would be required to include in a proxy statement, as well as some other information. If a stockholder fails to follow the required procedures, the stockholder's proposal or nominee will be ineligible and will not be voted on by our stockholders.

Limitation of Liability of Directors and Officers

        Our amended and restated certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except as required by applicable law, as in effect from time to time. Currently, Delaware law requires that liability be imposed for the following:

  •
  any breach of the director's duty of loyalty to our Company or our stockholders;

  •
  any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

  •
  unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; and

  •
  any transaction from which the director derived an improper personal benefit.

        As a result, neither we nor our stockholders have the right, through stockholders' derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

        Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by law, we will indemnify any officer or director of our Company against all damages, claims and liabilities arising out of the fact that the person is or was our director or officer, or served any other enterprise at our request as a director, officer, employee, agent or fiduciary. We will reimburse the expenses, including attorneys' fees, incurred by a person indemnified by this provision when we receive an undertaking to repay such amounts if it is ultimately determined that the person is not entitled to be indemnified by us. Amending this provision will not reduce our indemnification obligations relating to actions taken before an amendment.

Forum Selection

        The Court of Chancery of the State of Delaware will be the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or other employee to us or our stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL, or (4) any action asserting a claim governed by the internal affairs doctrine, or if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the foregoing forum selection provisions.

Transfer Agent and Register

        The transfer agent and registrar for our Class A Common Stock is American Stock Transfer & Trust Company, LLC.

Securities Exchange

        Our Class A Common Stock is listed on NASDAQ under the symbol "RRR."

SHARES ELIGIBLE FOR FUTURE SALE

        As of September 30, 2016, we had an aggregate of 41,468,746 shares of Class A Common Stock and 74,426,594 shares of Class B Common Stock outstanding. Future sales of substantial amounts of our Class A Common Stock in the public market, or the perception that such sales could occur, could adversely affect market prices prevailing from time to time.

        In addition, the Principal Equityholders directly or indirectly own an aggregate of 45,428,003 of the LLC Units. In accordance with the Exchange Agreement holders of LLC Units are entitled to exchange LLC Units, together with an equal number of shares of Class B Common Stock, for shares of Class A Common Stock on a one-for-one basis or, at our election, for cash. Accordingly, as members of Station Holdco exchange LLC Units, the voting power afforded to them by their shares of Class B Common Stock will be correspondingly reduced. Shares of our Class A Common Stock issuable to the existing holders of LLC Units upon an exchange of LLC Units and shares of Class B Common Stock would be considered "restricted securities," as that term is defined in Rule 144 at the time of this Offering, but may be subject to resale under this prospectus or subject to registration under the registration rights agreement.

        The Class A Common Stock held by public stockholders is generally freely transferable without registration under the Securities Act of 1933. However, any Class A Common Stock held by an "affiliate" may be sold in the public market if such sale qualifies for an exemption from registration under Rule 144 under the Securities Act, which is summarized below, or any other applicable exemption under the Securities Act, or pursuant to a registration statement that is effective under the Securities Act.

Rule 144

        In general, under Rule 144 as currently in effect, once we have been a reporting company subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act for 90 days, an affiliate who has beneficially owned restricted shares of our Class A Common Stock for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

  •
  1% of the number of shares of Class A Common Stock then outstanding; and

  •
  the average weekly reported volume of trading of our Class A Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

        However, the six month holding period increases to one year in the event we have not been a reporting company for at least 90 days. In addition, any sales by affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and the availability of current public information about us.

        The volume limitation, manner of sale and notice provisions described above will not apply to sales by non-affiliates. For purposes of Rule 144, a non-affiliate is any person or entity who is not our affiliate at the time of sale and has not been our affiliate during the preceding three months. Once we have been a reporting company for 90 days, a non-affiliate who has beneficially owned restricted shares of our Class A Common Stock for six months may rely on Rule 144 provided that certain public information regarding us is available. The six month holding period increases to one year in the event we have not been a reporting company for at least 90 days. However, a non-affiliate who has beneficially owned the restricted shares proposed to be sold for at least one year will not be subject to any restrictions under Rule 144 regardless of how long we have been a reporting company.

        We are unable to estimate the number of shares that will be sold under Rule 144 since this will depend on the market price for our Class A Common Stock, the personal circumstances of the stockholder and other factors.

Registration Rights

        In connection with our IPO, we granted registration rights and offer certain customary demand, piggyback and shelf registration rights to our existing owners, subject to certain contractual restrictions. See "Certain Relationships and Related Party Transactions—Registration Rights."

Stock Options and Other Equity Compensation Awards

        We have filed a registration statement under the Securities Act covering all shares of Class A Common Stock issuable pursuant to the Red Rock Resorts, Inc. 2016 Equity Incentive Plan. Shares registered under this registration statement are available for sale in the open market, subject to Rule 144 volume limitations applicable to affiliates, vesting restrictions with us or the contractual restrictions described below.

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

        The following is a summary of the material U.S. federal income and, to the limited extent noted below, estate tax consequences of the ownership and disposition of our Class A Common Stock applicable to Non-U.S. Holders (as defined below). This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed U.S. Treasury regulations promulgated thereunder, and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. No opinion of counsel has been obtained, and we do not intend to seek a ruling from the Internal Revenue Service (the "IRS") as to any of the statements made and conclusions reached in the following summary. There can be no assurance that the IRS will agree with such statements and conclusions.

        This summary is limited to the material U.S. federal income and, to the limited extent noted below, estate tax consequences to Non-U.S. Holders who purchase our Class A Common Stock in any offering pursuant to this prospectus by the selling stockholders identified in this prospectus and who hold shares of our Class A Common Stock as capital assets within the meaning of Section 1221 of the Code. The summary below does not address all aspects of U.S. federal income taxation that may be important to a Non-U.S. Holder in light of such Non-U.S. Holder's particular circumstances or that may be applicable to Non-U.S. Holders subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, dealers in securities, traders in securities that elect mark-to-market treatment, insurance companies, tax-exempt entities, Non-U.S. Holders who acquire our Class A Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein), controlled foreign corporations, passive foreign investment companies, companies that accumulate earnings to avoid U.S. federal income tax, former citizens or former long-term residents of the United States, and Non-U.S. Holders who hold our Class A Common Stock as part of a hedge, straddle, constructive sale or conversion transaction). In addition, this discussion does not address U.S. federal tax laws other than U.S. federal income tax laws (such as U.S. federal estate tax (except to the limited extent noted below), alternative minimum tax or the Medicare contribution tax on certain net investment income), nor does it address any aspects of U.S. state, local or non-U.S. taxes. Non-U.S. Holders should consult with their own tax advisors regarding the possible application of these taxes.

        For the purposes of this discussion, the term "Non-U.S. Holder" means a beneficial owner of our Class A Common Stock that is an individual, corporation, estate or trust, other than:

  •
  an individual who is a citizen or resident of the United States as determined for U.S. federal income tax purposes;

  •
  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

  •
  a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust.

        If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our Class A Common Stock, the tax treatment of a person treated as a partner generally will depend on the status of the partner and the activities of the partnership. Persons that, for U.S. federal income tax purposes, are treated as partners in a partnership holding shares of our Class A Common Stock should consult their own tax advisors.

        THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK. NON-U.S. HOLDERS OF OUR CLASS A COMMON STOCK SHOULD CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF OTHER U.S. FEDERAL TAX LAWS AND ANY STATE, LOCAL, NON-U.S. INCOME AND OTHER TAX LAWS) OF THE OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK.

Distributions on our Class A Common Stock

        Distributions of cash or property made in respect of our Class A Common Stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Except as described below under "—Effectively Connected Income," a Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a rate of 30%, or such lower rate specified by an applicable income tax treaty, on any dividends received in respect of our Class A Common Stock. In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form) certifying such Non-U.S. Holder's entitlement to benefits under the treaty. This certification must be provided to us (or our paying agent) prior to the payment of dividends and may be required to be updated periodically. Non-U.S. Holders are urged to consult their own tax advisors regarding the possible entitlement to benefits under an income tax treaty.

        To the extent a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a return of capital to the extent of the Non-U.S. Holder's tax basis in our Class A Common Stock, and thereafter will be treated as capital gain. If we are unable to determine to what extent a distribution is in excess of our current or accumulated earnings and profits, we may withhold on the entire distribution, in which case the Non-U.S. Holder would be entitled to a refund from the IRS for the withholding tax on any portion of the distribution that is determined to be in excess of our current and accumulated earnings and profits.

Gain on the Sale or Other Disposition of our Class A Common Stock

        Subject to the discussions below under "—Information Reporting and Backup Withholding" and "—FATCA," a Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale or other taxable disposition of our Class A Common Stock unless:

  •
  the gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States, and if an applicable income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base, in which case the gain will be subject to tax in the manner described below under "—Effectively Connected Income";

  •
  the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met, in which case the gain (reduced by any U.S. source capital losses) will be subject to a flat 30% (or a lower applicable treaty rate) tax; or

  •
  we are, or have been, a "United States real property holding corporation" for U.S. federal income tax purposes, at any time during the shorter of the five-year period preceding such disposition and the Non-U.S. Holder's holding period in our Class A Common Stock; provided, that so long as our Class A Common Stock is regularly traded on an established securities market, a Non-U.S. Holder generally would be subject to taxation with respect to a taxable disposition of our Class A Common Stock only if at any time during that five-year or shorter period it owned more than 5%, directly or indirectly by attribution of our Class A Common Stock.

        Under U.S. federal income tax laws, we will be a United States real property holding corporation if the fair market value of our "United States real property interests" equals or exceeds 50% of the sum of (i) our real property interests plus (ii) any other of our assets used or held for use in a trade or business. It is possible that we currently are a United States real property holding corporation based upon the composition of our assets. If we are considered a United States real property holding corporation, any taxable gain recognized by a Non-U.S. Holder that owns (or owned while we were a United States real property holding corporation) more than 5% of our Class A Common Stock (directly or indirectly by attribution) on the sale or other taxable disposition of our Class A Common Stock will be subject to U.S. federal income tax as if the gain were effectively connected with the conduct of the Non-U.S. Holder's trade or business in the United States so long as we remain a United States real property holding corporation or were a United States real property holding corporation at any time during the time period described above. See "—Effectively Connected Income." If we are considered a United States real property holding corporation and our Class A Common Stock ceases to be regularly traded on an established securities market, a transferee of our Class A Common Stock generally would be required to withhold tax, under U.S. federal income tax laws, in an amount equal to 15% of the amount realized by a Non-U.S. Holder on the sale or other taxable disposition of our Class A Common Stock. The rules regarding United States real property interests are complex, and Non-U.S. Holders are urged to consult with their own tax advisors on the application of these rules based on their particular circumstances.

Effectively Connected Income

        If a dividend received on our Class A Common Stock, or gain from a sale or other taxable disposition of our Class A Common Stock, is treated as effectively connected with a Non-U.S. Holder's conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to such Non-U.S. Holder's U.S. permanent establishment or fixed base), such Non-U.S. Holder generally will be subject to U.S. federal income tax on a net income basis on any such dividends or gains in the same manner as if such Non-U.S. Holder were a United States person (as defined in the Code) unless an applicable income tax treaty provides otherwise. Such Non-U.S. Holder generally will be exempt from withholding tax on any such dividends, provided such Non-U.S. Holder complies with certain certification requirements (generally on IRS Form W-8ECI). In addition, a Non-U.S. Holder that is a foreign corporation may be subject to a branch profits tax at a rate of 30% (or a lower rate provided by an applicable income tax treaty) on such Non-U.S. Holder's earnings and profits for the taxable year that are effectively connected with such Non-U.S. Holder's conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to such holder's U.S. permanent establishment), subject to adjustments.

Information Reporting and Backup Withholding

        Generally, we must report to our Non-U.S. Holders and the IRS the amount of dividends paid during each calendar year, if any, and the amount of any tax withheld. These information reporting requirements apply even if no withholding is required (e.g., because the distributions are effectively connected with the Non-U.S. Holder's conduct of a United States trade or business, or withholding is eliminated by an applicable income tax treaty). This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides or is established.

        Backup withholding generally will not apply to distributions to a Non-U.S. Holder on shares of our Class A Common Stock provided that the Non-U.S. Holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the Non-U.S. Holder is a United States person (as defined in the Code) that is not an exempt recipient.

        Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our Class A Common Stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner furnishes to the applicable paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined in the Code), or such owner otherwise establishes an exemption.

        Backup withholding is not an additional tax but merely an advance payment, which may be credited against a Non-U.S. Holder's U.S. federal income tax liability or refunded to the extent it results in an overpayment of tax and the appropriate information is timely supplied by the Non-U.S. Holder to the IRS.

FATCA

        Pursuant to the Foreign Account Tax Compliance Act, or "FATCA," foreign financial institutions (which include most foreign hedge funds, private equity funds, mutual funds, securitization vehicles and any other investment vehicles) and certain other foreign entities must comply with new information reporting rules with respect to their U.S. account holders and investors or confront a new withholding tax on U.S. source payments made to them (whether received as a beneficial owner or as an intermediary for another party). More specifically, a foreign financial institution or other foreign entity that does not comply with the FATCA reporting requirements generally will be subject to a 30% withholding tax with respect to any "withholdable payments." For this purpose, withholdable payments generally include U.S. source payments otherwise subject to nonresident withholding tax (e.g., U.S. source dividends) and also generally include the entire gross proceeds from the sale of any equity or debt instruments of U.S. issuers. This FATCA withholding tax will apply even if the payment would otherwise not be subject to U.S. nonresident withholding tax (e.g., because it is capital gain). The FATCA withholding obligation currently applies to payments of dividends on U.S. common stock and will apply to proceeds from dispositions of U.S. common stock on or after January 1, 2019. FATCA withholding will not apply to withholdable payments made directly to foreign governments, international organizations, foreign central banks of issue and individuals, and the U.S. Treasury is authorized to provide additional exceptions. An intergovernmental agreement between the United States and an applicable non-U.S. country may modify the requirements described above.

        Non-U.S. Holders are urged to consult with their own tax advisors regarding the effect, if any, of the FATCA provisions to them based on their particular circumstances.

Federal Estate Tax

        Individuals who are not citizens or residents of the United States (as defined for U.S. federal estate tax purposes) and entities the property of which is potentially includible in such an individual's gross estate for U.S. federal estate tax purposes should note that, absent an applicable treaty exemption, our Class A Common Stock will be treated as U.S.-situs property subject to U.S. federal estate tax.

 PLAN OF DISTRIBUTION

        This prospectus relates to the offer and sale from time to time by the selling stockholders identified in this prospectus of up to an aggregate of 37,514,810 shares of our Class A Common Stock. Out of the 37,514,810 shares of Class A Common Stock that the selling stockholders may offer and sell, (i) 9,663,108 restricted shares of our Class A Common Stock previously have been issued to certain of the selling stockholders, and (ii) the remaining 27,851,702 shares of our Class A Common Stock will be issued by us from time to time to certain of the selling stockholders who are also holders of LLC Units upon the exchange by such stockholders of an equivalent number of LLC Units (and the surrender and cancellation of an equivalent number of shares of our Class B Common Stock) held by such stockholders. We are not selling any shares of Class A Common Stock under this prospectus.

        The selling stockholders may sell all or a portion of the shares of Class A Common Stock described in this prospectus from time to time in the future directly through one or more underwriters, broker-dealers or agents. The shares of Class A Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, through:

  •
  any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

  •
  the over-the-counter market;

  •
  transactions otherwise than on these exchanges or systems or in the over-the-counter market;

  •
  the writing of options, whether such options are listed on an options exchange or otherwise;

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  short sales;

  •
  transactions in which broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        Some of the shares of Class A Common Stock covered by this prospectus may be sold by selling stockholders in private transactions or under Rule 144 under the Securities Act rather than pursuant to this prospectus.

        If the selling stockholders use an underwriter or underwriters for any offering, we will name them, and set forth the terms of the offering, in a prospectus supplement pertaining to such offering and, except to the extent otherwise set forth in such prospectus supplement, the selling stockholders will agree in an underwriting agreement to sell to the underwriter(s), and the underwriter(s) will agree to purchase from the selling stockholders, the number of shares of Class A Common Stock set forth in such prospectus supplement. Any such underwriter(s) may offer the shares of Class A Common Stock from time to time for sale in one or more transactions on the NASDAQ, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The underwriter(s) may also propose initially to offer the shares of Class A Common Stock to the public at a fixed public offering price set forth on the cover page of the applicable prospectus supplement. We will file a post-effective amendment to the registration statement of which this prospectus is a part to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        If the selling stockholders effect such transactions by selling shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares for whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares in the course of hedging in positions they assume. The selling stockholders may also sell shares short and deliver shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares to broker-dealers that in turn may sell such shares.

        The selling stockholders and any broker-dealer participating in the distribution of the shares of Class A Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. Any such broker-dealer will be named as an underwriter in a prospectus supplement or post-effective amendment to the registration statement, of which this prospectus is a part, and any discounts and commissions to be paid to any such broker-dealer will be disclosed therein. At the time a particular offering of the shares of Class A Common Stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of Class A Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

        Under the securities laws of some states, the shares of Class A Common Stock may be sold in such states only through registered or licensed brokers or dealers.

        There can be no assurance that any selling stockholders will sell any or all of the shares of Class A Common Stock covered by this prospectus.

        The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act of 1934, as amended (the "Exchange Act"), which may limit the timing of purchases and sales of any of the shares of Class A Common Stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Class A Common Stock to engage in market-making activities with respect to the shares of Class A Common Stock. All of the foregoing may affect the marketability of the shares of Class A Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Class A Common Stock.

        We will not receive any cash proceeds from our issuance of shares of Class A Common Stock to the selling stockholders or the sale by the selling stockholders of our shares of Class A Common Stock pursuant to this prospectus. Each selling stockholder will bear the cost of any underwriting discounts and selling commissions related to their respective offering and sale of shares of Class A Common Stock pursuant to this prospectus. We may be required to indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the Registration Rights Agreement, or the selling stockholders will be entitled to contribution. We, our affiliates and our respective directors, officers, employees, agents and control persons may be indemnified by the selling stockholders against liabilities that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the Registration Rights Agreement, or we or they may be entitled to contribution.

LEGAL MATTERS

        The validity of the shares of Class A Common Stock offered by this prospectus will be passed upon for us by Milbank, Tweed, Hadley & McCloy LLP, Los Angeles, California.

EXPERTS

        The consolidated financial statements of Red Rock Resorts, Inc. at December 31, 2015 and 2014, and for each of the three years in the period ended December 31, 2015, appearing in this prospectus and registration statement have been audited by Ernst and Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        A copy of the registration statement that relates to this Offering of our Class A Common Stock, including the exhibits and the financial statements and notes filed as a part of the registration statement, may be inspected without charge at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC upon the payment of fees prescribed by it. You may call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference facilities. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with it.

        We maintain a website at www.sclv.com. You may access our reports, proxy statements and other information free of charge at this website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information on or accessible through our website does not constitute part of, and is not incorporated by reference into, this prospectus.

RED ROCK RESORTS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share data)

	June 30, 2016	December 31, 2015
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$251,410	$116,426
Receivables, net	33,439	35,505
Inventories	10,133	10,329
Prepaid gaming tax	22,590	19,504
Prepaid expenses and other current assets	11,656	8,865
Assets held for sale	21,020	21,020
Current assets of discontinued operations	—	197

Total current assets	350,248	211,846
Property and equipment, net of accumulated depreciation of $517,742 and $478,874 at June 30, 2016 and December 31, 2015, respectively	2,141,458	2,140,660
Goodwill	195,676	195,676
Intangible assets, net of accumulated amortization of $77,815 and $68,648 at June 30, 2016 and December 31, 2015, respectively	140,830	149,997
Land held for development	163,700	163,700
Investments in joint ventures	10,931	13,991
Native American development costs	12,974	11,908
Deferred tax asset, net	26,776	—
Related party note receivable	—	17,568
Other assets, net	70,117	26,765

Total assets	$3,112,710	$2,932,111

LIABILITIES AND STOCKHOLDERS'/MEMBERS' EQUITY
Current liabilities:
Accounts payable	$23,696	$24,258
Accrued interest payable	17,176	13,413
Income tax payable	3,703	—
Other accrued liabilities	136,844	132,199
Current portion of long-term debt	62,579	88,937
Current liabilities of discontinued operations	—	113

Total current liabilities	243,998	258,920
Long-term debt, less current portion	2,248,707	2,066,260
Deficit investment in joint venture	2,255	2,255
Interest rate swaps and other long-term liabilities	6,964	30,967
Payable to related parties pursuant to tax receivable agreement	44,475	—

Total liabilities	2,546,399	2,358,402

Commitments and contingencies (Note 15)
Stockholders'/members' equity:
Preferred stock, par value $0.01 per share, 100,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, par value $0.01 per share, 500,000,000 shares authorized; 41,448,530 shares issued and outstanding at June 30, 2016	414	—
Class B common stock, par value $0.00001 per share, 100,000,000 shares authorized; 74,426,594 shares issued and outstanding at June 30, 2016	1	—
Additional paid-in capital	187,740	—
Members' equity	—	558,227
Accumulated deficit	(359)	—
Accumulated other comprehensive loss	(3,207)	(5,303)

Total Red Rock stockholders'/members' equity	184,589	552,924
Noncontrolling interest	381,722	20,785

Total stockholders'/members' equity	566,311	573,709

Total liabilities and stockholders'/members' equity	$3,112,710	$2,932,111

The accompanying notes are an integral part of these condensed consolidated financial statements.

RED ROCK RESORTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(amounts in thousands, except share data, unaudited)

	Six Months Ended June 30,
	2016	2015
Operating revenues:
Casino	$473,567	$463,737
Food and beverage	133,028	128,086
Room	67,363	62,646
Other	34,887	35,822
Management fees	54,104	40,975

Gross revenues	762,949	731,266
Promotional allowances	(52,216)	(50,679)

Net revenues	710,733	680,587

Operating costs and expenses:
Casino	176,407	172,178
Food and beverage	87,025	81,754
Room	24,278	23,090
Other	12,027	13,038
Selling, general and administrative	155,242	168,618
Preopening	721	414
Depreciation and amortization	77,863	71,003
Asset impairment	—	2,001
Write-downs and other charges, net	13,334	2,393

	546,897	534,489

Operating income	163,836	146,098
Earnings from joint ventures	1,040	817

Operating income and earnings from joint ventures	164,876	146,915

Other (expense) income:
Interest expense, net	(69,146)	(72,977)
Loss on extinguishment/modification of debt	(7,084)	(90)
Change in fair value of derivative instruments	87	(4)

	(76,143)	(73,071)

Income before income tax	88,733	73,844
Provision for income tax	(7,502)	—

Income from continuing operations	81,231	73,844
Discontinued operations	—	(165)

Net income	81,231	73,679
Less: net income attributable to noncontrolling interests	17,939	3,782

Net income attributable to Red Rock	$63,292	$69,897

Earnings per common share (Note 14):
Basic	$0.33	$0.77
Diluted	$0.33	$0.77
Weighted average common shares outstanding:
Basic	19,960	9,888
Diluted	20,041	9,888

The accompanying notes are an integral part of these condensed consolidated financial statements.

RED ROCK RESORTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(amounts in thousands, unaudited)

	Six Months Ended June 30,
	2016	2015
Net income	$81,231	$73,679
Other comprehensive (loss) income, net of tax:
Unrealized (loss) gain on interest rate swaps:
Unrealized loss arising during period	(6,494)	(4,788)
Reclassification of unrealized loss into income	1,238	6,165

Unrealized (loss) gain on interest rate swaps, net	(5,256)	1,377

Unrealized gain on available-for-sale securities:
Unrealized gain (loss) arising during period	38	(78)
Reclassification of other-than-temporary impairment of available-for-sale securities into operations	—	201

Unrealized gain on available-for-sale securities, net	38	123

Other comprehensive (loss) income, net of tax	(5,218)	1,500

Comprehensive income	76,013	75,179
Less: comprehensive income attributable to noncontrolling interests	14,400	3,782

Comprehensive income attributable to Red Rock	$61,613	$71,397

The accompanying notes are an integral part of these condensed consolidated financial statements.

RED ROCK RESORTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands, unaudited)

	Six Months Ended June 30,
	2016	2015
Cash flows from operating activities:
Net income	$81,231	$73,679
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	77,863	71,003
Change in fair value of derivative instruments	(87)	4
Reclassification of unrealized loss on derivative instruments into income	1,601	6,165
Write-downs and other charges, net	1,108	336
Asset impairment	—	2,001
Amortization of debt discount and debt issuance costs	9,115	9,357
Interest-paid in kind	2,130	2,101
Share-based compensation	4,301	12,858
Settlement of liability-classified equity awards	(18,739)	—
Earnings from joint ventures	(1,040)	(817)
Distributions from joint ventures	589	903
Loss on extinguishment/modification of debt	7,084	90
Changes in assets and liabilities:
Receivables, net	898	4,826
Interest on related party notes receivable	(247)	(383)
Inventories and prepaid expenses	(5,802)	(5,731)
Deferred income tax	3,799	—
Accounts payable	(111)	425
Accrued interest payable	4,338	(926)
Income tax payable	3,703	—
Other accrued liabilities	(6,775)	1,780
Other, net	1,023	488

Net cash provided by operating activities	165,982	178,159

Cash flows from investing activities:
Capital expenditures, net of related payables	(87,633)	(51,168)
Proceeds from asset sales	8,318	8,209
Proceeds from repayment of related party notes receivable	18,330	—
Deposit for business acquisition	(20,002)	—
Distributions in excess of earnings from joint ventures	476	484
Native American development costs	(933)	(1,219)
Other, net	(1,312)	(1,969)

Net cash used in investing activities	(82,756)	(45,663)

The accompanying notes are an integral part of these condensed consolidated financial statements.

RED ROCK RESORTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(amounts in thousands, unaudited)

	Six Months Ended June 30,
	2016	2015
Cash flows from financing activities:
Proceeds from issuance of Class A common stock sold in initial public offering, net of underwriting discount and offering costs	531,949	—
Purchase of LLC Units from existing owners—deemed distribution	(112,474)	—
Purchase of Fertitta Entertainment—deemed distribution	(389,054)	—
Borrowings under credit agreement with original maturity dates greater than three months	1,717,500	3,000
(Payments) borrowings under credit agreements with original maturity dates of three months or less, net	(53,900)	22,000
Payments under credit agreements with original maturity dates greater than three months	(1,468,613)	(71,504)
Distributions to members and noncontrolling interests	(100,537)	(82,314)
Payment of debt issuance costs	(36,778)	(446)
Payments on derivative instruments with other-than-insignificant financing elements	(10,831)	(5,040)
Payment of note payable	(6,000)	—
Payments on other debt	(21,216)	(1,707)
Other, net	1,515	(1,781)

Net cash provided by (used in) financing activities	51,561	(137,792)

Cash and cash equivalents (including cash and cash equivalents of discontinued operations):
Increase (decrease) in cash and cash equivalents	134,787	(5,296)
Balance, beginning of period	116,623	123,316

Balance, end of period	$251,410	$118,020

Supplemental cash flow disclosures:
Cash paid for interest	$55,545	$61,480
Non-cash investing and financing activities:
Capital expenditures incurred but not yet paid	$27,855	$15,291
Proceeds from asset sales included in accounts receivable	$—	$12,482

The accompanying notes are an integral part of these condensed consolidated financial statements.

RED ROCK RESORTS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1. Organization and Basis of Presentation

  Organization

        Red Rock Resorts, Inc. ("Red Rock," or the "Company") was formed as a Delaware corporation in September 2015 to manage and own an indirect equity interest in Station Casinos LLC ("Station LLC"). Station LLC, a Nevada limited liability company, is a gaming, development and management company that owns and operates ten major hotel/casino properties and ten smaller casino properties (three of which are 50% owned) in the Las Vegas regional market. Station LLC also manages a casino in Sonoma County, California and a casino in Allegan County, Michigan, both on behalf of Native American tribes. The Company holds its indirect equity interest in Station LLC through its ownership interest in Station Holdco LLC ("Station Holdco"), which holds all of the economic interests in Station LLC. The Company is a subchapter C corporation subject to federal income taxes and state income taxes in California and Michigan.

        In May 2016, the Company completed its initial public offering ("IPO") of approximately 29.5 million shares of Class A common stock, $0.01 par value per share ("Class A common stock"), at an offering price to the public of $19.50 per share. The Company received net proceeds from the IPO of approximately $541.0 million, which was used to purchase newly issued limited liability company interests in Station Holdco ("LLC Units") and outstanding LLC Units from existing members of Station Holdco. Station Holdco used the proceeds from the newly issued LLC Units to pay the majority of the purchase price of Fertitta Entertainment LLC ("Fertitta Entertainment"). See Note 2 for additional detail about the IPO and the related reorganization transactions. The reorganization transactions related to the IPO are referred to herein as the "Reorganization Transactions."

  Basis of Presentation

        The accompanying condensed consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States ("GAAP") have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures are adequate to make the information presented not misleading. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary for a fair presentation of the results for the interim periods have been made. The interim results reflected in these condensed consolidated financial statements are not necessarily indicative of results to be expected for the full fiscal year. These financial statements should be read in conjunction with the Company's audited consolidated financial statements and related notes for the year ended December 31, 2015. Station Holdco, as consolidated with Fertitta Entertainment, is the Company's predecessor for accounting purposes. Certain amounts in the condensed consolidated financial statements for the prior year have been reclassified to be consistent with the current year presentation. These reclassifications had no effect on the previously reported net income.

  Principles of Consolidation

        In connection with the IPO and Reorganization Transactions, the Company obtained an economic interest of approximately 36% in Station Holdco, 100% of the voting interest in Station LLC and 100% of the voting power in Station Holdco, subject to certain limited exceptions, and was designated as the

RED ROCK RESORTS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

1. Organization and Basis of Presentation (Continued)

sole managing member of both Station Holdco and Station LLC. The Company controls and operates all of the business and affairs of Station LLC. The Company's condensed consolidated financial statements reflect the consolidation of Station Holdco, Station LLC and its consolidated subsidiaries, including the retrospective consolidation of Fertitta Entertainment, for all periods presented. The financial position and results of operations attributable to the Station Holdco equity holders other than Red Rock are reported within noncontrolling interest in the condensed consolidated financial statements. The condensed consolidated financial statements also include the accounts of MPM Enterprises, LLC ("MPM"), which is a 50% owned, consolidated variable interest entity ("VIE") that manages Gun Lake Casino. The financial position and results of operations attributable to third party holdings of MPM are reported within noncontrolling interest in the condensed consolidated financial statements. All significant intercompany accounts and transactions have been eliminated.

  Investments in Variable Interest Entities and Joint Ventures

        The Company consolidates MPM because it directs the activities of MPM that most significantly impact MPM's economic performance and has the right to receive benefits and the obligation to absorb losses that are significant to MPM, and as such, is MPM's primary beneficiary. The assets of MPM reflected in the Company's Condensed Consolidated Balance Sheets at June 30, 2016 and December 31, 2015 included intangible assets of $16.6 million and $21.7 million, respectively, and receivables of $2.9 million and $3.4 million, respectively. MPM's assets may be used only to settle MPM's obligations, and MPM's beneficial interest holders have no recourse to the general credit of the Company.

        The Company has various investments in 50% owned joint ventures which are accounted for using the equity method, including three 50% owned smaller casino properties. Equity method investments at June 30, 2016 and December 31, 2015 also included $2.9 million and $6.3 million, respectively, of investments in certain restaurants at the Company's properties which are considered to be VIEs, of which the Company is not the primary beneficiary. In January 2016, one of these restaurants closed and the joint venture ended. The Company's equity method investments are not, in the aggregate, material in relation to its financial position or results of operations.

  Use of Estimates

        The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported and disclosed in the financial statements and the accompanying notes. Significant estimates incorporated into the Company's condensed consolidated financial statements include the estimated useful lives of depreciable and amortizable assets, the estimated cash flows and other factors used in assessing the recoverability of goodwill, intangible assets and other long-lived assets, the estimated fair values of certain assets related to write-downs and impairments, the assumptions used in computing the grant date fair value of share-based compensation, the estimated forecast and other factors used in the recognition and measurement of estimated tax provisions and the evaluation of deferred tax assets, the estimated liabilities due under the Company's tax receivable agreement (see Notes 3, 12 and 13), the estimated reserve for self-insured claims, the estimated costs associated with the Company's player rewards program and the estimated liabilities related to litigation, claims and assessments. Actual results could differ from those estimates.

RED ROCK RESORTS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

1. Organization and Basis of Presentation (Continued)

  Discontinued Operations

        During the fourth quarter of 2014, Station LLC's majority-owned consolidated subsidiary, Fertitta Interactive LLC ("Fertitta Interactive"), ceased operations. Fertitta Interactive previously operated online gaming in New Jersey and online poker in Nevada under the Ultimate Gaming and Ultimate Poker brands, respectively. The results of operations of Fertitta Interactive were reported in discontinued operations in the Condensed Consolidated Statements of Income for the six months ended June 30, 2015, and the assets and liabilities of Fertitta Interactive were reported separately in the Condensed Consolidated Balance Sheet as of December 31, 2015. The Condensed Consolidated Statement of Cash Flows for the six months ended June 30, 2015 has not been adjusted for discontinued operations.

2. Reorganization of Corporate Structure

        In connection with the IPO and the reorganization of its corporate structure, the Company:

  •
  Amended and restated its certificate of incorporation (as amended and restated, the "Certificate of Incorporation") to provide for Class A common stock and Class B common stock, par value of $0.00001 per share (the "Class B common stock");

  •
  Amended and restated the limited liability company agreements of both Station LLC and Station Holdco to, among other things, designate the Company as the sole managing member of Station LLC and Station Holdco;

  •
  Issued for nominal consideration one share of Class B common stock to LLC Unit holders for each LLC Unit held for an aggregate issuance of 80,562,666 shares of Class B common stock;

  •
  Issued 29,511,828 shares of Class A common stock and received proceeds of approximately $541.0 million, which is net of underwriting discount, and paid $4.9 million of offering costs;

  •
  Issued 10,137,209 shares of Class A common stock in connection with the merger of certain entities that owned LLC Units (the "Merging Blockers" and such transactions, the "Blocker Mergers"), of which 222,959 shares were withheld to pay withholding tax obligations of $4.1 million with respect to certain members of such Merging Blockers;

  •
  Issued, pursuant to the Red Rock Resorts, Inc. 2016 Equity Incentive Plan, 189,568 restricted shares of Class A Common Stock and options to purchase 1,687,205 shares of Class A Common Stock to certain of the Company's executive officers, employees and members of its board of directors, and issued 1,832,884 restricted shares of Class A Common Stock to current and former employees of Station LLC in substitution for profit units issued by Station Holdco that were held by such current and former employees;

  •
  Purchased 6,136,072 LLC Units from certain existing owners using approximately $112.5 million of the net proceeds from the IPO at a price of $18.33 per unit, which was the price paid by the underwriters to the Company for Class A Common Stock in the IPO, and retired an equal number of shares of Class B Common Stock;

  •
  Acquired newly issued LLC Units using approximately $424.4 million of the net proceeds from the IPO;

RED ROCK RESORTS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

2. Reorganization of Corporate Structure (Continued)

  •
  Entered into an exchange agreement (the "Exchange Agreement") with the LLC Unit holders pursuant to which they are entitled at any time to exchange LLC Units, together with an equal number of shares of Class B Common Stock, for shares of Class A Common Stock on a one-for-one basis or for cash, at the Company's election; and

  •
  Entered into a tax receivable agreement (the "Tax Receivable Agreement") with the LLC Unit holders, as described in "Certain Relationships and Related Party Transactions—tax receivable agreement", that requires the Company to pay 85% of the amount of benefits it realizes as a result of (i) increases in tax basis resulting from the Company's purchase or exchange of LLC Units and (ii) certain other tax benefits related to the tax receivable agreement, including tax benefits attributable to payments that the Company is required to make under the tax receivable agreement itself.

Acquisition of Fertitta Entertainment

        In May 2016, Station Holdco contributed $419.5 million of the proceeds from its newly issued LLC Units to Station LLC which used the proceeds, along with additional borrowings under its $350.0 million revolving credit facility, to acquire all of the outstanding membership interests of Fertitta Entertainment (the "Fertitta Entertainment Acquisition") for $460.0 million, which included $51.0 million paid in satisfaction of Fertitta Entertainment's term loan and revolving credit facility on the closing date, $18.7 million paid to settle Fertitta Entertainment's liability-classified equity awards, and assumed liabilities of $1.3 million.

        Prior to the Fertitta Entertainment Acquisition, Station LLC had long-term management agreements with affiliates of Fertitta Entertainment to manage its properties. In connection with the Fertitta Entertainment Acquisition, the management agreements were terminated (other than with respect to the Wild Wild West property) and Station LLC entered into new employment agreements with its executive officers and other individuals who were employed by Fertitta Entertainment prior to the completion of the Fertitta Entertainment Acquisition.

        Prior to the Fertitta Entertainment Acquisition, Station Holdco, Station LLC and Fertitta Entertainment were controlled by Frank J. Fertitta III, the Company's Chairman and Chief Executive Officer, and Lorenzo J. Fertitta, a member of the Company's board of directors, who collectively held a majority of the voting and economic interests in these entities. The Fertitta Entertainment Acquisition constituted an acquisition of an entity under common control and was accounted for at historical cost in a manner similar to a pooling of interests, which required the Company to recognize a deemed distribution of approximately $389.6 million to equity holders of Fertitta Entertainment. The condensed consolidated financial statements presented herein include the consolidation of the accounts of Fertitta Entertainment for all periods presented.

  LLC Unit Purchases From Existing Owners

        The Company's $112.5 million purchase of LLC Units from existing owners included $44.6 million paid to entities controlled by brothers Frank J. Fertitta III and Lorenzo J. Fertitta and $55.7 million paid to German American Capital Corporation, one of Station Holdco's significant owners prior to the IPO and an affiliate of Deutsche Bank Securities Inc., an underwriter of the IPO, and a lender under Station LLC's bank credit facility.

RED ROCK RESORTS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

3. Significant Accounting Policies

        Except as summarized below, there have been no changes to the Company's significant accounting policies described in the Company's audited consolidated financial statements and related notes for the year ended December 31, 2015 included in the Prospectus.

  Income Taxes

        Following the IPO, Station Holdco continues to operate as a partnership for federal, state and local tax reporting. Station Holdco holds 100% of the economic interests in Station LLC. The members of Station Holdco are liable for any income taxes resulting from their share of income allocated to them by Station Holdco as a pass-through entity. Red Rock is taxed as a corporation and will pay corporate federal, state and local taxes on its share of income allocated to it by Station Holdco.

        The Company recognizes deferred tax assets and liabilities based on the differences between the book value of assets and liabilities for financial reporting purposes and those amounts applicable for income tax purposes. Deferred tax assets represent future tax deductions or credits. Realization of the deferred tax assets ultimately depends on the existence of sufficient taxable income of the appropriate character in either the carryback or carryforward period.

        Each quarter, the Company analyzes the likelihood that its deferred tax assets will be realized. A valuation allowance is recorded if, based on the weight of all available positive and negative evidence, it is more-likely-than-not (a likelihood of more than 50%) that some portion, or all, of a deferred tax asset will not be realized. On an annual basis, the Company performs a comprehensive analysis of all forms of positive and negative evidence based on year end results. During each interim period, the Company updates its annual analysis for significant changes in the positive and negative evidence. The Company has determined that a portion of its deferred tax assets do not meet the "more likely than not" threshold required under the accounting standard and as a result, has provided a valuation allowance on its net deferred tax assets.

        The Company records uncertain tax positions on the basis of a two-step process in which (1) the Company determines whether it is more-likely-than-not the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions meeting the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50% likely to be realized upon ultimate settlement with the related tax authority.

        The Company determined that no liability for unrecognized tax benefits for uncertain tax positions was required to be recorded at June 30, 2016. In addition, the Company does not believe that it has any tax positions for which it is reasonably possible that it will be required to record a significant liability for unrecognized tax benefits within the next twelve months.

        Interest and penalties related to income taxes are included in the Company's income tax provision. The Company has incurred no interest or penalties related to income taxes in any of the periods presented.

  Tax Receivable Agreement with Related Parties

        In connection with the IPO, the Company entered into the Tax Receivable Agreement with certain pre-IPO owners of Station Holdco. In the event that such parties exchange any or all of their LLC

RED ROCK RESORTS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

3. Significant Accounting Policies (Continued)

Units for Class A common stock, the Tax Receivable Agreement requires the Company to make payments to such holders for 85% of the tax benefits realized by the Company by such exchange. The annual tax benefits are computed by calculating the income taxes due, including such tax benefits, and the income taxes due without such benefits. At June 30, 2016, the Company's liability under the Tax Receivable Agreement was $44.5 million.

        The timing and amount of aggregate payments due under the Tax Receivable Agreement may vary based on a number of factors, including the amount and timing of the taxable income the Company generates each year and the tax rate then applicable. The payment obligations under the Tax Receivable Agreement are Red Rock's obligations and are not obligations of Station Holdco or Station LLC. Payments are generally due within a specified period of time following the filing of the Company's annual tax return and interest on such payments will accrue from the original due date (without extensions) of the income tax return until the date paid. Payments not made within the required period after the filing of the income tax return generally accrue interest at a rate of LIBOR plus 5.00%.

        The Tax Receivable Agreement will remain in effect until all such tax benefits have been utilized or expired unless the Company exercises its right to terminate the Tax Receivable Agreement. The Tax Receivable Agreement will also terminate if the Company breaches its obligations under the Tax Receivable Agreement or upon certain mergers, asset sales or other forms of business combinations, or other changes of control. If the Company exercises its right to terminate the Tax Receivable Agreement, or if the Tax Receivable Agreement is terminated early in accordance with its terms, Red Rock's payment obligations would be accelerated based upon certain assumptions, including the assumption that the Company would have sufficient future taxable income to utilize such tax benefits.

  Earnings Per Share

        Basic earnings per share ("EPS") is computed by dividing net income attributable to Red Rock by the weighted average number of Class A shares outstanding during the period. Diluted EPS is computed by dividing net income attributable to Red Rock, including the impact of potentially dilutive securities, by the weighted average number of Class A shares outstanding during the period, including the number of Class A shares that would have been outstanding if the potentially dilutive securities had been issued. Potentially dilutive securities include the outstanding Class B common stock, outstanding stock options and unvested restricted stock. The Company uses the "if-converted" method to determine the potentially dilutive effect of its Class B common stock, and the treasury stock method to determine the potentially dilutive effect of outstanding stock options and unvested restricted stock.

  Recently Issued and Adopted Accounting Standards

        In March 2016, the Financial Accounting Standards Board ("FASB") issued amended accounting guidance that simplifies certain aspects of the accounting for share-based payments, including income taxes, classification of awards as either equity or liabilities and classification within the statement of cash flows. The Company adopted this guidance during the second quarter of 2016 and the adoption had no impact on its financial position or results of operations.

RED ROCK RESORTS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

3. Significant Accounting Policies (Continued)

        In February 2016, the FASB issued amended accounting guidance that changes the accounting for leases and requires expanded disclosures about leasing activities. Under the new guidance, lessees will be required to recognize a right-of-use asset and a lease liability, measured on a discounted basis, at the commencement date for all leases with terms greater than twelve months. Lessor accounting will remain largely unchanged, other than certain targeted improvements intended to align lessor accounting with the lessee accounting model and with the updated revenue recognition guidance issued in 2014. Lessees and lessors must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The amended guidance is effective for annual reporting periods (including interim periods within those periods) beginning after December 15, 2018 and early adoption is permitted. The Company is currently evaluating the impact this guidance will have on its financial position and results of operations.

        In November 2015, the FASB issued amended accounting guidance that eliminates the requirement to present deferred tax liabilities and assets as current and noncurrent in a classified balance sheet. Instead, all deferred tax assets and liabilities are required to be classified as noncurrent. The Company adopted this guidance during the second quarter of 2016 and the adoption had no impact on its financial position or results of operations.

        In September 2015, the FASB issued amended accounting guidance that simplifies the accounting for measurement-period adjustments in business combinations. The amended guidance requires an acquirer to record changes in depreciation, amortization, or other income effects, if any, as a result of changes to estimated amounts identified during the measurement period, in the reporting period in which the adjustments are identified, calculated as if the accounting had been completed at the acquisition date. The amended guidance also requires an entity to present separately on the face of the income statement or disclose in the notes the portion of the amount recorded in current-period earnings, by line item, that would have been recorded in previous reporting periods if the adjustment to the estimated amounts had been recognized as of the acquisition date. The Company adopted this guidance in the first quarter of 2016 and the adoption had no impact on its financial position or results of operations.

        In May 2014, the FASB issued a new accounting standard for revenue recognition which requires entities to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new standard supersedes the existing accounting guidance for revenue recognition, including industry-specific guidance, and amends certain accounting guidance for recognition of gains and losses on the transfer of non-financial assets. The new guidance is effective for annual reporting periods (including interim periods within those periods) beginning after December 15, 2017. Early adoption is permitted for annual reporting periods (including interim periods within those periods) beginning after December 15, 2016. Upon adoption, financial statement issuers may elect to apply the new standard either retrospectively to each prior reporting period presented, or using a modified retrospective approach by recognizing the cumulative effect of initial application and providing certain additional disclosures. The Company will adopt this guidance in the first quarter of 2018. The Company is currently evaluating the impact this guidance will have on its financial position and results of operations, and has not yet determined which adoption method it will elect.

RED ROCK RESORTS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

4. Noncontrolling Interest in Station Holdco

        Red Rock holds its indirect equity interest in Station LLC through its economic interest of approximately 36% in Station Holdco, which holds all of the economic interests in Station LLC. The Company was designated as the sole managing member of both Station Holdco and Station LLC, and controls and operates all of the business and affairs of Station Holdco and Station LLC. The Company consolidates the financial position and results of operations of Station LLC and its subsidiaries and Station Holdco, and presents the interests in Station Holdco not owned by Red Rock within noncontrolling interest in the condensed consolidated financial statements. Prior to the IPO, all membership interests in Station Holdco represented controlling interests. As a result of the IPO and Reorganization Transactions described in Note 2, on May 2, 2016, certain existing owners of Station Holdco became noncontrolling interest holders. At that date, the noncontrolling interest holders of Station Holdco owned approximately 67% of the outstanding LLC Units, with the remaining 33% owned by Red Rock. At June 30, 2016, the noncontrolling interest in Station Holdco had been reduced to approximately 64%, primarily due to Red Rock's purchase of additional LLC Units from existing owners with the proceeds from the exercise of the underwriters' overallotment option that was completed on May 18, 2016. Prospectively, noncontrolling interest will be adjusted to reflect the impact of any changes in Red Rock's ownership interest in Station Holdco. The ownership of the LLC Units at June 30, 2016 is summarized as follows:

	June 30, 2016
	Units	Ownership %
Noncontrolling interest holders' ownership of LLC Units (equal to outstanding Class B common stock)	74,426,594	64.4%
Red Rock's ownership of LLC Units (equal to outstanding Class A common stock, excluding unvested restricted shares)	41,110,670	35.6%

Total LLC Units	115,537,264	100.0%

        The Company uses monthly weighted average ownership percentages to calculate the pretax income attributable to Red Rock and the noncontrolling interest holders of Station Holdco.

  Distributions

        Station Holdco is a limited liability company treated as a partnership for income tax reporting. Federal, state and local taxes resulting from the income of Station Holdco are obligations of its members. Net profits and losses will generally be allocated to the members of Station Holdco (including the Company) in accordance with the number of LLC Units held by each member for tax reporting. The amended and restated operating agreement of Station Holdco provides for cash distributions to assist members (including the Company) in paying their income tax liabilities. Station Holdco paid distributions of $10.2 million to noncontrolling interest holders for the period from May 2, 2016 through June 30, 2016.

RED ROCK RESORTS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

5. Native American Development

        Following is information about the Company's Native American development activities.

  North Fork Rancheria of Mono Indian Tribe

        The Company has development and management agreements with the North Fork Rancheria of Mono Indians (the "Mono"), a federally recognized Native American tribe located near Fresno, California, which were originally entered into in 2003. In August 2014, the Mono and the Company entered into the Second Amended and Restated Development Agreement (the "Development Agreement") and the Second Amended and Restated Management Agreement (the "Management Agreement"). Pursuant to those agreements, the Company will assist the Mono in developing and operating a gaming and entertainment facility (the "North Fork Project") to be located in Madera County, California. The Company purchased a 305-acre parcel of land located on Highway 99 north of the city of Madera (the "North Fork Site"), which was taken into trust for the benefit of the Mono by the Department of the Interior ("DOI") in February 2013.

        As currently contemplated, the North Fork Project is expected to include approximately 2,000 slot machines, approximately 40 table games and several restaurants. Development of the North Fork Project is subject to certain governmental and regulatory approvals, including, but not limited to, approval of the Management Agreement by the Chairman of the National Indian Gaming Commission ("NIGC").

        Under the Development Agreement, the Company will receive a development fee of 4% of the costs of construction and the costs of development of the North Fork Project (both as defined in the Development Agreement). Under the terms of the Development Agreement, the Company has agreed to arrange the financing for the ongoing development costs and construction of the facility. The Company will contribute significant financial support to the North Fork Project. Through June 30, 2016, the Company has paid approximately $28.1 million of reimbursable advances to the Mono, primarily to complete the environmental impact study, secure the North Fork Site and pay the costs of litigation. The advances are expected to be repaid from the proceeds of third-party financing or from the Mono's gaming revenues; however, there can be no assurance that the advances will be repaid. The carrying amount of the advances was reduced to fair value upon the Company's adoption of fresh-start reporting in 2011. At June 30, 2016, the carrying amount of the advances was $13.0 million.

        The timing of this type of project is difficult to predict and is dependent upon the receipt of the necessary governmental and regulatory approvals. There can be no assurance as to when, or if, these approvals will be obtained. The Company currently estimates that construction of the facility may begin in the next 36 to 48 months and estimates that the facility would be completed and opened for business approximately 18 months after construction begins. There can be no assurance, however, that the North Fork Project will be completed and opened within this time frame or at all. The Company expects to assist the Mono in obtaining third-party financing for the North Fork Project once all necessary regulatory approvals have been received and prior to commencement of construction; however, there can be no assurance that the Company will be able to obtain such financing for the North Fork Project on acceptable terms or at all.

RED ROCK RESORTS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

5. Native American Development (Continued)

        The Company has evaluated the likelihood that the North Fork Project will be successfully completed and opened, and has concluded that the likelihood of successful completion is in the range of 65% to 75% at June 30, 2016. The Company's evaluation is based on its consideration of all available positive and negative evidence about the status of the North Fork Project, including, but not limited to, the status of required regulatory approvals, as well as the progress being made toward the achievement of all milestones and the successful resolution of all contingencies. There can be no assurance that the North Fork Project will be successfully completed or that future events and circumstances will not change the Company's estimates of the timing, scope, and potential for successful completion or that any such changes will not be material. In addition, there can be no assurance that the Company will recover all of its investment in the North Fork Project even if it is successfully completed and opened for business.

        The following table outlines the Company's evaluation at June 30, 2016 of each of the critical milestones necessary to complete the North Fork Project.

As of June 30, 2016
Federally recognized as an Indian tribe by the Bureau of Indian Affairs ("BIA")	Yes
Date of recognition	Federal recognition was terminated in 1961 and restored in 1983.
Tribe has possession of or access to usable land upon which the project is to be built	The DOI accepted approximately 305 acres of land for the project into trust for the benefit of the Mono in February 2013.
Status of obtaining regulatory and governmental approvals:
Tribal-state compact

A compact was negotiated and signed by the Governor of California and the Mono in August 2012. The Compact was ratified by the California State Assembly and Senate in May 2013 and June 2013, respectively. Opponents of the North Fork Project qualified a referendum, "Proposition 48," for a state-wide ballot challenging the legislature's ratification of the Compact. In November 2014, Proposition 48 failed. The State took the position that the failure of Proposition 48 nullified the ratification of the Compact and, therefore, the Compact did not take effect under California law. In March 2015, the Mono filed suit against the State (see North Fork Rancheria of Mono Indians v. State of California) to obtain a compact with the State or procedures from the Assistant Secretary of the Interior for Indian Affairs under which Class III gaming may be conducted on the North Fork Site. In November 2015, the district court issued its order granting judgment in favor of the Mono and ordering the parties to conclude a compact within 60 days. The parties were unable to conclude a compact and the court ordered mediation. In February 2016, the mediation was conducted and the mediator issued her decision selecting the Mono's compact as the compact that best

RED ROCK RESORTS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

5. Native American Development (Continued)

As of June 30, 2016
comports with the law and the orders from the district court. The State had 60 days in which to consent to the selected compact. The State failed to consent to the selected compact and in April 2016, it was submitted to the Secretary of the Interior for the adoption of procedures consistent with the selected compact to allow the Mono to conduct Class III gaming at the North Fork Site. On July 29, 2016, the DOI issued Secretarial procedures (the "Secretarial Procedures") pursuant to which the Mono may conduct Class III gaming on the North Fork Site.
Approval of gaming compact by DOI

The Compact was submitted to the DOI in July 2013. In October 2013, notice of the Compact taking effect was published in the Federal Register. The Secretarial Procedures supersede and replace the Compact.

Record of decision regarding environmental impact published by BIA

In November 2012, the record of decision for the Environmental Impact Statement for the North Fork Project was issued by the BIA. In December 2012, the Notice of Intent to take land into trust was published in the Federal Register.

BIA accepting usable land into trust on behalf of the tribe	The North Fork Site was accepted into trust in February 2013.
Approval of management agreement by NIGC

In December 2015, the Mono submitted the Management Agreement, and certain related documents, to the NIGC. On July 25, 2016, the Mono received a deficiency letter from the NIGC seeking additional information concerning the Management Agreement. Approval of the Management Agreement by the NIGC is expected to occur following the Mono's response to the deficiency letter. The Company believes the Management Agreement will be approved because the terms and conditions thereof are consistent with the provisions of the Indian Gaming Regulatory Act.

Gaming licenses:
Type

Current plans for the North Fork Project include the operation of Class II and Class III gaming, which are allowed pursuant to the terms of the Secretarial Procedures and IGRA, following approval of the Management Agreement by the NIGC.

Number of gaming devices allowed	The Secretarial Procedures allow for the operation of a maximum of 2,000 Class III slot machines at the facility during the first two years of operation and thereafter up to 2,500 Class III slot

RED ROCK RESORTS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

5. Native American Development (Continued)

As of June 30, 2016
machines. There is no limit on the number of Class II gaming devices that the Mono can offer.
Agreements with local authorities

The Mono has entered into memoranda of understanding with the City of Madera, the County of Madera and the Madera Irrigation District under which the Mono agreed to pay one-time and recurring mitigation contributions, subject to certain contingencies.

        Following is a discussion of legal matters related to the North Fork Project.

        Stand Up For California! v. Dept. of the Interior.    In December 2012, Stand Up for California!, several individuals and the Ministerial Association of Madera (collectively, the "Stand Up" plaintiffs) filed a complaint against the DOI, the BIA and the Secretary of Interior and Assistant Secretary of the Interior, in their official capacities, seeking to overturn the Secretary's determination to take the North Fork Site into trust for the purposes of gaming (the "North Fork Determination") and seeking declaratory and injunctive relief to prevent the United States from taking the North Fork Site into trust. The Mono filed a motion to intervene as a party to the lawsuit, which was granted. In January 2013, the Court denied the Stand Up plaintiffs' Motion for Preliminary Injunction and the United States accepted the North Fork Site into trust for the benefit of the Mono in February 2013. In June 2013, the court granted the Stand Up plaintiffs leave to amend their complaint to add a claim alleging that the federal defendants failed to comply with the requirements of the Clean Air Act, and the Stand Up plaintiffs subsequently filed an amended Complaint for Declaratory and Injunctive Relief challenging the validity of the Compact and alleging that the North Fork Site should be taken out of trust because the purposes for which it was taken into trust are no longer valid. The parties' motions for summary judgment, oppositions to motions for summary judgment and responses were all filed by April 2015. The parties are currently awaiting a hearing date for oral argument or a decision on the pleadings. In June 2016, the Picayune Rancheria of Chukchansi Indians ("Picayune") filed a motion for supplemental briefing on the issue of the impact of the potential issuance of secretarial procedures. The DOI and the Mono filed responsive briefs indicating that such briefing was premature. The court has not ruled on Picayune's motion.

        Stand Up For California! v. Brown.    In March 2013, Stand Up for California! and Barbara Leach, a local resident, filed a complaint for declaratory relief and petition for writ of mandate in California Superior Court for the County of Madera against California Governor Edmund G. Brown, Jr., alleging that Governor Brown violated the California constitutional separation-of-powers doctrine when he concurred in the North Fork Determination. The complaint sought to vacate and set aside the Governor's concurrence. Plaintiffs' complaint was subsequently amended to include a challenge to the constitutionality of AB 277. The Mono intervened as a defendant in the lawsuit and both the State and the Mono filed demurrers to plaintiffs' complaint. In March 2014, the court issued its Judgment of Dismissal dismissing plaintiffs' amended complaint. In September 2014, plaintiffs filed their opening appellate brief appealing the Judgment of Dismissal. The State and the Mono subsequently filed their responsive briefs and the plaintiffs filed their reply brief in January 2015. Oral arguments were heard on July 26, 2016. Prior to the court's issuing its Judgment of Dismissal, the Mono filed a Cross-Complaint against the State alleging that Proposition 48 was invalid and unenforceable to the extent that it purports to invalidate the legislative ratification of the Compact. The State and the plaintiffs

RED ROCK RESORTS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

5. Native American Development (Continued)

filed demurrers seeking to dismiss the Cross-Complaint. In June 2014, the court sustained the plaintiffs' and the State's demurrers and dismissed the Mono's Cross-Complaint. The Mono timely filed their notice of appeal for dismissal of the Cross-Complaint and in June 2015, filed their opening appellate brief. In September 2015, plaintiffs and the State filed their responsive briefs and in November 2015 the Mono filed its reply brief. In May 2016, the parties stipulated to the dismissal of the Mono's appeal.

        North Fork Rancheria of Mono Indians v. State of California.    In March 2015, the Mono filed a complaint against the State alleging that the State violated 25 U.S.C. Section 2710(d)(7) et. seq. by failing to negotiate with the Mono in good faith to enter into a tribal-state compact governing Class III gaming on the Mono's Indian lands. The compliant sought a declaration that the State failed to negotiate in good faith to enter into an enforceable tribal-state compact and an order directing the State to conclude an enforceable tribal-state compact within 60 days or submit to mediation. The State filed its answer to the Mono's complaint in May 2015. The Mono's motion for judgment on the pleadings was filed in August 2015 and the State's opposition and cross motion for judgment on the pleadings was filed in September 2015. The Mono's reply and the State's reply brief were filed in October 2015. In November 2015, the district court issued its order granting judgment in favor of the Mono and ordering the parties to conclude a compact within 60 days. The parties were unable to conclude a compact within such period and on January 13, 2016 the district court filed its Order to Show Cause as to why the court should not order the parties to submit to mediation. On January 26, 2016, the court filed its order confirming the selection of a mediator and requiring the parties to submit their last, best offers for a compact to the mediator within ten days. In February 2016, the mediation was conducted and the mediator issued her decision selecting the Mono's compact as the compact that best comports with the law and the orders from the district court. The State had 60 days in which to consent to the selected compact. The State failed to consent to the selected compact and in April 2016, the selected compact was submitted to the Secretary of the Interior for the adoption of procedures consistent with the terms of the selected compact to allow the Mono to conduct Class III gaming at the North Fork Site. In March 2016, Picayune filed a motion to intervene in the lawsuit. In April 2016, the Mono and the State filed briefs opposing the intervention. In June 2016, the court denied Picayune's motion to intervene, but requested briefing on issues raised by Picayune and allowed Picayune to file a brief as an amicus curiae. The Mono, State and Picayune filed briefs and reply briefs on July 15 and 22, respectively. On July 29, 2016, the DOI issued the Secretarial Procedures.

        Picayune Rancheria of Chukchansi Indians v. Brown.    In March 2016, the Picayune Rancheria filed a complaint for declaratory relief and petition for writ of mandate in California Superior Court for the County of Madera against California Governor Edmund G. Brown, Jr., alleging that Governor Brown violated the California constitutional separation-of-powers doctrine when he concurred in the North Fork Determination. The complaint seeks to vacate and set aside the Governor's concurrence. In May 2016, the Mono filed an ex-parte application to intervene in this case. On July 8, 2016, the court granted the Mono's application to intervene and the Mono filed a demurrer seeking to dismiss the case. Picayune's brief opposing the demurrer is scheduled to be filed on September 5, 2016, the Mono's reply brief is scheduled to be filed on October 3, 2016, and a hearing has been scheduled for October 27, 2016.

        Picayune Rancheria of Chukchansi Indians v. United States Department of Interior.    On July 1, 2016, Picayune filed a complaint in the United States District Court for the Eastern District of California for

RED ROCK RESORTS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

5. Native American Development (Continued)

declaratory and injunctive relief against the DOI. The complaint seeks a declaration that the North Fork Site does not come under one of the exceptions to the general prohibition against gaming on lands taken into trust after October 1988 set forth in IGRA and therefore is not eligible for gaming. It also seeks a declaration that the North Fork Determination has expired because the legislature never ratified Governor Brown's concurrence, and seeks injunctive relief prohibiting the DOI from taking any action under IGRA concerning the North Fork Site. The Mono intends to file a petition to intervene in this case.

6. Long-term Debt

        Long-term debt consisted of the following indebtedness of Station LLC (amounts in thousands):

	June 30, 2016	December 31, 2015
$1.5 billion Term Loan B Facility, due June 8, 2023, interest at a margin above LIBOR or base rate (3.75% at June 30, 2016), net of unamortized discount and deferred issuance costs of $46.0 million at June 30, 2016	$1,453,992	$—
$225 million Term Loan A Facility, due June 8, 2021, interest at a margin above LIBOR or base rate (2.95% at June 30, 2016), net of unamortized discount and deferred issuance costs of $8.3 million at June 30, 2016	216,681	—
$685 million Revolving Credit Facility, due June 8, 2021, interest at a margin above LIBOR or base rate (2.95% at June 30, 2016)	—	—
$1.625 billion Term Loan B Facility, due March 1, 2020, interest at a margin above LIBOR or base rate (4.25% at December 31, 2015), net of unamortized discount and deferred issuance costs of $45.6 million at December 31, 2015	—	1,423,026
$350 million Revolving Credit Facility, due March 1, 2018, interest at a margin above LIBOR or base rate (6.00% at December 31, 2015)	—	20,000
$500 million 7.50% Senior Notes, due March 1, 2021, net of unamortized discount and deferred issuance costs of $10.4 million and $11.3 million at June 30, 2016 and December 31, 2015, respectively	489,633	488,735
Restructured Land Loan, due June 17, 2017, interest at a margin above LIBOR or base rate (4.96% and 3.92% at June 30, 2016 and December 31, 2015, respectively), net of unamortized discount of $1.1 million and $2.1 million, respectively	114,800	112,517
Other long-term debt, weighted-average interest of 3.86% and 4.46% at June 30, 2016 and December 31, 2015, respectively, net of unamortized deferred issuance costs of $0.4 million at December 31, 2015, maturity dates ranging from 2017 to 2027	36,180	110,919

Total long-term debt	2,311,286	2,155,197
Current portion of long-term debt	(62,579)	(88,937)

Total long-term debt, net	$2,248,707	$2,066,260

RED ROCK RESORTS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

6. Long-term Debt (Continued)

New Credit Facility

        In June 2016, Station LLC entered into a new credit agreement (the "New Credit Facility") consisting of a $225.0 million term A facility (the "Term A Facility"), a $1.5 billion term B facility (the "Term B Facility") and a revolving credit facility with $685.0 million of borrowing availability (the "Revolver").

        At June 30, 2016, Station LLC's borrowing availability under the Revolver, subject to continued compliance with the terms of the New Credit Facility, was $651.8 million, which is net of $33.2 million in outstanding letters of credit and similar obligations. On October 1, Station LLC completed the acquisition of the Palms Casino Resort. Station LLC financed a portion of this by borrowing $130.0 million on the Revolver, which reduced the undrawn availability to $521.8 million.

        The Term A Facility and the Revolver will mature in June 2021. The Term B Facility will mature in June 2023. Station LLC must pay a 1.00% premium if it prepays the Term B Facility prior to June 8, 2017. Station LLC is required to make quarterly principal payments in an amount equal to $2.8 million on the Term A Facility and $3.8 million on the Term B Facility, in each case on the last day of each quarter beginning on September 30, 2016. In addition, Station LLC is required to make mandatory payments of amounts outstanding under the New Credit Facility with the proceeds of certain casualty events, debt issuances, asset sales and equity issuances and, depending on its consolidated total leverage ratio, Station LLC may be required to apply a portion of its excess cash flow to repay amounts outstanding under the New Credit Facility, which would reduce future quarterly principal payments.

        The Term A Facility and debt incurred under the Revolver bear interest at a rate per annum, at Station LLC's option, equal to either (i) LIBOR plus an amount ranging from 1.75% to 2.75%, or (ii) an alternate base rate plus an amount ranging from 0.75% up to 1.75%, depending on Station LLC's consolidated total leverage ratio. The Term B Facility bears interest at a rate per annum, at Station LLC's option, equal to either (i) LIBOR plus 3.00%, or (ii) an alternate base rate plus 2.00%, subject to a minimum LIBOR rate of 0.75%. The initial margin applicable to the Term A Facility and Revolver for LIBOR loans and alternate base rate loans was 2.50% and 1.50%, respectively.

        Borrowings under the New Credit Facility are guaranteed by all of Station LLC's existing and future material restricted subsidiaries and are secured by pledges of all of the equity interests in Station LLC and its material restricted subsidiaries, a security interest in substantially all of the personal property of Station LLC and the subsidiary guarantors, and mortgages on the real property and improvements owned or leased by certain of Station LLC's subsidiaries.

        The New Credit Facility contains a number of customary covenants that, among other things, restrict, subject to certain exceptions, the ability of the Company and the subsidiary guarantors to incur debt; create a lien on collateral; engage in mergers, consolidations or asset dispositions; pay dividends or make distributions; make investments, loans or advances; engage in certain transactions with affiliates or subsidiaries; or modify their lines of business.

        The New Credit Facility also includes certain financial covenants, including the requirements that Station LLC maintain throughout the term of the New Credit Facility and measured as of the end of each quarter, a maximum consolidated total leverage ratio of not more than 6.50 to 1.00 for the quarters ending September 30, 2016 through June 30, 2017, 6.25 to 1.00 for the quarters ending September 30, 2017 through September 30, 2018, 5.75 to 1.00 for the quarters ending December 31,

RED ROCK RESORTS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

6. Long-term Debt (Continued)

2018 through March 31, 2019, 5.50 to 1.00 for the quarters ending June 30, 2019 through December 31, 2019 and 5.25 to 1.00 thereafter. Station LLC will also be required to maintain an interest coverage ratio of not less than 2.50 to 1.00 measured on the last day of each quarter beginning with the quarter ending September 30, 2016. A breach of the financial ratio covenants shall only become an event of default under the Term B Facility if the lenders providing the Term A Facility and the Revolver take certain affirmative actions after the occurrence of a default of such financial ratio covenants.

        The proceeds from the New Credit Facility were used to repay all amounts outstanding under Station LLC's $1.625 billion term loan facility and $350.0 million revolving credit facility (together, the "Prior Credit Facility"), which was terminated. Such transactions are referred to herein as the "Refinancing Transaction." The Company evaluated the Refinancing Transaction on a lender by lender basis and accounted for the portion of the transaction that did not meet the criteria for debt extinguishment as a debt modification. As a result of the Refinancing Transaction, Station LLC recognized a $6.6 million loss on debt extinguishment/modification, which included $2.9 million in third-party fees and the write-off of $3.7 million in unamortized debt discount and debt issuance costs related to the extinguished principal amount under the Prior Credit Facility.

  Restructured Land Loan

        The current portion of long-term debt at June 30, 2016 and December 31, 2015 excluded amounts outstanding under the $105.0 million restructured land loan due June 2017 (the "Restructured Land Loan"). In July 2016, CV Propco, LLC ("CV Propco"), a wholly owned subsidiary of Station LLC, entered into the First Loan Modification Agreement and Omnibus Amendment (the "Land Loan Amendment") with respect to the amended and restated credit agreement governing the Restructured Land Loan, by and among CV Propco, NP Tropicana LLC, NP Landco Holdco LLC, Station LLC, as guarantor, and the lenders party thereto (the "Land Loan Lenders"). Pursuant to the Land Loan Amendment, CV Propco has three one-year extension options. CV Propco exercised its first one-year option to extend the maturity date of the Restructured Land Loan from June 2016 to June 2017 and paid an extension fee of $1.2 million. During the first extension period, the Restructured Land Loan bears interest at rate per annum, at CV Propco's option, equal to either LIBOR plus 4.50% or an alternate base rate plus 3.50%. CV Propco entered into interest rate cap agreements in August 2016 that cap LIBOR at 1.50%.

        Pursuant to the Land Loan Amendment, the Land Loan Lenders agreed to release their lien on a parcel of land located on the northeast corner of Interstate 15 and Cactus Avenue in Las Vegas, Nevada (the "Cactus Assemblage") upon a sale of the Cactus Assemblage that satisfies specified conditions. One of the conditions to the release of the Cactus Assemblage is a maximum loan to value ratio of 50% following such release, which Station LLC may satisfy by delivering a guaranty in an amount up to $40.0 million. In addition, if the Cactus Assemblage is sold on or before June 16, 2017: (i) beginning on June 17, 2017, and through all extension periods, interest will accrue at a rate equal to LIBOR plus 4.50% (as opposed to 5.50%) (ii) immediately upon closing of the sale, CV Propco will have the option of paying cash interest at a rate per annum of 3.00% with the remaining interest to be paid in kind, and (iii) CV Propco and NP Tropicana LLC will have the option, exercisable on or before June 17, 2017, to repurchase the outstanding warrants to purchase 60% of the interests of CV Propco and NP Tropicana LLC that are currently held by the Land Loan Lenders for $4.0 million or to cancel such warrants for no consideration if the Restructured Land Loan is paid in full on or before June 17, 2017.

RED ROCK RESORTS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

6. Long-term Debt (Continued)

        Pursuant to the Land Loan Amendment, in order for CV Propco to execute the second and third one-year extension options, CV Propco is required to enter into an interest rate cap agreement that fixes or caps LIBOR at 2.00% and 2.50%, respectively, and pay an extension fee for each extension option equal to 1.00% of the Restructured Land Loan's then outstanding principal balance. CV Propco has the intent and ability to execute the second one-year extension option to extend the Restructured Land Loan's maturity date to June 17, 2018. Accordingly, the amounts outstanding under the Restructured Land Loan were excluded from the current portion of long-term debt at June 30, 2016.

  Other Debt

        Included in Other long-term debt at December 31, 2015, was $51.5 million of debt associated with Fertitta Entertainment's credit facility, which was fully repaid as part of the Fertitta Entertainment Acquisition. Fertitta Entertainment recognized a loss on debt extinguishment of $0.5 million in connection with the repayment. Also included in Other long-term debt at December 31, 2015 was $21.3 million in debt related to an aircraft owned by a consolidated subsidiary of Fertitta Entertainment. Fertitta Entertainment sold this subsidiary to a related party in April 2016. Accordingly, the Company did not assume the debt related to the aircraft. See Note 13.

7. Derivative Instruments

        The Company's objective in using derivative instruments is to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, Station LLC uses interest rate swaps, including forward-starting swaps, as a primary part of its cash flow hedging strategy, which involves the receipt of variable interest-rate payments in exchange for fixed-rate payments without exchange of the underlying notional amount. The Company does not use derivative financial instruments for trading or speculative purposes.

        In June 2016, in connection with the Refinancing Transaction, Station LLC terminated the cash flow hedging relationship of its interest rate swap that existed at that time and paid $7.3 million to the counterparty. As a result of the termination of the hedging relationship, cumulative net losses of $6.1 million that had been deferred in accumulated other comprehensive loss will be amortized over the remaining life of the original swap as an increase to interest expense through July 2017 as the hedged interest payments continue to occur.

        Also in June 2016, Station LLC entered into 16 interest rate swaps with four different counterparties with maturity dates that run concurrently. The interest rate swaps each have one-year terms that run consecutively beginning July 2016 and ending July 2020 with predetermined fixed pay rates that increase with each new term to more closely align with the one-month LIBOR forward curve as of the trade date of the swaps. Beginning in July 2016, Station LLC will pay a weighted-average fixed rate of 0.85% through July 2017, which will increase to a weighted-average rate of approximately 1.11%, 1.39%, and 1.69% in the second, third and fourth one-year terms, respectively. The interest rate swaps will effectively convert $1.1 billion of Station LLC's variable interest-rate debt (based on one-month LIBOR that is subject to a minimum of 0.75%) to a fixed rate of 3.85% for the next twelve months.

RED ROCK RESORTS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

7. Derivative Instruments (Continued)

        Station LLC's interest rate swaps are presented on the Condensed Consolidated Balance Sheets at fair value. The fair value of Station LLC's derivative financial instruments as well as their classification on the Condensed Consolidated Balance Sheets is presented below (amounts in thousands):

		Fair Value
	Balance Sheet Classification	June 30, 2016	December 31, 2015
Derivatives designated as hedging instruments:
Interest rate swaps	Interest rate swaps and other long-term liabilities	$5,033	$8,334

        The Company defers the gain or loss on the effective portion of the change in fair value of its interest rate swaps as a component of other comprehensive income (loss) until the interest payments being hedged are recorded as interest expense, at which time the amounts in accumulated other comprehensive loss are reclassified as an adjustment to interest expense. At June 30, 2016, approximately $6.8 million of deferred losses from the Company's interest rate swaps is expected to be reclassified from accumulated other comprehensive loss into earnings during the next twelve months, which includes the amortization of deferred losses from Station LLC's discontinued interest rate swap. The Company recognizes the gain or loss on any ineffective portion of the change in fair value of its interest rate swaps in the period in which the change occurs as a component of change in fair value of derivative instruments in the Condensed Consolidated Statements of Income.

        Information about pre-tax gains and losses on derivative financial instruments held by the Company and their location within the condensed consolidated financial statements is presented below (amounts in thousands):

							Amount of Gain (Loss) on Derivatives Recognized in Income (Ineffective Portion and Amount Excluded from Effectiveness Testing)
				Amount of Loss Reclassified from Accumulated Other Comprehensive Loss into Income (Effective Portion)
	Amount of Loss on Derivatives Recognized in Other Comprehensive Loss (Effective Portion)
						Location of Gain (Loss) on Derivatives Recognized in Income (Ineffective Portion and Amount Excluded from Effectiveness Testing)
			Location of Loss Reclassified from Accumulated Other Comprehensive Loss into Income (Effective Portion)
							Six Months Ended June 30,
	Six Months Ended June 30,			Six Months Ended June 30,
Derivatives in Cash Flow Hedging Relationships	2016	2015		2016	2015		2016	2015
Interest rate swaps	$(7,127)	$(4,788)	Interest expense, net	$(1,601)	$(6,165)	Change in fair value of derivative instruments	$87	$(4)

        At June 30, 2016, Station LLC had not posted any collateral related to its interest rate swap agreements; however, Station LLC's obligations under the interest rate swap agreements are subject to the security and guarantee arrangements applicable to the credit agreement governing the New Credit

RED ROCK RESORTS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

7. Derivative Instruments (Continued)

Facility. The interest rate swap agreements contain a cross-default provision under which Station LLC could be declared in default on its obligation under such agreement if certain conditions of default exist on the New Credit Facility. At June 30, 2016, the termination value of Station LLC's interest rate swaps, including accrued interest, was a net liability of $5.6 million. Had Station LLC been in breach of the provisions of the interest rate swap agreements, it could have been required to pay the termination value to settle the obligations.

8. Fair Value Measurements

  Assets Measured at Fair Value on a Recurring Basis

        Information about the Company's financial assets and liabilities measured at fair value on a recurring basis, aggregated by the level in the fair value hierarchy within which those measurements fall, is presented below (amounts in thousands):

		Fair Value Measurement at Reporting Date Using
	Balance at June 30, 2016	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Available-for-sale securities(a)	$126	$126	$—	$—

Liabilities
Interest rate swaps	$5,033	$—	$5,033	$—

		Fair Value Measurement at Reporting Date Using
	Balance at December 31, 2015	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Available-for-sale securities(a)	$85	$85	$—	$—

Liabilities
Interest rate swaps	$8,334	$—	$8,334	$—

(a)
Available-for-sale securities are included in Other assets, net in the accompanying Condensed Consolidated Balance Sheets.

        The fair value of Station LLC's interest rate swaps were determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of the interest rate swaps. This analysis reflects the contractual terms of the interest rate swaps, including the period

RED ROCK RESORTS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

8. Fair Value Measurements (Continued)

to maturity, and uses observable market-based inputs, including forward interest rate curves. Station LLC incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the counterparty's nonperformance risk in the fair value measurement.

  Fair Value of Long-term Debt

        The estimated fair value of Station LLC's long-term debt compared with its carrying amount is presented below (amounts in millions):

	June 30, 2016	December 31, 2015
Aggregate fair value	$2,386	$2,177
Aggregate carrying amount	2,311	2,155

        The estimated fair value of Station LLC's long-term debt is based on quoted market prices from various banks for similar instruments, which is considered a Level 2 input under the fair value measurement hierarchy.

9. Stockholders'/Members' Equity

        Subsequent to the IPO and the Reorganization Transactions described in Notes 1 and 2, the Company has two classes of common stock. The Company's Certificate of Incorporation authorizes 500,000,000 shares of Class A common stock, par value $0.01 per share and 100,000,000 shares of Class B common stock, par value $0.00001 per share. In addition, the Certificate of Incorporation authorizes up to 100,000,000 shares of preferred stock, par value of $0.01 per share, none of which have been issued.

  Class A Common Stock

  Voting Rights

        The holders of Class A common stock are entitled to one vote per share on all matters to be voted upon by the stockholders and have economic rights. Holders of shares of the Company's Class A common stock and Class B common stock vote together as a single class on all matters presented to the Company's stockholders for their vote or approval, except as otherwise required by applicable law or the Certificate of Incorporation.

  Dividend Rights

        Subject to preferences that may be applicable to any outstanding preferred stock, the holders of Class A common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor.

        Subject to legally available funds, the Company intends to pay quarterly cash dividends to the holders of Class A common stock initially equal to $0.10 per share of Class A common stock, commencing with the third quarter of 2016. The declaration, amount and payment of any future dividends on shares of Class A common stock will be at the sole discretion of the Company's board of

RED ROCK RESORTS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

9. Stockholders'/Members' Equity (Continued)

directors and it may reduce or discontinue entirely the payment of such dividends at any time. The board of directors may take into account general economic and business conditions, the Company's financial condition and operating results, its available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and implications on the payment of dividends to stockholders or the payment of distributions by subsidiaries (including Station Holdco) to the Company, and such other factors as the board of directors may deem relevant.

        Red Rock is a holding company and has no material assets other than its equity interest in Station Holdco and its voting interest in Station LLC. The Company intends to cause Station Holdco to make distributions in an amount sufficient to cover cash dividends declared, if any. If Station Holdco makes such distributions to Red Rock, the other holders of LLC Units will be entitled to receive proportionate distributions based on their percentage ownership of Station Holdco. The payment of cash distributions by Station LLC to Station Holdco is restricted under the terms of the agreements governing its outstanding debt, and may be further restricted by other agreements related to indebtedness the Company incurs in the future.

        The existing debt agreements of Station LLC, including those governing the New Credit Facility and senior notes, contain restrictive covenants that limit its ability to make distributions. Because the only asset of Station Holdco is its interest in Station LLC, the limitations on such distributions will effectively limit the ability of Station Holdco to make distributions to Red Rock. In addition, any financing arrangements that the Company or any of its subsidiaries enter into in the future may contain similar restrictions. In addition, Station Holdco is generally prohibited under Delaware law from making a distribution to a member to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of Station Holdco (with certain exceptions) exceed the fair value of its assets. Subsidiaries of Station Holdco, including Station LLC and its subsidiaries, are generally subject to similar legal limitations on their ability to make distributions to their members or equity holders.

        Because the Company must pay taxes and make payments under the Tax Receivable Agreement, amounts ultimately distributed as dividends to holders of Class A common stock are expected to be less than the amounts distributed by Station Holdco to its members on a per LLC Unit basis.

  Rights upon Liquidation

        In the event of liquidation, dissolution or winding-up of Red Rock, whether voluntarily or involuntarily, the holders of Class A common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

  Other Rights

        The holders of Class A common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Class A common stock. The rights, preferences and privileges of holders of Class A common stock will be subject to those of the holders of any shares of preferred stock the Company may issue in the future.

RED ROCK RESORTS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

9. Stockholders'/Members' Equity (Continued)

Class B Common Stock

  Voting Rights

        All existing owners of Station Holdco other than Red Rock hold shares of Class B common stock. Although Class B shares have no economic rights, they allow those owners of Station Holdco to exercise voting power at Red Rock, which is the sole managing member of Station Holdco.

        Each outstanding share of Class B common stock that is held by a holder that, together with its affiliates, owned LLC Units representing at least 30% of the outstanding LLC Units and, at the applicable record date, maintains direct or indirect beneficial ownership of at least 10% of the outstanding shares of Class A common stock (determined on an as-exchanged basis assuming that all of the LLC Units were exchanged for Class A common stock) is entitled to ten votes and each other outstanding share of Class B common stock is entitled to one vote.

        Affiliates of brothers Frank J. Fertitta III and Lorenzo J. Fertitta hold all of the Company's issued and outstanding shares of Class B common stock that have ten votes per share. As a result, Frank J. Fertitta III and Lorenzo J. Fertitta, together with their affiliates, control any action requiring the general approval of the Company's stockholders, including the election of the board of directors, the adoption of amendments to the Certificate of Incorporation and bylaws and the approval of any merger or sale of substantially all of the Company's assets.

        Each share of Class B common stock is entitled to only one vote automatically upon it being held by a holder that, together with its affiliates, did not own at least 30% of the outstanding LLC Units immediately following the IPO or owns less than 10% of the outstanding shares of Class A common stock (determined on an as-exchanged basis assuming that all of the LLC Units were exchanged for Class A common stock). In accordance with the exchange agreement, holders of LLC Units are entitled at any time to exchange LLC Units, together with an equal number of shares of Class B common stock, for shares of Class A common stock on a one-for-one basis or for cash, at the Company's election. Accordingly, as members of Station Holdco exchange LLC Units, the voting power afforded to them by their shares of Class B common stock will be correspondingly reduced.

  Automatic Transfer

        In the event that any outstanding share of Class B common stock shall cease to be held by a holder of an LLC Unit (including a transferee of an LLC Unit), such share shall automatically be transferred to the Company and thereupon shall be retired.

  Dividend Rights

        Class B stockholders will not participate in any dividends declared by the board of directors.

  Rights upon Liquidation

        In the event of any liquidation, dissolution, or winding-up of Red Rock, whether voluntary or involuntary, the Class B stockholders will not be entitled to receive any of the Company's assets.

  Other Rights

        The holders of Class B common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Class B common stock. The rights, preferences and privileges of holders of Class B common stock will be subject to those of the holders of any shares of preferred stock the Company may issue in the future.

RED ROCK RESORTS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

9. Stockholders'/Members' Equity (Continued)

Preferred Stock

        Subject to limitations prescribed by Delaware law and the Certificate of Incorporation, the board of directors is authorized to issue preferred stock and to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers, designations, preferences and rights of the shares. The board of directors is authorized to designate any qualifications, limitations or restrictions on the shares without any further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no current plan to issue any shares of preferred stock.

  Changes in Stockholders'/Members' Equity and Noncontrolling Interest

        The changes in stockholders'/members' equity and noncontrolling interest for the six months ended June 30, 2016 were as follows (amounts in thousands):

			Red Rock Resorts, Inc. Stockholders' Equity
	Station Holdco Consolidated Members' Equity		Common Stock
			Class A		Class B				Accumulated other comprehensive loss		Total stockholders' / members' equity
	Controling members' equity	Noncontrolling interest					Additional paid in capital	Accumulated deficit		Noncontrolling interest
			Shares	Amount	Shares	Amount
Balances, December 31, 2015	$552,924	$20,785	—	$—	—	$—	$—	$—	$—	$—	$573,709
Activity prior to the IPO and Reorganization Transactions:
Net income	63,651	3,007	—	—	—	—	—	—	—	—	66,658
Other comprehensive income	18	—	—	—	—	—	—	—	—	—	18
Share-based compensation	542	—	—	—	—	—	—	—	—	—	542
Distributions	(83,883)	(3,567)	—	—	—	—	—	—	—	—	(87,450)
Effects of the IPO and Reorganization Transactions:
Effects of the Reorganization Transactions	(533,252)	(20,225)	—	—	—	—	538,537	—	(5,285)	20,225	—
Issuance of Class A common stock in the IPO, net of underwriting discount and offering costs	—	—	29,512	295	—	—	531,654	—	—	—	531,949
Issuance of Class B common stock	—	—	—	—	80,563	1	—	—	—	—	1
Purchase of LLC Units from existing owners—deemed distribution	—	—	—	—	(6,136)	—	(112,474)	—	—	—	(112,474)
Issuance of Class A common stock in exchange for LLC Units	—	—	11,747	117	—	—	(117)	—	—	—	—
Purchase of Fertitta Entertainment—deemed distribution	—	—	—	—	—	—	(389,555)	—	—	—	(389,555)
Recognition of Tax Receivable Agreement liability	—	—	—	—	—	—	(44,475)	—	—	—	(44,475)
Net deferred tax assets resulting from the Reorganization Transactions	—	—	—	—	—	—	29,943	—	364	—	30,307
Issuance of restricted stock awards	—	—	190	2	—	—	(2)	—	—	—	—
Allocate equity to noncontrolling interests in Station Holdco	—	—	—	—	—	—	(366,319)	—	3,411	362,908	—
Activity subsequent to the IPO and Reorganization Transactions:
Net (loss) income	—	—	—	—	—	—	—	(359)	—	14,932	14,573
Other comprehensive loss, net of tax	—	—	—	—	—	—	—	—	(1,697)	(3,539)	(5,236)
Share-based compensation							292			539	831
Distributions	—	—	—	—	—	—	—	—	—	(13,087)	(13,087)
Rebalancing of ownership percentage between the Company and noncontrolling interests in Station Holdco	—	—	—	—	—	—	256	—	—	(256)	—

Balances, June 30 2016	$—	$—	41,449	$414	74,427	$1	$187,740	$(359)	$(3,207)	$381,722	$566,311

RED ROCK RESORTS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

9. Stockholders'/Members' Equity (Continued)

        At June 30, 2016, noncontrolling interest represented the approximate 64% ownership interest in Station Holdco not held by the Company, as well as a 50% ownership interest in MPM and ownership interests of the former mezzanine lenders and former unsecured creditors of Station Casinos, Inc. who hold warrants to purchase membership interests in CV Propco and NP Tropicana LLC.

        In July 2016, the Company's board of directors declared a dividend of $0.10 per share of Class A common stock to be holders of record as of August 15, 2016 which was paid on August 30, 2016. Prior to the payment of the dividend, Station Holdco will make a cash distribution to all LLC Unit holders, including the Company, of $0.10 per unit for a total distribution of approximately $11.6 million, of which $7.5 million was paid to its noncontrolling interest holders.

  Changes in Accumulated Other Comprehensive Income (Loss)

        The following table presents changes in accumulated other comprehensive income (loss) balances by component of other comprehensive (loss) income, net of tax and noncontrolling interest, for the six months ended June 30, 2016 (amounts in thousands):

	Accumulated Other Comprehensive Income (Loss)
	Unrealized Loss on Interest Rate Swaps	Unrealized (Loss) Gain on Available-for-sale Securities	Total
Balances, December 31, 2015	$(5,279)	$(24)	$(5,303)

Other comprehensive (loss) income before reclassifications(a)	(2,990)	21	(2,969)
Amounts reclassified from accumulated other comprehensive loss into income(b)	1,290	—	1,290

Net current-period other comprehensive (loss) income	(1,700)	21	(1,679)
Effects of the Reorganization Transactions	3,768	7	3,775

Balances, June 30, 2016	$(3,211)	$4	$(3,207)

(a)
Net of $0.6 million tax benefit related to unrealized loss on interest rate swaps.

(b)
Net of $0.4 million tax expense related to unrealized loss reclassified from accumulated other comprehensive loss into income.

10. Share-Based Compensation

        The Company's Equity Incentive Plan is designed to attract, retain and motivate employees and to align the interests of those individuals with the interests of the Company. A total of 11,585,479 shares of Class A common stock are reserved for issuance under the Equity Incentive Plan.

        In connection with the IPO, the Company granted equity incentive awards to each of its executive officers (other than the Company's Chairman and Chief Executive Officer) and certain other employees. The awards consisted of (i) options to acquire 1,687,205 shares of Class A common stock and 166,492 restricted shares of Class A common stock. The options will vest in four annual installments of 25%, and the exercise price of the options is equal to the fair market value of the

RED ROCK RESORTS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

10. Share-Based Compensation (Continued)

Class A common stock on the date of grant. The restricted shares generally will vest in installments of 50% in each of the third and fourth years following the grant date. The Company also awarded to its independent directors a total of 23,076 restricted shares of Class A common stock having a one-year vesting period. In addition, concurrently with the IPO, the Company issued 1,832,884 restricted shares of Class A common stock to the existing holders of Station Holdco profit units in substitution for such profit units, of which 180,632 shares were unvested upon issuance at the date of substitution.

        The following table presents information about share-based compensation awards under the Equity Incentive Plan:

	Restricted Class A Common Stock		Stock Options
	Shares	Weighted- average grant date fair value	Shares	Weighted- average grant date fair value	Weighted- average exercise price
Issued in substitution for unvested Station Holdco profit units	180,632	$6.82	—	$—	$—
New awards	189,568	19.50	1,687,205	5.99	19.50
Vested during the period	(32,340)	6.89	—	—	—

Outstanding at June 30, 2016	337,860	$13.93	1,687,205	$5.99	$19.50

        The Company recognized share-based compensation expense of $4.3 million for the six months ended June 30, 2016. For the post-IPO period from May 2, 2016 through June 30, 2016, the Company recognized $0.8 million of share-based compensation expense for awards issued under the Equity Incentive Plan. For the pre-IPO period from January 1, 2016 through May 1, 2016, the Company recognized share-based compensation expense of $3.5 million for awards issued under the three terminated plans described above. Share-based compensation expense was $12.9 million for the six months ended June 30, 2015. At June 30, 2016, unrecognized share-based compensation cost was $13.6 million, which is expected to be recognized over a weighted-average period of 3.6 years.

        Prior to the IPO, the Company had three share-based compensation plans, which are described below. These plans were terminated in connection with the IPO and Reorganization Transactions.

  Station Holdco Profit Units Plan

        Under the Station Holdco Amended and Restated Profit Units Plan, profit units in Station Holdco were awarded to certain employees of Station LLC, which were subject to service-based vesting. Holders of vested profit units were entitled to participate in Station Holdco's distributions, subject to certain preferred distribution rights of the LLC Unit holders. Restricted shares of Class A common stock were issued to current and former employees of Station LLC in substitution for all outstanding vested and unvested profit units on a value-for-value basis. Unvested restricted shares awarded in substitution for unvested Station Holdco profit units shall continue to vest under the same terms as the related profit unit awards.

RED ROCK RESORTS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

10. Share-Based Compensation (Continued)

  Fertitta Entertainment Profit Units Plan

        The Fertitta Entertainment Profit Units Plan provided for the issuance of Fertitta Entertainment profit interests ("FE Profit Interests") to certain key executives of Fertitta Entertainment. The FE Profit Interests vested over requisite service periods of four to five years. Holders of FE Profit Interests were entitled to participate in Fertitta Entertainment's distributions, subject to the return of capital contributions made by the common unit holders and certain other preferred distribution rights. The Company applied liability accounting for certain awards of FE Profit Interests that were subject to cash settlement and remeasured the liability awards at fair value each reporting period. A liability of $15.8 million related to these awards was included in interest rate swaps and other long-term liabilities in the accompanying Condensed Consolidated Balance Sheet at December 31, 2015. Upon completion of the Fertitta Entertainment Acquisition, all outstanding FE Profit Interests were settled, including the liability awards which were settled for $18.7 million.

  FI Station Investor Profit Units Plan

        Certain key executives of Fertitta Entertainment were issued profit interest awards by FI Station Investor LLC ("FI Station Investor") pursuant to the FI Station Investor Profit Units Plan (the "FI Profit Interests"). FI Station Investor is an affiliate of brothers Frank J. Fertitta III and Lorenzo J. Fertitta. Holders of FI Profit Interests were entitled to participate in FI Station Investor's distributions, subject to the return of capital contributions made by the common unit holders and certain other preferred distribution rights. Immediately prior to the completion of the IPO, FI Station Investor distributed a portion of its LLC Units to holders of FI Profit Interests in settlement of such profit interests.

11. Write-downs and Other Charges, Net

        Write-downs and other charges, net include various charges to record net losses on asset disposals and non-routine transactions. Write-downs and other charges, net consisted of the following (amounts in thousands):

	Six Months Ended June 30,
	2016	2015
Transaction-related costs	$9,038	$647
Loss on disposal of assets, net	2,202	431
Severance expense	624	530
Other, net	1,470	785

	$13,334	$2,393

        Transaction-related costs included costs related to IPO-related advisory, legal and other costs that were not deferred as direct and incremental costs of the IPO, as well as costs related to the Fertitta Entertainment Acquisition. Other, net included costs associated with various development and acquisition activities, including the pending acquisition of Palms Casino Resort. See Note 17.

RED ROCK RESORTS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

12. Income Taxes

  Income Taxes

        As a result of the IPO and related reorganization transactions completed in May 2016, the Company holds an economic interest of approximately 36% in Station Holdco, which holds all of the economic interests in Station LLC. The Company was designated as the sole managing member of both Station Holdco and Station LLC, and consolidates the financial position and results of operations of Station LLC and its subsidiaries and Station Holdco. The approximate 64% ownership in Station Holdco not held by the Company is considered noncontrolling interest. Station Holdco is treated as a partnership for income tax reporting. Station Holdco's members, including the Company, are liable for federal, state and local income taxes based on their share of Station Holdco's taxable income.

        The Company is subject to federal, state and local taxes on its share of Station Holdco's taxable income. As part of the IPO, the Company acquired stock of the Merging Blockers which own LLC Units. The Company and the Merging Blockers will file consolidated tax returns.

        The Company's effective tax rate is significantly less than the statutory rate of 35% primarily because no taxes are payable by the Company for the noncontrolling interests' share of Station Holdco's taxable income due to Station Holdco's pass through structure for federal, state and local income tax reporting. The effective tax rate for the six months ended June 30, 2016 is also lower than statutory rates because income for the period prior to the IPO was not taxable to the Company as it did not yet hold an equity interest in Station Holdco. Station Holdco operates in Nevada, California and Michigan. Nevada does not impose a state income tax and the Company's activities in California and Michigan are minimal. As a result, state income taxes do not have a significant impact on the Company's effective rate. The Company recognized income tax expense of $7.5 million for the six months ended June 30, 2016.

        As a result of the IPO and the Reorganization Transactions, the Company has recorded deferred tax assets and liabilities based on the differences between the book value of assets and liabilities for financial reporting purposes and those amounts applicable for income tax purposes. Deferred tax assets have been recorded for the basis differences resulting from the purchase of LLC Units from existing members and newly issued LLC Units acquired directly from Station Holdco, and from tax basis increases generated from future payments under the Tax Receivable Agreement. Deferred tax liabilities have been recorded in connection with the LLC Units acquired through the Blocker Mergers. The Company has determined that a portion of its deferred tax assets do not meet the "more likely than not" threshold required under the accounting standard and as a result, has provided a valuation allowance of $109.4 million, yielding a net deferred tax asset of $26.8 million at June 30, 2016.

13. Related Party Transactions

        The Company has entered into various transactions with related parties, including credit agreements with certain lenders including Deutsche Bank AG Cayman Islands Branch ("Deutsche Bank"), which owns approximately 17% of the LLC Units, ground leases and other transactions, which are described in the in the audited consolidated financial statements and related notes of Station Holdco for the year ended December 31, 2015 included in the Prospectus. During the six months ended June 30, 2016, the Company entered into additional related party transactions including the

RED ROCK RESORTS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

13. Related Party Transactions (Continued)

Fertitta Entertainment Acquisition and the Refinancing Transaction, which are described in Notes 2 and 6, respectively. Other related party transactions are described below.

        In connection with the IPO, the Company purchased LLC Units from certain related parties and entered into the Tax Receivable Agreement, as described in Notes 2 and 3. Under the Tax Receivable Agreement, the Company will pay to the related parties 85% of the calculated tax benefits that are anticipated to be realized as a result of the LLC Unit purchases. At June 30, 2016, the Company's liability under the agreement was $44.5 million. No amounts are due under the Tax Receivable Agreement within the next 12 months.

        Station LLC reimbursed Deutsche Bank for $4.0 million in costs and expenses it incurred related to the Fertitta Entertainment Acquisition.

        In April 2012, Fertitta Entertainment entered into a non-recourse secured note receivable due April 30, 2019 from Fertitta Investment LLC ("FI"), the parent of FI Station Investor LLC, an entity controlled by brothers Frank J. Fertitta III and Lorenzo J. Fertitta, under which Fertitta Entertainment could lend or advance up to a maximum of $15.0 million. The principal balance accrued interest at an annual rate of 4.99%. The carrying amount of the note receivable was $17.6 million at December 31, 2015, which included unpaid interest of $2.7 million. This note receivable was paid in full in April 2016.

        Fertitta Entertainment entered into various agreements for partial use of and to share in the cost of aircraft with Fertitta Enterprises, Inc., a company owned by the Frank J. Fertitta and Victoria K. Fertitta Revocable Family Trust. Frank J. Fertitta, Jr. and Victoria K. Fertitta are the parents of brothers Frank J. Fertitta III and Lorenzo J. Fertitta. The agreements were terminated in April 2016. Selling, general and administrative expenses related to these agreements were $1.1 million for the six months ended June 30, 2016, and $1.2 million for the six months ended June 30, 2015.

        In April 2016, Fertitta Entertainment sold all of the outstanding membership interest in FE Aviation II LLC ("FE Aviation") to Fertitta Business Management LLC, an entity controlled by brothers Frank J. Fertitta III and Lorenzo J. Fertitta for $8.0 million. The carrying amount of FE Aviation exceeded the sales price by approximately $0.5 million, which was recognized as a deemed distribution.

14. Earnings Per Share

        Basic net income per share is calculated by dividing net income attributable to Red Rock by the weighted average number of shares of Class A common stock outstanding during the period. The calculation of diluted net income per share gives effect to all potentially dilutive shares, including shares issuable pursuant to outstanding stock options and nonvested restricted shares of Class A common stock, based on the application of the treasury stock method, and outstanding Class B common stock that is exchangeable, along with an equal number of LLC Units, for Class A common stock, based on the application of the as-if converted method. Dilutive shares included in the calculation of diluted net income per share represent nonvested restricted shares of Class A common stock. All other potentially dilutive shares have been excluded from the calculation of diluted net income per share because their inclusion would not have been dilutive.

RED ROCK RESORTS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

14. Earnings Per Share (Continued)

        For purposes of calculating net income per share for periods prior to the IPO, including the six months ended June 30, 2016 for which a portion of the periods preceded the IPO, the Company has retrospectively presented net income per share as if the Reorganization Transactions had occurred at the beginning of the earliest period presented. Such retrospective presentation reflects approximately 10 million Class A shares outstanding, representing the LLC Units held by the Merging Blockers, which were the only LLC Units exchanged for Class A shares in the Reorganization Transactions. Accordingly, for periods prior to the IPO, the Company has applied a hypothetical allocation of net income to the Class A common stock, with the remainder of net income being allocated to noncontrolling interests. The retrospective presentation does not include the 29.5 million shares of Class A common stock issued in the IPO for periods prior to the IPO date. This hypothetical allocation of net income differs from the allocation of net income to Red Rock and noncontrolling interests presented in the Condensed Consolidated Statements of Income, which assumes no noncontrolling interest in Station Holdco existed prior to the IPO.

        A reconciliation of the numerator and denominator used in the calculation of basic and diluted net income per share is as follows:

	Six Months Ended June 30,
	2016	2015
	(in thousands, except per share amounts)
Numerator:
Net income	$81,231	$73,679
Less net income attributable to noncontrolling interests(a)	(74,614)	(66,018)

Net income attributable to Red Rock	$6,617	$7,661

Denominator:
Weighted average shares of Class A common stock outstanding, basic	19,960	9,888
Effect of dilutive securities	81	—

Weighted average shares of Class A common stock outstanding, diluted	20,041	9,888

Net income per share of Class A common stock, basic and diluted	$0.33	$0.77

(a)
Represents retrospective allocation of net income as if the Reorganization Transactions had occurred at the beginning of the earliest period presented.

RED ROCK RESORTS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

14. Earnings Per Share (Continued)

        The calculation of diluted net income per share of Class A common stock excluded the following potentially dilutive shares because their inclusion would not have been dilutive:

	Six Months Ended June 30,
	2016	2015
Shares issuable in exchange for Class B common stock and LLC Units	74,427	80,335
Share issuable upon exercise of stock options	1,687	—

        Shares of Class B common stock are not entitled to share in the earnings of the Company and are not participating securities. Accordingly, separate presentation of earnings per share of Class B common stock under the two-class method has not been presented. The shares of Class B common stock are not dilutive under the if-converted method, and therefore are not included in the calculation of diluted net income per share.

15. Commitments and Contingencies

        The Company and its subsidiaries are defendants in various lawsuits relating to routine matters incidental to their business. As with all litigation, no assurance can be provided as to the outcome of any legal matters and litigation inherently involves significant costs.

16. Segments

        The Company views each of its Las Vegas casino properties and each of its Native American management arrangements as individual operating segments. The Company aggregates all of its Las Vegas operating segments into one reportable segment because all of its Las Vegas properties offer similar products, cater to the same customer base, have the same regulatory and tax structure, share the same marketing techniques, are directed by a centralized management structure and have similar economic characteristics. The Company also aggregates its Native American management arrangements into one reportable segment.

RED ROCK RESORTS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

16. Segments (Continued)

        The Company utilizes Adjusted EBITDA as the primary measure of each of its properties' performance. The Company's segment information and a reconciliation of Adjusted EBITDA to income before income tax is presented below:

	Six Months Ended June 30,
	2016	2015
Net revenues
Las Vegas operations	$654,334	$637,046
Native American management	53,807	40,669

Reportable segment net revenues	708,141	677,715
Corporate and other	2,592	2,872

Net revenues	$710,733	$680,587

Adjusted EBITDA(a)
Las Vegas operations	$223,637	$213,082
Native American management	40,528	28,756

Reportable segment Adjusted EBITDA	264,165	241,838
Corporate and other	(13,535)	(12,106)

Adjusted EBITDA	250,630	229,732
Other operating (expense) income
Preopening	(721)	(414)
Depreciation and amortization	(77,863)	(71,003)
Share-based compensation	(4,301)	(12,858)
Donation to UNLV	—	(2,500)
Asset impairment	—	(2,001)
Write-downs and other charges, net	(13,334)	(2,393)
Settlement agreement	1,133	—
Adjusted EBITDA attributable to MPM noncontrolling interest	9,332	8,352

Operating income and earnings from joint ventures	164,876	146,915

Other (expense) income
Interest expense, net	(69,146)	(72,977)
Loss on extinguishment/modification of debt	(7,084)	(90)
Change in fair value of derivative instruments	87	(4)

Income before income tax	$88,733	$73,844

(a)
Adjusted EBITDA includes income before income tax plus preopening, depreciation and amortization, share-based compensation, a donation to UNLV, asset impairment, write-downs and other charges, net, interest expense, net, loss on extinguishment/modification of debt, and change in fair value of derivative instruments, and excludes the impact of a settlement agreement and Adjusted EBITDA attributable to the noncontrolling interests of MPM.

RED ROCK RESORTS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(UNAUDITED)

17. Acquisition of Palms Casino Resort

        On October 1, 2016, Station LLC acquired the outstanding partnership interests of FP Holdings, L.P. ("FP Holdings") and limited liability company interests of certain related entities (collectively, the "Purchased Companies") which own and operate Palms Casino Resort in Las Vegas, Nevada. Under the terms and subject to the conditions of the purchase agreement, Station LLC acquired the Purchased Companies for cash consideration of $312.5 million, subject to a working capital adjustment and subject to increase in the amount of FP Holdings' cash on hand at closing and decrease for indebtedness and certain other liabilities outstanding at the closing of the transaction and expenses incurred by FP Holdings in connection with the transaction. Pursuant to the terms of the purchase agreement, Station LLC deposited $20.0 million of the purchase price into an escrow account, which was released upon consummation of the acquisition of the Purchased Companies in connection with the closing on October 1, 2016. The deposit is included in Other assets, net in the Condensed Consolidated Balance Sheet at June 30, 2016.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of Red Rock Resorts, Inc.:

        We have audited the accompanying consolidated balance sheets of Red Rock Resorts, Inc. (the "Company"), as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income (loss), members' equity, and cash flows for each of the three years in the period ended December 31, 2015. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Red Rock Resorts, Inc. as of December 31, 2015 and 2014, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Las Vegas, Nevada
March 4, 2016,
except for Note 1, Note 18 and Note 22 and the effects on the consolidated financial statements of the reorganization transactions described in Note 1, as to which the date is
October 24, 2016

RED ROCK RESORTS, INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share data)

	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$116,426	$122,579
Restricted cash	—	1,067
Receivables, net	35,505	35,621
Inventories	10,329	9,960
Prepaid gaming tax	19,504	19,426
Prepaid expenses and other current assets	8,865	7,719
Current assets of discontinued operations	197	1,746
Assets held for sale	21,020	—

Total current assets	211,846	198,118
Property and equipment, net	2,140,660	2,136,910
Goodwill	195,676	195,676
Intangible assets, net	149,997	168,332
Land held for development	163,700	202,222
Investments in joint ventures	13,991	19,840
Native American development costs	11,908	9,619
Related party note receivable	17,568	16,825
Other assets, net	26,765	26,282

Total assets	$2,932,111	$2,973,824

LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
Accounts payable	$24,258	$26,256
Accrued interest payable	13,413	15,049
Other accrued liabilities	132,199	121,436
Current portion of long-term debt	88,937	83,892
Current liabilities of discontinued operations	113	251

Total current liabilities	258,920	246,884
Long-term debt, less current portion	2,066,260	2,061,472
Deficit investment in joint venture	2,255	2,339
Interest rate swaps and other long-term liabilities	30,967	19,012

Total liabilities	2,358,402	2,329,707

Commitments and contingencies (Note 19)
Members' equity:
Members' equity	558,227	625,042
Accumulated other comprehensive loss	(5,303)	(7,099)

Total members' equity	552,924	617,943
Noncontrolling interest	20,785	26,174

Total members' equity	573,709	644,117

Total liabilities and members' equity	$2,932,111	$2,973,824

The accompanying notes are an integral part of these consolidated financial statements.

RED ROCK RESORTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except share data)

	Year Ended December 31,
	2015	2014	2013
Operating revenues:
Casino	$922,154	$897,361	$882,241
Food and beverage	251,235	239,212	235,722
Room	122,888	112,664	105,630
Other	69,728	70,522	67,431
Management fees	88,859	68,782	59,758

Gross revenues	1,454,864	1,388,541	1,350,782
Promotional allowances	(102,729)	(96,925)	(94,645)

Net revenues	1,352,135	1,291,616	1,256,137

Operating costs and expenses:
Casino	347,509	341,490	339,651
Food and beverage	162,722	157,191	161,790
Room	46,559	45,479	43,062
Other	25,454	28,979	26,580
Selling, general and administrative	327,857	320,120	327,820
Preopening	1,165	640	222
Depreciation and amortization	137,865	127,961	128,958
Impairment of goodwill	—	—	1,183
Asset impairment	6,301	11,739	—
Write-downs and other charges, net	9,514	20,956	11,895

	1,064,946	1,054,555	1,041,161

Operating income	287,189	237,061	214,976
Earnings from joint ventures	809	924	1,603

Operating income and earnings from joint ventures	287,998	237,985	216,579

Other (expense) income:
Interest expense, net	(144,489)	(151,702)	(165,220)
Loss on extinguishment of debt	(90)	(4,132)	(147,131)
Gain on Native American development	—	49,074	16,974
Change in fair value of derivative instruments	(1)	(90)	(291)

	(144,580)	(106,850)	(295,668)

Income (loss) from continuing operations	143,418	131,135	(79,089)
Discontinued operations	(166)	(42,548)	(24,976)

Net income (loss)	143,252	88,587	(104,065)
Less: net income (loss) attributable to noncontrolling interests	5,594	(11,955)	(9,067)

Net income (loss) attributable to Red Rock.	$137,658	$100,542	$(94,998)

Earnings (loss) per common share(1):
Income (loss) from continuing operations, basic and diluted	$1.53	$1.38	$(0.90)
Net income (loss), basic and diluted	$1.53	$1.12	$(1.05)
Weighted average common shares outstanding:
Basic and diluted	9,888	9,888	9,888

(1)
Amounts have been retrospectively adjusted to give effect to the reorganization transactions described in Note 1. The retrospective presentation does not consider the approximately 29.5 million shares of Class A common stock sold in the initial public offering. See Note 18.

The accompanying notes are an integral part of these consolidated financial statements.

RED ROCK RESORTS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(amounts in thousands)

	Year Ended December 31,
	2015	2014	2013
Net income (loss)	$143,252	$88,587	$(104,065)

Other comprehensive income:
Unrealized gain (loss) on interest rate swaps:
Unrealized (loss) gain arising during period	(6,851)	(7,999)	772
Reclassification of unrealized loss into income	8,548	12,896	13,133

Unrealized gain on interest rate swaps, net	1,697	4,897	13,905

Unrealized gain (loss) on available-for-sale securities:
Unrealized loss arising during the period	(102)	(63)	(166)
Reclassification of other-than-temporary impairment of available-for-sale securities into operations	201	—	—

Unrealized gain (loss) on available-for-sale securities, net	99	(63)	(166)

Other comprehensive income	1,796	4,834	13,739

Comprehensive income (loss)	145,048	93,421	(90,326)
Less comprehensive income (loss) attributable to noncontrolling interests	5,594	(11,955)	(9,067)

Comprehensive income (loss) attributable to Red Rock	$139,454	$105,376	$(81,259)

RED ROCK RESORTS, INC.

CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY

(amounts in thousands)

	Consolidated members' equity	Accumulated other comprehensive loss	Total consolidated members' equity	Noncontrolling interest	Total members' equity
Balances, December 31, 2012	$819,584	$(25,672)	$793,912	$45,029	$838,941
Unrealized gain on interest rate swaps	—	13,905	13,905	—	13,905
Unrealized loss on available-for-sale securities	—	(166)	(166)	—	(166)
Share-based compensation	13,536	—	13,536	95	13,631
Capital contributions from noncontrolling interests	—	—	—	15,316	15,316
Redemption of noncontrolling interests	(1,673)	—	(1,673)	(3,634)	(5,307)
Distributions	(69,230)	—	(69,230)	(10,204)	(79,434)
Net loss	(94,998)	—	(94,998)	(9,067)	(104,065)

Balances, December 31, 2013	667,219	(11,933)	655,286	37,535	692,821
Unrealized gain on interest rate swaps, net	—	4,897	4,897	—	4,897
Unrealized loss on available-for-sale securities	—	(63)	(63)	—	(63)
Share-based compensation	10,600	—	10,600	23	10,623
Capital contributions from noncontrolling interests	—	—	—	9,969	9,969
Liquidation of Fertitta Interactive	—	—	—	696	696
Distributions	(153,319)	—	(153,319)	(10,094)	(163,413)
Net income (loss)	100,542	—	100,542	(11,955)	88,587

Balances, December 31, 2014	625,042	(7,099)	617,943	26,174	644,117
Unrealized gain on interest rate swaps, net	—	1,697	1,697	—	1,697
Unrealized gain on available-for-sale securities, net	—	99	99	—	99
Share-based compensation	6,772	—	6,772	—	6,772
Distributions	(211,245)	—	(211,245)	(10,983)	(222,228)
Net income	137,658	—	137,658	5,594	143,252

Balances, December 31, 2015	$558,227	$(5,303)	$552,924	$20,785	$573,709

The accompanying notes are an integral part of these consolidated financial statements.

RED ROCK RESORTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands)

	Year Ended December 31,
	2015	2014	2013
Cash flows from operating activities:
Net income (loss)	$143,252	$88,587	$(104,065)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	137,865	132,043	134,053
Change in fair value of derivative instruments	1	90	291
Amortization of deferred losses on derivative instruments	8,548	12,896	11,064
Write-downs and other charges, net	3,713	18,314	9,980
Impairment of goodwill	—	5,562	1,183
Asset impairment	6,301	27,688	258
Amortization of debt discount and debt issuance costs	19,026	18,182	23,665
Interest—paid in kind	4,254	4,158	4,115
Share-based compensation	19,726	12,775	16,438
Earnings from joint ventures	(809)	(924)	(1,603)
Distributions from joint ventures	1,686	1,877	1,623
Gain on Native American development	—	(49,074)	(16,974)
Loss on extinguishment of debt	90	4,132	148,597
Changes in assets and liabilities:
Restricted cash	1,067	—	913
Receivables, net	178	(6,700)	2,228
Interest on related party notes receivable	(722)	(742)	(754)
Inventories and prepaid expenses	(2,389)	(73)	(1,606)
Accounts payable	4,954	2,911	(3,613)
Accrued interest payable	(1,461)	(1,782)	13,612
Other accrued liabilities	1,281	(3,234)	14,348
Other, net	2,879	3,105	(3,063)

Net cash provided by operating activities	349,440	269,791	250,690

Cash flows from investing activities:
Capital expenditures, net of related payables	(129,925)	(102,748)	(86,728)
Proceeds from asset sales	26,329	2,739	3,468
Investment in joint ventures	(327)	(6,817)	(5,365)
Distributions in excess of earnings from joint ventures	971	1,019	315
Proceeds from repayment of Native American development costs	—	66,048	—
Native American development costs	(1,827)	(2,630)	(3,551)
Repayment (issuance) of related party note receivable	500	(500)	—
Other, net	(1,994)	2	(2,376)

Net cash used in investing activities	(106,273)	(42,887)	(94,237)

Cash flows from financing activities:
Proceeds from issuance of 7.50% Senior Notes	—	—	499,935
Repayment of Senior Notes	—	—	(625,000)
Borrowings under credit agreements with original maturity dates greater than three months	55,000	—	1,631,622
Borrowings (payments) under credit agreements with original maturities of three months or less, net	20,000	1,250	(18,000)
Payments under credit agreements with original maturities greater than three months	(82,684)	(71,129)	(1,518,248)
Distributions to members and noncontrolling interests	(222,228)	(163,413)	(79,434)
Payment of debt issuance costs	(797)	(2,454)	(36,336)
Payments on derivative instruments with other-than-insignificant financing elements	(8,947)	(10,980)	(9,039)
Capital contributions from noncontrolling interests	—	9,969	15,316
Other, net	(10,204)	(4,911)	(9,352)

Net cash used in financing activities	(249,860)	(241,668)	(148,536)

Cash and cash equivalents (including cash and cash equivalents of discontinued operations):
(Decrease) increase in cash and cash equivalents	(6,693)	(14,764)	7,917
Balance, beginning of year	123,316	138,080	130,163

Balance, end of year	$116,623	$123,316	$138,080

Supplemental cash flow disclosures:
Cash paid for interest	$122,103	$129,090	$118,262
Non-cash investing and financing activities:
Capital expenditures incurred but not yet paid	$19,886	$17,360	$11,492
Issuance of note payable with option by Fertitta Interactive in exchange for redemption of noncontrolling interest	$—	$—	$4,600

The accompanying notes are an integral part of these consolidated financial statements.

RED ROCK RESORTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization, Background and Basis of Presentation

  Organization

        Red Rock Resorts, Inc. ("Red Rock" or the "Company") was formed as a Delaware corporation in September 2015. The Company was formed for the purpose of completing a public offering and related transactions in order to carry on the business of Station Holdco LLC ("Station Holdco"), which holds all of the economic and voting interests in Station Casinos LLC ("Station LLC"). Station LLC owns and operates ten major hotel/casino properties and ten smaller casino properties (three of which are 50% owned) in the Las Vegas metropolitan area. Station LLC also manages a casino in Sonoma County, California, which opened in November 2013, and a casino in Allegan County in southwestern Michigan, which opened in February 2011, both on behalf of Native American tribes.

  Basis of Presentation

        The accompanying consolidated financial statements comprise the financial statements of Station Holdco, Station Voteco LLC ("Station Voteco"), Station LLC and its consolidated subsidiaries, and Fertitta Entertainment LLC and its consolidated subsidiaries. The reorganization transactions described below were considered transactions between entities under common control. As a result, the accompanying financial statements represent the combined financial statements of the previously separate entities for presentation purposes.

        The amounts shown in the Company's consolidated financial statements also include the accounts of MPM Enterprises, LLC ("MPM"), a 50% owned, consolidated variable interest entity ("VIE") of Station LLC. Investments in all other 50% or less owned affiliated companies are accounted for using the equity method.

        All significant intercompany and intra-company transactions, including the effects of the management agreements, have been eliminated.

  IPO and Reorganization Transactions

        In May 2016, the Company completed its initial public offering ("IPO") of approximately 29.5 million shares of Class A common stock, $0.01 par value per share ("Class A common stock"), at an offering price to the public of $19.50 per share. The Company received net proceeds from the IPO of approximately $541.0 million, which was used to purchase newly issued limited liability company interests in Station Holdco ("LLC Units") and outstanding LLC Units from existing members of Station Holdco. Station Holdco used the proceeds from the newly issued LLC Units to pay the majority of the purchase price of Fertitta Entertainment LLC ("Fertitta Entertainment," and such transaction, the "Fertitta Entertainment Acquisition"), which is described in more detail below. Concurrently with the IPO, the Company entered into a series of organizational transactions, which are referred to herein as the "Reorganization Transactions."

        In connection with the IPO and the reorganization of its corporate structure, the Company:

  •
  Amended and restated its certificate of incorporation (as amended and restated, the "Certificate of Incorporation") to provide for Class A common stock and Class B common stock, par value of $0.00001 per share (the "Class B common stock");

  •
  Amended and restated the limited liability company agreements of both Station LLC and Station Holdco to, among other things, designate the Company as the sole managing member of Station LLC and Station Holdco;

RED ROCK RESORTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Organization, Background and Basis of Presentation (Continued)

  •
  Issued for nominal consideration one share of Class B common stock to Holdco Unit holders for each Holdco Unit held for an aggregate issuance of 80,562,666 shares of Class B common stock;

  •
  Issued 29,511,828 shares of Class A common stock and received proceeds of approximately $541.0 million, which is net of underwriting discount, and paid $4.9 million of offering costs;

  •
  Issued 10,137,209 shares of Class A common stock in connection with the merger of certain entities that own Holdco Units (the "Merging Blockers" and such transactions, the "Blocker Mergers"), of which 222,959 shares were withheld to pay withholding tax obligations of $4.1 million with respect to certain members of the Merging Blockers;

  •
  Issued, pursuant to the Red Rock Resorts, Inc. 2016 Equity Incentive Plan (the "Equity Incentive Plan"), 189,568 restricted shares of Class A common stock and options to purchase 1,687,205 shares of Class A common stock to certain of the Company's executive officers, employees and members of its board of directors, and issued 1,832,884 restricted shares of Class A common stock to current and former employees of Station LLC in substitution for profit units issued by Station Holdco that were held by such current and former employees;

  •
  Purchased 6,136,072 Holdco Units from certain existing owners using approximately $112.5 million of the net proceeds from the IPO at a price of $18.33 per unit, which was the price paid by the underwriters to the Company for Class A common stock in the IPO, and retired an equal number of shares of Class B common stock;

  •
  Acquired newly issued Holdco Units using approximately $424.4 million of the net proceeds from the IPO;

  •
  Entered into an exchange agreement (the "Exchange Agreement") with the Holdco Unit holders pursuant to which they are entitled at any time to exchange Holdco Units, together with an equal number of shares of Class B common stock, for shares of Class A common stock on a one-for-one basis or for cash, at the Company's election; and

  •
  Entered into a tax receivable agreement (the "Tax Receivable Agreement") with the Holdco Unit holders, as described in Note 2, that requires the Company to pay 85% of the amount of benefits it realizes as a result of (i) increases in tax basis resulting from the Company's purchase or exchange of Holdco Units and (ii) certain other tax benefits related to the tax receivable agreement, including tax benefits attributable to payments that the Company is required to make under the tax receivable agreement itself. The Company recorded an initial liability of $44.5 million pursuant to the tax receivable agreement.

        Immediately following the completion of the IPO and Reorganization Transactions, there were 41,448,530 shares of Class A common stock outstanding, and the Company held an equivalent number of Holdco Units, representing approximately 35.8% of the ownership interests in Station Holdco. In addition, immediately following the IPO and Reorganization Transactions, there were 74,426,594 shares of Class B common stock outstanding, and the holders of the Class B shares held an equivalent number of Holdco Units, representing approximately 64.2% of the ownership interests in Station Holdco.

  Holdco Unit Purchases From Existing Owners

        The Company's $112.5 million purchase of Holdco Units from existing owners included $44.6 million paid to entities controlled by brothers Frank J. Fertitta III, the Company's Chairman and Chief Executive Officer, and Lorenzo J. Fertitta, a member of the Company's board of directors, and

RED ROCK RESORTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Organization, Background and Basis of Presentation (Continued)

$55.7 million paid to German American Capital Corporation, one of Station Holdco's significant owners prior to the IPO and an affiliate of Deutsche Bank Securities Inc., an underwriter of the IPO, and a lender under Station LLC's bank credit facility.

  Acquisition of Fertitta Entertainment

        In May 2016, Station Holdco contributed $419.5 million of the proceeds from its newly issued Holdco Units to Station LLC, Station LLC used the proceeds, along with additional borrowings under its $350.0 million revolving credit facility, to acquire all of the outstanding membership interests of Fertitta Entertainment for $460.0 million, which included $51.0 million paid in satisfaction of Fertitta Entertainment's term loan and revolving credit facility on the closing date, $18.7 million paid to settle Fertitta Entertainment's liability-classified equity awards, and assumed liabilities of $1.3 million.

        Prior to the Fertitta Entertainment Acquisition, Station LLC had long-term management agreements with affiliates of Fertitta Entertainment to manage Station LLC's properties. In connection with the Fertitta Entertainment Acquisition, the management agreements were terminated and Station LLC entered into new employment agreements with Station LLC's executive officers and other individuals who were employed by Fertitta Entertainment prior to the completion of the Fertitta Entertainment Acquisition.

        Prior to the Fertitta Entertainment Acquisition, Station Holdco, Station LLC and Fertitta Entertainment were controlled by Frank J. Fertitta III and Lorenzo J. Fertitta, who collectively held a majority of the voting and economic interests in these entities. The Fertitta Entertainment Acquisition constituted an acquisition of an entity under common control and was accounted for at historical cost in a manner similar to a pooling of interests, which required the Company to recognize a deemed distribution of approximately $389.6 million to equity holders of Fertitta Entertainment.

2. Summary of Significant Accounting Policies

        The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP").

        Certain amounts in the consolidated financial statements for the previous years have been reclassified to be consistent with the current year presentation. These reclassifications had no effect on the previously reported net income.

  Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to make estimates and assumptions that affect the amounts reported and disclosed in the consolidated financial statements and the accompanying notes. Significant estimates incorporated into the Company's consolidated financial statements include the estimated useful lives of depreciable and amortizable assets, the estimated cash flows and other factors used in assessing the recoverability of goodwill, intangible assets and other long-lived assets, the estimated fair values of certain assets related to write-downs and impairments, the estimated reserve for self-insured insurance claims, the estimated costs associated with the Company's player rewards program, and the estimated liabilities related to litigation, claims and assessments. Actual results could differ from those estimates.

RED ROCK RESORTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

  Discontinued Operations

        During the fourth quarter of 2014, Station LLC's majority-owned consolidated subsidiary, Fertitta Interactive LLC ("Fertitta Interactive"), ceased operations. The results of operations of Fertitta Interactive are reported in discontinued operations in the Consolidated Statements of Operations for all years presented, and the assets and liabilities of Fertitta Interactive are reported separately in the Consolidated Balance Sheets. The Consolidated Statements of Cash Flows have not been adjusted for discontinued operations. See Note 20 for additional information.

  Fair Value Measurements

        The Company accounts for certain assets and liabilities at fair value, and utilizes the fair value hierarchy established by the accounting guidance for fair value measurements and disclosures to categorize the inputs to valuation techniques used to measure fair value into three levels. The three levels of inputs are as follows:

          Level 1: Quoted market prices in active markets for identical assets or liabilities.

          Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data.

          Level 3: Unobservable inputs that are not corroborated by market data.

        The accounting guidance for fair value measurements and disclosures also provides the option to measure certain financial assets and liabilities at fair value with changes in fair value recognized in earnings each period. The Company has not elected to measure any financial assets and liabilities at fair value that are not required to be measured at fair value.

  Fair Value of Financial Instruments

        The carrying values of cash and cash equivalents, receivables and accounts payable approximate fair value primarily because of the short maturities of these instruments.

  Cash and Cash Equivalents

        Cash and cash equivalents consist of cash on hand and investments purchased with an original maturity of 90 days or less.

  Receivables, Net and Credit Risk

        Receivables, net consist primarily of casino, hotel, ATM, cash advance, retail, management fees and other receivables, which are typically non-interest bearing.

        Receivables are initially recorded at cost and an allowance for doubtful accounts is maintained to reduce receivables to their carrying amount, which approximates fair value. The allowance is estimated based on a specific review of customer accounts, historical collection experience, the age of the receivable and other relevant factors. Accounts are written off when management deems the account to be uncollectible, and recoveries of accounts previously written off are recorded when received. At December 31, 2015 and 2014, the allowance for doubtful accounts was $1.4 million and $1.7 million, respectively. Management believes there are no significant concentrations of credit risk.

RED ROCK RESORTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

  Inventories

        Inventories primarily represent food and beverage items and retail merchandise which are stated at the lower of cost or market. Cost is determined on a weighted-average basis.

  Assets Held for Sale

        The Company classifies assets as held for sale when an asset or asset group meets all of the held for sale criteria in the accounting guidance for impairment and disposal of long-lived assets. Assets held for sale are initially measured at the lower of carrying amount or fair value less cost to sell. At December 31, 2015, assets held for sale represented certain undeveloped land in Las Vegas that is expected to be sold within one year.

  Property and Equipment

        Property and equipment is initially recorded at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, or for leasehold improvements, the shorter of the estimated useful life of the asset or the lease term, as follows:

Buildings and improvements	10 to 45 years
Furniture, fixtures and equipment	3 to 7 years

        Costs of major improvements are capitalized, while costs of normal repairs and maintenance are charged to expense as incurred. Construction in progress is related to the construction or development of property and equipment that has not yet been placed in service for its intended use. Depreciation and amortization of property and equipment commences when the asset is placed in service. When an asset is retired or otherwise disposed, the related cost and accumulated depreciation are removed from the accounts and the gain or loss on disposal is recognized within write-downs and other charges, net. Assets recorded under capital leases are included in property and equipment and amortization of assets recorded under capital leases is included in depreciation expense and accumulated depreciation.

        The Company makes estimates and assumptions when accounting for capital expenditures. The Company's depreciation expense is highly dependent on the assumptions made for the estimated useful lives of its assets. Useful lives are estimated by the Company based on its experience with similar assets and estimates of the usage of the asset. Whenever events or circumstances occur which change the estimated useful life of an asset, the Company accounts for the change prospectively.

  Native American Development Costs

        The Company incurs certain costs associated with development and management agreements entered into with Native American tribes (the "Tribes"). In accordance with the accounting guidance for real estate, costs for the acquisition and related development of land and the casino facilities are capitalized as long-term assets. The Company capitalizes interest on Native American development projects when activities are in progress to prepare the asset for its intended use. The assets are typically transferred to the Tribe when the Tribe secures third-party financing or the gaming facility is completed. Upon transfer of the assets to the Tribe, a long-term receivable is recognized in an amount equal to any remaining carrying amount that has not yet been recovered from the Tribe.

        The Company earns a return on the costs incurred for the acquisition and development of Native American development projects. Due to the uncertainty surrounding the estimated costs to complete

RED ROCK RESORTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

and the collectability of the stated return, the Company accounts for the return earned on Native American development costs using the cost recovery method described in the accounting guidance for real estate sales. In accordance with the cost recovery method, recognition of the return is deferred until the assets are transferred to the Tribe, the carrying amount of the assets has been fully recovered and the return is realizable. Repayment of the advances and the return typically is funded from the Tribe's third-party financing, from the cash flows of the gaming facility, or both.

        The Company evaluates its Native American development costs for impairment whenever events or changes in circumstances indicate that the carrying amount of a project might not be recoverable, taking into consideration all available information. Among other things, the Company considers the status of the project, any contingencies, the achievement of milestones, any existing or potential litigation, and regulatory matters when evaluating its Native American projects for impairment. If an indicator of impairment exists, the Company compares the estimated future cash flows of the project, on an undiscounted basis, to its carrying amount. If the undiscounted expected future cash flows do not exceed the carrying amount, the asset is written down to its estimated fair value, which is typically estimated based on a discounted future cash flow model or market comparables, when available. The Company estimates the undiscounted future cash flows of a Native American development project based on consideration of all positive and negative evidence about the future cash flow potential of the project including, but not limited to, the likelihood that the project will be successfully completed, the status of required approvals, and the status and timing of the construction of the project, as well as current and projected economic, political, regulatory and competitive conditions that may adversely impact the project's operating results.

  Goodwill

        The Company's goodwill primarily resulted from Station LLC's adoption of fresh-start reporting in 2011. The Company tests its goodwill for impairment annually during the fourth quarter of each year, and whenever events or circumstances indicate that it is more likely than not that impairment may have occurred. Impairment testing for goodwill is performed at the reporting unit level, and each of the Company's operating properties is considered a separate reporting unit.

        The Company's annual goodwill impairment testing utilizes a two-step process. In the first step, the estimated fair value of each reporting unit is compared with its carrying amount, including goodwill. The fair value of each reporting unit is estimated using the expected present value of future cash flows along with value indications based on the current valuation multiples of comparable publicly traded companies. If the carrying amount of the reporting unit exceeds its estimated fair value, the second step of the goodwill impairment test is performed to measure the amount of the impairment loss, if any. In the second step, the Company estimates the implied fair value of the reporting unit's goodwill by allocating the estimated fair value of the reporting unit to the assets and liabilities of the reporting unit, as if the reporting unit had been acquired in a business combination. If the carrying amount of the reporting unit's goodwill exceeds its implied fair value, an impairment loss is recognized in an amount equal to the excess.

        The estimation of fair values involves significant judgment by management. Future cash flow estimates are, by their nature, subjective and actual results may differ materially from such estimates. Cash flow estimates are based on the current regulatory, political and economic climates, recent operating information and projections. Such estimates could be negatively impacted by changes in federal, state or local regulations, economic downturns, competition, events affecting various forms of

RED ROCK RESORTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

travel and access to the Company's properties, and other factors. If the Company's estimates of future cash flows are not met, it may have to record impairment charges in the future.

  Indefinite-Lived Intangible Assets

        The Company's indefinite-lived intangible assets primarily represent brands. The fair value of the Company's brands is estimated using a derivation of the income approach to valuation, based on estimated royalties avoided through ownership of the assets, utilizing market indications of fair value. The Company tests its indefinite-lived intangible assets for impairment annually during the fourth quarter of each year, and whenever events or circumstances indicate that it is more likely than not that an asset is impaired. Indefinite-lived intangible assets are not amortized unless it is determined that an asset's useful life is no longer indefinite. The Company periodically reviews its indefinite-lived assets to determine whether events and circumstances continue to support an indefinite useful life. If an indefinite-lived intangible asset no longer has an indefinite life, then the asset is tested for impairment and is subsequently accounted for as a finite-lived intangible asset.

  Finite-Lived Intangible Assets

        The Company's finite-lived intangible assets primarily represent assets related to its management contracts and customer relationships, which are amortized over their estimated useful lives using the straight-line method. The Company periodically evaluates the remaining useful lives of its finite-lived intangible assets to determine whether events and circumstances warrant a revision to the remaining period of amortization.

        The Company's customer relationship intangible asset primarily represents the value associated with its rated casino guests. The initial fair value of the customer relationship intangible asset was estimated based on a variation of the cost approach. The recoverability of the Company's customer relationship intangible asset could be affected by, among other things, increased competition within the gaming industry, a downturn in the economy, declines in customer spending which would impact the expected future cash flows associated with the rated casino guests, declines in the number of customer visits which could impact the expected attrition rate of the rated casino guests, and erosion of operating margins associated with rated casino guests. Should events or changes in circumstances cause the carrying amount of the customer relationship intangible asset to exceed its estimated fair value, an impairment charge in the amount of the excess would be recognized.

        The Company's management contract intangible assets represent the value associated with agreements under which the Company provides management services to various casino properties, primarily Native American casinos which it has developed, and its 50% owned casino properties. The fair values of management contract intangible assets were determined using discounted cash flow techniques based on future cash flows expected to be received in exchange for providing management services. The Company amortizes its management contract intangible assets over their expected useful lives using the straight-line method, beginning when the property commences operations and management fees are being earned. Should events or changes in circumstances cause the carrying amount of a management contract intangible asset to exceed its estimated fair value, an impairment charge in the amount of the excess would be recognized.

RED ROCK RESORTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

  Impairment of Long-Lived Assets

        The Company reviews the carrying amounts of its long-lived assets, other than goodwill and indefinite-lived intangible assets, for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability is evaluated by comparing the estimated future cash flows of the asset, on an undiscounted basis, to its carrying amount. If the undiscounted estimated future cash flows exceed the carrying amount, no impairment is indicated. If the undiscounted estimated future cash flows do not exceed the carrying amount, impairment is measured based on the difference between the asset's estimated fair value and its carrying amount. To estimate fair values, the Company typically uses market comparables, when available, or a discounted cash flow model. Assets to be disposed of are carried at the lower of their carrying amount or fair value less costs of disposal. Fair value of assets to be disposed of is generally estimated based on comparable asset sales, solicited offers or a discounted cash flow model. The Company's long-lived asset impairment tests are performed at the reporting unit level.

        The estimation of fair values involves significant judgment by management. Future cash flow estimates are, by their nature, subjective and actual results may differ materially from such estimates. Estimates of cash flows are based on the current regulatory, political and economic climates, recent operating information and projections. Such estimates could be negatively impacted by changes in federal, state or local regulations, economic downturns, competition, events affecting various forms of travel and access to the Company's properties, and other factors. If the Company's estimates of future cash flows are not met, it may have to record impairment charges in the future.

  Debt Discounts and Debt Issuance Costs

        Debt discounts and costs incurred in connection with the issuance of long-term debt are capitalized and amortized to interest expense using the effective interest method over the expected terms of the related debt agreements. Costs incurred in connection with the issuance of revolving lines of credit are presented in other assets, net in the Company's Consolidated Balance Sheets. All other capitalized costs incurred in connection with the issuance of long-term debt are presented as a direct reduction of Long-term debt, less current portion on the Company's Consolidated Balance Sheets, which is a presentation change from the prior year due to the adoption of new accounting guidance (see Recently Issued and Recently Adopted Accounting Standards).

  Derivative Instruments

        The Company uses interest rate swaps to hedge its exposure to variability in expected future cash flows related to interest payments. In accordance with the accounting guidance for derivatives and hedging activities, the Company records all derivatives on the balance sheet at fair value. The fair values of the Company's derivatives are determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including forward interest rate curves. The Company incorporates credit valuation adjustments to appropriately reflect both its own nonperformance risk and the respective counterparty's nonperformance risk in the fair value measurements.

        The accounting for changes in fair value of derivative instruments (i.e. gains or losses) depends on the intended use of the derivative and whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting.

RED ROCK RESORTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

  Comprehensive Income (Loss)

        Comprehensive income (loss) includes net income (loss) and other comprehensive income (loss), which includes all other non-member changes in equity. Components of the Company's comprehensive income (loss) are reported in the Consolidated Statements of Comprehensive Income (Loss) and Consolidated Statements of Members' Equity, and accumulated other comprehensive income (loss) is included in Members' Equity in the Consolidated Balance Sheets.

  Revenues and Promotional Allowances

        The Company recognizes the net win from gaming activities as casino revenues, which is the difference between gaming wins and losses. The Company recognizes liabilities for funds deposited by customers before gaming play occurs and for chips in the customers' possession. Casino revenues are recognized net of discounts and certain incentives provided to customers under the Company's player rewards program, such as cash back and free slot play. Food and beverage, hotel, and other operating revenues are recognized as the service is provided. Other revenues primarily include revenues from tenant leases, retail outlets, bowling, spas and entertainment. Rental income is recognized over the lease term and contingent rental income is recognized when the right to receive such rental income is established according to the lease agreements.

        Management fee revenue is recognized when the services have been performed, the amount of the fee is determinable and collectability is reasonably assured. Management fee revenue includes reimbursable costs, which represent amounts received or due pursuant to the Company's management agreements with Native American tribes for the reimbursement of expenses, primarily payroll costs, that it incurs on their behalf. The Company recognizes reimbursable cost revenue on a gross basis, with an offsetting amount charged to operating expense.

        The retail value of complimentary goods and services provided to customers is recorded as revenue with a corresponding offsetting amount included in promotional allowances. The estimated departmental costs of providing such complimentary goods and services are included in casino costs and expenses and consisted of the following (amounts in thousands):

	Year Ended December 31,
	2015	2014	2013
Food and beverage	$89,593	$85,555	$83,150
Room	6,216	6,327	7,045
Other	3,807	3,369	2,225

	$99,616	$95,251	$92,420

  Player Rewards Program

        The Company has a player rewards program (the "Rewards Program") which allows customers to earn points based on their gaming activity. Points may be redeemed at all of the Company's Las Vegas area properties for cash, free slot play, food, beverage, rooms, entertainment and merchandise. The Company records a liability for the estimated cost of outstanding points earned under the Rewards Program that management believes ultimately will be redeemed, which totaled $12.3 million and $11.9 million at December 31, 2015 and 2014, respectively. The estimated cost of points expected to be redeemed for cash and free slot play under the Rewards Program reduces casino revenue. The

RED ROCK RESORTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

estimated cost of points expected to be redeemed for food, beverage, rooms, entertainment and merchandise is charged to casino expense. Cost is estimated based on assumptions about the mix of goods and services for which points will be redeemed and the incremental departmental cost of providing the goods and services.

  Slot Machine Jackpots

        The Company does not accrue base jackpots if the Company is not legally obligated to pay the jackpot. A jackpot liability is accrued with a related reduction in casino revenue when the Company is obligated to pay the jackpot, such as the incremental amount in excess of the base jackpot on a progressive game.

  Gaming Taxes

        The Company is assessed taxes based on gross gaming revenue, subject to applicable jurisdictional adjustments. Gaming taxes are included in casino costs and expenses in the Consolidated Statements of Operations. Gaming tax expense, excluding discontinued operations, was as follows (amounts in thousands):

	Year Ended December 31,
	2015	2014	2013
Gaming tax expense	$61,091	$59,756	$58,894

  Share-Based Compensation

        The Company measures its share-based compensation expense at the grant date based on the fair value of the award, which is estimated using the option pricing method, and recognizes this expense over the requisite service period. The Company uses the straight-line method to recognize compensation expense for share-based awards with graded vesting. For share-based compensation awards that it intends to settle partially in cash, the Company applies liability accounting, and compensation expense is measured based on the fair value of these awards, which is remeasured at each reporting period until the liability is settled. See Note 14 for additional information about the Company's share-based compensation.

  Advertising

        The Company expenses advertising costs the first time the advertising takes place. Advertising expense is primarily included in selling, general and administrative expense in the Consolidated Statements of Operations. Advertising expense, excluding discontinued operations, was as follows (amounts in thousands):

	Year Ended December 31,
	2015	2014	2013
Advertising expense	$16,928	$17,498	$17,880

RED ROCK RESORTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

  Income Taxes

        Station Holdco, Station Voteco, Station LLC and Fertitta Entertainment are limited liability companies treated as partnerships for income tax purposes and as such, are pass-through entities and are not liable for income tax in the jurisdictions in which they operate. Accordingly, no provision for income taxes has been made in the consolidated financial statements and the Company has no liability associated with uncertain tax positions.

  Recently Issued and Recently Adopted Accounting Standards

        In February 2016, the Financial Accounting Standards Board ("FASB") issued amended accounting guidance that changes the accounting for leases and requires expanded disclosures about leasing activities. Under the new guidance, lessees will be required to recognize a right-of-use asset and a lease liability, measured on a discounted basis, at the commencement date for all leases with terms greater than twelve months. Lessor accounting will remain largely unchanged, other than certain targeted improvements intended to align lessor accounting with the lessee accounting model and with the updated revenue recognition guidance issued in 2014. Lessees and lessors must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The amended guidance is effective for annual reporting periods (including interim periods within those periods) beginning after December 15, 2018 and early adoption is permitted. The Company is currently evaluating the impact this guidance will have on its financial position and results of operations.

        In April 2015, the FASB issued amended accounting guidance that changes the balance sheet presentation of capitalized debt issuance costs. Under the amended guidance, capitalized debt issuance costs are presented on the balance sheet as a direct deduction from the related debt liability rather than as an asset. The Company early adopted this guidance as of December 31, 2015. Capitalized debt issuance costs of $18.6 million have been presented as a direct deduction from the related debt liabilities at December 31, 2015. In addition, capitalized debt issuance costs of $22.1 million have been reclassified from Other assets to Long-term debt in the Company's Combined Balance Sheet at December 31, 2014 to present such costs as a direct deduction from the related debt liabilities. The adoption had no effect on the Company's results of operations. See Note 10 for further information regarding debt issuance costs.

        In August 2014, the FASB issued amended accounting guidance that defines management's responsibility to evaluate a company's ability to continue as a going concern and to provide related footnote disclosures. For each reporting period, management will be required to evaluate whether there are conditions or events that raise substantial doubt about a company's ability to continue as a going concern within one year from the date the financial statements are issued. The amendments are effective for annual reporting periods (including interim periods within those periods) beginning after December 15, 2016. Early application is permitted. The Company will adopt this guidance in the first quarter of 2017 and does not expect the adoption to have a material impact on its financial position or results of operations.

        In May 2014, the FASB issued a new accounting standard for revenue recognition which requires entities to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new standard supersedes the existing accounting guidance for revenue recognition, including industry-specific guidance, and amends certain accounting guidance for recognition of gains

RED ROCK RESORTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Summary of Significant Accounting Policies (Continued)

and losses on the transfer of non-financial assets. For public companies, the new guidance is effective for annual reporting periods (including interim periods within those periods) beginning after December 15, 2017. Early adoption is permitted for annual reporting periods (including interim periods within those periods) beginning after December 15, 2016. Upon adoption, financial statement issuers may elect to apply the new standard either retrospectively to each prior reporting period presented, or using a modified retrospective approach by recognizing the cumulative effect of initial application and providing certain additional disclosures. The Company will adopt this guidance in the first quarter of 2018. The Company is currently evaluating the impact this guidance will have on its financial position and results of operations, and has not yet determined which adoption method it will elect.

3. Property and Equipment

        Property and equipment consisted of the following (amounts in thousands):

	December 31,
	2015	2014
Land	$201,000	$204,900
Buildings and improvements	1,959,160	1,925,919
Furniture, fixtures and equipment	433,962	343,980
Construction in progress	25,412	37,430

	2,619,534	2,512,229
Accumulated depreciation and amortization	(478,874)	(375,319)

Property and equipment, net	$2,140,660	$2,136,910

        Depreciation expense, excluding discontinued operations, was as follows (amounts in thousands):

	Year Ended December 31,
	2015	2014	2013
Depreciation expense	$119,530	$109,626	$114,931

        At December 31, 2015 and 2014, substantially all of the Company's property and equipment was pledged as collateral for its long-term debt.

4. Goodwill and Other Intangible Assets

        Goodwill, net at each of December 31, 2015 and 2014 was $195.7 million, of which $194.5 million was associated with the Las Vegas operations segment, and the remaining $1.2 million was unallocated. Accumulated goodwill impairment losses at each of December 31, 2015 and 2014 totaled $1.2 million, which was recognized in 2013 related to the impairment of goodwill for two taverns.

RED ROCK RESORTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4. Goodwill and Other Intangible Assets (Continued)

        The Company's intangible assets other than goodwill, excluding discontinued operations, consisted of the following (amounts in thousands):

	December 31, 2015
	Estimated useful life (years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Brands	Indefinite	$77,200	$—	$77,200
License rights	Indefinite	345	—	345
Customer relationships	15	22,800	(6,899)	15,901
Management contracts	7 - 20	115,000	(60,084)	54,916
Beneficial leases	9	3,300	(1,665)	1,635

		$218,645	$(68,648)	$149,997

	December 31, 2014
	Estimated useful life (years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Brands	Indefinite	$77,200	$—	$77,200
License rights	Indefinite	345	—	345
Customer relationships	15	22,800	(5,379)	17,421
Management contracts	7 - 20	115,000	(43,636)	71,364
Beneficial leases	9	3,300	(1,298)	2,002

		$218,645	$(50,313)	$168,332

        Aggregate amortization expense for intangible assets, excluding discontinued operations, was as follows (amounts in thousands):

	Year Ended December 31,
	2015	2014	2013
Aggregate amortization expense	$18,335	$18,335	$14,027

        Estimated annual amortization expense for intangible assets for each of the next five years is as follows (amounts in thousands):

Years Ending December 31,
2016	$18,335
2017	18,335
2018	9,438
2019	8,135
2020	6,913

        The amounts presented above exclude goodwill and intangible assets of Fertitta Interactive. During the year ended December 31, 2014, Fertitta Interactive recognized a goodwill impairment charge of $5.6 million and an impairment charge of $0.9 million for intangible assets other than goodwill, which are included in discontinued operations in the Consolidated Statements of Operations. See Note 20 for additional information.

RED ROCK RESORTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Land Held for Development

        At December 31, 2015, the Company controlled approximately 398 acres of land comprised of seven strategically-located parcels in Las Vegas and Reno, Nevada, each of which is zoned for casino gaming and other uses. The Company owns approximately 378 acres of such land, and the remaining 20 acres is leased from a third-party lessor, as described in Note 19. The Company also owns an additional development site that is zoned for casino gaming and other commercial uses, and which is currently for sale. From time to time the Company may acquire additional parcels or sell portions of its existing sites that are not necessary to the development of additional gaming facilities.

        During the year ended December 31, 2015, the Company engaged a third party real estate firm to assist management in determining the fair value of its land held for development and as a result, recognized an impairment loss of $4.2 million to write down the carrying amount of a parcel of land in Las Vegas to its estimated fair value of $7.0 million. Also during the year ended December 31, 2015, the Company sold certain parcels of land, primarily in northern California, that were previously held for development, and recognized net gains on sale totaling $6.7 million.

        During the year ended December 31, 2014, the Company sold a 101-acre parcel of land held for development in Reno and recognized an impairment loss of $11.7 million to write down the carrying amount of the land to its fair value less cost to sell. During the year ended December 31, 2013, the Company sold certain land in northern California and recognized a loss on disposal of $4.2 million. Gains and losses on land sales are included in Write-downs and other charges, net in the Consolidated Statements of Operations.

        The Company's decision whether to proceed with any new gaming or development opportunity is dependent upon future economic and regulatory factors, the availability of acceptable financing and competitive and strategic considerations. As many of these considerations are beyond the Company's control, no assurances can be made that it will be able to proceed with any particular project.

6. Investments in Joint Ventures and Variable Interest Entities

        Station LLC holds a 50% investment in MPM, which manages Gun Lake. Based on the terms of the MPM operating agreement and a qualitative analysis, the Company has determined that MPM is a VIE. Station LLC consolidates MPM in its financial statements because it directs the activities of MPM that most significantly impact MPM's economic performance and has the right to receive benefits and the obligation to absorb losses that are significant to MPM. In addition, under the terms of the operating agreement, Station LLC was required to provide the majority of MPM's initial financing and could be required to provide financing to MPM in the future. The assets of MPM reflected in the Company's Consolidated Balance Sheets at December 31, 2015 and 2014 included a management contract intangible asset with a carrying amount of $21.7 million and $31.9 million, respectively, and management fees receivable of $3.4 million and $3.2 million, respectively. MPM's assets may be used only to settle MPM's obligations, and MPM's beneficial interest holders have no recourse to the general credit of the Company. See Note 6 for information about MPM's management agreement with Gun Lake.

        The Company has various other investments in 50% owned joint ventures which are accounted for using the equity method, including three 50% owned smaller casino properties. In April 2015, the Company sold its 50% investment in a joint venture which owned undeveloped land in North Las Vegas. Under the equity method, original investments are initially recorded at cost and are adjusted by the investor's share of earnings, losses and distributions of the joint venture. The carrying amount of the Company's investment in one of the smaller casino properties has been reduced below zero and is presented as a deficit investment balance in the Consolidated Balance Sheets because the Company has received distributions in excess of its investment in the casino.

RED ROCK RESORTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. Investments in Joint Ventures and Variable Interest Entities (Continued)

        The Company also holds certain investments in unconsolidated VIEs of which the Company is not the primary beneficiary that are accounted for using the equity method. At December 31, 2015 and 2014, these investments included 50% investments in certain restaurants at the Company's properties and totaled $6.3 million and $8.8 million, respectively. In January 2016, one of these restaurants closed and the joint venture ended. At December 31, 2014, the Company held a $1.7 million investment in an unconsolidated VIE ("Tejon"), which was formed to develop and manage a casino resort for the Tejon Indian Tribe. In May 2015, the Company withdrew from Tejon and wrote off its $1.8 million investment, and all of its obligations associated with Tejon ceased. The equity method investments of the Company are not, in the aggregate, material in relation to its financial position or results of operations.

7. Native American Development

        Following is information about the Company's Native American development activities.

  North Fork Rancheria of Mono Indian Tribe

        The Company has development and management agreements with the North Fork Rancheria of Mono Indians (the "Mono"), a federally recognized Native American tribe located near Fresno, California, which were originally entered into in 2003. In August 2014, the Mono and the Company entered into the Second Amended and Restated Development Agreement (the "Development Agreement") and the Second Amended and Restated Management Agreement (the "Management Agreement"). Pursuant to those agreements, the Company will assist the Mono in developing and operating a gaming and entertainment facility (the "North Fork Project") to be located in Madera County, California. The Company purchased a 305-acre parcel of land located on Highway 99 north of the city of Madera (the "North Fork Site"), which was taken into trust for the benefit of the Mono by the Department of the Interior ("DOI") in February 2013.

        As currently contemplated, the North Fork Project is expected to include approximately 2,000 slot machines, approximately 40 table games, and several restaurants. Development of the North Fork Project is subject to certain governmental and regulatory approvals, including, but not limited to, approval of the Management Agreement by the National Indian Gaming Commission ("NIGC").

        Under the terms of the Development Agreement, the Company has agreed to arrange the financing for the ongoing development costs and construction of the facility. Prior to obtaining third-party financing, the Company will contribute significant financial support to the North Fork Project. The Company's advances are expected to be repaid from the proceeds of the third-party financing or from the Mono's gaming revenues; however, there can be no assurance that the advances will be repaid. STN began capitalizing reimbursable advances related to the North Fork Project in 2003. Through December 31, 2015, advances toward the development of the North Fork Project totaled $27.0 million, primarily to complete the environmental impact study, secure the North Fork Site and defend the actions filed challenging the North Fork Project. The carrying amount of the advances was reduced to fair value as a result of Station LLC's adoption of fresh-start reporting in 2011. At December 31, 2015, the carrying amount of the advances was $11.9 million. Reimbursable advances to the Mono incurred prior to February 1, 2013 bear interest at the prime rate plus 1.5%, advances from February 1, 2013 through July 1, 2014 bear interest at 10% per annum, and advances after July 1, 2014 bear interest at LIBOR plus 12% per annum. In accordance with the Company's accounting policy,

RED ROCK RESORTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. Native American Development (Continued)

accrued interest on the advances will not be recognized in income until the carrying amount of the advances has been recovered.

        The term of the Development Agreement ends seven years from the commencement of gaming operations at the facility. The Company will receive a development fee of 4% of the costs of construction (as defined in the Development Agreement) for its development services, which will be paid upon the commencement of gaming operations at the facility. The Management Agreement has a term of seven years from the opening of the facility. The Management Agreement allows the Company to receive a management fee of 40% of the facility's net income. The Management Agreement includes termination provisions whereby either party may terminate the agreement for cause, and the Management Agreement may also be terminated at any time upon agreement of the parties. There is no provision in the Management Agreement allowing the tribe to buy-out the agreement prior to its expiration. The Management Agreement provides that the Company will train the Mono tribal members such that they may assume responsibility for managing the facility upon the expiration of the agreement.

        Upon termination or expiration of the Management Agreement and Development Agreement, the Mono will continue to be obligated to repay any unpaid principal and interest on the advances from the Company, as well as certain other amounts that may be due, such as management fees. Amounts due to the Company under the Development Agreement and Management Agreement are secured by substantially all of the assets of the North Fork Project except the North Fork Site. In addition, the Development Agreement and Management Agreement contain waivers of the Mono's sovereign immunity from suit for the purpose of enforcing the agreements or permitting or compelling arbitration and other remedies.

        In September 2011, the Assistant Secretary of the Interior for Indian Affairs issued his determination that gaming on the North Fork Site would be in the best interest of the Mono and would not be detrimental to the surrounding community. In August 2012, Edmund G. Brown, Jr., the Governor of California, concurred with the Assistant Secretary's determination that placing the North Fork Site in trust was in the best interest of the Mono and was not detrimental to the surrounding community and signed a new tribal-state Class III gaming compact (the "Compact") between the State of California (the "State") and the Mono. The California Assembly and Senate subsequently passed Assembly Bill 277 ("AB 277") ratifying the Compact. In October 2013, the Bureau of Indian Affairs ("BIA") published notice in the Federal Register that the Compact was deemed effective. The Compact was to regulate gaming at the North Fork Project, and provided for the Mono to operate up to 2,000 slot machines in return for sharing up to 15% of the net revenues from Class III gaming devices with the State, Madera County, the City of Madera, and other Native American tribes, which included payments due to local authorities under any memorandum of understanding.

        In November 2013, opponents of the North Fork Project qualified a referendum that became known as "Proposition 48" to place AB 277 on the November 2014 state-wide ballot in California. The opponents of the North Fork Project contend that the qualification of Proposition 48 suspended the effectiveness of AB 277 and that the Compact would be void unless Proposition 48 was approved by a majority of voters voting in that election. In November 2014, Proposition 48 failed. In March 2015, the Mono sued the State seeking the right to operate Class III gaming at the North Fork Project (see North Fork Rancheria of Mono Indians v. State of California). No assurances can be provided as to whether the Mono will be successful in obtaining a tribal-state compact or obtaining the right to

RED ROCK RESORTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. Native American Development (Continued)

conduct Class III gaming on the North Fork Site pursuant to procedures adopted by the Secretary of the Interior. In December 2015, the Mono submitted the Management Agreement, and certain related documents to the NIGC.

        The following table summarizes the Company's evaluation at December 31, 2015 of each of the critical milestones necessary to complete the North Fork Project.

As of December 31, 2015
Federally recognized as a tribe by the BIA	Yes
Date of recognition	Federal recognition was terminated in 1961 and restored in 1983.
Tribe has possession of or access to usable land upon which the project is to be built	The DOI accepted approximately 305 acres of land for the project into trust for the benefit of the Mono in February 2013.
Status of obtaining regulatory and governmental approvals:
Tribal-state compact

A compact was negotiated and signed by the Governor of California and the Mono in August 2012. The Compact was ratified by the California State Assembly and Senate in May 2013 and June 2013, respectively. Opponents of the North Fork Project qualified a referendum, "Proposition 48," for a state-wide ballot challenging the legislature's ratification of the Compact. In November 2014, Proposition 48 failed. The North Fork Project's opponents contend that the failure of Proposition 48 nullified the ratification of the Compact and, therefore, the Compact is not in effect. In March 2015, the Mono filed suit against the State (see North Fork Rancheria of Mono Indians v. State of California) to obtain a compact with the State or procedures from the Assistant Secretary of the Interior for Indian Affairs under which Class III gaming may be conducted on the North Fork Site. In November 2015, the district court issued its order granting judgment in favor of the Mono and ordering the parties to conclude a compact within 60 days. The parties were unable to conclude a compact and the court ordered mediation. On February 8, 2016, the mediation was conducted and on February 11, 2016, the mediator issued her decision selecting the Mono's compact as the compact that best comports with the law and the orders from the district court. The State has 60 days in which to consent to the selected compact or it will be submitted to the Secretary of the Interior for the adoption of procedures to allow the Mono to conduct Class III gaming at the North Fork Site. No assurances can be provided as to whether the Mono will be successful in obtaining a tribal-state compact or Secretarial procedures to conduct Class III gaming on the North Fork Site.

RED ROCK RESORTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. Native American Development (Continued)

As of December 31, 2015
Approval of gaming compact by DOI	The Compact was submitted to the DOI on July 9, 2013. In October 2013, notice of the Compact taking effect was published in the Federal Register.
Record of decision regarding environmental impact published by BIA

In November 2012, the record of decision for the Environmental Impact Statement for the North Fork Project was issued by the BIA. In December 2012, the Notice of Intent to take land into trust was published in the Federal Register.

BIA accepting usable land into trust on behalf of the tribe	The North Fork Site was accepted into trust in February 2013.
Approval of management agreement by NIGC

In December 2015, the Mono submitted the Second Amended and Restated Management Agreement, and certain related documents, to the NIGC. Approval of the Management Agreement by the NIGC is expected to occur following the Mono's written request for such approval. The Company believes the Management Agreement will be approved because the terms and conditions thereof are consistent with the provisions of the Indian Gaming Regulatory Act.

Gaming licenses:
Type

Current plans for the North Fork Project include Class II and Class III gaming, which requires that the Mono enters into a compact with the State or obtains Secretarial procedures to conduct Class III gaming on the North Fork Site and that the Management Agreement be approved by the NIGC.

Number of gaming devices allowed	The Compact permitted a maximum of 2,000 Class III slot machines at the facility. There is no limit on the number of Class II gaming devices that the Mono can offer.
Agreements with local authorities

The Mono has entered into memoranda of understanding with the City of Madera, the County of Madera and the Madera Irrigation District under which the Mono agreed to pay one-time and recurring mitigation contributions, subject to certain contingencies.

RED ROCK RESORTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. Native American Development (Continued)

        Following is a discussion of legal matters related to the North Fork Project.

        Stand Up For California! v. Dept. of the Interior.    In December 2012, Stand Up for California!, several individuals and the Ministerial Association of Madera (collectively, the "Stand Up" plaintiffs) filed a complaint against the DOI, the BIA and the Secretary of Interior and Assistant Secretary of the Interior, in their official capacities, seeking to overturn the Secretary's determination to take the North Fork Site into trust for the purposes of gaming (the "North Fork Determination") and seeking declaratory and injunctive relief to prevent the United States from taking the North Fork Site into trust. The Mono filed a motion to intervene as a party to the lawsuit, which was granted. In January 2013, the Court denied the Stand Up plaintiffs' Motion for Preliminary Injunction and the United States accepted the North Fork Site into trust for the benefit of the Mono in February 2013. In June 2013, the court granted the Stand Up plaintiffs leave to amend their complaint to add a claim alleging that the federal defendants failed to comply with the requirements of the Clean Air Act and the Stand Up plaintiffs subsequently filed an amended Complaint for Declaratory and Injunctive Relief challenging the validity of the Compact and alleging that the North Fork Site should be taken out of trust because the purposes for which it was taken into trust are no longer valid. The parties' motions for summary judgment, oppositions to motions for summary judgment and responses were all filed by April 2015. The parties are currently awaiting a hearing date for oral argument or a decision on the pleadings.

        Stand Up For California! v. Brown.    In March 2013, Stand Up for California! and Barbara Leach, a local resident, filed a complaint for declaratory relief and petition for writ of mandate in California Superior Court for the County of Madera against California Governor Edmund G. Brown, Jr., alleging that Governor Brown violated the California constitutional separation-of-powers doctrine when he concurred in the North Fork Determination. The complaint sought to vacate and set aside the Governor's concurrence. Plaintiffs' complaint was subsequently amended to include a challenge to the constitutionality of AB 277. The Mono intervened as a defendant in the lawsuit and both the State and the Mono filed demurrers to plaintiffs' complaint. In March 2014, the court issued its Judgment of Dismissal dismissing plaintiffs' amended complaint. In September 2014, plaintiffs filed their opening appellate brief appealing the Judgment of Dismissal. The State and the Mono subsequently filed their responsive briefs and the plaintiffs filed their reply brief in January 2015. The parties are currently awaiting a hearing date for oral arguments or a decision on the appellate briefs. Prior to the court's issuing its Judgment of Dismissal, the Mono filed a Cross-Complaint against the State alleging that Proposition 48 was invalid and unenforceable to the extent that it purports to invalidate the legislative ratification of the Compact. The State and the plaintiffs filed demurrers seeking to dismiss the Cross-Complaint. In June 2014, the court sustained the plaintiffs' and the State's demurrers and dismissed the Mono's Cross-Complaint. The Mono timely filed their notice of appeal for dismissal of the Cross-Complaint and in June 2015, filed their opening appellate brief. In September 2015, plaintiffs and the State filed their responsive briefs and in November 2015, the Mono filed its reply brief.

        North Fork Rancheria of Mono Indians v. State of California.    In March 2015, the Mono filed a complaint against the State alleging that the State violated 25 U.S.C. Section 2710(d)(7) et. seq. by failing to negotiate with the Mono in good faith to enter into a tribal-state compact governing Class III gaming on the Mono's Indian lands. The compliant sought a declaration that the State failed to negotiate in good faith to enter into an enforceable tribal-state compact and an order directing the State to conclude an enforceable tribal-state compact within 60 days or submit to mediation. The State

RED ROCK RESORTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. Native American Development (Continued)

filed its answer to the Mono's complaint in May 2015. The Mono's motion for judgment on the pleadings was filed in August 2015 and the State's opposition and cross motion for judgment on the pleadings was filed in September 2015. The Mono's reply was filed in October 2015 and the State's reply brief was filed in October 2015. In November 2015, the district court issued its order granting judgment in favor of the Mono and ordering the parties to conclude a compact within 60 days. The parties were unable to conclude a compact within such period and on January 13, 2016 the district court filed its Order to Show Cause as to why the court should not order the parties to submit to mediation. On January 26, 2016, the court filed its order confirming the selection of a mediator and requiring the parties to submit their last, best offers for a compact to the mediator within ten days. On February 8, 2016, the mediation was conducted and on February 11, 2016, the mediator issued her decision selecting the Mono's compact as the compact that best comports with the law and the orders from the district court. The State has 60 days in which to consent to the selected compact or it will be submitted to the Secretary of the Interior for the adoption of procedures to allow the Mono to conduct Class III gaming at the North Fork Site.

        The timing of this type of project is difficult to predict and is dependent upon the receipt of the necessary governmental and regulatory approvals. There can be no assurance as to when, or if, these approvals will be obtained. The Company currently estimates that construction of the facility may begin in the next 36 to 48 months and estimates that the facility would be completed and opened for business approximately 18 months after construction begins. There can be no assurance, however, that the North Fork Project will be completed and opened within this time frame or at all. The Company expects to assist the Mono in obtaining third-party financing for the North Fork Project once all necessary regulatory approvals have been received and prior to commencement of construction; however, there can be no assurance that the Company will be able to obtain such financing for the North Fork Project on acceptable terms or at all.

        The Company has evaluated the likelihood that the North Fork Project will be successfully completed and opened, and has concluded that at December 31, 2015, the likelihood of successful completion is in the range of 65% to 75%. The Company's evaluation is based on its consideration of all available positive and negative evidence about the status of the North Fork Project, including, but not limited to, the status of required regulatory approvals, as well as the progress being made toward the achievement of all milestones and the successful resolution of all contingencies. There can be no assurance that the North Fork Project will be successfully completed nor that future events and circumstances will not change the Company's estimates of the timing, scope, and potential for successful completion or that any such changes will not be material. In addition, there can be no assurance that the Company will recover all of its investment in the North Fork Project even if it is successfully completed and opened for business.

  The Federated Indians of Graton Rancheria

        The Company assisted the Federated Indians of Graton Rancheria (the "Graton Tribe"), a federally-recognized Indian tribe, in designing, developing and financing Graton Resort Casino ("Graton Resort") in Sonoma County, California, pursuant to a seven-year development agreement. The Company manages Graton Resort on behalf of the Graton Tribe under a management agreement, which is described in Note 8.

RED ROCK RESORTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. Native American Development (Continued)

        Upon completion of Graton Resort in November 2013, the Company earned a development fee of approximately $8.2 million representing 2% of the cost of the project, which is included in management fee revenue in the Consolidated Statement of Operations for the year ended December 31, 2013. During the year ended December 31, 2015, Graton Resort began construction on a $175.0 million expansion, which will include a 200-room hotel, convention space and other resort amenities. The expansion will be financed by Graton Resort and developed by the Company. As the developer, the Company will earn a development fee representing 2% of the cost of the expansion. Fees earned by the Company in connection with the ongoing development are included in management fee revenue in the Consolidated Statements of Operations. The expansion is expected to be completed in late 2016.

        Prior to securing third-party financing, the Company made reimbursable advances to the Graton Tribe for development of Graton Resort. Upon completion of Graton Resort's third-party financing in 2012, the Company received a $194.2 million partial repayment of the advances. During the year ended December 31, 2014, the advances were repaid in full. Fair value adjustments recognized by Station LLC upon adoption of fresh-start reporting in 2011 resulted in a decrease in the carrying amount of the advances, and repayments in excess of the carrying amount of the advances have been reflected as gains on Native American development in the Consolidated Statements of Operations.

8. Management Agreements

  The Federated Indians of Graton Rancheria

        The Company manages Graton Resort on behalf of the Graton Tribe. Graton Resort is located just west of U.S. Highway 101 in Rohnert Park, California, approximately 43 miles north of downtown San Francisco, and is the largest gaming and entertainment facility in the Bay Area. The management agreement for Graton Resort will expire in November 2020. The Company will receive a management fee of 24% of Graton Resort's net income (as defined in the management agreement) in years 1 through 4 and 27% of Graton Resort's net income in years 5 through 7. Excluding reimbursable expenses, management fees from Graton Resort totaled $43.0 million, $27.3 million, and $6.5 million for the years ended December 31, 2015 and 2014 and for the period from November 5, 2013 through December 31, 2013, respectively. The management agreement may be terminated under certain circumstances, including but not limited to, material breach, changes in regulatory or legal status, and mutual agreement of the parties. There is no provision in the management agreement allowing the Graton Tribe to buy-out the management agreement prior to its expiration. Under the terms of the management agreement, the Company will provide training to the Graton Tribe such that the tribe may assume responsibility for managing Graton Resort upon expiration of the seven-year term of the management agreement. Upon termination or expiration of the management and development agreements, the Graton Tribe will continue to be obligated to pay certain amounts that may be due to the Company, such as management fees. Amounts due to the Company under the management and development agreements are subordinate to the obligations of the Graton Tribe under its third-party financing. The management and development agreements contain waivers of the Graton Tribe's sovereign immunity from suit for the purpose of enforcing the agreements or permitting or compelling arbitration and other remedies.

RED ROCK RESORTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Management Agreements (Continued)

  Gun Lake Casino

        The Company holds a 50% interest in MPM, which manages Gun Lake Casino in Allegan County, Michigan, under a management agreement with the Match-E-Be-Nash-She-Wish Band of Pottawatomi Indians of Michigan, a federally recognized Native American tribe commonly referred to as the Gun Lake Tribe. Gun Lake, which opened in February 2011, is located on U.S. Highway 131 and 129th Avenue, approximately 25 miles south of Grand Rapids, Michigan and 27 miles north of Kalamazoo, Michigan. The management agreement expires in February 2018 and provides for a management fee of 30% of Gun Lake's net income (as defined in the management agreement) to be paid to MPM. Excluding reimbursable expenses, MPM's management fee revenue from Gun Lake included in the Consolidated Statements of Operations for the years ended December 31, 2015, 2014 and 2013, totaled $37.7 million, $33.3 million and $31.8 million, respectively. Under the terms of the MPM operating agreement, the Company's portion of the management fee is 50% of the first $24.0 million of management fees, 83% of the next $24.0 million of management fees and 93% of any management fees in excess of $48.0 million, each calculated on an annual basis. The Company receives monthly cash distributions from MPM representing its portion of the management fees, less certain expenses of MPM, and the remainder of MPM's distributable cash is required to be distributed to MPM's noncontrolling interest holders and investors.

  Other Managed Properties

        The Company is the managing partner of three 50% owned smaller casino properties in the Las Vegas regional market and receives a management fee equal to 10% of earnings before interest, taxes, depreciation and amortization ("EBITDA") from these properties.

  Reimbursable Costs

        Management fee revenue includes reimbursable payroll and other costs, primarily related to Graton Resort. Reimbursable costs totaled $7.3 million, $7.5 million and $12.6 million for the years ended December 31, 2015, 2014 and 2013, respectively.

9. Other Accrued Liabilities

        Other accrued liabilities consisted of the following (amounts in thousands):

	December 31,
	2015	2014
Accrued payroll and related	$36,359	$35,159
Accrued gaming and related	42,610	41,718
Construction payables and equipment purchase accruals	13,686	7,600
Note payable	5,935	—
Interest rate swap	—	4,149
Other	33,609	32,810

	$132,199	$121,436

RED ROCK RESORTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Long-term Debt

        Long-term debt consisted of the following (amounts in thousands):

	December 31,
	2015	2014
$1.625 billion Term Loan Facility, due March 1, 2020, interest at a margin above LIBOR or base rate (4.25% at December 31, 2015 and 2014), net of unamortized discount and deferred issuance costs of $45.6 million and $56.4 million, respectively	$1,423,026	$1,489,481
$350 million Revolving Credit Facility, due March 1, 2018, interest at a margin above LIBOR or base rate (6.00% at December 31, 2015)	20,000	—
$500 million 7.50% Senior Notes, due March 1, 2021, net of unamortized discount and deferred issuance costs of $11.3 million and $13.0 million at December 31, 2015 and 2014, respectively	488,735	487,044
Restructured Land Loan, due June 16, 2016, interest at a margin above LIBOR or base rate (3.92% and 3.67% at December 31, 2015 and 2014, respectively), net of unamortized discount of $2.1 million and $6.7 million, respectively	112,517	106,783
Other long-term debt, weighted-average interest of 4.46% and 4.21% at December 31, 2015 and 2014, respectively, net of unamortized deferred issuance costs of $0.4 million and $0.1 million, respectively, maturity dates ranging from 2016 to 2027	110,919	62,056

	2,155,197	2,145,364
Current portion of long-term debt	(88,937)	(83,892)

Long-term debt, net	$2,066,260	$2,061,472

  Credit Facility

        In March 2013, Station LLC entered into a credit agreement (the "Credit Facility") with a $1.625 billion term loan facility (the "Term Loan Facility") and a $350.0 million revolving credit facility (the "Revolving Credit Facility"). The Term Loan Facility is fully drawn and will mature on March 1, 2020. The Company may, at its option, prepay the Term Loan Facility at par. In March 2014, Station LLC completed a repricing of the Term Loan Facility. The interest rate under the amended Term Loan Facility is at Station LLC's option, either LIBOR plus 3.25% or base rate plus 2.25%, subject to a minimum LIBOR rate of 1.00%. The Company evaluated the repricing transaction on a lender by lender basis and accounted for the portion of the transaction that did not meet the criteria for debt extinguishment as a debt modification. As a result of the repricing transaction, the Company recognized a $4.1 million loss on extinguishment of debt, which included $2.4 million in third-party fees and the write-off of $1.7 million in unamortized debt discount and debt issuance costs related to the repriced debt.

        The interest rate under the Revolving Credit Facility is at Station LLC's option, either LIBOR plus a margin of up to 3.50%, or base rate plus a margin of up to 2.50%, subject to a leverage-based grid. Additionally, Station LLC is subject to a fee of 0.50% per annum on the unused portion of the Revolving Credit Facility. Subject to the satisfaction of certain conditions, amounts may be borrowed under the Revolving Credit Facility, which shall be fully available at any time prior to maturity on

RED ROCK RESORTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Long-term Debt (Continued)

March 1, 2018. At December 31, 2015, the Company's borrowing availability under the Revolving Credit Facility was $296.8 million, which is net of $20.0 million in outstanding borrowings and $33.2 million in outstanding letters of credit and similar obligations.

        Subject to obtaining additional commitments under the Credit Facility, Station LLC has the ability to increase its borrowing capacity thereunder in an aggregate principal amount not to exceed the greater of (a) $350.0 million and (b) an unlimited amount, if certain conditions are met and pro forma first lien leverage is less than or equal to 4.5x. Station LLC's ability to incur additional debt pursuant to such increased borrowing capacity is subject to compliance with the covenants in the Credit Facility and the indenture governing Station LLC's 7.50% Senior Notes, including pro forma compliance with the financial covenants contained in the Credit Facility and compliance with covenants contained in the Credit Facility and indenture limiting the ability of Station LLC to incur additional indebtedness.

        All of Station LLC's obligations under the Credit Facility are guaranteed by all subsidiaries of Station LLC other than unrestricted subsidiaries. At December 31, 2015, the unrestricted subsidiaries were NP Landco Holdco LLC ("Landco Holdco") and its subsidiaries, MPM and NP Restaurant Holdco LLC ("Restaurant Holdco"). The Credit Facility is secured by substantially all of the current and future personal property assets of Station LLC and the restricted subsidiaries, and mortgages on certain real property and improvements owned or leased by Station LLC and the restricted subsidiaries, and certain after-acquired real property based on thresholds. The Credit Facility is also secured by a pledge of all of Station LLC's equity.

        Station LLC is required to make quarterly principal payments of 0.25% of the original principal amount of the Term Loan Facility. Station LLC is also required to make prepayments on the Term Loan Facility with a portion of its excess cash flow as follows: (i) 50% of excess cash flow so long as no default has occurred and its total leverage ratio is above 4.50 to 1.00 or a default has occurred and is continuing, (ii) 25% of excess cash flow so long as no default has occurred and its total leverage ratio is less than or equal to 4.50 to 1.00, or (iii) 0% of excess cash flow so long as no default has occurred and its total leverage ratio is less than or equal to 3.50 to 1.00. A mandatory prepayment of $43.7 million is expected to be paid by April 2016 pursuant to the excess cash flow provisions of the Term Loan Facility. This expected payment is included in current portion of long-term debt on the Consolidated Balance Sheet at December 31, 2015. In addition, subject to certain customary carve-outs and reinvestment provisions, Station LLC is required to use all net cash proceeds of asset sales or other dispositions, all proceeds from the issuance or incurrence of additional debt, and all proceeds from the receipt of insurance and condemnation awards to make prepayments on the Term Loan Facility.

        The credit agreement governing the Credit Facility contains a number of customary covenants that, among other things and subject to certain exceptions, restrict Station LLC's ability and the ability of its restricted subsidiaries to incur or guarantee additional debt; create liens on collateral; engage in mergers, consolidations or asset dispositions; make distributions; make investments, loans or advances; engage in certain transactions with affiliates or subsidiaries; engage in lines of business other than its core business and related businesses; or issue certain preferred units. The credit agreement governing the Revolving Credit Facility also includes requirements that Station LLC maintain a maximum total leverage ratio ranging from 6.00 to 1.00 at December 31, 2015 to 5.00 to 1.00 in 2017 and a minimum interest coverage ratio of 3.00 to 1.00, provided that a default of the financial ratio covenants shall only become an event of default under the Term Loan Facility if the lenders providing the Revolving Credit

RED ROCK RESORTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Long-term Debt (Continued)

Facility take certain affirmative actions after the occurrence of a default of such financial ratio covenants. At December 31, 2015, Station LLC's total leverage ratio was 4.33 to 1.00 and its interest coverage ratio was 4.09 to 1.00 as defined in the Credit Facility, and Station LLC believes it was in compliance with all applicable covenants at December 31, 2015.

        The credit agreement governing the Credit Facility contains a number of customary events of default including, among other things, nonpayment of principal when due; nonpayment of interest, fees or other amounts after a five business day grace period; material inaccuracy of representations and warranties; violation of covenants (subject, in the case of certain covenants, to certain grace periods); cross-default; bankruptcy events; certain Employee Retirement Income Security Act events; material judgments; and a change of control. If any event of default occurs, the lenders under the Credit Facility would be entitled to take various actions, including accelerating amounts due thereunder and taking all actions permitted to be taken by a secured creditor.

  7.50% Senior Notes

        In March 2013, Station LLC issued $500.0 million in aggregate principal amount of 7.50% senior notes due March 1, 2021 (the "7.50% Senior Notes"), pursuant to the Indenture among Station LLC, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee. The 7.50% Senior Notes are guaranteed by all subsidiaries of Station LLC other than unrestricted subsidiaries including Landco Holdco and its subsidiaries, MPM, and Restaurant Holdco. The 7.50% Senior Notes are not guaranteed by Station Holdco, Station Voteco or Fertitta Entertainment. Interest is due March 1 and September 1 of each year.

        Station LLC may redeem all or a portion of the 7.50% Senior Notes at the redemption prices (expressed as percentages of the principal amount) set forth below plus accrued and unpaid interest and additional interest to the applicable redemption date:

Years Beginning March 1,	Percentage
2016	105.625%
2017	103.750%
2018	101.875%
2019 and thereafter	100.000%

        The Indenture governing the 7.50% Senior Notes requires that Station LLC offer to purchase the 7.50% Senior Notes at a purchase price in cash equal to 101% of the aggregate principal amount outstanding plus accrued and unpaid interest thereon if the Station LLC experiences certain change of control events (as defined in the Indenture). The Indenture also requires that Station LLC make an offer to repurchase the 7.50% Senior Notes at a purchase price equal to 100% of the principal amount of the purchased notes if it has excess net proceeds (as defined in the Indenture) from certain asset sales.

        The Indenture contains a number of customary covenants that, among other things and subject to certain exceptions, restrict Station LLC's ability and the ability of its restricted subsidiaries to incur or guarantee additional debt; create liens; engage in mergers, consolidations or asset dispositions; enter into certain transactions with affiliates; engage in lines of business other than its core business and related businesses; or pay dividends or distributions (other than customary tax distributions). These

RED ROCK RESORTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Long-term Debt (Continued)

covenants are subject to a number of exceptions and qualifications as set forth in the Indenture. The Indenture also provides for events of default which, if any of them occurs, would permit or require the principal and accrued interest on the 7.50% Senior Notes to be declared due and payable.

        The net proceeds of the 7.50% Senior Notes and the Credit Facility, together with cash on hand, were used to refinance all of Station LLC's then outstanding senior notes and credit agreements and to pay associated fees and expenses. Station LLC evaluated the March 2013 refinancing transactions in accordance with the accounting standards for debt modifications and extinguishments. Because certain lenders under the 7.50% Senior Notes and the Credit Facility were lenders under the previous debt arrangements, Station LLC applied the accounting guidance on a lender by lender basis. Station LLC recognized a loss on debt extinguishment of $146.8 million during 2013, primarily representing the write-off of unamortized debt discount and debt issuance costs related to the refinanced debt. Station LLC accounted for the portions of the transactions that did not meet the criteria for debt extinguishment as debt modifications. In connection with the March 2013 transactions, Station LLC paid $35.9 million in fees and costs, of which $23.2 million was capitalized.

  Restructured Land Loan

        On June 17, 2011, an indirect wholly owned subsidiary of Station LLC, CV PropCo, LLC ("CV Propco"), as borrower, entered into an amended and restated credit agreement (the "Restructured Land Loan") with Deutsche Bank AG Cayman Islands Branch ("Deutsche Bank") and JPMorgan Chase Bank, N.A. as initial lenders (the "Land Loan Lenders"), consisting of a term loan facility with a principal amount of $105.0 million. The initial maturity date of the Restructured Land Loan is June 16, 2016. The interest rate on the Restructured Land Loan is, at Station LLC's option, either LIBOR plus 3.50%, or base rate plus 2.50% for the first five years. All interest on the Restructured Land Loan will be paid in kind for the first five years. CV Propco has two options to extend the maturity date for an additional year to be available subject to absence of default, payment of up to a 1.00% extension fee for each year, and a step-up in interest rate to not more than LIBOR plus 4.50% or base rate plus 3.50% in the sixth year, and not more than LIBOR plus 5.50% or base rate plus 4.50% in the seventh year. In addition, CV Propco is required to enter into an interest rate agreement that fixes or caps LIBOR at 5.00% during each of the extended maturity periods. Interest accruing in the sixth and seventh years shall be paid in cash. There are no scheduled minimum principal payments prior to final stated maturity, but the Restructured Land Loan is subject to mandatory prepayments with excess cash and, subject to certain exceptions, with casualty or condemnation proceeds. CV Propco has the intent and ability to execute the first one-year extension option which would extend the maturity date to June 16, 2017, and accordingly, the amounts outstanding under the Restructured Land Loan were excluded from the current portion of long-term debt at December 31, 2015.

        The credit agreement governing the Restructured Land Loan contains a number of customary covenants that, among other things and subject to certain exceptions, restrict CV Propco's ability and the ability of its restricted subsidiaries to incur or guarantee additional debt; create liens on collateral; engage in activity that requires CV Propco to be licensed as a gaming company; engage in mergers, consolidations or asset dispositions; make distributions; make investments, loans or advances; engage in certain transactions with affiliates or subsidiaries; or make capital expenditures. The Company believes CV Propco was in compliance with all applicable covenants at December 31, 2015.

RED ROCK RESORTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Long-term Debt (Continued)

        The credit agreement governing the Restructured Land Loan contains a number of customary events of default (subject to grace periods and cure rights). If any event of default occurs, the lenders under the Restructured Land Loan would be entitled, in certain cases, to take various actions, including accelerating amounts due thereunder and taking all actions permitted to be taken by a secured creditor.

        The Restructured Land Loan is guaranteed by NP Tropicana LLC ("NP Tropicana," an indirect subsidiary of Station LLC), Landco Holdco (a subsidiary of Station LLC and parent of CV Propco and NP Tropicana) and all subsidiaries of CV Propco. The Restructured Land Loan is secured by a pledge of the equity of CV Propco and NP Tropicana and all tangible and intangible assets of NP Tropicana, Landco Holdco and CV Propco and its subsidiaries, principally consisting of land located on the southern end of Las Vegas Boulevard at Cactus Avenue and land surrounding Wild Wild West. The Restructured Land Loan is also secured by the leasehold interest in the land on which Wild Wild West is located. The land carry costs of CV Propco are supported by Station LLC under a limited support agreement and recourse guaranty (the "Limited Support Agreement"). Under the Limited Support Agreement, Station LLC guarantees the net operating costs of CV Propco and NP Tropicana. Such net operating costs include timely payment of all capital expenditures, taxes, insurance premiums, other land carry costs and any indebtedness payable by CV Propco (excluding debt service for the Restructured Land Loan), as well as rent, capital expenditures, taxes, management fees, franchise fees, maintenance, and other costs of operations and ownership payable by NP Tropicana. Under the Limited Support Agreement, Station LLC also guarantees certain recourse liabilities of CV Propco and NP Tropicana under the Restructured Land Loan, including, without limitation, payment and performance of the Restructured Land Loan in the event any of CV Propco, Landco Holdco or NP Tropicana files or acquiesces in the filing of a bankruptcy petition or similar legal proceeding. As part of the consideration for the Land Loan Lenders' agreement to enter into the Restructured Land Loan, CV Propco and NP Tropicana issued warrants to the Land Loan Lenders (or their designees) for up to 60% of the outstanding equity interests of each of CV Propco and NP Tropicana exercisable for a nominal exercise price commencing on the earlier of (i) the date that the Restructured Land Loan is repaid, (ii) the date CV Propco sells any land to a third party, and (iii) the fifth anniversary of the Restructured Land Loan.

  Other Long-term Debt

        Other long-term debt included the financing of the Company's corporate office building, amounts outstanding under the Fertitta Entertainment credit facility, certain financed equipment purchases, and other long-term obligations.

  Corporate Office Lease

        The Company leases its corporate office building under a lease agreement which was entered into in 2007 pursuant to a sale-leaseback arrangement with a third-party real estate investment firm. The lease has an initial term of 20 years with four five-year extension options. The lease also contains two options for the Company to repurchase the corporate office building, one option at the end of year five of the original lease term, which was not exercised, and another at the end of year ten of the original lease term. These options to repurchase the building constitute continuing involvement under the accounting guidance for sale-leaseback transactions involving real estate. As a result, the sale-leaseback transaction is accounted for as a financing transaction until the repurchase options expire. The corporate office building is included in property and equipment, net on the Consolidated Balance

RED ROCK RESORTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Long-term Debt (Continued)

Sheets and is being depreciated according to the Company's policy. The carrying amount of the related obligation is $33.9 million, which is included in long-term debt on the Consolidated Balance Sheets, and the lease payments are recognized as principal and interest payments on the debt. The lease payment in effect at December 31, 2015 was $3.3 million on an annualized basis, which will increase annually by the greater of 1.25% or the percentage increase in a cost of living factor, not to exceed 2%.

        Minimum lease payments on the corporate office lease for each of the next five years are as follows (amounts in thousands):

Years Ending December 31,
2016	$3,303
2017	3,345
2018	3,387
2019	3,429
2020	3,472

  Fertitta Entertainment Debt

        On March 26, 2015, Fertitta Entertainment amended its credit facility with Bank of America, N.A. and JP Morgan Chase Bank, N.A. (the "FE Credit Facility"). Under the amendment, Goldman Sachs Bank USA became a participating lender; the revolving credit facility increased to $55.0 million and an incremental term loan of $3.0 million was issued. The amendment lowered the FE Credit Facility's interest rate to either LIBOR plus a margin of up to 4.0% or base rate plus a margin of up to 3.0%, as selected by Fertitta Entertainment and subject to a leverage-based grid. In addition, the amendment extended the maturity date of the FE Credit Facility to December 24, 2017. Prior to amendment, the interest rate under the FE Credit Facility was at Fertitta Entertainment's option, either LIBOR plus 4.50% or base rate plus 3.5%. Fertitta Entertainment is required to make quarterly principal payments of $750,000 on its term loan, which began on March 31, 2014. The credit agreement governing the FE Credit Facility contains a number of customary covenants and events of default and the Company believes Fertitta Entertainment was in compliance with all applicable covenants at December 31, 2015.

        In September 2015, a subsidiary of Fertitta Entertainment entered into a $22.0 million secured promissory note and drew an additional $8.0 million under Fertitta Entertainment's revolving credit facility to finance an asset purchase. The promissory note, which has a term of five years, bears interest at LIBOR plus 5.25% and contains a number of customary covenants and events of default. The promissory note is secured solely by the purchased asset.

        At December 31, 2015, $17.6 million and $33.9 million was outstanding under the FE Credit Facility's term loan and revolving credit facility, respectively, and $21.3 million was outstanding on the $22.0 million promissory note.

RED ROCK RESORTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Long-term Debt (Continued)

  Principal Maturities

        Scheduled principal maturities of the Company's long-term debt for each of the next five years and thereafter are as follows (amounts in thousands):

Years Ending December 31,
2016	$88,937
2017	217,155
2018	56,877
2019	21,375
2020	1,308,196
Thereafter	522,030

2,214,570
Debt discounts and issuance costs	(59,373)

$2,155,197

11. Derivative Instruments

        The Company's objective in using derivative instruments is to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company uses interest rate swaps as a primary part of its cash flow hedging strategy. The Company's interest rate swaps utilized as cash flow hedges involve the receipt of variable-rate payments in exchange for fixed-rate payments over the life of the agreements without exchange of the underlying notional amount. The Company does not use derivative financial instruments for trading or speculative purposes. The Company carries derivative instruments on the Consolidated Balance Sheets at fair value, which incorporates adjustments for the nonperformance risk of the Company and the counterparties.

        The fair value of derivative financial instruments held by the Company, exclusive of any accrued interest, as well as their classification on the Consolidated Balance Sheets is presented below (amounts in thousands):

		Fair value at December 31,
	Balance sheet classification	2015	2014
Derivatives designated as hedging instruments:
Interest rate swap	Other accrued liabilities	$—	$4,149
Interest rate swaps	Interest rate swaps and other long-term liabilities	8,334	6,105

  Cash Flow Hedges

        For derivative instruments that are designated and qualify as cash flow hedges of forecasted interest payments, the Company reports the effective portion of the gain or loss as a component of other comprehensive income (loss) until the interest payments being hedged are recorded as interest expense, at which time the amounts in other comprehensive income (loss) are reclassified as an

RED ROCK RESORTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. Derivative Instruments (Continued)

adjustment to interest expense. Gains or losses on any ineffective portion of derivative instruments in cash flow hedging relationships are recorded in the period in which they occur as a component of change in fair value of derivative instruments in the Consolidated Statements of Operations.

        At December 31, 2015, the Company had one interest rate swap which had a fair value other than zero at the time it was designated, resulting in ineffectiveness. The Company designated the full notional amount of the interest rate swap as a cash flow hedge of interest rate risk. Under the terms of the interest rate swap agreement, the Company pays a fixed rate of 1.77% and receives a variable rate based on one-month LIBOR (subject to a minimum of 1.00%). At December 31, 2015, the interest rate swap effectively converted $920.0 million of the Company's variable interest rate debt to a fixed rate of approximately 5.02%.

        At December 31, 2015, the Company had not posted any collateral related to its interest rate swap agreement; however, the Company's obligations under the interest rate swap are subject to the security and guarantee arrangements applicable to the related credit agreement. The interest rate swap agreement contains cross-default provisions under which the Company could be declared in default on its obligations under the agreement if certain conditions of default exist on the Credit Facility. At December 31, 2015, the termination value of the interest rate swap, including accrued interest, was a net liability of $9.0 million. Had the Company been in breach of the provisions of the interest rate swap agreement, it could have been required to pay the termination value to settle the obligation.

        Information about gains (losses) on derivative financial instruments held by the Company and their location within the consolidated financial statements is presented below (amounts in thousands):

	Amount of Gain (Loss) on Derivatives Recognized in Other Comprehensive Income (Effective Portion)				Amount of Loss Reclassified from Accumulated Other Comprehensive Income into Income (Effective Portion)
				Location of Loss Reclassified from Accumulated Other Comprehensive Income into Income (Effective Portion)
	Year Ended December 31,				Year Ended December 31,
Derivatives in Cash Flow Hedging Relationships	2015	2014	2013		2015	2014	2013
Interest rate swaps	$(6,851)	$(7,999)	$772	Interest expense, net	$(8,548)	$(12,896)	$(13,133)

		Amount of Loss on Derivatives Recognized in Income (Ineffective Portion and Amount Excluded from Effectiveness Testing)
		Year Ended December 31,
	Location of Loss on Derivatives Recognized in Income (Ineffective Portion and Amount Excluded from Effectiveness Testing)
Derivatives in Cash Flow Hedging Relationships		2015	2014	2013
Interest rate swaps	Change in fair value of derivative instruments	$(1)	$(90)	$(87)

        Losses reclassified from accumulated other comprehensive loss into interest expense, net included deferred losses related to discontinued cash flow hedging relationships that were being amortized as an increase to interest expense as the previously hedged interest payments continued to occur. These deferred losses became fully amortized in June 2015.

RED ROCK RESORTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. Derivative Instruments (Continued)

        Approximately $4.9 million of deferred losses included in accumulated other comprehensive loss on the Company's Consolidated Balance Sheet at December 31, 2015 is expected to be reclassified into earnings during the next twelve months.

  Non-Designated Hedges

        From time to time the Company holds interest rate swaps that are not designated as hedges. Such non-designated interest rate swaps are not speculative and are used to manage the Company's exposure to interest rate movements, but do not meet the hedge accounting requirements. The Company records changes in the fair value of any interest rate swaps not designated in hedging relationships in the period in which they occur as a component of change in fair value of derivative instruments in the Consolidated Statements of Operations. Prior to March 2013, a portion of one of the Company's interest rate swaps was not designated in a hedging relationship and accordingly, the Company recorded a loss of $0.2 million related to the change in fair value of this non-designated hedge to change in fair value of derivative instruments in the Consolidated Statements of Operations. At December 31, 2015, 2014 and 2013, all of the Company's interest rate swaps were designated as cash flow hedges.

12. Fair Value Measurements

  Assets Measured at Fair Value on a Recurring Basis

        Information about the Company's financial assets and liabilities measured at fair value on a recurring basis, aggregated by the level in the fair value hierarchy within which those measurements fall is presented below (amounts in thousands):

		Fair Value Measurement at Reporting Date Using
	Balance at December 31, 2015	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Available-for-sale securities(a)	$85	$85	$—	$—

Liabilities
Interest rate swap	$8,334	$—	$8,334	$—

RED ROCK RESORTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Fair Value Measurements (Continued)

		Fair Value Measurement at Reporting Date Using
	Balance at December 31, 2014	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Available-for-sale securities(a)	$187	$187	$—	$—

Liabilities
Interest rate swaps	$10,254	$—	$10,254	$—

(a)
Available-for-sale securities are included in other assets in the accompanying Consolidated Balance Sheets.

  Assets Measured at Fair Value on a Nonrecurring Basis

        During the year ended December 31, 2015, the Company engaged a third party real estate firm to assist management in determining the fair value of its land held for development and as a result, recognized an impairment loss of $4.2 million to write-down the carrying amount of a parcel of land in Las Vegas to its estimated fair value of $7.0 million. Also during the year ended December 31, 2015, the Company recognized an impairment charge of $1.9 million to write down the carrying amount of a parcel of land held for sale in Las Vegas to $2.0 million, representing its estimated fair value less cost to sell. During the year ended December 31, 2014, the Company entered into an agreement to sell a parcel of land in Reno and recognized a $11.7 million impairment charge to write down the carrying value of the land to $2.0 million, which represented its estimated fair value less cost to sell. The land sale was completed in December 2014.

        During the year ended December 31, 2014, the Company performed an interim impairment assessment for Fertitta Interactive's goodwill and long-lived assets. The Company determined that the carrying amounts were not recoverable due to negative cash flows forecasted for future periods and that the assets would have minimal value to a market participant. As a result, the Company recognized impairment charges to write off the goodwill and other long-lived assets of Fertitta Interactive, which are included in Discontinued operations in the Consolidated Statements of Operations. The Company's assessment was based on Level 3 unobservable inputs under the fair value hierarchy. See Note 20 for additional information about Fertitta Interactive.

  Fair Value of Long-term Debt

        The estimated fair value of the Company's long-term debt compared with its carrying amount is presented below (amounts in millions):

	December 31,
	2015	2014
Aggregate fair value	$2,177	$2,186
Aggregate carrying amount	$2,155	$2,145

RED ROCK RESORTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Fair Value Measurements (Continued)

        The estimated fair value of the Company's long-term debt is based on quoted market prices from various banks for similar instruments, which is considered a Level 2 input under the fair value hierarchy.

13. Members' Equity

  Station Holdco

        Station Holdco has two classes of membership interests: common units and non-voting profit units. The common units are owned by (i) FI Station Investor, LLC, an affiliate of Frank J. Fertitta III and Lorenzo J. Fertitta ("FI Station Investor"), (ii) German American Capital Corporation, an indirect wholly owned subsidiary of Deutsche Bank, and (iii) indirectly by certain former general unsecured creditors of STN. In addition, the former lenders of STN and FI Station Investor indirectly own warrants to purchase approximately 4.5% of the common units of Station Holdco on a fully diluted basis. At December 31, 2015, the warrants have exercise prices of approximately $3.81 and $4.57, depending on the series of warrant, expire on June 17, 2018 and may be exercised following the earlier of (i) December 17, 2017 and (ii) the occurrence of a capital raising transaction by Station Holdco that involves a determination of the equity value of Station Holdco. The profit units of Station Holdco, which have no voting rights, are owned by SH Employeeco LLC pursuant to the Station Holdco LLC Profit Units Plan (the "Station Profit Units Plan"), under which profit units are awarded to certain employees of Station LLC. Following distributions to holders of Station Holdco common units in an amount equal to the greater of (x) a return of capital and a 15% preferred return and (y) a specified threshold amount, holders of profit units are entitled to pro rata distributions in proportion to their percentage interest in Station Holdco. At December 31, 2015, 10.0 million profit units were issued and outstanding, representing approximately 2.48% of the outstanding membership units of Station Holdco. See Note 14 for additional information about the Station Profit Units Plan.

  Station Voteco

        Station Voteco has a single class of membership interests, common units, of which are 61.4% are owned by Fertitta Station Voteco Member LLC, an affiliate of Frank J. Fertitta III and Lorenzo J. Fertitta, and 38.6% are owned by a designee of German American Capital Corporation.

  Fertitta Entertainment

        Fertitta Entertainment has two classes of membership interests: common units and profit units. The common units, which represent 81.8% of the economic interests and 100% of the voting interests of Fertitta Entertainment, are owned by affiliates of Frank J. Fertitta III and Lorenzo J. Fertitta. The profit units of Fertitta Entertainment, which have no voting rights, are owned by FE Employeeco LLC pursuant to the Fertitta Entertainment Profit Units Plan, and represent 18.2% of the economic interests of Fertitta Entertainment. See Note 14 for additional information about the Fertitta Entertainment Profit Units Plan.

        During the year ended December 31, 2015, the Company paid distributions totaling $222.2 million, including $211.2 million to the equityholders of Station Holdco and Fertitta Entertainment and $11.0 million to noncontrolling interest holders. For the two months ended February 29, 2016, Fertitta Entertainment paid distributions totaling $3.7 million.

RED ROCK RESORTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Members' Equity (Continued)

  Accumulated Other Comprehensive Loss

        The components of accumulated other comprehensive loss were as follows (amounts in thousands):

	Unrealized loss on interest rate swaps	Unrealized loss on available-for-sale securities	Accumulated other comprehensive loss
Balances, December 31, 2013	$(11,873)	$(60)	$(11,933)
Unrealized loss on interest rate swaps	(7,999)	—	(7,999)
Reclassification of unrealized loss on interest rate swaps into income	12,896	—	12,896
Unrealized loss on available-for-sale securities	—	(63)	(63)

Balances, December 31, 2014	(6,976)	(123)	(7,099)
Unrealized loss on interest rate swaps	(6,851)	—	(6,851)
Reclassification of unrealized loss on interest rate swaps into income	8,548	—	8,548
Unrealized loss on available-for-sale securities	—	(102)	(102)
Reclassification of other-than-temporary impairment of available-for-sale securities into income	—	201	201

Balances, December 31, 2015	$(5,279)	$(24)	$(5,303)

  Net Income (Loss) Attributable to Station Holdco Consolidated

        Net income (loss) attributable to Station Holdco Consolidated was as follows (amounts in thousands):

	Year Ended December 31,
	2015	2014	2013
Income (loss) from continuing operations	$137,753	$124,401	$(81,531)
Net loss from discontinued operations	(95)	(23,859)	(13,467)

Net income (loss)	$137,658	$100,542	$(94,998)

  Noncontrolling Interest

        Noncontrolling interest represents ownership interests in consolidated subsidiaries of Station LLC that are held by owners other than Station LLC. At December 31, 2015, noncontrolling interest primarily included a 50% ownership interest in MPM and ownership interests of the former mezzanine lenders and former unsecured creditors of STN who hold warrants to purchase stock in CV Propco and NP Tropicana LLC.

14. Share-Based Compensation

        The Company has three share-based compensation plans that are designed to attract, retain and motivate employees and to align the interests of those individuals and the Company's members.

RED ROCK RESORTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Share-Based Compensation (Continued)

        The Company measures its share-based compensation expense at the grant date based on the fair value of the award and recognizes the expense over the requisite service period. The fair value of the Company's share-based compensation awards is measured on the date of grant using an option pricing method, which utilizes various key inputs and assumptions that are estimated by management, including total equity value, expected volatility, risk free rate and time to liquidity event. Management estimates the Company's total equity value using a combination of the income approach, which is based on discounted cash flow projections, and the market approach, which is based on observable market indicators of value. Expected volatility is estimated using the historical weekly average stock price volatility for comparable companies, and the discount for post-vesting restrictions is estimated based on an average-strike put option model.

        For share-based compensation awards that it intends to settle partially in cash, the Company applies liability accounting, and compensation expense is measured based on the fair value of these awards, which is remeasured at each reporting period until the liability is settled. Compensation expense for share-based awards with graded vesting is recognized using the straight-line method.

        Share-based compensation is classified in the same financial statement line items as cash compensation. Share-based compensation expense is included within operating costs and expenses in the accompanying Consolidated Statements of Operations as follows (amounts in thousands):

	Year Ended December 31,
	2015	2014	2013
Casino	$128	$125	$110
Food and beverage	—	—	35
Room	62	62	51
Selling, general and administrative	19,536	12,570	16,163

	$19,726	$12,757	$16,359

  Station Profit Units Plan

        Station Holdco's Board of Directors has adopted the Station Profit Units Plan, under which up to 14 million profit units ("Profit Units") may be issued to employees of Station LLC. Profit Unit awards vest over requisite service periods of three to four years. Holders of Profit Units are entitled to participate in Station Holdco's distributions, subject to certain preferred distribution rights of Station Holdco's common unit holders. Upon termination of a plan participant's employment for any reason, any unvested awards are forfeited. Under certain circumstances, including termination of employment for any reason, the Company may call the terminated employee's vested awards at fair value at any time after a holding period of six months.

        The weighted-average grant date fair value of Profit Units awarded during each of the years ended December 31, 2014 and 2013 was $1.23 per unit. No profit units were awarded during the year ended December 31, 2015. Key assumptions utilized in estimating the grant date fair value of the profit units awarded during the years ended December 31, 2014 and 2013 were a risk-free interest rate of 0.35%, an expected volatility of 40%, an expected life of three years, zero dividend yield and a discount for post-vesting restrictions of 20%.

RED ROCK RESORTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Share-Based Compensation (Continued)

        A summary of the status of the Station Profit Units Plan as of December 31, 2015 and changes during the year then ended is presented below:

	Units (in thousands)	Weighted-average grant date fair value per unit
Nonvested units at January 1, 2015	4,889	$1.25
Activity during the period:
Granted	—	—
Vested	(2,225)	1.25
Forfeited	(202)	1.25

Nonvested units at December 31, 2015	2,462	$1.24

        The estimated fair value of Profit Units that vested during the years ended December 31, 2015, 2014 and 2013 was $7.8 million, $3.1 million and $3.5 million, respectively. The total unrecognized compensation cost related to nonvested awards under the Station Profit Units Plan was $1.2 million at December 31, 2015, which is expected to be recognized over a weighted-average period of one year.

  Fertitta Entertainment Profit Units Plan

        The Fertitta Entertainment Profit Units Plan provides for the issuance of Fertitta Entertainment profit interests ("FE Profit Interests") to certain key executives of Fertitta Entertainment. The FE Profit Interests vest over requisite service periods of four to five years. Holders of FE Profit Interests are entitled to participate in Fertitta Entertainment's distributions, subject to the return of capital contributions made by the common unit holders and certain other preferred distribution rights.

        The weighted-average grant date fair value of FE Profit Interests awarded during the year ended December 31, 2013 was $1,362 per unit. No FE Profit Interests were awarded during the years ended December 31, 2015 and 2014. Key assumptions utilized in estimating the grant date fair value of the FE Profit Interests awarded during the year ended December 31, 2013 were a risk-free interest rate of 0.83%, expected volatility of 50%, an expected life of five years, zero dividend yield and a discount for post-vesting restrictions of 25%.

        The Company applies liability accounting for certain awards of FE Profit Interests that may be settled in cash and remeasures the awards at fair value each reporting period. The liability awards are included in interest rate swaps and other long-term liabilities, net in the accompanying Consolidated Balance Sheets and were $15.8 million and $3.4 million at December 31, 2015 and 2014, respectively. Key assumptions utilized in estimating the fair value of the liability awards at December 31, 2015 were a risk-free interest rate of 0.83%, expected volatility of 50%, an expected life of five years, zero dividend yield and a discount for post-vesting restrictions of 25%.

RED ROCK RESORTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Share-Based Compensation (Continued)

        A summary of the status of the FE Profit Interests as of December 31, 2015 and changes during the year then ended is presented below:

	Equity Awards		Liability Awards
	Units	Weighted- average grant date fair value per unit	Units	Weighted- average grant date fair value per unit
Nonvested units at January 1, 2015	1,000	$1,362	2,687	$1,362
Activity during the period:
Granted	—	—	—	—
Vested	(875)	1,362	(2,062)	1,362
Cancelled or forfeited	—	—	—	—

Nonvested units at December 31, 2015	125	$1,362	625	$1,362

        The estimated fair value of the FE Profit Interests that vested during the years ended December 31, 2015, 2014 and 2013 was $8.9 million, $5.4 million and $6.0 million, respectively. The total unrecognized compensation cost related to nonvested FE Profit Interests was $0.4 million at December 31, 2015, which is expected to be recognized in 2016.

  FI Station Investor Profit Units Plan

        Certain key executives of Fertitta Entertainment have been issued profit interest awards by FI Station Investor, the holder of 58.4% of Station Holdco's common units, pursuant to the FI Station Investor Profit Units Plan (the "FI Profit Interests"). The FI Profit Interests vest over requisite service periods ranging from 2 1/2 years to four years. Holders of FI Profit Interests are entitled to participate in FI Station Investor's distributions, subject to the return of capital contributions made by the common unit holders and certain other preferred distribution rights.

        The estimated grant date fair value of FI Profit Interests awarded during the year ended December 31, 2013 was $1.03 per unit. No FI Profit Interests were granted during the years ended December 31, 2015 or 2014. Key assumptions utilized in estimating the grant date fair value of the FI Profit Interests awarded during the year ended December 31, 2013 were a risk-free interest rate of 0.36%, expected volatility of 40%, an expected life of three years, zero dividend yield and a discount for post-vesting restrictions of 20%.

RED ROCK RESORTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Share-Based Compensation (Continued)

        A summary of the status of the FI Profit Interests as of December 31, 2015 and changes during the year then ended is presented below:

	Units (in thousands)	Weighted- average grant date fair value per unit
Nonvested units at January 1, 2015	4,967	$0.88
Activity during the period:
Granted	—	—
Vested	(4,967)	0.88
Cancelled or forfeited	—	—

Nonvested units at December 31, 2015	—	$—

        The estimated fair value of the FI Profit Interests that vested during the years ended December 31, 2015, 2014 and 2013 was $17.4 million, $4.9 million and $5.5 million, respectively. There was no unrecognized compensation cost related to nonvested FI Profit Interests at December 31, 2015.

15. Write-downs and Other Charges, Net

        Write-downs and other charges, net include various charges to record net losses on asset disposals and non-routine transactions. Write-downs and other charges, net consisted of the following (amounts in thousands):

	Year Ended December 31,
	2015	2014	2013
Loss on disposal of assets, net	$1,665	$19,728	$9,461
Transaction-related costs	5,819	—	—
Severance expense	1,135	1,941	1,525
Other, net	895	(713)	909

	$9,514	$20,956	$11,895

        During the year ended December 31, 2015, the Company sold certain parcels of land that were previously held for development, and recognized gains on sale totaling $6.7 million, which is included in (gain) loss on disposal of assets, net. The gain was offset by losses on disposal of various assets, including asset disposals related to remodeling projects and the write-off of the Company's $1.8 million investment in Tejon.

        Loss on disposal of assets for the year ended December 31, 2014 primarily represents the abandonment of certain assets, including an amphitheater and an outdoor water feature, as well as asset disposals related to various renovation projects.

        Transaction-related costs include costs related to the Fertitta Entertainment Acquisition, as well as IPO-related advisory, legal and other costs that were not deferred as direct and incremental costs of the proposed IPO. At December 31, 2015, the Company capitalized $1.8 million in deferred offering costs directly related to the registration statement on Form S-1, which is included in Other assets, net in the Consolidated Balance Sheet.

RED ROCK RESORTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Retirement Plans

  401(k) Plans

        The Company has two defined contribution 401(k) plans that cover all of the employees of Station LLC and Fertitta Entertainment, respectively, who meet certain age and length of service requirements and allow an employer contribution of up to 50% of the first 4% of each participating employee's compensation contributed to the respective plan. Participants may elect to defer pretax compensation through payroll deductions. These deferrals are regulated under Section 401(k) of the Internal Revenue Code. The Company recorded expense for matching contributions of $3.4 million, $3.3 million and $3.1 million for the years ended December 31, 2015, 2014 and 2013, respectively.

17. Related Party Transactions

        Station LLC has entered into credit agreements with certain lenders including Deutsche Bank, which (a) owns approximately 25% of the common units of Station Holdco, (b) has the right to designate members that hold 38.6% of the units of Station Voteco, the owner of all of Station's Voting Units, and (c) has the right to designate up to two individuals to serve on each of Station Holdco's Board of Directors and Station LLC's Board of Managers.

        Station LLC has entered into long-term agreements with a related party for ground leases at two of its properties. The Company's annual lease payments related to these ground leases totaled approximately $6.9 million for the year ended December 31, 2015, and $6.7 million for each of the years ended December 31, 2014 and 2013, which was included in selling, general and administrative expense in the Consolidated Statements of Operations. See Note 19 for further information regarding the ground leases.

        In March 2014, one of the Company's executive officers entered into a promissory note with Fertitta Entertainment in the amount of $0.5 million. At December 31, 2014, the carrying amount of the note receivable was included in Receivables, net in the Consolidated Balance Sheet. The note was repaid in 2015. For the years ended December 31, 2015 and 2014, Fertitta Entertainment recognized $19,000 and $21,000, respectively, in interest income associated with the note receivable.

        In April 2012, Fertitta Entertainment entered into a Non-Recourse Secured Promissory Note (the "Note") due April 30, 2019, with Fertitta Investment LLC ("FI"), under which Fertitta Entertainment may lend or advance up to a maximum of $15.0 million. FI is the parent company of FI Station Investor. The principal balance accrues interest at an annual rate of 4.99%. The carrying amount of the Note was $17.6 million at December 31, 2015, which included unpaid interest of $2.7 million. For each of the years ended December 31, 2015 and 2014, interest income associated with this note receivable was $0.7 million, and for the year ended December 31, 2013, interest income was $0.8 million.

        Fertitta Entertainment has entered into various agreements for partial use of and to share in the cost of aircraft with Fertitta Enterprises, Inc., a company owned by the Frank J. Fertitta and Victoria K. Fertitta Revocable Family Trust. Frank J. Fertitta, Jr. and Victoria K. Fertitta are the parents of Frank J. Fertitta III and Lorenzo J. Fertitta. Fertitta Entertainment accrued $85,000 and $95,000 at December 31, 2015 and 2014, respectively, related to the agreements, which was included in other accrued liabilities in the accompanying Consolidated Balance Sheets. For the years ended December 31, 2015, 2014 and 2013, the expenses related to the agreements were $2.2 million, $2.1 million and $3.0 million, respectively, which was included in selling, general and administrative expenses in the Consolidated Statements of Operations.

RED ROCK RESORTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. Related Party Transactions (Continued)

        At December 31, 2015 and 2014, Receivables, net included balances due from related parties totaling $1.2 million and $1.5 million, respectively, for reimbursable expenses and goods and services provided by the Company in the ordinary course of business.

18. Earnings Per Share

        Basic net income (loss) per share is calculated by dividing net income attributable to Red Rock by the weighted average number of shares of Class A common stock outstanding during the period. The Company uses the treasury stock method to calculate the dilutive effect of outstanding stock options and nonvested restricted shares of Class A common stock, if any, and the as-if converted method to calculate the dilutive effect of outstanding Class B common stock that is exchangeable, along with an equal number of LLC Units, for shares of Class A common stock.

        For purposes of calculating net income per share for the years ended December 31, 2015, 2014 and 2013, the Company has retrospectively presented net income per share as if the Reorganization Transactions had occurred at the beginning of the earliest period presented. Such retrospective presentation reflects approximately 10 million Class A shares outstanding, representing the LLC Units held by the Merging Blockers, which were the only LLC Units exchanged for Class A shares in the Reorganization Transactions. Accordingly, the Company has applied a hypothetical allocation of net income to the Class A common stock, with the remainder of net income being allocated to noncontrolling interests. The retrospective presentation does not include the 29.5 million shares of Class A common stock issued in the IPO. This hypothetical allocation of net income differs from the allocation of net income to Red Rock and noncontrolling interests presented in the Consolidated Statements of Operations, which assumes no noncontrolling interest in Station Holdco existed prior to the IPO.

RED ROCK RESORTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. Earnings Per Share (Continued)

        The following table sets forth the computation of basic and diluted earnings (loss) per share:

	Year Ended December 31,
	2015	2014	2013
Net income (loss) from continuing operations per share of Class A common stock, basic and diluted
Numerator:
Net income (loss) from continuing operations	$143,418	$131,135	$(79,089)
Less net (income) loss from continuing operations attributable to noncontrolling interests(a)	(128,289)	(117,490)	70,190

Net income (loss) from continuing operations attributable to Red Rock	$15,129	$13,645	$(8,899)

Denominator:
Weighted average shares of Class A common stock outstanding, basic and diluted	9,888	9,888	9,888
Net income (loss) from continuing operations per share of Class A common Stock, basic and diluted	$1.53	$1.38	$(0.90)
Net loss from discontinued operations per share of Class A common stock, basic and diluted
Numerator:
Net loss from discontinued operations	$(166)	$(42,548)	$(24,976)
Less net loss from discontinued operations attributable to noncontrolling interests(a)	156	39,977	23,493

Net loss from discontinued operations attributable to Red Rock	$(10)	$(2,571)	$(1,483)

Denominator:
Weighted average shares of Class A common stock outstanding, basic and diluted	9,888	9,888	9,888
Net loss from discontinued operations per share of Class A common stock, basic and diluted	$—	$(0.26)	$(0.15)

(a)
Represents retrospective allocation of net income as if the Reorganization Transactions had occurred at the beginning of the earliest period presented.

        The following potentially dilutive shares have been excluded from the calculation of diluted net income (loss) per share of Class A common stock because their inclusion would not have been dilutive:

	Year Ended December 31,
	2015	2014	2013
Shares issuable in exchange for Class B common stock and LLC Units	80,335	80,335	80,335

        Shares of Class B common stock are not entitled to share in the earnings of the Company and are not participating securities. Accordingly, separate presentation of earnings per share of Class B common stock under the two-class method has not been presented.

RED ROCK RESORTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. Commitments and Contingencies

  Leases

  Boulder Station Lease

        Station LLC leases a portion of the land on which Boulder Station is located pursuant to a ground lease. Station LLC leases this land from KB Enterprises, a company owned by the Frank J. Fertitta and Victoria K. Fertitta Revocable Family Trust (the "Related Lessor"). The lease has a maximum term of 65 years, ending in June 2058. The lease provides for monthly payments of $222,933 through June 2018. In July 2018, and every ten years thereafter, the rent will be adjusted by a cost of living factor. In July 2023 and every ten years thereafter, the rent is subject to adjustment based on the product of the fair market value of the land and the greater of the then prevailing annual rate of return for comparably situated property or 8% per year. In no event will the rent for any period be less than the rent for the immediately preceding period. Pursuant to the ground lease, Station LLC has an option to purchase the land at fair market value, exercisable in July 2018 and at five-year intervals thereafter. Station LLC's leasehold interest in the property is subject to a lien to secure borrowings under the Credit Agreements.

  Texas Station Lease

        Station LLC leases 47 acres of land on which Texas Station is located pursuant to a ground lease. Station LLC leases this land from Texas Gambling Hall & Hotel, Inc., a company owned by the Related Lessor. The lease has a maximum term of 65 years, ending in July 2060. The lease provides for monthly rental payments of $366,435 through July 2020. In August 2020, and every ten years thereafter, the rent is subject to adjustment based on the product of the fair market value of the land and the greater of the then prevailing annual rate of return for comparably situated property or 8% per year. In August 2025, and every ten years thereafter, the rent will be adjusted by a cost of living factor. In no event will the rent for any period be less than the rent for the immediately preceding period. Pursuant to the ground lease, Station LLC has an option to purchase the land at fair market value, exercisable in April 2030 and at five-year intervals thereafter. Station LLC's leasehold interest in the property is subject to a lien to secure borrowings under the Credit Agreements.

  Wild Wild West Lease

        Station LLC leases from a third-party lessor the 20-acre parcel of land on which Wild Wild West is located and is a party to a purchase agreement for the land. The significant terms of the agreement include (i) annual rent adjustments through January 2020 and every three years thereafter, (ii) options under which Station LLC may purchase the land at any time through 2019 at established fixed prices, (iii) a one-time termination option at Station LLC's election in 2019, and (iv) options under which Station LLC may purchase the land in July 2023, 2044 and 2065 for a purchase price equal to fair market value at July 2022, 2043 and 2064, respectively. Monthly rental payments under the Wild Wild West lease were $128,778 for the year ended December 31, 2015, which increased to $131,998 in January 2016.

  Other Operating Leases

        In addition to the leases described above, the Company also leases certain other buildings and equipment used in its operations, which have operating lease terms expiring through 2042.

RED ROCK RESORTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. Commitments and Contingencies (Continued)

        Future minimum lease payments required under all non-cancelable operating leases are as follows (amounts in thousands):

Years Ending December 31,
2016	$9,143
2017	9,056
2018	9,027
2019	9,042
2020	10,041
Thereafter	392,245

$438,554

        Rent expense, excluding discontinued operations, was as follows (amounts in thousands):

	Year Ended December 31,
	2015	2014	2013
Rent expense	$8,644	$8,509	$8,444

  Legal Matters

        The Company and its subsidiaries are defendants in various lawsuits relating to routine matters incidental to their business. As with all litigation, no assurance can be provided as to the outcome of any legal matters and litigation inherently involves significant costs.

20. Fertitta Interactive

        The Company's majority-owned consolidated subsidiary, Fertitta Interactive ceased operations during the fourth quarter of 2014. Fertitta Interactive previously operated online gaming in New Jersey and online poker in Nevada under the Ultimate Gaming and Ultimate Poker brands, respectively.

        In September 2014, Fertitta Interactive terminated its online gaming operations agreement with its partner in New Jersey due to multiple breaches by the partner. Later in the same month, the partner filed for Chapter 11 bankruptcy reorganization and Fertitta Interactive ceased operating online gaming in New Jersey. As a result of these developments, management determined that the carrying amounts of Fertitta Interactive's long-lived assets were no longer recoverable, primarily due to forecasted negative cash flows. Accordingly, the Company performed an interim impairment test for all of Fertitta Interactive's long-lived assets during the third quarter of 2014 and recognized impairment charges totaling $21.5 million to write off all of the assets. The charges included $5.6 million for goodwill impairment and $15.9 million for other asset impairment, primarily representing property and equipment and an advancement fee related to its New Jersey operations. In November 2014, Fertitta Interactive ceased operating online poker in Nevada and commenced a wind-down of its operations.

RED ROCK RESORTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. Fertitta Interactive (Continued)

        The results of Fertitta Interactive have been reported as discontinued operations in the accompanying Consolidated Statements of Operations for all periods presented. Following is an analysis of discontinued operations (amounts in thousands):

	Year Ended December 31,
	2015	2014	2013
Revenues	$—	$6,859	$5,341
Operating costs and expenses	278	27,109	28,549
Asset impairment charges and other, net	(112)	22,298	1,768

Net loss from discontinued operations	(166)	(42,548)	(24,976)
Less net loss from discontinued operations attributable to noncontrolling interests	(71)	(18,689)	(11,509)

Net loss from discontinued operations attributable to Station Holdco LLC	$(95)	$(23,859)	$(13,467)

        The assets and liabilities of Fertitta Interactive have been reported separately in the Consolidated Balance Sheets. Fertitta Interactive had nominal assets and liabilities at December 31, 2015. At December 31, 2014, Fertitta Interactive had $1.7 million in assets, primarily accounts receivable and cash, and $0.4 million in current liabilities, primarily accounts payable, accrued expenses and gaming-related liabilities. The Consolidated Statements of Cash Flows have not been adjusted for discontinued operations.

21. Segments

        The Company views each of its Las Vegas casino properties as individual operating segments. The Company aggregates all of its Las Vegas operating segments into one reportable segment because all of its Las Vegas properties offer similar products, cater to the same customer base, have the same regulatory and tax structure, share the same marketing techniques, all are directed by a centralized management structure, and have similar economic characteristics. The Company also aggregates its Native American management arrangements into one reportable segment.

RED ROCK RESORTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

21. Segments (Continued)

        The Company utilizes Adjusted EBITDA as the primary measure of each of its properties' performance. The Company's segment information is presented below:

	Year Ended December 31,
	2015	2014	2013
Net revenues
Las Vegas operations	$1,258,207	$1,217,935	$1,191,685
Native American management	88,277	68,149	59,149

Reportable segment net revenues	1,346,484	1,286,084	1,250,834
Corporate and other	5,651	5,532	5,303

Net revenues	$1,352,135	$1,291,616	$1,256,137

Adjusted EBITDA(a)
Las Vegas operations	$410,301	$379,748	$357,456
Native American management	66,622	46,937	33,194

Reportable Segment Adjusted EBITDA	476,923	426,685	390,650
Corporate and other	(25,509)	(27,636)	(28,533)

Adjusted EBITDA	451,414	399,049	362,117
Other operating expense
Preopening	(1,165)	(640)	(222)
Depreciation and amortization	(137,865)	(127,961)	(128,958)
Share-based compensation	(19,726)	(12,757)	(16,359)
Donation to UNLV	(2,500)	—	—
Asset impairment	(6,301)	(11,739)	(1,183)
Write-downs and other charges, net	(9,514)	(20,956)	(11,895)
Adjusted EBITDA attributable to MPM noncontrolling interest	14,192	13,424	13,274
Other	(537)	(435)	(195)

Operating income and earnings from joint ventures	287,998	237,985	216,579

Other (expense) income
Interest expense, net	(144,489)	(151,702)	(165,220)
Loss on extinguishment of debt	(90)	(4,132)	(147,131)
Gain on Native American development	—	49,074	16,974
Change in fair value of derivative instruments	(1)	(90)	(291)

Income (loss) from continuing operations	$143,418	$131,135	$(79,089)

RED ROCK RESORTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

21. Segments (Continued)

	December 31,
	2015	2014
Total assets
Las Vegas operations	$2,506,411	$2,535,615
Native American management	74,000	85,308
Corporate and other	351,700	352,901

	$2,932,111	$2,973,824

(a)
Adjusted EBITDA includes income (loss) from continuing operations plus preopening, depreciation and amortization, share-based compensation expense, a donation to UNLV, asset impairment, write-downs and other charges, net, interest expense, net, loss on extinguishment of debt, and change in fair value of derivative instruments, and excludes gain on Native American development and Adjusted EBITDA attributable to the noncontrolling interests of MPM.

        For the year ended December 31, 2015, the Company's capital expenditures were $129.9 million, including $88.9 million for Las Vegas operations and $41.0 million for corporate and other, of which $29.9 million related to Fertitta Entertainment. The Company's capital expenditures of $102.7 million and $86.7 million for the years ended December 31, 2014 and 2013, respectively, were primarily related to Las Vegas operations.

22. Subsequent Events

  Long-Term Debt

  New Credit Facility

        In June 2016, Station LLC entered into a new credit agreement (the "New Credit Facility") consisting of a $225 million term loan A facility (the "Term A Facility"), a $1.5 billion term loan B facility (the "Term B Facility") and a revolving credit facility with $685.0 million of borrowing availability (the "Revolver").

        The Term A Facility and the Revolver will mature in June 2021. The Term B Facility will mature in June 2023. Station LLC must pay a 1.00% premium if it prepays the Term B Facility prior to June 8, 2017. Station LLC is required to make quarterly principal payments in an amount equal to $2.8 million on the Term A Facility and $3.8 million on the Term B Facility, in each case on the last day of each quarter beginning on September 30, 2016. In addition, Station LLC is required to make mandatory payments of amounts outstanding under the New Credit Facility with the proceeds of certain casualty events, debt issuances, asset sales and equity issuances and, depending on its consolidated total leverage ratio, Station LLC may be required to apply a portion of its excess cash flow to repay amounts outstanding under the New Credit Facility, which would reduce future quarterly principal payments.

        The Term A Facility and debt incurred under the Revolver bear interest at a rate per annum, at Station LLC's option, equal to either (i) LIBOR plus an amount ranging from 1.75% to 2.75%, or (ii) an alternate base rate plus an amount ranging from 0.75% up to 1.75%, depending on Station LLC's consolidated total leverage ratio. The Term B Facility bears interest at a rate per annum, at Station LLC's option, equal to either (i) LIBOR plus 3.00%, or (ii) an alternate base rate plus

RED ROCK RESORTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22. Subsequent Events (Continued)

2.00%, subject to a minimum LIBOR rate of 0.75%. The initial margin applicable to the Term A Facility and Revolver for LIBOR loans and alternate base rate loans was 2.50% and 1.50%, respectively.

        Borrowings under the New Credit Facility are guaranteed by all of Station LLC's existing and future material restricted subsidiaries and are secured by pledges of all of the equity interests in Station LLC and its material restricted subsidiaries, a security interest in substantially all of the personal property of Station LLC and the subsidiary guarantors, and mortgages on the real property and improvements owned or leased by certain of Station LLC's subsidiaries.

        The New Credit Facility contains a number of customary covenants that, among other things, restrict, subject to certain exceptions, the ability of the Company and the subsidiary guarantors to incur debt; create a lien on collateral; engage in mergers, consolidations or asset dispositions; pay dividends or make distributions; make investments, loans or advances; engage in certain transactions with affiliates or subsidiaries; or modify their lines of business.

        The New Credit Facility also includes certain financial covenants, including the requirements that Station LLC maintain throughout the term of the New Credit Facility and measured as of the end of each quarter, a maximum consolidated total leverage ratio of not more than 6.50 to 1.00 for the quarters ending September 30, 2016 through June 30, 2017, 6.25 to 1.00 for the quarters ending September 30, 2017 through September 30, 2018, 5.75 to 1.00 for the quarters ending December 31, 2018 through March 31, 2019, 5.50 to 1.00 for the quarters ending June 30, 2019 through December 31, 2019 and 5.25 to 1.00 thereafter. Station LLC will also be required to maintain an interest coverage ratio of not less than 2.50 to 1.00 measured on the last day of each quarter beginning with the quarter ending September 30, 2016. A breach of the financial ratio covenants shall only become an event of default under the Term B Facility if the lenders providing the Term A Facility and the Revolver take certain affirmative actions after the occurrence of a default of such financial ratio covenants.

        The proceeds from the New Credit Facility were used to repay all amounts outstanding under Station LLC's $1.625 billion Term Loan Facility and $350.0 million Revolving Credit Facility, which was terminated. Such transactions are referred to herein as the "Refinancing Transaction." The Company evaluated the Refinancing Transaction on a lender by lender basis and accounted for the portion of the transaction that did not meet the criteria for debt extinguishment as a debt modification. As a result of the Refinancing Transaction, Station LLC recognized a $6.6 million loss on debt extinguishment/modification, which included $2.9 million in third-party fees and the write-off of $3.7 million in unamortized debt discount and debt issuance costs related to the extinguished principal amount under the prior Credit Facility.

  Restructured Land Loan

        In July 2016, CV Propco entered into the First Loan Modification Agreement and Omnibus Amendment (the "Land Loan Amendment") with respect to the amended and restated credit agreement governing the Restructured Land Loan, by and among CV Propco, NP Tropicana LLC, NP Landco Holdco LLC, Station LLC, as guarantor, and the lenders party thereto. Pursuant to the Land Loan Amendment, CV Propco has three one-year extension options. CV Propco exercised its first one-year option to extend the maturity date of the Restructured Land Loan from June 2016 to June 2017 and paid an extension fee of $1.2 million in June 2016. During the first extension period, the Restructured Land Loan bears interest at rate per annum, at CV Propco's option, equal to either

RED ROCK RESORTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22. Subsequent Events (Continued)

LIBOR plus 4.50% or an alternate base rate plus 3.50%. CV Propco entered into interest rate cap agreements in August 2016 that cap LIBOR at 1.50%.

        Pursuant to the Land Loan Amendment, the Land Loan Lenders agreed to release their lien on a parcel of land located on the northeast corner of Interstate 15 and Cactus Avenue in Las Vegas, Nevada (the "Cactus Assemblage") upon a sale of the Cactus Assemblage that satisfies specified conditions. One of the conditions to the release of the Cactus Assemblage is a maximum loan to value ratio of 50% following such release, which Station LLC may satisfy by delivering a guaranty in an amount up to $40.0 million. In addition, if the Cactus Assemblage is sold on or before June 16, 2017: (i) beginning on June 17, 2017, and through all extension periods, interest will accrue at a rate equal to LIBOR plus 4.50% (as opposed to 5.50%) (ii) immediately upon closing of the sale, CV Propco will have the option of paying cash interest at a rate per annum of 3.00% with the remaining interest to be paid in kind, and (iii) CV Propco and NP Tropicana LLC will have the option, exercisable on or before June 17, 2017, to repurchase the outstanding warrants to purchase 60% of the interests of CV Propco and NP Tropicana LLC that are currently held by the Land Loan Lenders for $4.0 million or to cancel such warrants for no consideration if the Restructured Land Loan is paid in full on or before June 17, 2017.

        Pursuant to the Land Loan Amendment, in order for CV Propco to execute the second and third one-year extension options, CV Propco is required to, among other things, pay an extension fee for each extension option equal to 1.00% of the Restructured Land Loan's then outstanding principal balance. CV Propco has the intent and ability to execute the second one-year extension option to extend the Restructured Land Loan's maturity date to June 17, 2018.

  Derivative Instruments

        In June 2016, in connection with the entry into the New Credit Facility, Station LLC terminated the cash flow hedging relationship of its interest rate swap that existed at that time and paid $7.3 million to the counterparty. As a result of the termination of the hedging relationship, cumulative net losses of $6.1 million that had been deferred in accumulated other comprehensive loss will be amortized over the remaining life of the original swap as an increase to interest expense through July 2017 as the hedged interest payments continue to occur.

        Also in June 2016, Station LLC entered into 16 interest rate swaps with four different counterparties with maturity dates that run concurrently. The interest rate swaps each have one-year terms that run consecutively beginning July 2016 and ending July 2020 with predetermined fixed pay rates that increase with each new term to more closely align with the one-month LIBOR forward curve as of the trade date of the swaps. Beginning in July 2016, Station LLC will pay a weighted-average fixed rate of 0.85% through July 2017, which will increase to a weighted-average rate of approximately 1.11%, 1.39%, and 1.69% in the second, third and fourth one-year terms, respectively. The interest rate swaps effectively convert $1.1 billion of Station LLC's variable interest-rate debt (based on one-month LIBOR that is subject to a minimum of 0.75%) to a fixed rate of 3.85% through July 2017.

  Acquisition of Palms Casino Resort

        On October 1, 2016, Station LLC completed its purchase of the outstanding limited partnership interest of FP Holdings, L.P. ("FP Holdings") and limited liability company interests of certain related entities (collectively, the "Purchased Companies" and such purchase, the "Acquisition") which own and

RED ROCK RESORTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22. Subsequent Events (Continued)

operate Palms Casino Resort ("Palms") in Las Vegas, Nevada. The Acquisition was made pursuant to a purchase agreement (the "Purchase Agreement"), dated as of May 10, 2016 as amended on September 30, 2016, by and among FP VoteCo, L.L.C., FP ParentCo, L.P. (the "Sellers"), FP Holdings, and Station LLC. As a result of the Acquisition, the Purchased Companies became wholly-owned subsidiaries of Station.

        The Palms is a resort-style casino and hotel situated in Las Vegas, Nevada and offering premium lodging accommodations, gaming, dining, and entertainment. Station LLC acquired the Purchased Companies for $312.5 million, increased by the estimated working capital adjustment and decreased for debt outstanding at closing, transaction expenses and certain other liabilities (for total estimated net cash consideration of $316.7 million). The purchase price was funded from cash on hand and approximately $130.0 million of borrowings under the Revolver. Pro forma and historical financial information has not been provided because the Acquisition was not significant to the consolidated financial statements.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The actual and estimated expenses in connection with this Offering, all of which will be borne by us, are as follows:

SEC registration fee		$96,091
FINRA Filing fee		$124,861.60
Listing fee	$
Transfer agent's fees	$
Printing and engraving expenses	$
Accounting fees and expenses	$
Legal fees and expenses	$
Miscellaneous	$
Total	$

        Each of the amounts set forth above, other than the SEC registration fee, FINRA filing fee and the Listing fee, is an estimate.

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Delaware Registrant

        Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware, or the DGCL, empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful.

        Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

        Section 102(b)(7) of the DGCL provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

        To the fullest extent permitted by Section 102(b)(7) of the DGCL, our Certificate of Incorporation provides that a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Further, it states that the liability of a director of the Company to the company or its stockholders for monetary damages shall be eliminated to the fullest extent permissible under applicable law in the event it is determined that Delaware law does not apply.

        Article V of our Bylaws eliminates the personal liability of our directors for breach of their fiduciary duty as directors, except that a director shall be liable (i) for any breach of the director's duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. The Bylaws provide for indemnification of the officers and directors to the full extent permitted by the DGCL. These indemnification provisions may be sufficiently broad to permit indemnification of the company's officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended, or the Securities Act.

  Other

        To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the U.S. Securities and Exchange Commission, or the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our Company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

        In addition, the Company has entered into indemnification agreements with certain of our executive officers and each of our directors pursuant to which the Company has agreed to indemnify such executive officers and directors against liability incurred by them by reason of their services as an executive officer or director to the fullest extent allowable under applicable law. We also provide liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as our directors or officers.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES

        In connection with the transactions described under "The Reorganization of Our Corporate Structure" in the accompanying prospectus, the Company issued an aggregate of 80,562,666 shares of its Class B Common Stock to the existing members of Station Holdco LLC. The shares of Class B Common Stock described above were issued for nominal consideration in reliance on the exemption contained in Section 4(a)(2) of the Securities Act of 1933 on the basis that the transactions did not involve a public offering. No underwriters were involved in the transactions.

        In connection with the Blocker Mergers (as defined in the accompanying prospectus), the Company issued an aggregate of 10,137,209 shares of its Class A Common Stock to the owners of ADVSTRA SC Holdings, LLC, CAPINC SC Holdings, LLC, PAIN SC Holdings, LLC, PRTN SC Holdings, LLC, STRAINC SC Holdings, LLC, Serengeti SC Blockerco LLC, PB Investor I LLC and PB Investor II LLC, each a Delaware limited liability company that merged with a newly-formed subsidiary of the Company as further described in the accompanying prospectus. The shares of Class A Common Stock issued in consideration of the Blocker Mergers were issued in reliance on the exemption contained in Section 4(a)(2) of the Securities Act of 1933 on the basis that each such transaction did not involve a public offering. No underwriters were involved in the transactions.

        In connection with the sale of certain of the shares of Class A Common Stock pursuant to this prospectus, the Company will issue shares of Class A Common Stock in exchange for LLC Units (as defined in the accompanying prospectus) and Class B Common Stock pursuant to the Exchange Agreement. The shares of Class A Common Stock will be issued in reliance on the exemption contained in Section 4(a)(2) of the Securities Act of 1933 on the basis that each such transaction will not involve a public offering. No underwriters will be involved in the transactions.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation of Red Rock Resorts, Inc. (Incorporated herein by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed May 2, 2016.)
3.2	Amended and Restated Bylaws of Red Rock Resorts, Inc. (Incorporated herein by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K filed May 2, 2016.)
4.1
Specimen Stock Certificate evidencing the shares of Class A Common Stock of Red Rock Resorts, Inc. (Incorporated herein by reference to Exhibit 4.1 to Amendment No. 3 to the Registration Statement on Form S-1 filed by the Company on February 12, 2016 (File No. 333-207397).)
5.1	Opinion of Milbank, Tweed, Hadley & McCloy LLP (to be filed by amendment).
10.1
Third Amended and Restated Limited Liability Company Agreement of Station Holdco LLC, dated April 28, 2016 by and among Holdco and its Members (as defined therein.) (Incorporated herein by reference to Exhibit 10.2 the Company's Current Report on Form 8-K filed May 2, 2016.)

Exhibit Number	Description
10.2	Form of Indemnification Agreement, between Red Rock Resorts, Inc., a Delaware corporation, Station Casinos LLC, a Nevada limited liability company, and the directors and officers of Red Rock Resorts, Inc. (Incorporated herein by reference to Exhibit 10.2 to Amendment No. 3 to the Registration Statement on Form S-1 filed by the Company on February 12, 2016 (File No. 333-207397).)
10.3
Exchange Agreement, dated as of April 28, 2016 among Red Rock Resorts, Inc., Station Holdco LLC and Company Unitholders (as defined therein). (Incorporated herein by reference to Exhibit 10.3 to Red Rock Resort Inc.'s Current Report on Form 8-K filed May 2, 2016.)
10.4
Tax Receivable Agreement, dated as of April 28, 2016 among Red Rock Resorts, Inc., Station Holdco LLC and Members (as defined therein). (Incorporated herein by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed May 2, 2016.)
10.5
Employment Agreement, dated as of May 2, 2016 among Red Rock Resorts, Inc., Station Casinos LLC and Frank J. Fertitta III. (Incorporated herein by reference to Exhibit 10.2 to the Station Casinos LLC's Current Report on Form 8-K filed May 2, 2016.)
10.6
Employment Agreement, dated as of May 2, 2016 among Red Rock Resorts, Inc., Station Casinos LLC and Stephen L. Cavallaro. (Incorporated herein by reference to Exhibit 10.3 to the Station Casinos LLC's Current Report on Form 8-K filed May 2, 2016.)
10.7
Employment Agreement, dated as of May 2, 2016 among Red Rock Resorts, Inc., Station Casinos LLC and Marc J. Falcone. (Incorporated herein by reference to Exhibit 10.4 to the Station Casinos LLC's Current Report on Form 8-K filed May 2, 2016.)
10.8
Employment Agreement, dated as of May 2, 2016 among Red Rock Resorts, Inc., Station Casinos LLC and Richard J. Haskins. (Incorporated herein by reference to Exhibit 10.5 to the Station Casinos LLC's Current Report on Form 8-K filed May 2, 2016.)
10.9
Employment Agreement, dated as of May 2, 2016 among Red Rock Resorts, Inc., Station Casinos LLC and Daniel J. Roy. (Incorporated herein by reference to Exhibit 10.6 to the Station Casinos LLC's Current Report on Form 8-K filed May 2, 2016.)
10.10
Interest Purchase Agreement, dated as of May 10, 2016 by and among FP Holdings, L.P., FP VoteCo, L.L.C., F.P. ParentCo, L.P. and Station Casinos LLC. (Incorporated herein by reference to Exhibit 10.7 to Station Casinos LLC's Current Report on Form 10-Q filed August 15, 2016.)
10.11
Amendment to Interest Purchase Agreement, dated as of September 30, 2016, by and among FP Holdings, L.P., FP VoteCo, L.L.C., FP ParentCo, L.P., and Station Casinos LLC. (Incorporated herein by reference to Exhibit 2.2 to Station Casinos LLC's Current Report on Form 8-K filed October 3, 2016.)
10.12
Membership Interest Purchase Agreement, dated as of October 13, 2015, by and among Station Casinos LLC, Fertitta Business Management LLC, LNA Investments, LLC, KVF Investments, LLC, FE Employeeco LLC, Fertitta Entertainment LLC and Frank J. Fertitta III (as seller representative). (Incorporated herein by reference to Exhibit 10.10 to Amendment No. 3 to the Registration Statement on Form S-1 filed by the Company on February 12, 2016 (File No. 333-207397).)

Exhibit Number	Description
10.13	Credit Agreement dated as of June 8, 2016, by and among Station Casinos LLC, subsidiary guarantors party thereto the lenders from time to time party thereto, the L/C Lenders party thereto, Deutsche Bank AG Cayman Islands Branch, as swingline lender, Deutsche Bank AG Cayman Islands Branch, as administrative agent and Deutsche Bank AG Cayman Islands Branch, as collateral agent. (Incorporated herein by reference to Exhibit 10.1 to Station Casinos LLC's Current Report on Form 8-K filed June 8, 2016.)
10.14
First Loan Modification Agreement and Omnibus Amendment, dated as of July 18, 2016 by and among CV Propco, LLC, as borrower, NP Tropicana, LLC, leasehold holder, NP Landco Holdco LLC, as holdco, Deutsche Bank AG Cayman Islands Branch, JPMorgan Chase Bank, N.A., and each other lender from time to time party thereto, as lenders, Deutsche Bank AG Cayman Islands Branch, as administrative agent for the lenders and JPMorgan Chase Bank, N.A., as syndication agent. (Incorporated herein by reference to Exhibit 10.1 to Station Casinos LLC's Current Report on Form 8-K filed July 20, 2016.)
10.15
Amended and Restated Credit Agreement dated as of June 16, 2011 by and among CV PropCo, LLC, as borrower, NP Tropicana LLC, as leasehold holder, NP Landco Holdco LLC, as holdco, Deutsche Bank AG Cayman Islands Branch, JPMorgan Chase Bank, N.A., and each other lender from time to time party thereto, as lenders, Deutsche Bank AG Cayman Islands Branch, as administrative agent for the secured parties, JPMorgan Chase Bank, N.A., as syndication agent, and Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc., as joint lead arrangers and joint book running manager. (Incorporated herein by reference to Exhibit 10.3 to Station Casinos LLC's Current Report on Form 8-K filed June 23, 2011.)
10.16
Indenture, dated as of March 1, 2013, by and among Station Casinos LLC, certain of its wholly owned subsidiaries (as guarantors) and Wells Fargo Bank, National Association, as trustee. (Incorporated herein by reference to Exhibit 4.2 to Station Casinos LLC's Current Report on Form 8-K filed March 1, 2013.)
10.17
Supplemental Indenture dated as of May 2, 2016 among Station Casinos LLC, certain of its wholly-owned subsidiaries (as guarantors) and Wells Fargo Bank, National Association, as trustee. (Incorporated herein by reference to Exhibit 4.1 to Station Casinos LLC's Current Report on Form 8-K filed May 2, 2016.)
10.18
Ground Lease and Sublease, dated as of June 1, 1993, by and between Boulder Station, Inc. and KB Enterprises. (Incorporated herein by reference to Exhibit 10.8 to Station Casinos LLC's Current Report on Form 8-K filed June 23, 2011.)
10.19
Option to Lease or Purchase, dated as of June 1, 1993, by and between Boulder Station, Inc. and KB Enterprises. (Incorporated herein by reference to Exhibit 10.9 to Station Casinos LLC's Current Report on Form 8-K filed June 23, 2011.)
10.20
Option to Acquire Interest Under Purchase Contract, dated as of June 1, 1993, by and between Boulder Station, Inc. and KB Enterprises. (Incorporated herein by reference to Exhibit 10.10 to Station Casinos LLC's Current Report on Form 8-K filed June 23, 2011.)
10.21
First Amendment to Ground Lease and Sublease, dated as of June 30, 1995, by and between KB Enterprises and Boulder Station, Inc. (Incorporated herein by reference to Exhibit 10.11 to Station Casinos LLC's Current Report on Form 8-K filed June 23, 2011.)
10.22
Lease Amendment No. 1, dated as of December 23, 1996, by and between Boulder Station, Inc. and KB Enterprises. (Incorporated herein by reference to Exhibit 10.12 Station Casinos LLC's Current Report on Form 8-K filed June 23, 2011.)

Exhibit Number	Description
10.23	Second Amendment to Ground Lease and Sublease, dated as of January 7, 1997, by and between KB Enterprises and Boulder Station, Inc. (Incorporated herein by reference to Exhibit 10.13 to Station Casinos LLC's Current Report on Form 8-K filed June 23, 2011.)
10.24
Rent Agreement to the First Amendment to Ground Lease and Sublease, dated as of March 28, 2003, by and between KB Enterprises and Boulder Station, Inc. (Incorporated herein by reference to Exhibit 10.14 to Station Casinos LLC's Current Report on Form 8-K filed June 23, 2011.)
10.25
Ground Lease, dated as of June 1, 1995, by and between Station Casinos, Inc. and Texas Gambling Hall & Hotel, Inc. (Incorporated herein by reference to Exhibit 10.15 to Station Casinos LLC's Current Report on Form 8-K filed June 23, 2011.)
10.26
First Amendment to Ground Lease, dated as of June 30, 1995, by and between Station Casinos, Inc. and Texas Gambling Hall & Hotel, Inc. (Incorporated herein by reference to Exhibit 10.16 to Station Casinos LLC's Current Report on Form 8-K filed June 23, 2011.)
10.27
Lease Amendment No. 1, dated as of December 23, 1996, by and between Station Casinos, Inc. and Texas Gambling Hall & Hotel, Inc. (Incorporated herein by reference to Exhibit 10.17 to Station Casinos LLC's Current Report on Form 8-K filed June 23, 2011.)
10.28
Second Amendment to Ground Lease, dated as of January 7, 1997, by and between Texas Gambling Hall & Hotel, Inc. and Texas Station, Inc. (Incorporated herein by reference to Exhibit 10.18 to Station Casinos LLC's Current Report on Form 8-K filed June 23, 2011.)
10.29
Third Amendment to Ground Lease, dated as of June 13, 2011, by and between Texas Gambling Hall & Hotel, Inc. and NP Texas LLC. (Incorporated herein by reference to Exhibit 10.19 to Station Casinos LLC's Current Report on Form 8-K filed June 23, 2011.)
10.30
Rent Agreement to the First Amendment to Ground Lease, dated as of May 12, 2000, by and between Texas Gambling Hall & Hotel Real Estate Trust and Texas Gambling Hall & Hotel, Inc. (Incorporated herein by reference to Exhibit 10.20 to Station Casinos LLC's Current Report on Form 8-K filed June 23, 2011.)
10.31
Assignment, Assumption and Consent Agreement (Ground Lease), dated as of July 6, 1995, by and between Station Casinos, Inc. and Texas Station, Inc. (Incorporated herein by reference to Exhibit 10.21 to Station Casinos LLC's Current Report on Form 8-K filed June 23, 2011.)
10.32
Red Rock Resorts, Inc. 2016 Equity Incentive Plan. (Incorporated herein by reference to Exhibit 10.29 Amendment No. 3 to the Registration Statement on Form S-1 filed by Red Rock Resorts, Inc. on February 12, 2016 (File No. 333-207397).)
10.33
Non-Qualified Stock Option Award Agreement pursuant to the Red Rock Resorts, Inc. 2016 Equity Incentive Plan. (Incorporated herein by reference to Exhibit 10.30 to Amendment No. 3 to the Registration Statement on Form S-1 filed by Red Rock Resorts, Inc. on February 12, 2016 (File No. 333-207397).)
10.34
Restricted Stock Award Agreement pursuant to the Red Rock Resorts, Inc. 2016 Equity Incentive Plan. (Incorporated herein by reference to Exhibit 10.31 to Amendment No. 3 to the Registration Statement on Form S-1 filed by Red Rock Resorts, Inc. on February 12, 2016 (File No. 333-207397).)
10.35
Seventh Amended and Restated Management Agreement, dated as of January 3, 2013, among the Match-E-Be-Nash-She-Wish Band of Pottawatomi Indians of Michigan, the Gun Lake Tribal Gaming Authority and MPM Enterprises, L.L.C. (Incorporated herein by reference to Exhibit 10.31 to Amendment No. 1 to the Registration Statement on Form S-1 filed by Red Rock Resorts, Inc. on November 23, 2015 (File No. 333-207397).)

Exhibit Number	Description
10.36	Amended and Restated Gaming Management Agreement, dated as of July 27, 2012, among Federated Indians of Graton Rancheria, a federally recognized Indian tribe, Graton Economic Development Authority and SC Sonoma Management, LLC, a California limited liability company. (Incorporated herein by reference to Exhibit 10.32 to Amendment No. 1 to the Registration Statement on Form S-1 filed by Red Rock Resorts, Inc. on November 23, 2015 (File No. 333-207397).)
10.37
Amended and Restated Non-Gaming Management Agreement, dated as of August 6, 2012, among Federated Indians of Graton Rancheria, a federally recognized Indian tribe, Graton Economic Development Authority and SC Sonoma Management, LLC, a California limited liability company. (Incorporated herein by reference to Exhibit 10.33 to Amendment No. 1 to the Registration Statement on Form S-1 filed by Red Rock Resorts, Inc. on November 23, 2015 (File No. 333-207397).)
21.1	List of Subsidiaries of the Company.
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Milbank, Tweed, Hadley & McCloy LLP (included in Exhibit 5.1).
24.1	Powers of Attorney (included on signature page to this Registration Statement on Form S-1).

ITEM 17.    UNDERTAKINGS

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes that:

  1.
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  2.
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, Nevada, on October 25, 2016.

Red Rock Resorts, Inc., a Delaware corporation
By:	/s/ FRANK J. FERTITTA III Frank J. Fertitta III Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

        Each person whose signature appears below constitutes and appoints Frank J. Fertitta III, Marc J. Falcone and Richard J. Haskins, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this registration statement on Form S-1 has been signed on October 25, 2016 by the following persons in the capacities indicated

Signature	Title

/s/ FRANK J. FERTITTA III Frank J. Fertitta III	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
/s/ MARC J. FALCONE Marc J. Falcone	Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ LORENZO J. FERTITTA Lorenzo J. Fertitta	Director
/s/ ROBERT A. CASHELL, JR. Robert A. Cashell, Jr.	Director

Signature	Title

/s/ JAMES E. NAVE, D.V.M. James E. Nave, D.V.M.	Director
/s/ ROBERT E. LEWIS Robert E. Lewis	Director

EXHIBIT INDEX

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation of Red Rock Resorts, Inc. (Incorporated herein by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed May 2, 2016.)
3.2	Amended and Restated Bylaws of Red Rock Resorts, Inc. (Incorporated herein by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K filed May 2, 2016.)
4.1
Specimen Stock Certificate evidencing the shares of Class A Common Stock of Red Rock Resorts, Inc. (Incorporated herein by reference to Exhibit 4.1 to Amendment No. 3 to the Registration Statement on Form S-1 filed by the Company on February 12, 2016 (File No. 333-207397).)
5.1	Opinion of Milbank, Tweed, Hadley & McCloy LLP (to be filed by amendment).
10.1
Third Amended and Restated Limited Liability Company Agreement of Station Holdco LLC, dated April 28, 2016 by and among Holdco and its Members (as defined therein.) (Incorporated herein by reference to Exhibit 10.2 the Company's Current Report on Form 8-K filed May 2, 2016.)
10.2
Form of Indemnification Agreement, between Red Rock Resorts, Inc., a Delaware corporation, Station Casinos LLC, a Nevada limited liability company, and the directors and officers of Red Rock Resorts, Inc. (Incorporated herein by reference to Exhibit 10.2 to Amendment No. 3 to the Registration Statement on Form S-1 filed by the Company on February 12, 2016 (File No. 333-207397).)
10.3
Exchange Agreement, dated as of April 28, 2016 among Red Rock Resorts, Inc., Station Holdco LLC and Company Unitholders (as defined therein.) (Incorporated herein by reference to Exhibit 10.3 to Red Rock Resort Inc.'s Current Report on Form 8-K filed May 2, 2016.)
10.4
Tax Receivable Agreement, dated as of April 28, 2016 among Red Rock Resorts, Inc., Station Holdco LLC and Members (as defined therein.) (Incorporated herein by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed May 2, 2016.)
10.5
Employment Agreement, dated as of May 2, 2016 among Red Rock Resorts, Inc., Station Casinos LLC and Frank J. Fertitta III. (Incorporated herein by reference to Exhibit 10.2 to the Station Casinos LLC's Current Report on Form 8-K filed May 2, 2016.)
10.6
Employment Agreement, dated as of May 2, 2016 among Red Rock Resorts, Inc., Station Casinos LLC and Stephen L. Cavallaro. (Incorporated herein by reference to Exhibit 10.3 to the Station Casinos LLC's Current Report on Form 8-K filed May 2, 2016.)
10.7
Employment Agreement, dated as of May 2, 2016 among Red Rock Resorts, Inc., Station Casinos LLC and Marc J. Falcone. (Incorporated herein by reference to Exhibit 10.4 to the Station Casinos LLC's Current Report on Form 8-K filed May 2, 2016.)
10.8
Employment Agreement, dated as of May 2, 2016 among Red Rock Resorts, Inc., Station Casinos LLC and Richard J. Haskins. (Incorporated herein by reference to Exhibit 10.5 to the Station Casinos LLC's Current Report on Form 8-K filed May 2, 2016.)
10.9
Employment Agreement, dated as of May 2, 2016 among Red Rock Resorts, Inc., Station Casinos LLC and Daniel J. Roy. (Incorporated herein by reference to Exhibit 10.6 to the Station Casinos LLC's Current Report on Form 8-K filed May 2, 2016.)

Exhibit Number	Description
10.10	Interest Purchase Agreement, dated as of May 10, 2016 by and among FP Holdings, L.P., FP VoteCo, L.L.C., F.P. ParentCo, L.P. and Station Casinos LLC. (Incorporated herein by reference to Exhibit 10.7 to Station Casinos LLC's Current Report on Form 10-Q filed August 15, 2016.)
10.11
Amendment to Interest Purchase Agreement, dated as of September 30, 2016, by and among FP Holdings, L.P., FP VoteCo, L.L.C., FP ParentCo, L.P., and Station Casinos LLC. (Incorporated herein by reference to Exhibit 2.2 to Station Casinos LLC's Current Report on Form 8-K filed October 3, 2016.)
10.12
Membership Interest Purchase Agreement, dated as of October 13, 2015, by and among Station Casinos LLC, Fertitta Business Management LLC, LNA Investments, LLC, KVF Investments, LLC, FE Employeeco LLC, Fertitta Entertainment LLC and Frank J. Fertitta III (as seller representative.) (Incorporated herein by reference to Exhibit 10.10 to Amendment No. 3 to the Registration Statement on Form S-1 filed by the Company on February 12, 2016 (File No. 333-207397).)
10.13
Credit Agreement dated as of June 8, 2016, by and among Station Casinos LLC, subsidiary guarantors party thereto the lenders from time to time party thereto, the L/C Lenders party thereto, Deutsche Bank AG Cayman Islands Branch, as swingline lender, Deutsche Bank AG Cayman Islands Branch, as administrative agent and Deutsche Bank AG Cayman Islands Branch, as collateral agent. (Incorporated herein by reference to Exhibit 10.1 to Station Casinos LLC's Current Report on Form 8-K filed June 8, 2016.)
10.14
First Loan Modification Agreement and Omnibus Amendment, dated as of July 18, 2016 by and among CV Propco, LLC, as borrower, NP Tropicana, LLC, leasehold holder, NP Landco Holdco LLC, as holdco, Deutsche Bank AG Cayman Islands Branch, JPMorgan Chase Bank, N.A., and each other lender from time to time party thereto, as lenders, Deutsche Bank AG Cayman Islands Branch, as administrative agent for the lenders and JPMorgan Chase Bank, N.A., as syndication agent. (Incorporated herein by reference to Exhibit 10.1 to Station Casinos LLC's Current Report on Form 8-K filed July 20, 2016.)
10.15
Amended and Restated Credit Agreement dated as of June 16, 2011 by and among CV PropCo, LLC, as borrower, NP Tropicana LLC, as leasehold holder, NP Landco Holdco LLC, as holdco, Deutsche Bank AG Cayman Islands Branch, JPMorgan Chase Bank, N.A., and each other lender from time to time party thereto, as lenders, Deutsche Bank AG Cayman Islands Branch, as administrative agent for the secured parties, JPMorgan Chase Bank, N.A., as syndication agent, and Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc., as joint lead arrangers and joint book running manager. (Incorporated herein by reference to Exhibit 10.3 to Station Casinos LLC's Current Report on Form 8-K filed June 23, 2011.)
10.16
Indenture, dated as of March 1, 2013, by and among Station Casinos LLC, certain of its wholly owned subsidiaries (as guarantors) and Wells Fargo Bank, National Association, as trustee. (Incorporated herein by reference to Exhibit 4.2 to Station Casinos LLC's Current Report on Form 8-K filed March 1, 2013.)
10.17
Supplemental Indenture dated as of May 2, 2016 among Station Casinos LLC, certain of its wholly-owned subsidiaries (as guarantors) and Wells Fargo Bank, National Association, as trustee. (Incorporated herein by reference to Exhibit 4.1 to Station Casinos LLC's Current Report on Form 8-K filed May 2, 2016.)
10.18
Ground Lease and Sublease, dated as of June 1, 1993, by and between Boulder Station, Inc. and KB Enterprises. (Incorporated herein by reference to Exhibit 10.8 to Station Casinos LLC's Current Report on Form 8-K filed June 23, 2011.)

Exhibit Number	Description
10.19	Option to Lease or Purchase, dated as of June 1, 1993, by and between Boulder Station, Inc. and KB Enterprises. (Incorporated herein by reference to Exhibit 10.9 to Station Casinos LLC's Current Report on Form 8-K filed June 23, 2011.)
10.20
Option to Acquire Interest Under Purchase Contract, dated as of June 1, 1993, by and between Boulder Station, Inc. and KB Enterprises. (Incorporated herein by reference to Exhibit 10.10 to Station Casinos LLC's Current Report on Form 8-K filed June 23, 2011.)
10.21
First Amendment to Ground Lease and Sublease, dated as of June 30, 1995, by and between KB Enterprises and Boulder Station, Inc. (Incorporated herein by reference to Exhibit 10.11 to Station Casinos LLC's Current Report on Form 8-K filed June 23, 2011.)
10.22
Lease Amendment No. 1, dated as of December 23, 1996, by and between Boulder Station, Inc. and KB Enterprises. (Incorporated herein by reference to Exhibit 10.12 Station Casinos LLC's Current Report on Form 8-K filed June 23, 2011.)
10.23
Second Amendment to Ground Lease and Sublease, dated as of January 7, 1997, by and between KB Enterprises and Boulder Station, Inc. (Incorporated herein by reference to Exhibit 10.13 to Station Casinos LLC's Current Report on Form 8-K filed June 23, 2011.)
10.24
Rent Agreement to the First Amendment to Ground Lease and Sublease, dated as of March 28, 2003, by and between KB Enterprises and Boulder Station, Inc. (Incorporated herein by reference to Exhibit 10.14 to Station Casinos LLC's Current Report on Form 8-K filed June 23, 2011.)
10.25
Ground Lease, dated as of June 1, 1995, by and between Station Casinos, Inc. and Texas Gambling Hall & Hotel, Inc. (Incorporated herein by reference to Exhibit 10.15 to Station Casinos LLC's Current Report on Form 8-K filed June 23, 2011.)
10.26
First Amendment to Ground Lease, dated as of June 30, 1995, by and between Station Casinos, Inc. and Texas Gambling Hall & Hotel, Inc. (Incorporated herein by reference to Exhibit 10.16 to Station Casinos LLC's Current Report on Form 8-K filed June 23, 2011.)
10.27
Lease Amendment No. 1, dated as of December 23, 1996, by and between Station Casinos, Inc. and Texas Gambling Hall & Hotel, Inc. (Incorporated herein by reference to Exhibit 10.17 to Station Casinos LLC's Current Report on Form 8-K filed June 23, 2011.)
10.28
Second Amendment to Ground Lease, dated as of January 7, 1997, by and between Texas Gambling Hall & Hotel, Inc. and Texas Station, Inc. (Incorporated herein by reference to Exhibit 10.18 to Station Casinos LLC's Current Report on Form 8-K filed June 23, 2011.)
10.29
Third Amendment to Ground Lease, dated as of June 13, 2011, by and between Texas Gambling Hall & Hotel, Inc. and NP Texas LLC. (Incorporated herein by reference to Exhibit 10.19 to Station Casinos LLC's Current Report on Form 8-K filed June 23, 2011.)
10.30
Rent Agreement to the First Amendment to Ground Lease, dated as of May 12, 2000, by and between Texas Gambling Hall & Hotel Real Estate Trust and Texas Gambling Hall & Hotel, Inc. (Incorporated herein by reference to Exhibit 10.20 to Station Casinos LLC's Current Report on Form 8-K filed June 23, 2011.)
10.31
Assignment, Assumption and Consent Agreement (Ground Lease), dated as of July 6, 1995, by and between Station Casinos, Inc. and Texas Station, Inc. (Incorporated herein by reference to Exhibit 10.21 to Station Casinos LLC's Current Report on Form 8-K filed June 23, 2011.)
10.32
Red Rock Resorts, Inc. 2016 Equity Incentive Plan. (Incorporated herein by reference to Exhibit 10.29 Amendment No. 3 to the Registration Statement on Form S-1 filed by Red Rock Resorts, Inc. on February 12, 2016 (File No. 333-207397).)

Exhibit Number	Description
10.33	Non-Qualified Stock Option Award Agreement pursuant to the Red Rock Resorts, Inc. 2016 Equity Incentive Plan. (Incorporated herein by reference to Exhibit 10.30 to Amendment No. 3 to the Registration Statement on Form S-1 filed by Red Rock Resorts, Inc. on February 12, 2016 (File No. 333-207397).)
10.34
Restricted Stock Award Agreement pursuant to the Red Rock Resorts, Inc. 2016 Equity Incentive Plan. (Incorporated herein by reference to Exhibit 10.31 to Amendment No. 3 to the Registration Statement on Form S-1 filed by Red Rock Resorts, Inc. on February 12, 2016 (File No. 333-207397).)
10.35
Seventh Amended and Restated Management Agreement, dated as of January 3, 2013, among the Match-E-Be-Nash-She-Wish Band of Pottawatomi Indians of Michigan, the Gun Lake Tribal Gaming Authority and MPM Enterprises, L.L.C. (Incorporated herein by reference to Exhibit 10.31 to Amendment No. 1 to the Registration Statement on Form S-1 filed by Red Rock Resorts, Inc. on November 23, 2015 (File No. 333-207397).)
10.36
Amended and Restated Gaming Management Agreement, dated as of July 27, 2012, among Federated Indians of Graton Rancheria, a federally recognized Indian tribe, Graton Economic Development Authority and SC Sonoma Management, LLC, a California limited liability company. (Incorporated herein by reference to Exhibit 10.32 to Amendment No. 1 to the Registration Statement on Form S-1 filed by Red Rock Resorts, Inc. on November 23, 2015 (File No. 333-207397).)
10.37
Amended and Restated Non-Gaming Management Agreement, dated as of August 6, 2012, among Federated Indians of Graton Rancheria, a federally recognized Indian tribe, Graton Economic Development Authority and SC Sonoma Management, LLC, a California limited liability company. (Incorporated herein by reference to Exhibit 10.33 to Amendment No. 1 to the Registration Statement on Form S-1 filed by Red Rock Resorts, Inc. on November 23, 2015 (File No. 333-207397).)
21.1	List of Subsidiaries of the Company.
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Milbank, Tweed, Hadley & McCloy LLP (included in Exhibit 5.1.)
24.1	Powers of Attorney. (Included on signature page to this Registration Statement on Form S-1.)